Form 10-K405, Exhibit 13
period 1999-12-31
SEMCO ENERGY INC
filed 2000-03-20
CIK 277158

SEMCO  Energy,  Inc.  and  Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS  OF  OPERATIONS

NET INCOME - SEMCO Energy, Inc. and its subsidiaries (the "Company") had consolidated net income of $17.7 million (or $1.00 per share) in 1999, $10.0 million (or $0.63 per share) in 1998 and $15.4 million (or $1.06 per share) in 1997. Warmer than normal weather had a significant impact on earnings during 1999 and 1998. On a weather-normalized basis, net income would have been approximately $21.3 million in 1999 compared to approximately $17.2 million in 1998.
     The following table shows the impact of warmer than normal weather, the divestiture of the energy marketing business, the divestiture of the NOARK investment, a change in accounting method and an extraordinary charge on net income and earnings per share for the past three years.


Years Ended December 31,                         1999      1998     1997
--------------------------------------------------------------------------
(in thousands, except per share amounts)
Net income. . . . . . . . . . . . . . . . . .  $17,659   $10,040   $15,425
Earnings per share ("EPS"). . . . . . . . . .  $  1.00   $  0.63   $  1.06
Average common shares outstanding . . . . . .   17,697    15,906    14,608

Impact on net income of the following items:
  Colder (warmer) than normal weather(a). . .  $(3,640)  $(7,180)  $     -
  Divestiture of energy marketing business. .  $   729   $     -   $     -
  Divestiture of NOARK investment . . . . . .  $     -   $ 1,708   $ 5,025
  Impact of change in accounting method and
     extraordinary charge . . . . . . . . . .  $     -   $ 1,285   $     -

Impact on EPS of the foregoing items. . . . .  $ (0.16)  $ (0.26)  $  0.35

Net income excluding the foregoing items. . .  $20,570   $14,227   $10,400
EPS excluding the foregoing items . . . . . .  $  1.16   $  0.89   $  0.71

(a) The Company determines the impact of weather on its operating results by comparing actual gas usage per customer during a year to the average of weather-normalized customer gas usage during previous years. The weather-normalized customer gas usage is determined by adjusting actual customer gas usage during a particular year by a ratio, the numerator of which is an average of degree days during the prior fifteen years, and the denominator of which is the actual degree days for that year. The Company determines the percent (%) that weather is warmer or colder than normal for a particular year by computing the deviation of actual degree days for that year from the average of degree days during the prior fifteen years and dividing the deviation by such fifteen year average.

     Also, the 1999 results include approximately $2.6 million of net income from ENSTAR Natural Gas Company and Alaska Pipeline Company, which were acquired on November 1, 1999. The business segment analyses on the next several pages provide additional information regarding the variances in operating results when comparing 1999, 1998 and 1997.

PRO FORMA INFORMATION - As previously mentioned, on November 1, 1999, the Company acquired the assets and certain liabilities of ENSTAR Natural Gas Company and the outstanding stock of Alaska Pipeline Company (together known as "ENSTAR"). The Company acquired ENSTAR from Ocean Energy, Inc. ("Ocean Energy") for approximately $290 million in cash, which included adjustments for working capital and the purchase of $58.7 million of ENSTAR's debt held by Ocean Energy, plus the accrued interest thereon. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price has been preliminarily allocated to the assets purchased and the liabilities assumed based on their estimated fair values at the date of the acquisition, with the $134.4 million of purchase price in excess of these estimated fair values classified as goodwill and amortized on a straight-line basis over 40 years.
     The following pro forma amounts for operating revenue, consolidated net income and earnings per share (basic and diluted) have been determined as if the acquisition of ENSTAR occurred on January 1, 1998, and illustrate the effects of: (1) the elimination of activities between ENSTAR and Ocean Energy or its predecessor, Seagull Energy, Inc., that occurred prior to the closing of the acquisition by the Company; (2) the adjustments resulting from the acquisition by the Company including

SEMCO  Energy,  Inc.  and  Subsidiaries



increases in depreciation and amortization expense due primarily to the amortization, over a 40 year period, of the goodwill associated with the acquisition; and (3) the assumed public issuance of $170 million of medium-term notes, $35 million of trust preferred securities and approximately 7.1 million shares of common stock of the Company producing net proceeds of approximately $85 million and the resulting adjustments to interest expense from these issuances (the "Financing Transactions"). The Financing Transactions represent the Company's current expectations regarding permanent financing for the ENSTAR acquisition. The net proceeds from the Financing Transactions will be used primarily to retire a $290 million bridge loan facility of the Company which was used to finance the ENSTAR acquisition.
     The pro forma amounts do not reflect any potential cost savings or operating synergies that may be realized following the acquisition of ENSTAR.

                                                Actual              Pro Forma
                                          --------------------  ------------------
Years Ended December 31,                    1999       1998       1999      1998
----------------------------------------------------------------------------------
(in thousands, except per share amounts)
Operating revenue. . . . . . . . . . . .  $384,763  $  637,485  $461,705  $731,077
Consolidated net income. . . . . . . . .    17,659      10,040    19,707    12,943
Basic and diluted EPS. . . . . . . . . .      1.00        0.63      0.80      0.56


SUMMARY  OF  BUSINESS  SEGMENTS

The Company operates four business segments: (1) gas distribution; (2) pipeline construction services; (3) engineering services; and (4) propane, pipelines and storage. The latter three segments are sometimes referred to together as the "diversified businesses". The Company's gas distribution segment distributes and transports natural gas to approximately 255,000 customers in the state of Michigan and approximately 102,000 customers in the state of Alaska. The pipeline construction services segment currently does business in the mid-western and southeastern areas of the United States. In addition to constructing underground gas pipelines, the Company is expanding its underground construction services into other industries such as telecommunications and water supply. The engineering services segment has offices in New Jersey, Michigan, Louisiana and Texas and provides a variety of energy related engineering and quality assurance services in several states. The propane, pipelines and storage segment sells approximately 5 million gallons of propane annually to retail customers in Michigan's upper peninsula and northeast Wisconsin and operates natural gas transmission, gathering and storage facilities in Michigan. The Company sold the subsidiary comprising its energy marketing business effective March 31, 1999.

Years Ended December 31,                1999       1998       1997
--------------------------------------------------------------------
(in thousands)
Operating revenues
  Gas distribution . . . . . . . . .  $216,831   $184,221   $232,511
  Pipeline construction services . .    58,272     25,904     13,207
  Engineering services . . . . . . .    17,486     41,366      5,660
  Propane, pipelines and storage . .     6,284      4,852      3,027
  Energy marketing . . . . . . . . .    96,904    397,888    555,367
  Corporate and other. . . . . . . .   (11,014)   (16,746)   (33,840)
                                      --------   --------   --------
    Consolidated operating revenues.  $384,763   $637,485   $775,932
                                      ========   ========   ========

Operating income (loss)
  Gas distribution . . . . . . . . .  $ 40,134   $ 22,363   $ 26,348
  Pipeline construction services . .     2,611       (102)       762
  Engineering services . . . . . . .      (513)     2,938        778
  Propane, pipelines and storage . .     2,341      1,585      1,458
  Energy marketing . . . . . . . . .      (341)      (696)       217
  Corporate and other. . . . . . . .    (2,342)    (1,893)      (396)
                                      --------   --------   --------
    Consolidated operating income. .  $ 41,890   $ 24,195   $ 29,167
                                      ========   ========   ========

SEMCO  Energy,  Inc.  and  Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The previous table shows the operating revenues and operating income of each business segment as well as a reconciliation ("Corporate and other") of the segment information to the applicable line in the consolidated financial statements. Corporate and other includes intercompany eliminations, corporate related expenses not allocated to the business segments and the results of other smaller operations.
     Each business segment is discussed separately on the following pages. The Company evaluates the performance of its business segments based on the operating income generated. Operating income does not include income taxes, interest expense, extraordinary items, changes in accounting methods or other non-operating income and expense items. A review of the non-operating items follows the business segment discussions.

GAS  DISTRIBUTION

The Company's gas distribution business segment consists of operations in Michigan and Alaska. ENSTAR, the Alaska-based operation, was acquired on November 1, 1999. The acquisition of ENSTAR was accounted for as a purchase and therefore, the consolidated financial statements and the table below include the results of ENSTAR's operations since November 1, 1999. The Michigan gas distribution operation and ENSTAR are referred to together as the "Gas Distribution Business".
     The operating income of the Gas Distribution Business increased in 1999 due primarily to the impact of cooler weather in 1999 when compared to 1998 and operating income attributable to ENSTAR. Weather was approximately 7% warmer than normal in 1999 compared to approximately 20% warmer than normal in 1998. On a weather-normalized basis, the operating income of the Gas Distribution Business would have increased by $12.3 million in 1999 compared to 1998 and by $6.8 million in 1998 when compared to 1997. Approximately $7.9 million of the $12.3 million increase in weather-normalized operating income in 1999 represents the weather-normalized operating income of ENSTAR for the months of November and December 1999.




Years Ended December 31,                  1999      1998      1997
--------------------------------------------------------------------
(in thousands)
Gas distribution
  Gas sales revenue. . . . . . . . . .  $191,169  $166,700  $218,180
  Cost of gas sold . . . . . . . . . .   117,789   109,388   150,967
                                        --------  --------  --------
  Gas sales margin . . . . . . . . . .  $ 73,380  $ 57,312  $ 67,213
  Gas transportation revenue . . . . .    22,369    14,832    13,243
  Other operating revenue. . . . . . .     3,293     2,689     1,088
                                        --------  --------  --------
  Gross margin . . . . . . . . . . . .  $ 99,042  $ 74,833  $ 81,544
  Operating expenses . . . . . . . . .    58,908    52,470    55,196
                                        --------  --------  --------
  Operating income . . . . . . . . . .  $ 40,134  $ 22,363  $ 26,348
                                        ========  ========  ========
  Weather-normalized operating income.  $ 45,434  $ 33,163  $ 26,348
                                        ========  ========  ========

The  amounts  in  the  table  above  include  intercompany  transactions

GAS SALES MARGIN - In 1999, gas sales margin increased by $16.1 million (or 28%) when compared to 1998. $11.6 million of the increase was attributable to ENSTAR. The remainder of the increase was due primarily to sales margins from the sale of gas under a new third-party gas supply and storage arrangement, a portion of which may be non-recurring, and to additional gas sales, which resulted from cooler weather and the addition of new customers, offset partially by a decrease in gas sales margin of approximately $4.2 million due primarily to a shift in customers to transportation as a result of a multi-location aggregation program offered to Michigan customers.
     The third-party gas supply and storage arrangement is with TransCanada Gas Services, Inc. ("TransCanada") and pertains to the Michigan-based gas distribution operations. Under this agreement, TransCanada provides the Company's natural gas requirements and manages the Company's natural gas supply and the supply aspects of transportation and storage operations in Michigan for the three-year period that began April 1, 1999. Also effective April 1, 1999, the Michigan-based operation reduced and froze in its base rates a gas charge of $3.24 per thousand cubic feet ("Mcf") and suspended its

SEMCO  Energy,  Inc.  and  Subsidiaries



gas cost recovery ("GCR") clause for a period of three years as authorized in a September 1998 Michigan Public Service Commission ("MPSC") order. Under the terms of the TransCanada agreements, the Company's gas costs are fixed at an amount below the $3.24 per Mcf. As a result of suspending the GCR clause and contractually fixing the cost of gas below the $3.24 charged to customers, the Michigan gas distribution operation retains the sales margin on the sale of gas, subject to a customer profit sharing mechanism also approved in the MPSC order. Prior to the suspension of the GCR clause on April 1, 1999, gas sales margin was generated primarily from distribution and customer fees because the Michigan operation was not allowed to earn profits from the sale of the gas commodity. See Note 2 in the Notes to the Consolidated Financial Statements for additional information on the MPSC order and the gas supply management arrangement with TransCanada.
     The aggregation tariff, which was effective April 1, 1998, provides all Michigan commercial and industrial customers the opportunity to purchase their gas from a third-party supplier, while allowing the Gas Distribution Business to continue charging the existing distribution fees and customer fees. The program is referred to as the aggregated transportation service ("ATS") program. Distribution and customer fees associated with customers who have switched to third-party gas suppliers are recorded in gas transportation revenue rather than gas sales revenue because the Company is now acting as a transporter for those customers.
     The addition of new customers in Michigan increased gas sales margin by approximately $1.5 million in 1999, when compared to 1998. The Company's average number of gas sales customers increased by 17,336 in 1999. A portion of the increase was due to the addition of an average of 6,363 new gas sales customers in Michigan, offset partially by an average of 5,932 gas sales customers who switched from gas sales service to the ATS program. The remainder of the increase relates to owning ENSTAR for two months in 1999.
     Gas sales margin in 1998 decreased by $9.9 million (or 15%) compared to 1997. This was due primarily to lower gas sales resulting from the unseasonably warm weather during 1998 and customers switching from gas sales service to the ATS program, offset partially by the addition of new gas sales customers and a rate increase in October 1997. The weather during 1998 was approximately 20% warmer than normal. $10.8 million of the decrease in gas sales margin is attributable to the warm temperatures and $2.5 million of the decrease is attributable to customers switching to the ATS program. The addition of new customers increased gas sales margin by $1.8 million in 1998. The Gas Distribution Business added an average of 7,359 new gas sales customers in 1998. During the same period, an average of 2,900 gas sales customers switched from gas sales service to the ATS program.
     The October 1997 rate increase referred to above was granted primarily to allow for the recovery of costs related to a change in accounting for retiree medical benefits. The rate increase was approved in the October 1997 Order of the MPSC ("1997 rate case") (see Note 2 in the Notes to the Consolidated Financial Statements).

GAS TRANSPORTATION REVENUE - The gas transportation revenue of the Gas Distribution Business increased by $7.5 million in 1999 when compared to 1998. $4.2 million of the increase is due to revenues from customers participating in the ATS program as discussed previously and the remainder is attributable primarily to gas transportation revenues of ENSTAR. In 1998, gas transportation revenue increased by $1.6 million when compared to 1997, due primarily to revenues of approximately $2.5 million from the ATS program offset partially by lower off-peak Michigan transportation rates approved in the 1997 rate case.

SEMCO  Energy,  Inc.  and  Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OTHER OPERATING REVENUE - During 1999 and 1998, other operating revenue increased by $.6 million and $1.6 million, respectively, over the prior year. The increase is due primarily to an increase in balancing charges and various miscellaneous fees charged to customers.

Years Ended December 31,                  1999      1998      1997
--------------------------------------------------------------------
Volumes:
  Gas sold (MMcf). . . . . . . . . . .    39,245    32,247    41,985
  Gas transported (MMcf) . . . . . . .    32,417    23,791    21,373
                                         -------   -------   -------
    Total (MMcf) . . . . . . . . . . .    71,662    56,038    63,358
                                         =======   =======   =======
Average number of customers:(a)
  Gas sales customers. . . . . . . . .   258,406   241,070   236,611
  Transportation and ATS customers . .     9,183     3,105       183
                                         -------   -------   -------
    Average number of total customers.   267,589   244,175   236,794
                                         =======   =======   =======

Weather statistics:
  Degree days. . . . . . . . . . . . .     6,650     5,566     6,838
  Percent colder (warmer) than normal.    (6.7%)   (19.7%)    (0.6%)

(a) The average number of customers during a year is determined by adding the number of customers at the end of each month during such year and dividing the result by twelve.

OPERATING EXPENSES - In 1999, the operating expenses of the Gas Distribution Business increased by $6.4 million (or 12.3%) when compared to 1998. Operating expenses attributable to ENSTAR for November and December of 1999 account for $6.0 million of the increase. The operating expenses of the Michigan operations increased by $.4 million (or less than 1%) when compared to 1998.
     The $.4 million increase in the Michigan operation's 1999 operating expenses includes a number of offsetting increases and decreases. The decreases include approximately $1.0 million attributable to an overall reduction in general and administrative expenses due to cost cutting measures undertaken during the past year and reductions in compensation and employee benefit expenses due primarily to lower employee levels as a result of the 1998 early retirement program and changes to the Company's employee benefit plans. See Note 9 in the Notes to the Consolidated Financial Statements for more information on the early retirement program. The decreases also include approximately $.4 million due to lower uncollectible gas accounts and approximately $.4 million relating to general taxes. The decrease in general taxes is made up of a reduction of $1.3 million in property taxes based on pending appeals of prior years' personal property assessments in Michigan and new property valuation tables approved by the State of Michigan in 1999, offset partially by an increase in property taxes associated with additional property, plant and equipment placed in service and an increase in Michigan business tax. The Company filed the appeals over the past three years claiming that its Michigan utility property was over-assessed. The new valuation tables approved by the state of Michigan are consistent with the Company's claim regarding utility property assessments and thus significantly increases the likelihood of recovering the overpaid property taxes. Approximately 38% of the $1.3 million reduction in property tax expense relates to taxes expensed in prior years and the remainder relates to 1999.
     The above decreases in operating expenses of the Michigan operation were offset by a number of increases. Information technology expense, primarily year-2000 (or "Y2K") computer remediation, increased in 1999 when compared to 1998 by approximately $1.0 million and incentive compensation increased by approximately $.4 million due primarily to lower incentive compensation in the prior year as a result of lower Company earnings. Depreciation expense also increased in 1999 by $.8 million as a result of additional property, plant and equipment placed in service.
     The Gas Distribution Business' operating expenses decreased by $2.7 million (or 5%) in 1998 when compared to 1997. Approximately $1.9 million of the decrease is attributable to an overall reduction in general and administrative expenses due to cost cutting measures undertaken during 1998, lower incentive compensation due to the decrease in Company earnings, and reductions in compensation and pension expenses due primarily to lower employee levels as a result of the

SEMCO  Energy,  Inc.  and  Subsidiaries



Company's early retirement program and changes to the Company's employee pension plans. The remainder of the decrease was due to lower uncollectible gas accounts, regulatory expenses, insurance costs and a one-time reduction in employee benefit expenses related to the early retirement program, offset partially by an increase in depreciation expense as a result of new property, plant and equipment placed in service and an increase in retiree medical expense. The 1997 rate case authorized a customer rate increase to offset the impact of the additional retiree medical expense.

OUTLOOK - The Company's strategy for its Gas Distribution Business is to increase its earnings potential and expand through market growth and acquisitions that are expected by the Company to provide incremental revenue, cost synergies and additional business opportunities. In 1999, the Company acquired ENSTAR pursuant to this strategy. Management is evaluating ways to offer new products and services in ENSTAR's service territory. The acquisition of ENSTAR increased the Gas Distribution Business' customer base by approximately 102,000 (or approximately 40%) and is expected to increase the Gas Distribution Business' revenues, expenses, operating income and net income in 2000. Based on several factors and assumptions, management currently expects the acquisition of ENSTAR to be accretive to both earnings and cash flow per share in 2000. The factors and assumptions considered by management include, but are not limited to, the price at which the Company can sell new common equity, the timing of the sale of such new common equity, ENSTAR's revenue growth, and the Company's ability to achieve certain synergies. For years after 2000, earnings and cash flow per share may or may not be accretive depending on how actual events compare to such factors and assumptions.
     With the approval of profit incentive and sharing mechanisms by the MPSC in 1998, the Michigan operation is allowed to retain a portion of its earnings in excess of its authorized return, if any, and credit the remainder to customers. Specifically, if the Company's return on equity for its Michigan-based natural gas distribution business exceeds 12.75%, amounts equal to 50% of the excess return between 12.76% and 16.75%, plus amounts equal to 75% of the excess over 16.75%, would be credited to customers, i.e., would be reflected prospectively in reduced rates. In 1999, the Company was not required to credit any amounts to its customers.
     In 1998, the MPSC also authorized the Company to, among other things, suspend its GCR clause and freeze for three years in its base rates a gas charge of $3.24 per Mcf. The GCR suspension and new rates took effect in April 1999 and generally extend through March 2002. The $3.24 gas charge represents a reduction of approximately $.33 per Mcf from rates prior to April 1999. The Gas Distribution Business was able to offer this GCR suspension and rate freeze partly as a result of agreements reached with TransCanada. Under the agreements, TransCanada provides the Company's natural gas requirements and manages the Company's natural gas supply and the supply aspects of transportation and storage operations in Michigan for the same three year period at a cost below the $3.24 charged to customers. As a result of the MPSC order and the TransCanada agreements, Michigan customers have lower rates and the Michigan gas distribution operation retains the sales margin on the sale of gas, subject to the customer profit sharing mechanism described previously. See Note 2 of the Notes to the Consolidated Financial Statements for additional information on the MPSC order and the TransCanada agreements.
     In 1999, the number of customers in Michigan and at ENSTAR increased by approximately 2.7%. The customer growth rate for the U.S. gas distribution industry has averaged approximately 1% annually during the last three years.
     Operating expenses have been reduced through the early retirement program offered during 1998, the redesign of employee benefits during 1998 and increased use of technology to achieve operating efficiencies. The Gas Distribution Business will continue its efforts to control or reduce operating expenses.
     The Michigan gas distribution operation competes with suppliers of alternative energy sources such as coal and #6 fuel oil to meet the energy requirements of its industrial customers. This competition did not have a material impact on the financial results of the Company in 1999. To lessen the possibility of a fuel switch by industrial customers, the Company offers flexible contract terms and additional services, such as gas storage and balancing, in addition to a more environmentally friendly fuel. ENSTAR supplies natural gas in its service territory at prices that currently preclude substitution of alternate energy sources. At present, the residential energy cost of natural gas in Alaska is more than 40% less than fuel oil, the next most economical energy choice.
     As is the case with many gas distribution utilities, there is the potential risk for industrial and electric generating plants on the Company's gas distribution system and also located in close proximity to interstate natural gas pipelines to bypass the Company and connect directly to such pipelines. However, management is currently unaware of any significant

SEMCO  Energy,  Inc.  and  Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


bypass efforts by the Company's customers. The Company has and would continue to address any such efforts by offering special services and rate arrangements designed to retain these customers on the Company's system.
     For information on environmental matters, regulatory matters and the application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation", refer to Notes 2 and 14 of the Notes to the Consolidated Financial Statements.


PIPELINE  CONSTRUCTION  SERVICES

During 1999, the pipeline construction services segment ("Construction Services") made four business acquisitions that together do business in the mid-western and the southeastern areas of the United States. In addition to expanding the geographic reach of Construction Services, these acquisitions have also expanded underground construction service offerings in new industries such as telecommunications and water supply. The acquisitions also included two non-union businesses that can provide more competitive services to customers in certain regions of the country.
     The businesses in the Company's construction services segment have all been acquired since mid-1997 and each acquisition has been accounted for using the purchase method of accounting. As a result, Construction Services' operating results for 1999, 1998 and 1997 include the results of each of the acquired businesses for the periods subsequent to their acquisition dates.

Company                                         Acquisition Date
----------------------------------------------------------------
Sub-Surface Construction Co. ("Sub-Surface") .  August 1997
King Energy & Construction Co. ("King"). . . .  May 1998
K&B Construction, Inc. ("K&B") . . . . . . . .  February 1999
Iowa Pipeline Associates, Inc. ("Iowa"). . . .  April 1999
Flint Construction Co. ("Flint") . . . . . . .  September 1999
Long's Underground Technologies, Inc. ("Long")  September 1999

     Construction Services also started an overhead-line construction company in Florida in January 1998. However, the operations of this start-up business were halted in mid-1998 in response to lower than expected business levels and earnings. The start-up business generated an operating loss of $.9 million during 1998.
     Construction Services' primary business is underground pipeline construction which is seasonal in nature. Construction Services generally incurs operating losses during the winter and spring months when underground construction is inhibited and generates the majority of its operating income during the summer and fall months.

Years Ended December 31,      1999      1998     1997
-------------------------------------------------------
(in thousands)
Construction services
  Operating revenues. . . .  $58,272  $25,904   $13,207
  Operating expenses. . . .  $55,661  $26,006   $12,445
                             -------  -------   -------
  Operating income (loss) .  $ 2,611  $  (102)  $   762
                             =======  =======   =======
  Feet of pipe installed. .    6,208    4,531     2,421
                             =======  =======   =======

The  amounts  in  the  table  above  include  intercompany  transactions

OPERATING REVENUES - Construction Services' operating revenues increased to $58.3 million during 1999, a $32.4 million (or 125%) increase over 1998. The increase is due primarily to the revenues of K&B, Iowa, Flint and Long, which were all acquired during 1999, and a $3.9 million increase in the revenues of Sub-Surface. Operating revenues during 1998 increased by $12.7 million when compared to 1997. The $12.7 million increase is due primarily to the timing of the acquisitions of Sub-Surface and King.

SEMCO  Energy,  Inc.  and  Subsidiaries



OPERATING INCOME - Construction Services' operating income for 1999 was $2.6 million compared to an operating loss of $.1 million in 1998 and operating income of $.8 million in 1997. Construction Services' operating income for 1998, excluding the start-up business mentioned above, would have been $.8 million. The increase in operating income in 1999, when compared to 1998, is due primarily to operating income attributable to the businesses acquired in 1999 and the increase in operating revenues of Sub-Surface, offset partially by an increase in Sub-Surface's operating expenses. The 1997 results reflect the operations of Sub-Surface for the period subsequent to its acquisition in August 1997, which excludes the seasonal losses which are typical during the first half of the year. The doubling of operating expenses in each of 1998 and 1999 was due primarily to the operating expenses associated with the businesses acquired in these periods plus an increase in Sub-Surface's expenses in 1999 as noted previously.

OUTLOOK - Management believes there are opportunities for growth in the pipeline construction industry. Management views the industry as large but highly fragmented and believes that customer preference is shifting from smaller construction companies to much larger contractors. Management also believes there is a trend in the utility industry towards outsourcing services such as those provided by Construction Services, and management's goal is to position Construction Services to take advantage of this trend.
     Construction Services competes with small- and medium-size regional underground facilities contractors who provide similar services and utilize comparable equipment and installation techniques. There is also competition from in-house construction operations of existing or prospective customers. The Company's goal is to expand Construction Services' market share by acquiring established construction companies that have a strong customer base. Achieving these goals is dependent upon the availability of good acquisition candidates and, among other things, the Company's ability to successfully integrate such acquisitions.


ENGINEERING  SERVICES

The Company's engineering services business ("Engineering Services") is comprised of two companies, Maverick Pipeline Services, Inc. ("Maverick") and Oilfield Materials Consultants, Inc. ("OMC"). The acquisition of Maverick, in December 1997, was accounted for as a purchase. Therefore, the consolidated financial statements and the table below include the results of Maverick's operations since December 1997. The acquisition of OMC, in November 1998, was accounted for as a pooling of interests and, accordingly, the consolidated financial statements and the table below have been restated to include the financial results of OMC as if it were part of the Company for all of periods presented.
     Maverick purchased the assets and certain liabilities of Drafting Services, Inc. ("DSI") in September 1999 and Pinpoint Locators, Inc. ("Pinpoint") in October 1999. DSI specializes in surveying and drafting services for interstate pipeline companies while Pinpoint performs conventional and global positioning system (GPS) surveys of both interstate pipelines and fiber optic communication routes. Both acquisitions were accounted for using the purchase method of accounting and will be operated as divisions of Maverick.


Years Ended December 31,                 1999       1998      1997
--------------------------------------------------------------------
(in thousands, except billed hours)
Engineering services
  Operating revenues. . . . . . . . .  $ 17,486   $ 41,366  $  5,660
  Operating expenses. . . . . . . . .  $ 17,999   $ 38,428  $  4,882
                                       --------   --------  --------
  Operating income. . . . . . . . . .  $   (513)  $  2,938  $    778
                                       ========   ========  ========
  Billed hours. . . . . . . . . . . .   359,000    586,000   180,000
                                       ========   ========  ========

The  amounts  in  the  table  above  include  intercompany  transactions


OPERATING REVENUES - The operating revenues of Engineering Services were $17.5 million in 1999 compared to $41.3 million in 1998. The decrease in 1999 is due primarily to lower revenues from turn-key projects and lower pipeline inspection revenues as a result of a slowdown and deferral of pipeline projects and engineering work in various sectors of the energy industry. The downturn in oil prices in late 1998 and early 1999 led to the reduction in pipeline construction and inspection

SEMCO  Energy,  Inc.  and  Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


projects in 1999. There has also been a reduction or deferral of new engineering projects for the gas distribution industry due to the cash flow impact on the industry of the warm weather during the past two years.
     Engineering Services' operating revenues in 1998 increased $35.7 million or nearly eight-fold from 1997. Approximately $24.5 million of the increase represents the 1998 revenues of Maverick, which was acquired in December 1997. Maverick's 1998 revenues reflect a $20 million turn-key project it completed in Vineland, New Jersey. Maverick performed the engineering and design work and also managed construction of the project (this type of project is referred to as a "turn-key" project). The remainder of the increase in 1998 engineering revenues ($11.2 million), when compared to 1997, is attributable to OMC. OMC's 200% increase in revenues was due to growth in OMC's customer base and growth in quality assurance and quality control projects.

OPERATING INCOME - Engineering Services incurred an operating loss of $.5 million in 1999 compared to operating income of $2.9 million and $.8 million in 1998 and 1997, respectively. The significant decrease in operating income in 1999 was due primarily to decreases in operating revenues and corresponding project costs as a result of the slowdown and deferral of projects as noted previously and unanticipated ground restoration and clean-up costs incurred in 1999 associated with a large pipeline turn-key project completed in 1998. The $2.1 million increase in operating income in 1998, when compared to 1997, was attributable primarily to the operating income of Maverick, which was acquired in December 1997, and growth in OMC's business as noted previously.

OUTLOOK - The Company's goal is to expand Engineering Services in North America and select foreign countries through the growth of its existing operations and through acquisitions. Management believes there is a trend in the utility industry towards outsourcing services such as those provided by Engineering Services, and management's goal is to position Engineering Services to take advantage of this trend. It is also anticipated that the demand for turn-key services will increase and the Company plans to aggressively pursue such projects. In addition to providing services to the gas and petroleum industries, Engineering Services also plans to market its services to customers in telecommunications and other industries.
     Engineering Services competes with regional, national and international firms as well as in-house engineering and field service departments. Because of the minimal initial capital requirements, it is likely that new competition will arise from other firms that possess the professional requirements and qualifications. The Company's strategic objective is to build a sizable underground facilities engineering business that provides a wide array of services to utilities and other companies installing underground pipe, cable and facilities in North America. Achieving these goals and objectives is dependent upon the availability of good acquisition candidates and, among other things, the Company's ability to successfully integrate such acquisitions.
     There has been a reduction in oil and gas production and related activities due to the downturn in oil prices in late 1998 and early 1999. There has also been a reduction or deferral of new engineering projects for the gas distribution industry due to the cash flow impact of the warm weather during the past two years. As a result, Engineering Services has experienced a reduction in the level of available projects. Management believes that the level of available projects will increase as gas distribution companies start releasing new engineering projects and as pipeline construction and inspection projects become available as a result of the recovery in oil prices in late 1999.


PROPANE,  PIPELINES  AND  STORAGE

The Company completed its first full calendar year in the propane distribution business in 1999. The Company entered the propane distribution business with the acquisition of Hotflame Gas, Inc. and Hotflame Transport Co., Inc. (together known as "Hotflame") on March 31, 1998. The acquisition of Hotflame was accounted for as a purchase and, therefore, only the results of operations since April 1998 are included in the consolidated financial statements and the table below. Hotflame's 1998 operating results do not include the winter heating months of January through March.
     The Company's pipeline and storage operations consist of several pipelines and an ownership interest in a gas storage facility, all of which are located in Michigan.

SEMCO  Energy,  Inc.  and  Subsidiaries



Years Ended December 31,            1999    1998    1997
---------------------------------------------------------
(in thousands)
Propane, pipelines and storage
  Operating revenues. . . . . . .  $6,284  $4,852  $3,027
  Operating expenses. . . . . . .  $3,943  $3,267  $1,569
                                   ------  ------  ------
  Operating income. . . . . . . .  $2,341  $1,585  $1,458
                                   ======  ======  ======


OPERATING REVENUES - Operating revenues were $6.3 million in 1999 compared to $4.9 million in 1998 and $3.0 million in 1997. The increases in 1999 and 1998 were due primarily to the operating revenue of Hotflame, which was acquired on March 31, 1998.

OPERATING INCOME - The Company's Propane, Pipelines and Storage segment had operating income of $2.3 million in 1999 compared to $1.6 million in 1998. The increase was due primarily to pipeline expense reductions and the operations of Hotflame. As discussed above, the operating results for 1998 include the operating income of Hotflame earned after its acquisition on March 31, 1998.
     Weather in Hotflame's market area was 10% warmer than normal in 1999 compared to 22% warmer than normal in 1998. Operating income on a weather-normalized basis would have been higher by $.3 million for both 1999 and the period of April through December of 1998. The impact of weather on the operating income of the propane, pipelines and storage segment relates entirely to the propane business. In addition to the impact of weather, Hotflame's 1999 profit margins were slightly lower as a result of price reductions caused by increased competition in the propane industry.
     Operating income in 1998, when compared to 1997, was generally unchanged with nearly all income coming from the pipeline and storage operations. The propane operation did not contribute any operating income in 1998 due to the combination of the warm weather and the fact that the operating results did not include operating income from the profitable winter heating months of January through March.

OUTLOOK - Management believes that the gas pipeline and storage operations could experience opportunities for growth with the increased deregulation of gas markets. As gas markets expand or are deregulated, management feels that the quantity of gas moving through the Great Lakes Region will increase, thereby creating additional pipeline and storage opportunities.
     The Company's propane business competes with other regional propane providers and with other energy sources such as natural gas, fuel oil and electricity. The propane business has become increasingly competitive and less profitable, which necessitates large scale operations to be successful in the long term. The Company will continue to assess regional growth opportunities and the strategic fit of this business over the coming year.


ENERGY  MARKETING

The Company sold the subsidiary comprising its gas marketing business ("Energy Services") effective March 31, 1999.
The business was sold because management concluded that it did not fit the Company's new strategic direction due to the high risks and generally poor returns associated with the business. The Company recognized a gain on the sale. The gain is reported in other income (discussed in the subsequent section) and thus, is not reflected in operating income in the following table.

Years Ended December 31,     1999(a)     1998       1997
----------------------------------------------------------
(in thousands)
Energy marketing
  Gas marketing revenues. .  $96,904   $397,888   $555,367
  Cost of gas marketed. . .   95,681    393,762    546,562
                             -------   --------   --------
  Gas marketing margin. . .  $ 1,223   $  4,126   $  8,805
  Operating expenses. . . .    1,564      4,822      8,588
                             -------   --------   --------
  Operating income (loss) .  $  (341)  $   (696)  $    217
                             =======   ========   ========

The  amounts  in  the  table  above  include  intercompany  transactions
(a)  Energy  Services  was  sold  effective  March  31,  1999

SEMCO  Energy,  Inc.  and  Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GAS MARKETING MARGIN - Gas marketing margin for 1999, when compared to 1998, decreased by $2.9 million. There were no gas marketing revenues subsequent to March 31, 1999, the effective date of the sale of Energy Services, which is the primary reason for the decrease in margin.
     Gas marketing margin for 1998 decreased by $4.7 million when compared to 1997 due primarily to the impact of warm weather on market demand, increased competition, restructuring activities at Energy Services and a decrease in gas marketing volumes. The warm weather reduced prices which decreased gas marketing margins. During 1998, Energy Services terminated agreements with all of its third-party gas marketing companies in an effort to reduce risks, eliminate lower margin transactions and improve profitability.

OPERATING INCOME - Energy Services had an operating loss of $.3 million in 1999 compared to an operating loss of $.7 million in 1998 and operating income of $.2 million in 1997. The smaller operating loss in 1999 was due primarily to the results of restructuring activities undertaken in 1998 (discussed previously) and the timing of the sale of Energy Services. Energy Services was sold effective March 31, 1999 and therefore the 1999 operating loss of $.3 million includes results from January through March only.
     The decrease in operating income in 1998, compared to 1997, was due to additional overhead and administrative expenses incurred to properly manage the gas marketing business and the decrease in gas marketing margin discussed previously, offset partially by a corresponding decrease in third-party marketer incentive payments.


OTHER  INCOME  AND  DEDUCTIONS

Years Ended December 31,                     1999       1998       1997
-------------------------------------------------------------------------
(in thousands)
Divestiture of energy marketing business.  $  1,122   $      -   $      -
Divestiture of NOARK investment . . . . .         -      5,048      7,730
Interest expense. . . . . . . . . . . . .   (20,575)   (14,811)   (13,059)
Dividends on preferred stock. . . . . . .      (325)      (193)      (194)
Other . . . . . . . . . . . . . . . . . .     2,559        836        250
                                           --------   --------   --------
                                           $(17,219)  $ (9,120)  $ (5,273)
                                           ========   ========   ========

DIVESTITURE OF ENERGY MARKETING BUSINESS - The Company sold the subsidiary comprising its energy marketing business effective March 31, 1999. The divestiture resulted in a gain of $1.1 million ($.7 million after tax).

DIVESTITURE OF NOARK INVESTMENT - On January 14, 1998, the Company sold its entire interest in the NOARK Pipeline System Partnership ("NOARK"). Refer to
Note 15 of the Notes to the Consolidated Financial Statements for additional information regarding NOARK.
     In December 1997, the Company reduced its reserve for NOARK by $5.0 million (after-tax) based on the terms of the pending sale. The sale occurred in January 1998 and, including subsequent adjustments, resulted in a final gain on the sale of NOARK of $1.7 million (after-tax). The adjustments to the gain included income tax benefits related to tax losses generated by the partnership and adjustments to discount rates used to compute the present value of future cash flows pursuant to the terms of the sale. The discount rates were adjusted to better reflect actual market rates at the time of the sale.

INTEREST EXPENSE - Interest expense increased by $5.8 million (or 39%) in 1999, when compared to 1998, due to an increase in the level of debt outstanding from 1998 to 1999. The Company incurred the additional debt to finance its ongoing capital expenditure and business acquisition programs and for general corporate purposes. The Company incurred $290 million of additional short-term debt on November 1, 1999 to finance the acquisition of ENSTAR. Approximately $3.3 million of the increase in interest expense in 1999 relates to this $290 million of debt.
     Interest expense increased by $1.8 million (or 13%) in 1998 compared to 1997 due to the higher levels of debt outstanding during the first half of 1998. The additional debt had been incurred to finance the Company's ongoing capital expenditure and business acquisition programs and for general corporate purposes. During August 1998 the Company sold 1.82 million shares of its common stock and used a significant portion of the net proceeds to repay short-term debt.

SEMCO  Energy,  Inc.  and  Subsidiaries



     See Note 5 of the Notes to the Consolidated Financial Statements for more information on debt issuances and refinancings.

OTHER - In 1999, other income increased by $1.7 million when compared to 1998. Approximately $.8 million of the increase relates to life insurance proceeds received upon the death of a retired Company executive, $.4 million relates to gains on the sale of pipeline property and other equipment, $.2 million relates to an increase in equity income from partnership investments and the remainder is attributable to higher miscellaneous non-operating income.
     Other income increased by $.6 million in 1998 when compared to 1997. The increase was due primarily to the impact of discontinuing the Company's unprofitable appliance merchandising programs in 1997 and an increase in equity income from partnership investments in gas pipeline and gas storage facilities.


ACCOUNTING  METHOD  CHANGE  AND  EXTRAORDINARY  ITEM

The Company changed its method of accounting for property taxes during 1998. The cumulative effect of the change in accounting method increased 1998 earnings by $1.8 million. The Company also incurred an extraordinary charge of $.5 million after-tax during 1998 for the early redemption of all of its outstanding 8.625% debentures due April 15, 2017. Refer to Note 1 of the Notes to the Consolidated Financial Statements for more information on these items.


LIQUIDITY  AND  CAPITAL  RESOURCES

CASH FLOWS FROM INVESTING - The Company's single largest use of cash is capital investments. The following table identifies investments for the past three years:

Years Ended December 31,                          1999     1998     1997
--------------------------------------------------------------------------
(in thousands)
Capital investments
  Property additions - gas distribution. . . .  $ 22,761  $23,029  $28,201
  Property additions - diversified businesses.    12,258    2,246    1,272
  Business acquisitions(a) . . . . . . . . . .   305,142   20,356   15,567
                                                --------  -------  -------
                                                $340,161  $45,631  $45,040
                                                ========  =======  =======

(a) Includes net cash paid, deferred payments and the value, at the time of issuance, of Company stock issued for acquisitions. Also, 1998 includes $14,073 of Company stock issued for the acquisition of OMC. The acquisition of OMC was accounted for as a pooling of interests.


     Property additions for the Gas Distribution Business represent primarily new customer service lines and, to a lesser extent, gas main and service line replacements. In addition, the Company invested approximately $2.4 million, $4.5 million and $8 million in technology in 1999, 1998 and 1997, respectively. This technology consists of automated meter reading, automated dispatch and scheduling, in-truck computer terminals and other computer infrastructure improvements which have increased customer service and operational efficiency.
     Business acquisitions were approximately $305.1 million, $20.4 million and $15.6 million in 1999, 1998 and 1997, respectively. The significant increase in 1999 was due to the acquisition of ENSTAR for approximately $290 million.
     In 2000, the Company plans to spend approximately $50 million on property additions for the Gas Distribution and Diversified Businesses. In addition, the Company plans to incur additional expenditures for business acquisitions during 2000.

CASH FLOWS FROM OPERATIONS - The Company's net cash provided from operating activities totaled $41.2 million in 1999, $24.7 million in 1998 and $9.0 million in 1997. The change in operating cash flows is significantly influenced by changes in the level and cost of gas in underground storage, changes in accounts receivable and accrued revenue and other working capital changes. The changes in these accounts are largely the result of how the Company manages the timing of cash receipts and payments.
     The Company uses significant amounts of short-term borrowings to finance natural gas purchases for storage during the non-heating season. The Company owns and leases natural gas storage facilities with available capacity

SEMCO  Energy,  Inc.  and  Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


approximating 35% to 40% of average annual gas sales. Generally, gas is stored during the months of April through October and withdrawn for sale from November through March.

CASH FLOWS FROM FINANCING - The Company received net cash from financing activities of $287.4 million, $4.9 million and $32.4 million in 1999, 1998 and 1997, respectively.

Years Ended December 31,                     1999       1998       1997
-------------------------------------------------------------------------
(in thousands)
Financing activities
  Issuance (repurchase) of common stock .  $  3,726   $ 32,570   $  2,803
  Repurchase of preferred stock . . . . .    (3,281)         -          -
  Net cash change in notes payable. . . .   302,347    (20,561)   (19,976)
  Issuance (repayment) of long-term debt.         -      4,887     59,975
  Payment of dividends. . . . . . . . . .   (15,442)   (12,029)   (10,419)
                                           --------   --------   --------
  Net cash from financing activities. . .  $287,350   $  4,867   $ 32,383
                                           ========   ========   ========

     The Company issued 374,000 shares, 367,000 shares and 298,000 shares of its common stock in 1999, 1998 and 1997, respectively, to meet the dividend reinvestment and stock purchase requirements of the Company's Direct Stock Purchase and Dividend Reinvestment Plan ("DRIP"). Since May 1999 the Company purchased 159,000 shares of its common stock on the open market. The Company also purchased 162,000 shares of its common stock on the open market in 1997.
     In August 1998, the Company sold 1.82 million shares of its common stock in a public offering. The proceeds of the offering were $26.2 million after underwriting discounts but before expenses. The Company used the net proceeds from the stock issuance to repay short-term debt and for general corporate purposes.
     In November 1999, the Company called for redemption all outstanding shares of its $2.3125, Series A Convertible Cumulative Preferred Stock and Series A, B, C, and D Cumulative Preferred Stock of its subsidiary, SEMCO Energy Gas Company. Holders of the 6,168 outstanding shares of $2.3125, Series A Convertible Cumulative Preferred Stock had the option of receiving $25 in cash for each share redeemed or converting each share into 4.11 shares of the Company's common stock. 1,055 shares were redeemed for cash and 5,113 shares were converted to common stock. The Company paid cash of $105 per share to holders of the 31,000 outstanding shares of Series A, B, C, and D Cumulative Preferred Stock. A small premium was paid as part of the redemption of the Series A, B, C, and D Cumulative Preferred Stock and is reflected in dividends on preferred stock in the Consolidated Statement of Income for 1999.
     In April 1998 the Company redeemed all of its outstanding 8.625% debentures due April 15, 2017. The redemption was accomplished using short-term debt. The Company issued, in November 1998, $5 million of 6.40% medium-term notes due November 2008, $15 million of 6.50% medium-term notes due November 2005, and $10 million of 7.03% medium-term notes due November 2013. In October 1997, the Company issued $30 million of 6.83% notes due October 2002 and $30 million of 7.20% notes due October 2007. The net proceeds from the issuance of the notes were used to repay short-term debt and for general corporate purposes.
     The Company's net funds borrowed (paid) on notes payable were $302.3 million, ($20.6 million) and ($20.0 million) in 1999, 1998 and 1997, respectively. On November 1, 1999, the Company financed the acquisition of ENSTAR with a $290 million unsecured bridge loan facility ("ENSTAR bridge loan"). The Company made payments of $3.1 million and $9.2 million during 1999 and 1998, respectively, on a note payable associated with the sale of NOARK ("NOARK note") (See Note 15 of the Notes to the Consolidated Financial Statements). The net change in notes payable includes the combined cash borrowed or paid on the Company's short-term lines of credit with banks, the ENSTAR bridge loan and the NOARK note.
     Cash dividends paid per share for common shareholders were $.863, $.744 and $.70 in 1999, 1998 and 1997, respectively. The 1999 dividends include a one-time special cash dividend of $.05 per share.

SEMCO  Energy,  Inc.  and  Subsidiaries



NON-CASH FINANCING ACTIVITIES - The Company issued .2 million shares, 1.3 million shares and less than .1 million shares of its common stock to the shareholders of businesses acquired during 1999, 1998 and 1997, respectively. Of the shares issued in 1998, .9 million were for the acquisition of OMC which was accounted for using the pooling of interests method of accounting. See Note 3 of the Notes to the Consolidated Financial Statements for more information on the OMC acquisition. As part of a business acquisition in 1999, the Company owes $.8 million to the shareholder of the business acquired. The $.8 million plus interest must be paid on or before April 2002.

FUTURE FINANCING - In general, the Company funds its capital expenditure program and dividend payments with operating cash flows and the utilization of short-term lines of credit. When appropriate, the Company will refinance its short-term lines with long-term debt, common stock or other long-term financing instruments. At December 31, 1999, the Company had $110 million of short-term credit facilities, of which $25.4 million was unused.
     The Company expects to acquire additional businesses in 2000 and will likely raise the required capital through a combination of utilizing short-term lines of credit and issuing long-term debt or equity. The Company also plans to refinance the ENSTAR bridge loan in 2000 with a combination of long-term debt, equity or trust preferred securities. The bridge loan matures on October 30, 2000. Prepayments of $56,000,000 will be required on the six and nine month anniversaries of the funding date (November 1, 1999) if the bridge loan is not prepaid prior to such dates.
     In November 1999, the Company and SEMCO Capital Trust I, SEMCO Capital Trust II and SEMCO Capital Trust III ("Capital Trusts") filed a registration statement on Form S-3 ("1999 registration statement") with the Securities and Exchange Commission for the registration of debt securities, preferred stock, common stock, stock purchase contracts and stock purchase units of the Company and trust preferred securities of the Capital Trusts and related guarantees in any combination up to $500 million. The $500 million registered in the 1999 registration statement includes an aggregate principal amount of $142.4 million of unsold securities registered by the Company on a registration statement declared effective in
July  1998.
     During 2000, the Company will make the final payment of $.8 million on the NOARK note. See Note 15 of the Notes to the Consolidated Financial Statements for a discussion of the amounts to be paid in conjunction with the sale of NOARK.
     The Company's ratio of earnings to fixed charges was 2.18, 2.17 and 2.42 for 1999, 1998 and 1997, respectively.


MARKET  RISK  INFORMATION

The Company's primary market risk arises from fluctuations in commodity prices and interest rates. The Company manages interest rate risk through the use of derivative instruments and limits the use of such instruments to hedging activities. If the Company did not use derivative instruments, its exposure to such risk would be higher. See Note 8 of the Notes to the Consolidated Financial Statements for additional information on the Company's risk management activities.
     The Company is subject to interest rate risk in connection with the issuance of variable- and fixed-rate debt. In order to manage interest costs, the Company uses interest rate swap agreements and exchanges fixed- and variable-rate interest payment obligations over the life of the agreements without exchange of the underlying principal amounts. A sensitivity analysis model was used to calculate the fair values of the Company's interest rate swaps, utilizing applicable forward interest rates in effect at December 31, 1999. The sensitivity analysis involved increasing or decreasing the forward rates by a hypothetical 10% and calculating the resulting unfavorable change in the fair values of the interest rate sensitive instruments. The results of this analysis, which may differ from actual results, showed this type of change would reduce the fair values by approximately $2.4 million. Losses in excess of the amounts determined in the sensitivity analysis could occur if market rates or prices exceed the 10% shift used for the analysis. The analysis also does not quantify short-term exposure to hypothetically adverse price fluctuations in inventories. See Note 8 of the Notes to the Consolidated Financial Statements for additional information on the Company's accounting policies for derivative instruments.
     The Company's exposure to commodity price risk arises from changes in natural gas and propane prices throughout the United States and in eastern Canada where the Company conducts sales and purchase transactions. The Company does not currently use derivative instruments to manage its exposure to commodity price risk since all of the natural gas requirements of the Company's Michigan gas distribution operations are covered under the TransCanada supply arrangement

SEMCO  Energy,  Inc.  and  Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


and ENSTAR's natural gas requirements are primarily covered by two long-term supply arrangements and an RCA-approved commodity cost pass through mechanism to its customers.
     Prior to the sale of Energy Services on March 31, 1999, the Company entered into various long-term sales commitments which extended up to 60 months into the future. The Company also utilized derivative financial and commodity instruments, including futures contracts, options and swaps, to reduce market risk associated with fluctuations in the price of gas. Since the sale of Energy Services, the Company no longer uses these types of instruments.


IMPACT  OF  INFLATION

The cost of gas sold by ENSTAR is recovered from natural gas distribution customers on a current basis through its purchased gas adjustment ("PGA") clause. Prior to April 1, 1999, the cost of gas sold by the Michigan gas distribution operations was recovered from natural gas distribution customers on a current basis through its GCR clause. The MPSC authorized the Company to suspend its GCR clause and freeze for three years in its base rates a gas charge of $3.24 per Mcf. The GCR suspension and rate freeze took effect in April 1999 and generally extend through March 2002. See Note 2 of the Notes to the Consolidated Financial Statements for more information regarding the Michigan rate freeze.
     Increases in other utility operating costs are recovered through the regulatory process of a rate case and, therefore, may adversely affect the results of operations in inflationary periods due to the time lag involved in this process. The Company attempts to minimize the impact of inflation by controlling costs, increasing productivity and filing rate cases on a timely basis.


YEAR  2000

STATE OF READINESS - The Company uses computer systems, equipment, software and related devices ("technology systems") that have date-sensitive embedded technology that previously could not distinguish between the year 1900 and the year 2000 ("Y2K"). If not corrected, this could have caused the Company to, among other things, report inaccurate data, issue inaccurate bills or incur gas delivery problems. The Company initiated an enterprise-wide plan to prepare for Y2K (the "Y2K Plan"). The Y2K Plan had four phases: (i) identification; (ii) remediation; (iii) testing; and (iv) contingency planning. The identification phase included identification, inventory, assessment, and prioritization plan development for all technology systems. The remediation phase involved the upgrading, modification, or replacement of technology systems. The testing phase included testing the remediated technology systems to ensure that they accurately handle the year 2000 date and monitoring the remediated systems to ensure that Y2K problems were not reintroduced. The contingency planning phase involved the development of contingency plans to address certain risk scenarios.
     The Y2K Plan was used for traditional information technology ("IT") which includes essential business systems such as payroll, billing, accounting systems, wide area networks, local area networks, personal computers, etc. The Company also used the Y2K Plan for process control computers and embedded systems contained in buildings, equipment and the gas supply and delivery systems.
     The  Company  completed  all  four  phases of its Y2K Plan during 1999. The
Company has been operating in 2000 and has experienced no significant Y2K related problems with its internal systems or with any critical vendors, suppliers or customers. However, the Company continues to monitor internal systems as well as vital functions of the Company dependent on third parties. Contingency plans are still in place if any Y2K issues surface in the upcoming months. Of course, there can be no assurance as to whether the contingency plans will successfully address all contingencies that may arise in the future. In the event that the Company is unsuccessful in addressing any future Y2K issues, there could be a material adverse effect on the Company's liquidity, financial condition and results of operations.

COST OF REMEDIATION - The Company expensed the cost of modifications to technology systems as incurred, while capitalizing and amortizing the cost of new software over its useful life. Expenses incurred through December 31, 1999 related to the Y2K Plan were approximately $2.3 million. The Company has incurred an opportunity cost for implementing the Y2K Plan by deferring potentially beneficial IT projects.

SEMCO  Energy,  Inc.  and  Subsidiaries



RISK ASSESSMENT - The Company identified what it believed were the most significant worst case Y2K scenarios. These scenarios were (i) interference with the Company's ability to receive and deliver gas to customers and perform services for customers; (ii) interference with the Company's ability to monitor gas pressure and safety throughout the Company's gas distribution system; (iii) interference with communications during safety related emergencies and (iv) interference with the Company's ability to bill and receive payments from customers. These scenarios could have resulted in the Company not being able to deliver gas or perform other services for a period of time, which could have had a material adverse effect on the Company's liquidity, financial condition and results of operations. The Company's Y2K Plan was used to address these worst case scenarios and, as a result, none of the scenarios have materialized.


NEW  ACCOUNTING  STANDARDS

In June of 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.
     SFAS 133 is effective for fiscal years beginning after June 15, 2000. The Company is studying the effects of SFAS 133 but does not expect it to have a material impact on the Company's liquidity, financial condition and results of operations.


FORWARD  LOOKING  STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections. Statements that are not historical facts, including statements about the Company's outlook, beliefs, plans, goals, and expectations, are forward-looking statements. These statements are subject to potential risks and uncertainties and, therefore, actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Factors that may impact forward-looking statements include, but are not limited to, the following: (i) the effects of weather and other natural phenomena; (ii) the economic climate and growth in the geographical areas where the Company does business; (iii) the capital intensive nature of the Company's business; (iv) increased competition within the energy industry as well as from alternative forms of energy; (v) the timing and extent of changes in commodity prices for natural gas and propane; (vi) the effects of changes in governmental and regulatory policies, including income taxes, environmental compliance and authorized rates; (vii) the Company's ability to bid on and win construction, engineering and quality assurance contracts; (viii) the impact of energy prices on the amount of projects and business available to Engineering Services; (ix) the nature, availability and projected profitability of potential investments available to the Company; (x) the Company's ability to accomplish its financing objectives in a timely and cost-effective manner in light of changing conditions in the capital markets and (xi) the Company's ability to operate and integrate acquired businesses in accordance with its plans.

SEMCO  Energy,  Inc.  and  Subsidiaries



CONSOLIDATED  STATEMENTS  OF  INCOME


Years Ended December 31,                                   1999       1998       1997
---------------------------------------------------------------------------------------
(in thousands, except per share amounts)
Operating revenues
  Gas sales . . . . . . . . . . . . . . . . . . . . . .  $191,169   $166,700   $218,180
  Gas transportation. . . . . . . . . . . . . . . . . .    22,369     14,832     13,243
  Construction services . . . . . . . . . . . . . . . .    49,965     16,621      7,484
  Engineering services. . . . . . . . . . . . . . . . .    14,841     40,937      5,660
  Gas marketing . . . . . . . . . . . . . . . . . . . .    96,855    390,817    526,962
  Other . . . . . . . . . . . . . . . . . . . . . . . .     9,564      7,578      4,403
                                                         --------   --------   --------
                                                         $384,763   $637,485   $775,932
                                                         --------   --------   --------
Operating expenses
  Cost of gas sold. . . . . . . . . . . . . . . . . . .  $117,789   $109,388   $150,967
  Cost of gas marketed. . . . . . . . . . . . . . . . .    95,632    386,691    518,157
  Operations and maintenance. . . . . . . . . . . . . .   100,822     92,696     55,209
  Depreciation and amortization . . . . . . . . . . . .    20,006     15,349     12,877
  Property and other taxes. . . . . . . . . . . . . . .     8,624      9,166      9,555
                                                         --------   --------   --------
                                                         $342,873   $613,290   $746,765
                                                         --------   --------   --------
Operating income. . . . . . . . . . . . . . . . . . . .  $ 41,890   $ 24,195   $ 29,167
                                                         --------   --------   --------

Other income (deductions)
  Divestiture of energy marketing business. . . . . . .  $  1,122   $      -   $      -
  Divestiture of NOARK investment . . . . . . . . . . .         -      5,048      7,730
  Interest expense. . . . . . . . . . . . . . . . . . .   (20,575)   (14,811)   (13,059)
  Dividends on preferred stock. . . . . . . . . . . . .      (325)      (193)      (194)
  Other . . . . . . . . . . . . . . . . . . . . . . . .     2,559        836        250
                                                         --------   --------   --------
                                                         $(17,219)  $ (9,120)  $ (5,273)
                                                         --------   --------   --------
Income before income taxes. . . . . . . . . . . . . . .  $ 24,671   $ 15,075   $ 23,894
Income taxes. . . . . . . . . . . . . . . . . . . . . .  $  7,012   $  6,320   $  8,469
                                                         --------   --------   --------

Net income before cumulative effect of accounting
  method change and extraordinary charge. . . . . . . .  $ 17,659   $  8,755   $ 15,425
Cumulative effect of change in accounting method for
  property taxes, net of income taxes of $960 . . . . .         -      1,784          -
Extraordinary charge due to early retirement
  of debt, net of income taxes of $269. . . . . . . . .         -       (499)         -
                                                         --------   --------   --------

Net income. . . . . . . . . . . . . . . . . . . . . . .  $ 17,659   $ 10,040   $ 15,425
                                                         ========   ========   ========
Earnings per share - basic and diluted. . . . . . . . .  $   1.00   $   0.63   $   1.06
Cash dividends paid per share . . . . . . . . . . . . .  $  0.863   $  0.744   $  0.700
Average common shares outstanding . . . . . . . . . . .    17,697     15,906     14,608

The  accompanying  notes to the consolidated financial statements are an integral part of  these  statements.

SEMCO  Energy,  Inc.  and  Subsidiaries



CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS


Years Ended December 31,                                       1999       1998       1997
-------------------------------------------------------------------------------------------
(in thousands of dollars)
Cash flows from operating activities
  Net income . . . . . . . . . . . . . . . . . . . . . . .  $  17,659   $ 10,040   $ 15,425
  Adjustments to reconcile net income to net cash
  from operating activities:
     Depreciation and amortization . . . . . . . . . . . .     20,006     15,349     12,877
     Extraordinary charge. . . . . . . . . . . . . . . . .          -        499          -
     Divestiture of energy marketing business. . . . . . .     (1,122)         -          -
     Divestiture of NOARK investment . . . . . . . . . . .          -     (5,048)    (7,730)
     Changes in assets and liabilities, net of effects
        of acquisitions, divestitures and other changes
        as shown below:. . . . . . . . . . . . . . . . . .      4,661      3,848    (11,603)
                                                            ---------   --------   --------
  Net cash from operating activities . . . . . . . . . . .  $  41,204   $ 24,688   $  8,969
                                                            ---------   --------   --------

Cash flows from investing activities
  Property additions - gas distribution. . . . . . . . . .  $ (22,761)  $(23,029)  $(28,201)
  Property additions - diversified businesses. . . . . . .    (12,258)    (2,246)    (1,272)
  Proceeds from property sales, net of retirement costs. .      1,657        871        373
  Proceeds from business divestiture . . . . . . . . . . .      6,579          -          -
  Acquisitions of businesses, net of cash acquired . . . .   (300,638)        26    (15,117)
  Advances to equity investees . . . . . . . . . . . . . .          -     (4,284)    (3,308)
                                                            ---------   --------   --------
  Net cash from investing activities . . . . . . . . . . .  $(327,421)  $(28,662)  $(47,525)
                                                            ---------   --------   --------

Cash flows from financing activities
  Issuance of common stock, net of expenses. . . . . . . .  $   6,110   $ 32,570   $  5,874
  Repurchase of common stock and related expenses. . . . .     (2,384)         -     (3,071)
  Repurchase of preferred stock. . . . . . . . . . . . . .     (3,281)         -          -
  Net cash change in notes payable . . . . . . . . . . . .    302,347    (20,561)   (19,976)
  Issuance of long-term debt, net of expenses. . . . . . .          -     29,390     60,000
  Repayment of long-term debt and related expenses . . . .          -    (24,503)       (25)
  Payment of dividends . . . . . . . . . . . . . . . . . .    (15,442)   (12,029)   (10,419)
                                                            ---------   --------   --------
  Net cash from financing activities . . . . . . . . . . .  $ 287,350   $  4,867   $ 32,383
                                                            ---------   --------   --------

Cash and temporary cash investments
  Net increase (decrease). . . . . . . . . . . . . . . . .  $   1,133   $    893   $ (6,173)
  Beginning of year. . . . . . . . . . . . . . . . . . . .      4,953      4,060     10,233
                                                            ---------   --------   --------
  End of year. . . . . . . . . . . . . . . . . . . . . . .  $   6,086   $  4,953   $  4,060
                                                            =========   ========   ========

Changes in assets and liabilities, net of effects
of acquisitions, divestitures and other changes:
     Receivables, net. . . . . . . . . . . . . . . . . . .  $ (39,488)  $ 21,095   $ (3,836)
     Accrued revenue . . . . . . . . . . . . . . . . . . .     13,497      6,083      9,551
     Materials, supplies and gas in underground storage. .     23,349     (1,710)    (3,175)
     Gas charges recoverable from customers. . . . . . . .      8,547      8,375     (6,140)
     Accounts payable. . . . . . . . . . . . . . . . . . .     (2,143)   (24,449)   (20,439)
     Customer advances and amounts payable to customers. .      4,189      1,594     (2,263)
     Deferred taxes and investment tax credit. . . . . . .      1,651      1,832      6,388
     Other . . . . . . . . . . . . . . . . . . . . . . . .     (4,941)    (8,972)     8,311
                                                            ---------   --------   --------
                                                            $   4,661   $  3,848   $(11,603)
                                                            =========   ========   ========

The  accompanying  notes  to the consolidated financial statements are an integral part of these  statements.

SEMCO  Energy,  Inc.  and  Subsidiaries



CONSOLIDATED  STATEMENTS  OF  FINANCIAL  POSITION


At December 31,                                        1999      1998
-----------------------------------------------------------------------
(in thousands of dollars)
Current assets
  Cash and temporary cash investments, at cost. . .  $  6,086  $  4,953
  Receivables, less allowances of $1,080 and $632 .    79,587    31,003
  Accrued revenue . . . . . . . . . . . . . . . . .    25,380    60,915
  Prepaid expenses. . . . . . . . . . . . . . . . .    14,231     6,732
  Gas in underground storage. . . . . . . . . . . .    11,723    38,526
  Materials and supplies, at average cost . . . . .     6,146     2,191
  Gas charges recoverable from customers. . . . . .     3,009    11,556
  Accumulated deferred income taxes . . . . . . . .     3,528         -
  Other . . . . . . . . . . . . . . . . . . . . . .       844     7,174
                                                     --------  --------
                                                     $150,534  $163,050
                                                     --------  --------
Property, plant and equipment
  Gas distribution. . . . . . . . . . . . . . . . .  $542,505  $356,194
  Diversified businesses. . . . . . . . . . . . . .    61,434    43,857
                                                     --------  --------
                                                     $603,939  $400,051
  Less - accumulated depreciation . . . . . . . . .   129,593   114,975
                                                     --------  --------
                                                     $474,346  $285,076
                                                     --------  --------
Deferred charges and other assets
  Goodwill, less amortization of $5,052 and $3,459.  $162,691  $ 15,345
  Unamortized debt expense. . . . . . . . . . . . .     7,644     5,619
  Deferred retiree medical benefits . . . . . . . .    11,689    12,588
  Other . . . . . . . . . . . . . . . . . . . . . .     8,279     7,984
                                                     --------  --------
                                                     $190,303  $ 41,536
                                                     --------  --------
Total assets. . . . . . . . . . . . . . . . . . . .  $815,183  $489,662
                                                     ========  ========

Current liabilities
  Notes payable . . . . . . . . . . . . . . . . . .  $376,629  $ 63,576
  Accounts payable. . . . . . . . . . . . . . . . .    35,725    57,498
  Customer advance payments . . . . . . . . . . . .    13,885    10,417
  Accrued interest. . . . . . . . . . . . . . . . .     4,527     1,935
  Amounts payable to customers. . . . . . . . . . .     5,715         -
  Accumulated deferred income taxes . . . . . . . .         -     2,344
  Other . . . . . . . . . . . . . . . . . . . . . .    11,701     7,270
                                                     --------  --------
                                                     $448,182  $143,040
                                                     --------  --------
Deferred credits and other liabilities
  Accumulated deferred income taxes . . . . . . . .  $ 25,774  $ 17,985
  Unamortized investment tax credit . . . . . . . .     1,980     2,247
  Customer advances for construction. . . . . . . .    15,045     3,147
  Other . . . . . . . . . . . . . . . . . . . . . .    11,862    17,760
                                                     --------  --------
                                                     $ 54,661  $ 41,139
                                                     --------  --------
Capitalization
  Long-term debt. . . . . . . . . . . . . . . . . .  $170,000  $170,000
  Cumulative preferred stock of subsidiary. . . . .         -     3,100
  Cumulative convertible preferred stock. . . . . .         -       155
  Common shareholders' equity . . . . . . . . . . .   142,340   132,228
                                                     --------  --------
                                                     $312,340  $305,483
                                                     --------  --------
Total liabilities and capitalization. . . . . . . .  $815,183  $489,662
                                                     ========  ========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

SEMCO  Energy,  Inc.  and  Subsidiaries



CONSOLIDATED  STATEMENTS  OF  CAPITALIZATION


At December 31,                                                                1999      1998
-----------------------------------------------------------------------------------------------
(in thousands of dollars)
Long-term debt
  6.83% notes due 2002. . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 30,000  $ 30,000
  8.00% notes due 2004. . . . . . . . . . . . . . . . . . . . . . . . . . .    55,000    55,000
  7.20% notes due 2007. . . . . . . . . . . . . . . . . . . . . . . . . . .    30,000    30,000
  8.32% notes due 2024. . . . . . . . . . . . . . . . . . . . . . . . . . .    25,000    25,000
  6.50% medium-term notes due 2005. . . . . . . . . . . . . . . . . . . . .    15,000    15,000
  6.40% medium-term notes due 2008. . . . . . . . . . . . . . . . . . . . .     5,000     5,000
  7.03% medium-term notes due 2013. . . . . . . . . . . . . . . . . . . . .    10,000    10,000
                                                                             --------  --------
                                                                             $170,000  $170,000
                                                                             --------  --------
Cumulative preferred stock of subsidiary
  100 par value (callable at option of subsidiary)
  6.0% series A-authorized 15,000 shares; 0 and 15,000 shares outstanding .  $      -  $  1,500
  5.5% series B-authorized 10,000 shares; 0 and 10,000 shares outstanding .         -     1,000
  5.5% series C-authorized 5,000 shares; 0 and 4,000 outstanding. . . . . .         -       400
  5.5% series D-authorized 2,000 shares; 0 and 2,000 outstanding. . . . . .         -       200
                                                                             --------  --------
                                                                             $      -  $  3,100
                                                                             --------  --------
Cumulative convertible preferred stock
  Convertible preferred stock - par value $1 per share;
    authorized 500,000 shares issuable in series;
    0 and 6,218 shares outstanding. . . . . . . . . . . . . . . . . . . . .  $      -  $      6
  Capital surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         -       149
                                                                             --------  --------
                                                                             $      -  $    155
                                                                             --------  --------
Common shareholders' equity
  Common stock, par value $1 per share-authorized 40,000,000 shares;
    17,908,616 and 17,382,229 shares outstanding. . . . . . . . . . . . . .  $ 17,909  $ 17,382
  Capital surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   123,861   116,663
  Retained earnings (deficit) . . . . . . . . . . . . . . . . . . . . . . .       570    (1,817)
                                                                             --------  --------
                                                                             $142,340  $132,228
                                                                             --------  --------
Total capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $312,340  $305,483
                                                                             ========  ========

The  accompanying notes to the consolidated financial statements are an integral part of these statements.

SEMCO  Energy,  Inc.  and  Subsidiaries



CONSOLIDATED  STATEMENTS  OF  CHANGES  IN  SHAREHOLDERS'  INVESTMENT


Years Ended December 31,                                     1999       1998       1997
-----------------------------------------------------------------------------------------
(in thousands of dollars)
Cumulative convertible preferred stock
  Beginning of year . . . . . . . . . . . . . . . . . . .  $      6   $      7   $      7
     Conversion and repurchase of preferred stock . . . .        (6)        (1)         -
                                                           --------   --------   --------
  End of year . . . . . . . . . . . . . . . . . . . . . .  $      -   $      6   $      7
                                                           ========   ========   ========
Cumulative convertible preferred stock capital surplus
  Beginning of year . . . . . . . . . . . . . . . . . . .  $    149   $    162   $    162
     Conversion and repurchase of preferred stock . . . .      (149)       (13)         -
                                                           --------   --------   --------
  End of year . . . . . . . . . . . . . . . . . . . . . .  $      -   $    149   $    162
                                                           ========   ========   ========

Common stock
  Beginning of year . . . . . . . . . . . . . . . . . . .  $ 17,382   $ 14,066   $ 13,221
     5% stock dividends in May 1998 and May 1997. . . . .         -        726        661
     Issuance of common stock for acquisitions,
        the DRIP and other. . . . . . . . . . . . . . . .       686        770        346
     Issuance of common stock through public offering . .         -      1,820          -
     Repurchase of common stock . . . . . . . . . . . . .      (159)         -       (162)
                                                           --------   --------   --------
  End of year . . . . . . . . . . . . . . . . . . . . . .  $ 17,909   $ 17,382   $ 14,066
                                                           ========   ========   ========

Common stock capital surplus
  Beginning of year . . . . . . . . . . . . . . . . . . .  $116,663   $ 81,086   $ 78,678
     5% stock dividends in May 1998 and May 1997. . . . .         -       (726)      (661)
     Issuance of common stock for acquisitions,
        the DRIP and other. . . . . . . . . . . . . . . .     9,423     12,243      5,978
     Issuance of common stock through public offering . .         -     24,060          -
     Repurchase of common stock . . . . . . . . . . . . .    (2,225)         -     (2,909)
                                                           --------   --------   --------
  End of year . . . . . . . . . . . . . . . . . . . . . .  $123,861   $116,663   $ 81,086
                                                           ========   ========   ========

Retained earnings (deficit)
  Beginning of year . . . . . . . . . . . . . . . . . . .  $ (1,817)  $    (21)  $ (5,221)
     Net income . . . . . . . . . . . . . . . . . . . . .    17,659     10,040     15,425
     Cash dividends on common stock . . . . . . . . . . .   (15,272)   (11,836)   (10,225)
                                                           --------   --------   --------
  End of year . . . . . . . . . . . . . . . . . . . . . .  $    570   $ (1,817)  $    (21)
                                                           ========   ========   ========

The  accompanying notes to the consolidated financial statements are an integral part of these  statements.

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


1.     SIGNIFICANT  ACCOUNTING  POLICIES

COMPANY DESCRIPTION - SEMCO Energy, Inc., is an investor-owned holding company. SEMCO Energy, Inc. and its subsidiaries (the "Company") operate four business segments: (1) gas distribution; (2) pipeline construction services; (3) engineering services; and (4) propane, pipelines and storage. The latter three segments are sometimes referred to together as the "diversified businesses". The Company's gas distribution business segment distributes and transports natural gas to approximately 255,000 customers in the state of Michigan and approximately 102,000 customers in the state of Alaska. The Alaska-based operation and the Michigan-based operation are known together as the "Gas Distribution Business" and operate as divisions of SEMCO Energy, Inc. SEMCO Energy Gas Company, which had conducted the Michigan gas distribution operation, was merged into SEMCO Energy, Inc. on December 31, 1999. The pipeline construction services segment ("Construction Services") currently does business in the mid-western and southeastern areas of the United States. In addition to constructing underground gas pipelines, Construction Services is expanding its underground construction services into other industries such as telecommunications and water supply. The engineering services segment
("Engineering Services") has offices in New Jersey, Michigan, Louisiana and Texas and provides a variety of energy related engineering and quality assurance services in several states. The propane, pipelines and storage segment sells approximately 5 million gallons of propane annually to retail customers in Michigan's upper peninsula and northeast Wisconsin and operates natural gas transmission, gathering and storage facilities in Michigan. The Company sold the subsidiary comprising its energy marketing business ("Energy Services") effective March 31, 1999.

BASIS OF PRESENTATION - The financial statements of the Company were prepared in conformity with generally accepted accounting principles. In connection with the preparation of the financial statements, management was required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain reclassifications have been made to the prior years' financial statements to conform to the 1999 presentation.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of SEMCO Energy, Inc. and its wholly-owned subsidiaries. Investments in unconsolidated companies at least 20% owned, but not greater than 50% owned, are reported using the equity method of accounting.
     Certain of the Company's diversified businesses, primarily Construction Services and Engineering Services, supply services at a profit to the Company's regulated gas distribution business. In these situations, intercompany profits remaining in the assets of the regulated business at a particular date are not eliminated since it is probable that, through the ratemaking process, the cost will be recovered through future revenue. As a result, $400,690, $595,000 and $437,000 of profit on revenues earned from the Company's regulated business by the Company's diversified businesses was not eliminated during consolidation in 1999, 1998 and 1997, respectively. All other significant intercompany transactions have been eliminated.

RATE REGULATION - The rates of gas distribution customers located in the City of Battle Creek, Michigan and surrounding communities are subject to the jurisdiction of the City Commission of Battle Creek. The Michigan Public Service Commission ("MPSC") authorizes the rates charged to all of the remaining
Michigan customers. The gas distribution operation in Alaska is subject to regulation by the Regulatory Commission of Alaska ("RCA") which has jurisdiction over, among other things, rates, accounting procedures, and standards of service.

PROPERTY, PLANT, EQUIPMENT AND DEPRECIATION - The Company's property, plant and equipment ("property") is recorded at cost. The Company provides for depreciation on a straight-line basis over the estimated useful lives of the related property. The ratio of depreciation to the average balance of property approximated 4.0%, 3.9% and 3.6% for the years 1999, 1998 and 1997, respectively. Certain investments in unconsolidated companies recorded using the equity method are reported in the property of the diversified businesses. See
Note  13  for  further  discussion.

GAS IN UNDERGROUND STORAGE - The gas inventory held by the Battle Creek division of the Gas Distribution Business is stated at last-in, first-out ("LIFO") cost. At December 31, 1999 and 1998, the replacement cost of the Battle Creek division's gas

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


inventory did not exceed the LIFO cost. The remainder of gas inventory in Michigan is reported at average cost.
     In general, commodity costs and variable transportation costs are capitalized as gas in underground storage. Fixed costs, primarily pipeline demand charges and storage charges, are expensed as incurred through cost of gas.

GOODWILL - Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired. Goodwill is amortized on a straight-line basis over periods of up to 40 years. Periodically, the Company reviews the recoverability of goodwill. The measurement of possible impairment is based primarily on the ability to recover the balance of the goodwill from expected future operating cash flows on an undiscounted basis. In management's opinion, no impairment existed at December 31, 1999. Amortization expense was $1,593,121 in 1999, $515,444 in 1998, and
$339,347 in 1997. Amortization expense in 1999 included two months of amortization attributable to the acquisition of the Alaska-based gas distribution operation. See Note 3 for further discussion.

REVENUE RECOGNITION - The Gas Distribution Business bills monthly on a cycle basis and follows the industry practice of recognizing accrued revenue for gas services rendered to its customers but not billed at month end. Engineering Services and Construction Services recognize revenues as services are rendered and recognize accrued revenue for services rendered but not billed at month end. The propane business recognizes propane sales in the same period that the propane is delivered to customers. Prior to its sale, Energy Services recognized marketing revenues, and any related hedging gains or losses, in the same period natural gas was delivered to customers. See Note 8 for further discussion about Energy Services' hedging activities.

COST OF GAS - Prior to April 1, 1999, the Company's Michigan-based gas distribution operation had a regulator approved gas cost recovery ("GCR") mechanism for the geographic areas subject to the regulatory jurisdiction of the MPSC, and a purchased gas adjustment ("PGA") mechanism for the geographic areas subject to the jurisdiction of the City Commission of Battle Creek, which allowed for the adjustment of rates charged to customers in response to increases and decreases in the cost of gas purchased. Effective April 1, 1999, the MPSC authorized the Company to suspend its GCR clause and freeze for three years in its base rates a gas charge of $3.24 per Mcf. The GCR freeze and new rates generally extend through March 2002. As a result of the GCR suspension, customer rates in Michigan will not be adjusted during the three year period. See Note 2 for more information.
     The Alaska-based gas distribution operation also has a regulator approved PGA mechanism which allows for the adjustment of rates charged to customers for increases and decreases in the cost of gas purchased. All gas sales rates are adjusted annually to reflect changes in the operation's cost of purchased gas based on estimated costs for the upcoming
12-month period. The PGA may be adjusted quarterly if it is determined that there are significant variances from the estimates used in the annual determination. Any difference between actual cost of gas purchased and the RCA's approved rate adjustment is deferred and included with applicable carrying charges in the next PGA.
     In accordance with the GCR and PGA mechanisms, the Company had $3,009,000 recorded in current assets at December 31, 1999 for gas charges recoverable from customers. Also at December 31, 1999, the Company had $5,715,000 recorded in current liabilities for amounts payable to customers in accordance with these mechanisms.

INCOME TAXES - Investment tax credits ("ITC") utilized in prior years for income tax purposes are deferred for financial accounting purposes and are amortized through credits to the income tax provision over the lives of the related property. The Company files a consolidated federal income tax return and income taxes are allocated among the subsidiaries within each business segment based on their separate taxable income.

EXTRAORDINARY CHARGE - During 1998, the Company redeemed all of its outstanding 8.625% debentures due April 15, 2017 at a redemption price of 104% of the principle amount of $23,548,000. The payment of the call premium and the unamortized debt expense associated with the diversified businesses of the Company is reflected in the consolidated statement of income for 1998 as an extraordinary charge of $499,000 after-tax.

CHANGE IN METHOD OF ACCOUNTING - During 1998, the Company implemented a change in its method of accounting for property taxes so that such taxes are expensed monthly during the fiscal period of the taxing authority for which the taxes are levied. This change provides a better matching of property tax expense with both the payment of services and those services provided by the taxing authority. Prior to 1998, the Company expensed property taxes monthly during the year following the assessment date. The cumulative effect of this change in accounting for property taxes increased 1998 earnings by $1,784,000 after-tax. The pro forma effect on prior years' consolidated net income of retroactively recording property taxes as if the new method of accounting had been in effect for all periods presented is not material.

SEMCO  Energy,  Inc.  and  Subsidiaries



STATEMENTS OF CASH FLOWS - For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash and temporary cash investments. Supplemental cash flow information for the years ended December 31, 1999, 1998 and 1997, is summarized as follows (in thousands of dollars):

                                                   1999       1998         1997
--------------------------------------------------------------------------------
Cash paid during the year for:
  Interest. . . . . . . . . . . . . . . . . . .  $ 16,686   $14,423      $11,949
  Income taxes, net of refunds. . . . . . . . .  $  7,479   $ 2,100      $ 3,153

Non-cash investing and financing activities:
  Capital stock issued for acquisitions . . . .  $  3,699   $ 6,309 (a)  $   450
  Deferred payments for acquisitions. . . . . .  $    805   $     -      $     -
  Property purchased under capital leases . . .  $      -   $     -      $   360
  Capital leases amortized and retired. . . . .  $      -   $     -      $ 4,899

Details of acquisitions:
  Fair value of assets acquired . . . . . . . .  $346,103   $10,301      $22,464
  Fair value of liabilities assumed . . . . . .   (37,250)   (3,992)      (6,330)
  Deferred payments . . . . . . . . . . . . . .      (805)        -            -
  Company stock issued. . . . . . . . . . . . .    (3,699)   (6,309)        (450)
                                                 --------   -------      -------

  Cash paid . . . . . . . . . . . . . . . . . .  $304,349   $     -      $15,684
  Less cash acquired. . . . . . . . . . . . . .     3,711        26          567
                                                 --------   -------      -------

  Net cash paid for (acquired via) acquisitions  $300,638   $   (26)     $15,117
                                                 ========   =======      =======

(a) Does not include $14,073 of Company stock issued for the acquisition of Oilfield Materials Consultants, Inc. because the acquisition was accounted for as a pooling of interests. Refer to Note 3 for more information.


2.     REGULATORY  MATTERS

1999 RCA ORDER - In July 1999, the Company announced that it had signed a definitive purchase and sale agreement to acquire the assets and certain liabilities of ENSTAR Natural Gas Company and the outstanding stock of Alaska Pipeline Company (together known as "ENSTAR") from Ocean Energy, Inc ("Ocean Energy"). In October 1999, the Company received an order from the RCA approving a joint application for the transfer of the Certificate of Public Convenience and Necessity held by ENSTAR Natural Gas Company and for a transfer of controlling interest in Alaska Pipeline Company. The RCA's order contained certain conditions, including the obligation to file by July 1, 2000 certain revenue requirement and cost of service information and the prohibition from encumbering ENSTAR's assets for financing of non-utility business activities.

1998 MPSC ORDER - In September 1998, the division of the Gas Distribution Business subject to the jurisdiction of the MPSC received authority from the MPSC to: (1) implement an experimental residential gas customer choice program;
(2) suspend its GCR clause; (3) roll into its base rates and freeze for three years a gas charge of $3.24 per thousand cubic feet ("Mcf"); (4) freeze distribution rate adjustments for the same three year period, with exceptions;
(5) suspend the income sharing mechanism adopted in October 1997 and adopt a new income sharing mechanism for use during the 1999, 2000 and 2001 calendar years; and (6) establish gas service performance criteria. The new rates took effect in April 1999 and generally extend through March 2002.
     Under the experimental residential gas customer-choice program and a similar program in Battle Creek, up to approximately 8,300 residential customers per year will be allowed to choose their own gas supplier during the three year period that began April 1, 1999. As a result, up to 25,000 residential customers, 10% of the Michigan residential customer base, will be allowed to choose their own gas supplier by the third year of the programs. The customer-choice gas is delivered

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


under a tariff similar to an existing tariff used to provide such service to Commercial and industrial customers. The program has not, and is not expected to, significantly affect the income of the Gas Distribution Business because the approved rates for transportation service are designed to recover all costs other than the cost of gas and provide a return in approximately the same amounts as from Michigan residential customers for whom the Company is the natural gas supplier.
     Several of the changes in the MPSC order are interrelated. The $3.24 gas charge represents a reduction of approximately $.33 per Mcf from the rates prior to April 1999. The suspension of the GCR clause means that customers will pay $3.24 per Mcf regardless of the Company's actual cost of gas. The Gas Distribution Business was able to offer this Michigan GCR suspension and rate freeze mainly as a result of agreements reached with TransCanada Gas Services, Inc. ("TransCanada"). Under the agreements, TransCanada provides the Company's natural gas requirements and manages the Company's natural gas supply and the supply aspects of transportation and storage operations in Michigan for the three year period that began April 1, 1999 at a cost below the $3.24 price charged to customers. As a result, the Michigan gas distribution operation retains the sales margin on the sale of gas, subject to a customer profit sharing mechanism described below. Included in receivables at December 31, 1999 is approximately $38 million representing amounts ultimately due the Company under the terms of the TransCanada agreements. Under the agreements, the Company does not have title to gas in its leased storage facilities and it must remit payments to TransCanada in accordance with a contractual delivery schedule that is designed to include the gas delivered to the leased storage facilities. Differences between these scheduled deliveries and actual deliveries to the Company's distribution system or Company-owned storage facilities result in an amount due the Company. This amount is settled between TransCanada and the Company after each anniversary date (April 1) of the agreements.
     The MPSC order is applicable only in the geographic areas subject to the regulatory jurisdiction of the MPSC, and, therefore, does not govern rates regulated by the City of Battle Creek, Michigan. However, the Gas Distribution Business voluntarily reduced its Battle Creek gas charge to the $3.24 level to correspond with its gas charge under the MPSC order.
     There are two exceptions to the three year distribution rate freeze: first, the profit incentive and sharing mechanism described in the following paragraph, and second, rate revisions arising in response to unanticipated legislative or accounting actions.
     The new profit incentive and sharing mechanism substantially matches mechanisms approved by the MPSC for two other major natural gas utilities in Michigan and provides for a higher threshold than was previously applicable (i.e. 12.75% return on equity). Under the mechanism, if the Company's return on equity for its Michigan-based natural gas distribution business exceeds 12.75%, amounts equal to 50% of the excess return between 12.76% and 16.75%, plus amounts equal to 75% of the excess over 16.75% would be credited to customers, i.e., would be reflected prospectively in reduced rates. Four safety and reliability performance measures need to be met in order not to reduce the return on equity threshold used in the income sharing mechanism.

1997 GENERAL RATE CASE - In October 1997, the MPSC approved the merger of the Company's two MPCS regulated gas distribution subsidiaries, Southeastern Michigan Gas Company and Michigan Gas Company, in a general rate case. The approval of the merger allowed the Company to combine the rate structures, GCR clauses, tariffs, and rules and regulations for those two companies. It additionally granted a rate increase to the combined companies, which included the recovery of costs related to a change in accounting for retiree medical benefits. There were also adjustments to other fees and rates as a result of the rate case. Overall, the adjustments offset one another and the rate case did not have a material impact on the Company's results of operations. The MPSC also granted the Company the ability to offer its commercial and industrial customers the option to aggregate their demand for gas into a pool and choose a supplier. Finally, the MPSC approved an incentive regulation, where profits generated in excess of the authorized rate of return would be shared with the customers. As discussed previously, a 1998 MPSC order suspended this incentive regulation and adopted a new profit incentive and sharing mechanism for use during the 1999, 2000 and 2001 calendar years.

REGULATORY ASSETS AND LIABILITIES - The Gas Distribution Business is subject to the provisions of Statements of Financial Accounting Standards ("SFAS") 71, "Accounting for the Effects of Certain Types of Regulation." As a result, the actions of regulators affect when revenues and expenses are recognized. Regulatory assets represent incurred costs to be recovered from customers through the ratemaking process. Regulatory liabilities represent benefits to be refunded to customers. The following regulatory assets and liabilities were recorded in the consolidated statements of financial position as of December 31 (in thousands of dollars):

SEMCO  Energy,  Inc.  and  Subsidiaries



                                                         1999     1998
------------------------------------------------------------------------
Regulatory assets
  Deferred retiree medical benefits. . . . . . . . . .  $11,689  $12,588
  Gas charges recoverable from customers . . . . . . .    3,009   11,556
  Unamortized loss on retirement of debt . . . . . . .    2,664    2,862
  Other. . . . . . . . . . . . . . . . . . . . . . . .    2,028    1,827
                                                        -------  -------
                                                        $19,390  $28,833
                                                        =======  =======
Regulatory liabilities
  Unamortized investment tax credit. . . . . . . . . .  $ 2,323  $ 2,687
  Tax benefits amortizable to customers. . . . . . . .    4,222    4,179
  Amounts payable to customers (gas cost overrecovery)    5,715        -
                                                        -------  -------
                                                        $12,260  $ 6,866
                                                        =======  =======

     In the event the Company determines that the Gas Distribution Business no longer meets the criteria for following SFAS 71, the accounting impact would be an extraordinary, non-cash charge to operations of an amount that could be material. Criteria that give rise to the discontinuance of SFAS 71 include (1) increasing competition that restricts the ability of the Gas Distribution Business to establish prices to recover specific costs, and (2) a significant change in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company's periodic review of these criteria currently supports the continuing application of SFAS 71.


3.     MERGERS  AND  ACQUISITIONS

ENSTAR ACQUISITION AND PRO FORMA INFORMATION - On November 1, 1999, the Company acquired the assets and certain liabilities of ENSTAR Natural Gas Company and the outstanding stock of Alaska Pipeline Company. The Company acquired ENSTAR from Ocean Energy for approximately $290,000,000 in cash, which included adjustments for working capital and the purchase of $58,700,000 of ENSTAR's debt held by Ocean Energy, plus the accrued interest thereon. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price has been preliminarily allocated to the assets purchased and the liabilities assumed based on their estimated fair values at the date of the acquisition, with the amount of purchase price in excess of these estimated fair values classified as goodwill. The goodwill was approximately $134,400,000 and is being amortized on a straight-line basis over 40 years. The preliminary allocation of the purchase price is subject to adjustment based on the results of an independent study being conducted to determine actual fair values. However, the Company believes that the preliminary determination of fair values reasonably present the significant effects of the acquisition of ENSTAR.
     The following pro forma amounts for operating revenue, consolidated net income and earnings per share (basic and diluted) have been determined as if the acquisition of ENSTAR occurred on January 1, 1998, and illustrate the effects of: (1) the elimination of activities between ENSTAR and Ocean Energy or its predecessor, Seagull Energy, Inc. that occurred prior to the closing of the acquisition by the Company; (2) the adjustments resulting from the acquisition by the Company including increases in depreciation and amortization expense due primarily to the amortization, over a 40 year period, of the goodwill associated with the acquisition; and (3) the assumed public issuance of $170,000,000 of medium-term notes, $35,000,000 of trust preferred securities and 7,084,000 shares of common stock of the Company producing net proceeds of approximately $85,000,000 and the resulting adjustments to interest expense from these issuances (the "Financing Transactions"). The Financing Transactions represent the Company's current expectations regarding permanent financing for the ENSTAR acquisition. The net proceeds from the Financing Transactions will be used primarily to retire a $290,000,000 bridge loan facility of the Company which was used to finance the ENSTAR acquisition.
     The pro forma amounts do not reflect any potential cost savings or operating synergies that may be realized following the acquisition of ENSTAR.

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS



                                                Actual             Pro Forma
Years Ended December 31,                   1999       1998       1999      1998
---------------------------------------------------------------------------------
(in thousands except per share amounts)
Operating revenue . . . . . . . . . . .  $384,763  $  637,485  $461,705  $731,077
Consolidated net income . . . . . . . .    17,659      10,040    19,707    12,943
Basic and diluted earnings per share. .      1.00        0.63      0.80      0.56


DIVERSIFIED BUSINESS ACQUISITIONS - The Company has expanded in recent years with several diversified business acquisitions:

Company                                            Business Segment          Acquisition Date
---------------------------------------------------------------------------------------------
Sub-Surface Construction Co. ("Sub-Surface") .  Construction Services        August 1997
Maverick Pipeline Services, Inc. ("Maverick").  Engineering Services         December 1997
Hotflame Gas, Inc. ("Hotflame"). . . . . . . .  Propane, Pipeline & Storage  March 1998
King Energy and Construction Co. ("King"). . .  Construction Services        May 1998
Oilfield Materials Consultants, Inc. ("OMC") .  Engineering Services         November 1998
K&B Construction, Inc. ("K&B") . . . . . . . .  Construction Services        February 1999
Iowa Pipeline Associates, Inc. ("Iowa"). . . .  Construction Services        April 1999
Flint Construction Co. ("Flint") . . . . . . .  Construction Services        September 1999
Long's Underground Technologies, Inc. ("Long")  Construction Services        September 1999
Drafting Services, Inc. ("DSI"). . . . . . . .  Engineering Services         September 1999
Pinpoint Locators, Inc. ("Pinpoint") . . . . .  Engineering Services         October 1999


     The acquisition of OMC was accounted for under the pooling of interests accounting method, and accordingly, the consolidated financial statements for the periods prior to the merger were restated to include the financial results of OMC. For the periods preceding the merger of the Company and OMC, there were no intercompany transactions which required elimination from the combined results of operations and there were no adjustments necessary to conform the accounting practices of the two companies.
     The remainder of the diversified business acquisitions have been accounted for using the purchase method of accounting. As a result, the Company's operating results for 1999, 1998, and 1997 include the results of these businesses for the period subsequent to their acquisition dates. Any goodwill associated with these acquisitions is being amortized on a straight line method over a period of up to 40 years. There were no adjustments necessary to the accounting practices of these companies to conform with the practices of the Company.

                Consideration issued to the prior
                owners of the acquired businesses
                ---------------------------------
                           Common
                         shares of the  Deferred
Company          Cash      Company      Payments
--------------  -------  -------------  ---------
(in thousands)
Sub-Surface. .  $15,634              -  $       -
Maverick . . .       50             26          -
Hotflame . . .        -            353          -
King . . . . .        -             18          -
OMC. . . . . .        -            905          -
K&B. . . . . .    1,000              -        805
Iowa . . . . .        -            138          -
Flint. . . . .    6,500              -          -
Long . . . . .    1,889            108          -
DSI. . . . . .    1,000              -          -
Pinpoint . . .      154              -          -

SEMCO  Energy,  Inc.  and  Subsidiaries



     In addition to the consideration shown above, the acquisition of Sub-Surface included non-compete agreements requiring payments of $235,000 per year during the two years following the acquisition and $160,000 per year during the third through fifth year following the acquisition. The Hotflame acquisition also included non-compete agreements requiring payments of approximately $67,000 per year during the three years following the acquistion. In addition to the consideration shown above, the acquisitions of K&B and Pinpoint provide for additional amounts to be paid if certain post-acquisition operating results are achieved. See Note 14 for further information.


4.     INCOME  TAXES

SFAS NO. 109 - The Company accounts for income taxes in accordance with SFAS 109, "Accounting For Income Taxes." SFAS 109 requires an annual measurement of deferred tax assets and deferred tax liabilities based upon the estimated future tax effects of temporary differences and carry forwards.

PROVISION FOR INCOME TAXES - The components of the provision for income taxes are as follows (in thousands of dollars):

Years Ended December 31,                              1999     1998     1997
-----------------------------------------------------------------------------
Federal income taxes:
  Currently payable . . . . . . . . . . . . . . . .  $5,356   $5,511   $2,259
  Deferred to future periods. . . . . . . . . . . .   1,529    1,767    6,477
  Investment tax credits ("ITC"). . . . . . . . . .    (267)    (267)    (267)
State income taxes:
  Currently payable . . . . . . . . . . . . . . . .     466        -        -
  Deferred to future periods. . . . . . . . . . . .     (72)       -        -
                                                     ------   ------   ------
Total income taxes. . . . . . . . . . . . . . . . .  $7,012   $7,011   $8,469

Less amounts included in:
  Cumulative effect of change in accounting method.       -      960        -
  Extraordinary charge. . . . . . . . . . . . . . .       -     (269)       -
                                                     ------   ------   ------
Income taxes, excluding amounts shown separately. .  $7,012   $6,320   $8,469
                                                     ======   ======   ======


RECONCILIATION OF STATUTORY RATE TO EFFECTIVE RATE - A reconciliation of the difference between the Company's provision for income taxes and income taxes computed at the statutory rate follows (in thousands of dollars):

Years Ended December 31,                    1999      1998      1997
---------------------------------------------------------------------
Net income . . . . . . . . . . . . . . .  $17,659   $10,040   $15,425
Add back:
  Preferred dividends. . . . . . . . . .      325       193       194
  Income taxes . . . . . . . . . . . . .    7,012     7,011     8,469
                                          -------   -------   -------

Pre-tax income . . . . . . . . . . . . .  $24,996   $17,244   $24,088
                                          -------   -------   -------

Computed federal income taxes. . . . . .  $ 8,749   $ 6,035   $ 8,431
Amortization of deferred ITC . . . . . .     (267)     (267)     (267)
Amortization of non-deductible amounts
  resulting from acquisitions. . . . . .      221       216       216
State income tax expense, net of
  federal tax benefit. . . . . . . . . .      256         -         -
Other. . . . . . . . . . . . . . . . . .   (1,947)    1,027        89
                                          -------   -------   -------
Total income taxes . . . . . . . . . . .  $ 7,012   $ 7,011   $ 8,469
                                          =======   =======   =======


DEFERRED INCOME TAXES - Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. At December 31, 1999 and 1998 there was no

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


valuation allowance recorded against deferred tax assets. The principal components of the Company's deferred tax assets (liabilities) were as follows (in thousands of dollars):

At December 31,                               1999       1998
---------------------------------------------------------------
Property . . . . . . . . . . . . . . . . .  $(21,962)  $(19,430)
Retiree medical benefit obligation . . . .     3,245      4,480
Retiree medical benefit regulatory assets.    (4,091)    (4,406)
Gas in underground storage . . . . . . . .     2,530      3,789
ITC. . . . . . . . . . . . . . . . . . . .     1,131      1,176
Unamortized debt expense . . . . . . . . .    (1,275)      (989)
Gas cost overrecovery (underrecovery). . .       846     (3,707)
Other. . . . . . . . . . . . . . . . . . .    (2,670)    (1,242)
                                            --------   --------
Total deferred taxes . . . . . . . . . . .  $(22,246)  $(20,329)
                                            ========   ========

Gross deferred tax liabilities . . . . . .  $(44,714)  $(42,129)
Gross deferred tax assets. . . . . . . . .    22,468     21,800
                                            --------   --------
Total deferred taxes . . . . . . . . . . .  $(22,246)  $(20,329)
                                            ========   ========


5.     CAPITALIZATION

REGISTRATION STATEMENT - In November 1999, the Company and SEMCO Capital Trust I, SEMCO Capital Trust II and SEMCO Capital Trust III ("Capital Trusts") filed a registration statement on Form S-3 ("1999 registration statement") with the Securities and Exchange Commission for the registration of debt securities, preferred stock, common stock, stock purchase contracts and stock purchase units of the Company and trust preferred securities of the Capital Trusts and related guarantees in any combination up to $500,000,000. The $500,000,000 registered in the 1999 registration statement includes an aggregate principal amount of $142,400,000 of unsold securities registered by the Company on a registration statement declared effective in July 1998.

COMMON STOCK EQUITY - The Company issued 374,000 shares, 367,000 shares and 298,000 shares of it common stock in 1999, 1998 and 1997, respectively, to meet the dividend reinvestment and stock purchase requirements of the Company's Direct Stock Purchase and Dividend Reinvestment Plan ("DRIP"). Since May 1999 the Company purchased 159,000 shares of its common stock on the open market to offset the number of shares sold through the DRIP during the same period. The Company also purchased 162,000 shares of its common stock on the open market in 1997.
     The Company issued 246,000 shares, 1,276,000 shares and 26,000 shares of its common stock to the shareholders of businesses acquired during 1999, 1998 and 1997, respectively. Of the shares issued in 1998, 905,000 were for the acquisition of OMC which was accounted for using the pooling of interests method of accounting. See Note 3 of the Notes to the Consolidated Financial Statements for more information on the OMC acquisition.
     The Company contributed 44,000 and 30,000 shares of Company common stock to one of the Company's 401(k) plans in 1999 and 1998, respectively.
     In August 1998, the Company sold 1,820,000 shares of its common stock in a public offering. The proceeds of the offering were $26,153,000 after underwriting discounts but before expenses. The Company used the net proceeds from the stock issuance to repay short-term debt and for general corporate purposes.
     The Company issued five percent stock dividends in May 1998 and May 1997. Earnings per share of common stock, cash dividends per share of common stock and average number of common shares outstanding were restated to reflect the stock dividends.

CUMULATIVE CONVERTIBLE PREFERRED STOCK - In November 1999, the Company called for redemption all outstanding shares of its $2.3125, Series A Convertible Cumulative Preferred Stock. Holders of the 6,168 outstanding shares of $2.3125, Series A Convertible Cumulative Preferred Stock had the option of receiving $25 in cash for each share redeemed or converting each

SEMCO  Energy,  Inc.  and  Subsidiaries



share into 4.11 shares of the Company's common stock. 1,055 shares were redeemed for cash and 5,113 shares were converted to common stock.
     There were 6,218 shares of the Company's $2.3125 cumulative convertible preferred shares outstanding at December 31, 1998.

CUMULATIVE PREFERRED STOCK OF SUBSIDIARY - In November 1999, the Company redeemed all outstanding shares of the Series A, B, C, and D Cumulative Preferred Stock of its subsidiary, SEMCO Energy Gas Company. The Company paid cash of $105 per share to holders of the 31,000 outstanding shares of Series A, B, C, and D Cumulative Preferred Stock. A premium of $155,000 was paid as part of the redemption of the Cumulative Preferred Stock and is reflected in dividends on preferred stock in the Consolidated Statement of Income for 1999.

LONG-TERM DEBT - In April 1998, the Company redeemed all of its outstanding 8.625% debentures due April 15, 2017 at a redemption price of 104% of the principle amount of $23,548,000. The redemption was accomplished using short-term debt. Later in 1998, the Company issued $30,000,000 of medium-term notes with interest rates ranging from 6.40% to 7.03%. In 1997, the Company issued $60,000,000 of notes, half of which had an interest rate of 6.83% and the other half of which had an interest rate of 7.2%. The net proceeds from the issuance of the notes were used to repay short-term debt and for general corporate purposes.
     The Company has long-term and short-term debt arrangements which contain restrictive financial covenants including, among others, limits on the payment of dividends beyond certain levels. The Company is currently in compliance with all of the covenants in these agreements.
     There are no annual maturities or sinking fund requirements for the Company's existing debt over the next five years, except for the maturity of $30,000,000 of 6.83% notes in 2002 and $55,000,000 of 8.0% notes due in 2004.


6.     SHORT-TERM  BORROWINGS

The Company maintains unsecured lines of credit at two banks totaling $110,000,000. The outstanding balances owed by the Company on these lines of credit at December 31, 1999, 1998 and 1997 were $84,600,000, $59,800,000, and
$71,000,000, respectively. Interest on all such lines are at variable rates, which do not exceed the banks' prime lending rates. These arrangements are set to expire during 2000 and the Company expects they will be renegotiated at comparable terms. In addition, the Company has a $290,000,000 short-term unsecured bridge loan which was used to acquire ENSTAR. The interest rate on the bridge loan can range from 100 to 150 basis points above the London Interbank Offered Rate ("LIBOR"). The bridge loan matures on October 30, 2000. Payments of $56,000,000 will be required on the six and nine month anniversaries of the funding date (November 1, 1999) if the bridge loan is not prepaid prior to such dates. The Company also has a note payable in connection with the sale of its investment in the NOARK Pipeline System Partnership ("NOARK") (see Note 15).
     Information regarding these borrowings for each of the last three years is as follows (in thousands of dollars):

                                           1999       1998      1997
---------------------------------------------------------------------
Notes payable balance at year end . . .  $376,629   $63,576   $71,406
Unused lines of credit at year end. . .  $ 25,400   $50,200   $39,363
Average interest rate at year end . . .       7.1%      5.6%      6.4%
Maximum borrowings at any month-end . .  $377,585   $78,668   $99,037
Average borrowings. . . . . . . . . . .  $ 91,279   $49,418   $60,784
Weighted average cost of borrowings . .       6.5%      6.5%      6.2%

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


7.     FINANCIAL  INSTRUMENTS

FINANCIAL INSTRUMENTS - The following methods and assumptions were used to estimate the fair value of each significant class of financial instruments:

CASH, TEMPORARY CASH INVESTMENTS, ACCOUNTS RECEIVABLES, PAYABLES, AND NOTES PAYABLE - The carrying amount approximates fair value because of the short maturity of those instruments.

LONG-TERM DEBT - The fair values of the Company's long-term debt are estimated based on quoted market prices for the same or similar issues or, where no market quotes are available, based on discounted future cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities. Although the current fair value of the long-term debt may differ from the current carrying amount, settlement of the reported debt is generally not expected until maturity.
     The estimated fair values of the Company's long-term debt as of December 31, 1999 and 1998 are as follows (in thousands of dollars):

                         1999      1998
-----------------------------------------
Long-term debt
  Carrying amount . .  $170,000  $170,000
  Fair value. . . . .   167,972   187,737


HEDGING ARRANGEMENTS - Refer to Note 8 for a description of hedging arrangements and their fair values.


8.     RISK  MANAGEMENT  ACTIVITIES  AND  DERIVATIVE  TRANSACTIONS

The Company's primary market risk arises from fluctuations in commodity prices and interest rates. The Company manages this risk through the use of derivative instruments and limits the use of such instruments to hedging activities. The Company's risk management policy expressly prohibits the utilization of derivatives for trading purposes. A derivative transaction is considered to be a hedge if it meets the hedging criteria as outlined in SFAS 80, "Accounting for Futures Contracts." Any changes in market value and gains and losses resulting from settlements are deferred for these hedges until the hedged transaction is complete. If a loss of correlation occurs in one of these derivative financial instruments, such as (i) the market value of the hedge and (ii) the market price ultimately received for the hedged item are significantly different, the open hedge position would be marked to market and gains and losses would be recognized in the statement of income currently. All derivative instruments are marked to market on the date of their termination, consistent with the guidance for hedge activities. If the Company did not use these derivative instruments, its exposure to risk would be greater.
     The Company is subject to interest rate risk in connection with the issuance of variable and fixed-rate debt. In order to manage interest costs, the Company uses interest rate swap agreements and exchanges fixed and variable-rate interest payment obligations over the life of the agreements without exchange of the underlying principal amounts. The notional amount of the Company's interest rate swaps was $85,000,000 at December 31, 1999. The fair value of these interest rate swaps at December 31, 1999 was approximately $2,720,000, representing the net amount that the Company would receive if these agreements were terminated on December 31, 1999.
     The Company currently does not use derivative instruments to manage its exposure to commodity price risk since all of the natural gas requirements of the Company's Michigan gas distribution operations are covered under the TransCanada supply arrangement and ENSTAR's natural gas requirements are primarily covered by two long-term supply arrangements and an RCA-approved commodity cost pass through mechanism to its customers.
     Prior to the sale of Energy Services in March of 1999 (see Note 1), the Company entered into sales commitments which extended up to 60 months into the future. The Company also utilized derivative financial and commodity instruments, including futures contracts, options and swaps, to reduce market risk associated with fluctuations in the price of natural gas. As of December 31, 1998 the Company had approximately $14,990,000 of futures contracts with a fair value of ($4,798,000), and $2,085,000 in commodity price swaps with a fair value of ($654,000). The Company also had approximately $2,202,000 in

SEMCO  Energy,  Inc.  and  Subsidiaries



net deferred gains, on contracts closed prior to December 31, 1998, related to sales commitments in the following month. The deferred gains and losses on both the open and closed contracts are included in other current assets.
     The Company also hedged certain of its sales commitments with gas held in storage. At December 31, 1998, the Company held approximately 3,829,000 Mcf in storage with a carrying value of $8,879,000, and approximately 888,000 Mcf of outstanding gas loans owed to third parties with a carrying value of $2,286,000.


9.     PENSION  PLANS  AND  OTHER  POSTRETIREMENT  BENEFITS

PENSIONS - The Company has defined benefit pension plans that cover the employees of certain companies in the consolidated group. Pension plan benefits are generally based upon years of service or a combination of years of service and compensation during the final years of employment. The Company's funding policy is to contribute amounts annually to the plans based upon actuarial and economic assumptions designed to achieve adequate funding of projected benefit obligations. The Company also has a supplemental executive retirement plan ("SERP"), which is an unfunded defined benefit pension plan. The Company's prepaid pension benefit cost at December 31, 1999 is net of an accrued benefit cost of $788,000 related to the SERP.
     On December 31, 1997, the pension plans that cover primarily the employees of the Company's Michigan-based gas distribution business were amended to provide a special frozen benefit to all employees with at least two years of service on December 31, 1997. This special frozen benefit added both three years of service and three years of age to all eligible employees for purposes of computing accrued pension benefits at December 31, 1997. In conjunction with the amendment, the Company offered an early retirement program to all eligible employees with at least two years of service on December 31, 1997. The program was open from January 14, 1998 through February 27, 1998 and offered employees the additional options of receiving either a lump-sum pension benefit payment or an immediate annuity commencing April 1, 1998. One hundred and one employees accepted the early retirement offer. As a result of the early retirement program and in accordance with the provisions of SFAS 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", the Company incurred a one-time gain which reduced 1998 net periodic pension costs by $1,641,000. This reduction was partially offset by a one-time charge in the net retiree medical costs discussed below. In 1999, the Company also changed certain actuarial assumptions and methods for its pension plans.

OTHER POSTRETIREMENT BENEFITS - The Company has postretirement benefit plans that provide certain medical and prescription drug benefits to qualified retired employees, their spouses and covered dependents. Determination of benefits is based on a combination of the retiree's age and years of service at retirement. The Company accounts for retiree medical benefits in accordance with SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This standard requires the full accrual of such costs during the years that the employee renders service to the Company until the date of full eligibility.
     In 1992, the MPSC issued a generic order addressing the adoption of SFAS 106 by utilities under its jurisdiction. The order allowed Michigan utilities to adopt SFAS 106 for accounting and ratemaking purposes, subject to a final order in a general rate case and required the external funding for amounts recovered in rates. The general rate case approved by the MPSC in October 1997 allowed for such recovery of retiree medical benefits, as discussed in Note 2. Prior to getting rate approval in October 1997, the Company deferred, as a regulatory asset, any portion of retiree medical expense that was not yet provided for in customer rates. After receiving rate approval for recovery of such costs, the Company began amortizing, as retiree medical expense, the amounts previously deferred. The division of the Gas Distribution Business under the jurisdiction of the City Commission of Battle Creek was allowed a rate increase in December 1995 to recover its retiree medical costs. In 1999, the Company changed certain actuarial assumptions and methods for its retiree medical plans.
     In 1999, 1998 and 1997, the Company expensed retiree medical costs of $1,396,000, $3,897,000 and $2,471,000, respectively. The 1999 retiree medical expense includes $899,000 of amortization of previously deferred retiree medical costs. The 1998 retiree medical expense includes a one-time charge of $1,298,000 related to the early retirement program and $899,000 of amortization of previously deferred retiree medical costs. The 1997 expense excludes $304,000 of retiree medical costs which the Company deferred and recorded as a regulatory asset in accordance with the MPSC's order discussed previously.

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


     The Company established certain Voluntary Employee Benefit Association ("VEBA") trusts in 1997 to fund its retiree medical benefits and contributed $2,500,000, $2,339,000 and $2,023,000 to the trusts in 1999, 1998 and 1997, respectively. The Company also partially funds retiree medical benefits on a discretionary basis through an Internal Revenue Code Section 401(h) account. In 1998 and 1997, the Company made cash contributions to the 401(h) account of $124,000 and $508,000, respectively. No cash contributions were made in 1999.
     The following two tables provide reconciliations of the plan benefit obligations, plan assets, funded status of the plans and components of net periodic benefit costs (in thousands of dollars):

                                                                                       Other
                                                         Pension Benefits     Postretirement Benefits
                                                     ----------------------   -----------------------
                                                         1999         1998        1999         1998
-----------------------------------------------------------------------------------------------------
Change in benefit obligation
  Benefit obligation at January 1 . . . . . . . . .  $   44,837   $  54,193   $   31,312   $  26,053
  Acquisition of ENSTAR . . . . . . . . . . . . . .      14,512           -        2,133           -
  Service cost. . . . . . . . . . . . . . . . . . .       1,514         738          358         447
  Interest cost . . . . . . . . . . . . . . . . . .       3,157       3,070        2,137       2,004
  Actuarial (gain) loss . . . . . . . . . . . . . .      (4,021)      2,537       (1,102)      1,034
  Contributions by plan participants. . . . . . . .           -           -            -          64
  Benefits paid from plan assets. . . . . . . . . .      (2,781)     (2,558)           -           -
  Benefits paid from corporate assets . . . . . . .           -           -       (1,488)     (1,547)
  Plan amendments . . . . . . . . . . . . . . . . .           -         180            -       1,017
  (Gain) loss from reduction in workforce . . . . .           -       1,840            -       2,240
  Lump sums paid for reduction in workforce . . . .           -     (16,981)           -           -
  Special termination benefits. . . . . . . . . . .           -       1,818            -           -
                                                     ----------   ---------   ----------   ---------
  Benefit obligation at December 31 . . . . . . . .  $   57,218   $  44,837   $   33,350   $  31,312
                                                     ==========   =========   ==========   =========

Change in plan assets
  Fair value of plan assets at January 1. . . . . .  $   51,821   $  60,403   $   15,940   $  11,737
  Acquisition of ENSTAR . . . . . . . . . . . . . .      19,293           -            -           -
  Actual return on plan assets. . . . . . . . . . .       7,703       9,875        2,551       1,740
  Company contributions . . . . . . . . . . . . . .           -       1,082        2,500       2,463
  Benefits paid from plan assets. . . . . . . . . .      (2,781)     (2,558)           -           -
  Lump sums paid for reduction in workforce . . . .           -     (16,981)           -           -
                                                     ----------   ---------   ----------   ---------
  Fair value of plan assets at December 31. . . . .  $   76,036   $  51,821   $   20,991   $  15,940
                                                     ==========   =========   ==========   =========

Reconciliation of funded status of the plans
  Funded (unfunded) status. . . . . . . . . . . . .  $   18,818   $   6,984   $  (12,359)  $ (15,372)
  Unrecognized net (gain) loss. . . . . . . . . . .     (13,771)     (7,321)     (15,370)    (14,943)
  Unrecognized prior service cost (benefit) . . . .         146         219            -           -
  Unrecognized net transition obligation. . . . . .         171         332       15,970      17,199
                                                     ----------   ---------   ----------   ---------
  Prepaid (accrued) benefit cost. . . . . . . . . .  $    5,364   $     214   $  (11,759)  $ (13,116)
                                                     ==========   =========   ==========   =========

Weighted average assumptions as of December 31
  Discount rate . . . . . . . . . . . . . . . . . .        7.50%       6.75%        7.50%       6.75%
  Expected long-term rate of return on plan assets.        9.50%       9.00%        9.50%       9.00%
  Rate of compensation increase . . . . . . . . . .   4.00-5.00%       4.00%   4.00-5.00%       4.00%

SEMCO  Energy,  Inc.  and  Subsidiaries



                                                   Pension  Benefits            Other  Postretirement  Benefits
                                          ---------------------------------   ---------------------------------
Years ended December 31,                     1999        1998        1997        1999        1998        1997
----------------------------------------  ---------------------------------   ---------------------------------
Components of net benefit cost
  Service cost . . . . . . . . . . . . .  $   1,514   $     738   $   1,371   $     358   $     447   $     862
  Interest cost. . . . . . . . . . . . .      3,157       3,070       3,716       2,137       2,004       2,212
  Expected return on plan assets . . . .     (4,547)     (3,775)     (4,119)     (1,514)     (1,055)       (693)
  Amortization of transition obligation.        161          77          79       1,228       1,250       1,680
  Amortization of prior service costs. .         73          51         471           -           -           -
  Amortization of net (gain) or loss . .       (727)        (24)       (436)     (1,712)       (946)     (1,286)
  Net (gain) loss due to settlements,
    curtailments and special
    termination benefits . . . . . . . .          -      (1,641)          -           -       1,298           -
                                          ---------   ---------   ---------   ---------   ---------   ---------
  Net benefit cost (credit). . . . . . .  $    (369)  $  (1,504)  $   1,082   $     497   $   2,998   $   2,775
                                          =========   =========   =========   =========   =========   =========

     The 1999 postretirement medical costs were developed based on the health care plan in effect at January 1, 1999. As of December 31, 1999, the actuary assumed that retiree medical cost increases in 2000 would be 7.0% for ENSTAR and 7.4% for the Company's other businesses and prescription drug cost increases in 2000 would be 7.0% for ENSTAR and 9.6% for the Company's other businesses. The actuary also assumed that retiree medical costs and prescription drug costs at ENSTAR would decrease uniformly to 6.0% in 2002 and thereafter, and that such costs for the Company's other businesses would decrease uniformly to 5.5% in 2005 and thereafter. The health care cost trend rate assumption significantly affects the amounts reported. For example, a one percentage point increase in each year would increase the accumulated retiree medical obligation as of December 31, 1999 by $4,862,000 and the aggregate of the service and interest cost components of net periodic retiree medical costs for 1999 by $391,000.

401(K) PLANS, PROFIT SHARING PLANS AND THE EMPLOYEE STOCK OWNERSHIP TRUST - The Company has defined contribution plans, commonly referred to as 401(k) plans, covering the employees of certain of its businesses or divisions. Prior to 1998, the Company also had an Employee Stock Ownership Trust ("ESOT"). During 1998, the Company merged the assets of the ESOT into a 401(k) plan that covered approximately the same group of employees. Under the provisions of the ESOT prior to the merger, Company contributions were discretionary. In 1997, the Company contributed $400,000 in Company stock to the ESOT. Certain of the 401(k) plans contain provisions for Company matching contributions. The amount expensed for the Company match provisions was $716,315 and $491,000 in 1999 and 1998, respectively. Company matching contributions were not required in 1997.
     The Company has profit sharing plans, covering the employees of certain of its businesses or divisions. Annual contributions are generally determined by a formula which contains minimum contribution requirements. Profit sharing expense was $147,713 for 1999. There was no profit sharing expense in 1998 and 1997.


10.     STOCK-BASED  COMPENSATION

At the Company's 1997 annual meeting, the shareholders approved a long-term incentive plan providing for the issuance of up to 500,000 shares of non-qualified common stock options over the next ten years adjusted for any subsequent stock dividends and stock splits. The options are reserved for the executives and directors of the Company and are awarded based upon both the Company's and individual's performance. The options vest at the rate of 33 1/3% per year beginning one year after the date of grant and expire ten years after the grant date. Additionally, pursuant to an executive employment agreement, the Company granted 30,000 common stock options during 1997. These options vest three years after the grant date and expire ten years after the grant date.
     The exercise price of all the options granted is equal to the average of the high and low market price on the options' grant date. Both the number of options granted and the exercise price are adjusted accordingly for any stock dividends and stock splits occurring during the options' life. Fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


                                   1999     1998     1997
-----------------------------------------------------------
Risk-free interest rate. . . . .    5.28%    5.55%    6.54%
Dividend yield . . . . . . . . .    5.29%    6.11%    5.67%
Volatility . . . . . . . . . . .   20.84%   22.97%   19.13%
Average expected term (years). .       5        5        5
Fair value of options granted. .  $ 2.20   $ 2.26   $ 2.61

     The status of the options granted under the long-term stock incentive plan and the employment agreement are as follows:

                                        Number     Average Price
                                      of Shares*     Per Share*
-----------------------------------------------------------------
Outstanding at December 31, 1996 . .      16,537   $        14.97
Granted. . . . . . . . . . . . . . .     131,925   $        17.07
Exercised. . . . . . . . . . . . . .           -                -
Canceled . . . . . . . . . . . . . .     (18,000)  $        18.00

Outstanding at December 31, 1997 . .     130,462   $        16.68
Granted. . . . . . . . . . . . . . .     102,948   $        16.01
Exercised. . . . . . . . . . . . . .           -                -
Canceled . . . . . . . . . . . . . .     (15,780)  $        16.11

Outstanding at December 31, 1998 . .     217,630   $        16.40
Granted. . . . . . . . . . . . . . .     111,501   $        15.54
Exercised. . . . . . . . . . . . . .           -                -
Canceled . . . . . . . . . . . . . .     (11,345)  $        16.11

Outstanding at December 31, 1999 . .     317,786   $        16.16

*Adjusted to give retroactive effect to the 5% stock dividends of May 1997 and 1998.

     Employee stock options available for grant were 257,000 and 357,000 at December 31, 1999 and 1998, respectively. Employee stock options exercisable under these plans are as follows:

                                                Number    Average Price
                                              of Shares     Per Share
------------------------------------------------------------------------
Options exercisable at December 31, 1997 . .       1,050  $        17.14
Options exercisable at December 31, 1998 . .      29,394  $        16.97
Options exercisable at December 31, 1999 . .      95,088  $        16.39

     In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS 123, "Accounting for Stock-Based Compensation." In general, SFAS 123 recommends that all stock-based compensation given to employees in exchange for their services be expensed based on the fair value of the options granted. The Company has chosen to continue accounting for these transactions under previously existing accounting standards as allowed in SFAS 123. However, if expense had been determined in a manner consistent with the provisions of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands of dollars, except for per share amounts):

Years Ended December 31,                 1999     1998     1997
-----------------------------------------------------------------
Net income
  As reported. . . . . . . . . . . . .  $17,659  $10,040  $15,425
  Pro forma. . . . . . . . . . . . . .  $17,501  $ 9,940  $15,374
Earnings per share - basic and diluted
  As reported. . . . . . . . . . . . .  $  1.00  $   .63  $  1.06
  Pro forma. . . . . . . . . . . . . .  $   .99  $   .62  $  1.05

SEMCO  Energy,  Inc.  and  Subsidiaries



11.     EARNINGS  PER  SHARE

The Company computes earnings per share ("EPS") in accordance with SFAS 128, "Earnings per Share." SFAS 128 requires the computation and presentation of two EPS amounts, basic and diluted. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. The computation of diluted EPS is similar to that of basic EPS except that the weighted average number of common shares outstanding is increased to include any shares that would be available if outstanding stock options, warrants, or convertible securities ("dilutive securities") were exercised. Accordingly, income available to common shareholders is also adjusted for any changes to income that would result from the assumed conversion of the dilutive securities. The diluted EPS calculation excludes the effect of stock options when their exercise prices exceed the average market price over the period.
     The computations of basic and diluted earnings per share for the years ended December 31, 1999, 1998 and 1997 are as follows (in thousands, except per share amounts):

                                                          1999      1998     1997
-----------------------------------------------------------------------------------
Basic earnings per share computation
  Income before accounting change and
    extraordinary charge. . . . . . . . . . . . . . . .  $17,659  $ 8,755   $15,425
  Cumulative effect of change in accounting . . . . . .        -    1,784         -
  Extraordinary charge. . . . . . . . . . . . . . . . .        -     (499)        -
                                                         -------  -------   -------
  Net income. . . . . . . . . . . . . . . . . . . . . .  $17,659  $10,040   $15,425
                                                         =======  =======   =======

  Weighted average common shares outstanding. . . . . .   17,697   15,906    14,608
  Earnings per share - basic
    Income before accounting change and
       extraordinary charge . . . . . . . . . . . . . .  $  1.00  $  0.55   $  1.06
    Cumulative effect of change in accounting . . . . .        -     0.11         -
    Extraordinary charge. . . . . . . . . . . . . . . .        -    (0.03)        -
                                                         -------  -------   -------
    Net income. . . . . . . . . . . . . . . . . . . . .  $  1.00  $  0.63   $  1.06
                                                         =======  =======   =======

Diluted earnings per share computation
  Income before accounting change and
    extraordinary charge. . . . . . . . . . . . . . . .  $17,659  $ 8,755   $15,425
  Adjustment for effect of assumed conversions:
    Preferred convertible stock dividends . . . . . . .       13       15        16
                                                         -------  -------   -------
  Adjusted income before accounting change and
    extraordinary charge. . . . . . . . . . . . . . . .   17,672    8,770    15,441
  Cumulative effect of change in accounting . . . . . .        -    1,784         -
  Extraordinary charge. . . . . . . . . . . . . . . . .        -     (499)        -
                                                         -------  -------   -------
  Net income. . . . . . . . . . . . . . . . . . . . . .  $17,672  $10,055   $15,441
                                                         =======  =======   =======

  Weighted average common shares outstanding. . . . . .   17,697   15,906    14,608
   Incremental shares from assumed conversions of:
    Preferred convertible stock . . . . . . . . . . . .       22       26        28
    Stock options . . . . . . . . . . . . . . . . . . .        1        3         3
                                                         -------  -------   -------
   Diluted weighted average common shares outstanding .   17,720   15,935    14,639
                                                         =======  =======   =======

  Earnings per share - diluted
   Income before accounting change and
      extraordinary charge. . . . . . . . . . . . . . .  $  1.00  $  0.55   $  1.06
   Cumulative effect of change in accounting. . . . . .        -     0.11         -
   Extraordinary charge . . . . . . . . . . . . . . . .        -    (0.03)        -
                                                         -------  -------   -------
   Net income . . . . . . . . . . . . . . . . . . . . .  $  1.00  $  0.63   $  1.06
                                                         =======  =======   =======

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


12.     BUSINESS  SEGMENTS

The Company adopted SFAS 131, "Disclosure about Segments of an Enterprise and Related Information," during 1998. SFAS 131 established standards for reporting information about operating segments ("business segments") in annual financial statements and requires selected information in interim financial statements. Business segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, to make decisions on how to allocate resources and to assess performance. The Company's chief operating decision making group is the Chief Executive Officer ("CEO") and certain other executive officers that report directly to the CEO. The operating segments are organized and managed separately because each segment offers different products or services. The Company evaluates the performance of its business segments based on the operating income generated. Operating income does not include income taxes, interest expense, extraordinary charges, changes in accounting method and non-operating income and expense items.
     Under SFAS 131, an operating segment that does not exceed certain quantitative levels is not considered a reportable segment. Instead, the results of all segments that do not exceed the quantitative thresholds are combined and reported as one segment and referred to as "all other." The Company's propane, pipelines and storage business segment did not meet these quantitative thresholds and could have been grouped into the "all other" category. However, the Company has decided to voluntarily disclose information on this business segment.
     The Company currently operates four business segments. They are gas distribution, pipeline construction services, engineering services, and propane, pipelines and storage. The Company sold the subsidiary comprising its energy marketing business effective March 31, 1999. Refer to Note 1 for a brief description of each business segment.
     The accounting policies of the operating segments are the same as those described in Note 1 except that intercompany transactions have not been eliminated in determining individual segment results. The following table provides business segment information as well as a reconciliation ("Corporate and other") of the segment information to the applicable line in the consolidated financial statements. Corporate and other includes corporate related expenses not allocated to segments, intercompany eliminations and results of other smaller operations.

SEMCO  Energy,  Inc.  and  Subsidiaries

Years Ended December 31,                         1999       1998       1997
-----------------------------------------------------------------------------
(in thousands of dollars)
Operating revenues
  Gas distribution. . . . . . . . . . . . . .  $216,831   $184,221   $232,511
  Pipeline construction services. . . . . . .    58,272     25,904     13,207
  Engineering services. . . . . . . . . . . .    17,486     41,366      5,660
  Propane, pipelines and storage. . . . . . .     6,284      4,852      3,027
  Energy marketing. . . . . . . . . . . . . .    96,904    397,888    555,367
  Corporate and other(a). . . . . . . . . . .   (11,014)   (16,746)   (33,840)
                                               --------   --------   --------
    Total consolidated revenues . . . . . . .  $384,763   $637,485   $775,932
                                               ========   ========   ========
Depreciation and amortization
  Gas distribution. . . . . . . . . . . . . .  $ 14,955   $ 12,110   $ 11,112
  Pipeline construction services. . . . . . .     3,076      1,903        743
  Engineering services. . . . . . . . . . . .       421        182         14
  Propane, pipelines and storage. . . . . . .     1,092        793        622
  Energy marketing. . . . . . . . . . . . . .        36         44         60
  Corporate and other . . . . . . . . . . . .       426        317        326
                                               --------   --------   --------
    Total consolidated depreciation . . . . .  $ 20,006   $ 15,349   $ 12,877
                                               ========   ========   ========
Operating income (loss)
  Gas distribution. . . . . . . . . . . . . .  $ 40,134   $ 22,363   $ 26,348
  Pipeline construction services. . . . . . .     2,611       (102)       762
  Engineering services. . . . . . . . . . . .      (513)     2,938        778
  Propane, pipelines and storage. . . . . . .     2,341      1,585      1,458
  Energy marketing. . . . . . . . . . . . . .      (341)      (696)       217
  Corporate and other . . . . . . . . . . . .    (2,342)    (1,893)      (396)
                                               --------   --------   --------
    Total consolidated operating income . . .  $ 41,890   $ 24,195   $ 29,167
                                               ========   ========   ========
Assets
  Gas distribution. . . . . . . . . . . . . .  $713,900   $359,592   $362,906
  Pipeline construction services. . . . . . .    52,620     20,471     21,028
  Engineering services. . . . . . . . . . . .     9,477      8,897      2,618
  Propane, pipelines and storage. . . . . . .    28,399     27,175     18,110
  Energy marketing. . . . . . . . . . . . . .         -     65,017     89,653
  Corporate and other . . . . . . . . . . . .    10,787      8,510     12,845
                                               --------   --------   --------
    Total consolidated assets . . . . . . . .  $815,183   $489,662   $507,160
                                               ========   ========   ========
Capital investments(b)
  Gas distribution. . . . . . . . . . . . . .  $312,653   $ 23,029   $ 28,201
  Pipeline construction services. . . . . . .    21,720      1,076     15,990
  Engineering services(c) . . . . . . . . . .     2,499     14,586        459
  Propane, pipelines and storage. . . . . . .     1,318      6,285          -
  Energy marketing. . . . . . . . . . . . . .         -          -        156
  Corporate and other . . . . . . . . . . . .     1,971        655        234
                                               --------   --------   --------
    Total consolidated capital investments(c)  $340,161   $ 45,631   $ 45,040
                                               ========   ========   ========

(a) Includes the eliminations of intercompany energy marketing revenues of $49, $7,071 and $28,405 for 1999, 1998 and 1997, respectively. Includes the elimination of intercompany engineering services revenue of $2,645 and $429 for 1999 and 1998, respectively. Includes the elimination of intercompany pipeline construction services revenue of $8,307, $9,283 and $5,723 for 1999, 1998 and 1997, respectively.
(b) Capital investments include net amounts paid for business acquisitions, including non-cash amounts such as deferred payments and Company stock issued as part of the acquisitions.
(c) The 1998 capital investments, shown in the above table, include $14,073 of Company stock issued as part of the acquisition of OMC. The acquisition of OMC was accounted for as a pooling of interests, therefore, the supplemental cash flow information in Note 1 does not include the stock issued for the OMC acquisition.

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


13.     INVESTMENTS  IN  AFFILIATES

The equity method of accounting is used for interests in affiliates 20% to 50% owned. These affiliate companies are generally involved in natural gas transmission, storage or associated operations. The Company records income taxes on its share of undistributed earnings of these affiliates at the time the earnings are included in consolidated income. At December 31, 1999, the Company held the following interests in these affiliates:

                                             Percent Ownership
--------------------------------------------------------------
Eaton Rapids Gas Storage System . . . . .           50%
Michigan Intrastate Lateral System. . . .           50%
Michigan Intrastate Pipeline System . . .           50%

     Summarized combined financial information for investments in affiliates for the years ended December 31, 1999, 1998 and 1997 is as follows (in thousands of dollars):

                                              1999     1998      1997
-----------------------------------------------------------------------
Net sales . . . . . . . . . . . . . . . . .  $ 6,071  $ 8,199  $ 13,368
Operating income. . . . . . . . . . . . . .  $ 3,486  $ 2,100  $  3,568
Net income (loss) . . . . . . . . . . . . .  $ 1,956  $   285  $ (7,107)
The Company's share of net income (loss). .  $   978  $   160  $ (1,967)
                                             -------  -------  --------
Current assets. . . . . . . . . . . . . . .  $ 1,637  $ 2,796  $  2,843
Non-current assets. . . . . . . . . . . . .   26,903   28,092   125,455
                                             -------  -------  --------
Total assets. . . . . . . . . . . . . . . .  $28,540  $30,888  $128,298
                                             =======  =======  ========
Current liabilities . . . . . . . . . . . .  $ 4,266  $ 2,784  $ 42,745
Non-current liabilities . . . . . . . . . .   15,274   15,942    88,348
Equity. . . . . . . . . . . . . . . . . . .    9,000   12,162    (2,795)
                                             -------  -------  --------
Total liabilities and equity. . . . . . . .  $28,540  $30,888  $128,298
                                             =======  =======  ========
The Company's equity investment . . . . . .  $ 4,207  $ 4,522  $  4,710
The Company's share of undistributed gains.  $     -  $     -  $    475


14.     COMMITMENTS  AND  CONTINGENCIES

CAPITAL INVESTMENTS - The Company's plans for expansion and improvement of its natural gas delivery system and its other diversified business properties are continually reviewed. Aggregate capital expenditures for property in 2000 are projected at approximately $50,000,000. In addition, the Company is planning to incur additional expenditures for business acquisitions in 2000.

GUARANTEES - On January 14, 1998, the Company sold its entire 32% interest in NOARK. The sale released the Company from all its NOARK guarantees, which related to 40% of NOARK's debt. See Note 15 for more information on NOARK.

LEASE COMMITMENTS - The Company leases buildings, vehicles and equipment. The resulting leases are classified as operating leases in accordance with SFAS 13, "Accounting for Leases." Vehicle leases comprise a significant portion of total lease expense. Leases on new vehicles are for a minimum of twelve months. The Company has the right to extend each vehicle lease annually and to cancel the extended lease at any time.
     The following is a schedule by year of future minimum lease payments that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1999:

2000     $1,053,000        2003           $  458,000
2001        578,000        2004              381,000
2002        518,000        Thereafter      1,060,000

SEMCO  Energy,  Inc.  and  Subsidiaries



     Total lease expense approximated $2,253,000, $2,164,000 and $2,092,000 in 1999, 1998 and 1997, respectively. The annual future minimum lease payments shown in the previous schedule are substantially less than the lease expense incurred in 1997 through 1999 because most of the vehicle leases at December 31, 1999 were on a month-to-month basis and were cancelable at any time. However, management expects to renew or replace substantially all leases.

ENVIRONMENTAL ISSUES - Prior to the construction of major natural gas pipelines, gas for heating and other uses was manufactured from processes involving coal, coke or oil. The Gas Distribution Business owns seven Michigan sites which formerly housed such manufacturing facilities and expects that it will ultimately incur investigation and remedial action costs at some of these sites, and a number of other sites. The Gas Distribution Business has submitted plans to the appropriate environmental regulatory authority in the State of Michigan to close one site and begin work at another site. The extent of the Company's liabilities and potential costs in connection with these sites cannot be reasonably estimated at this time. In accordance with an MPSC accounting order, any environmental investigation and remedial action costs will be deferred and amortized over ten years. Rate recognition of the related amortization expense will not begin until after a prudence review in a general rate case.

CONTINGENCIES - The terms of certain of the Company's acquisition agreements in 1999 provided for additional consideration to be paid if certain results were achieved. The former owners of PinPoint Locators, Inc. were given the opportunity to receive additional consideration based upon the future profitability of the PinPoint division. The former owners of K&B Construction, Inc. were given the right to receive from the Company an additional sum of money provided the future results of operations exceed certain targeted levels. No additional consideration was paid in 1999.


15.     DIVESTITURE  OF  NOARK  INVESTMENT

The Company sold its entire interest in NOARK to ENOGEX Arkansas Pipeline Corporation ("EAPC") in 1998. NOARK is a 302-mile intrastate natural gas pipeline which experienced significant cost overruns during construction, resulting in higher than expected financing costs. In addition, competition from two interstate pipelines required NOARK to discount its transportation charges to attract volumes to the pipeline. Even with discounted rates, NOARK had operated at less than 65% capacity since its inception in 1992. As a result, NOARK continued to generate losses and its operating cash flows were insufficient to meet principal and interest payments on its debt.
     In 1996, the Company recorded a $21,000,000 after-tax non-cash write-down of its general partnership interest in NOARK. In 1997, the Company reduced its reserve for NOARK by $5,025,000 after-tax based on the terms of the pending sale. When the sale was finalized in 1998, the Company incurred a gain of $1,708,000 after-tax.
     Pursuant to terms included in the sales agreement, the Company paid EAPC $3,100,000 and $9,200,000 in April 1999 and 1998, respectively, and will pay $800,000 in April 2000. The sale released the Company from all debt obligations and guarantees related to NOARK. The Company will receive annual payments of $842,000 from EAPC for 17 years beginning in the year 2004.

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


16.     QUARTERLY  FINANCIAL  INFORMATION  (UNAUDITED)

In the opinion of the Company, the following quarterly information includes all adjustments necessary for a fair statement of the results of operations for such periods. Earnings and dividends per share for each quarter are calculated based upon the weighted average number of shares outstanding during each quarter. As a result, adding the earnings or dividends per share for each quarter of a year may not equal annual earnings or dividends per share due to changes in shares outstanding throughout the year. Due to the seasonal nature of the Company's gas distribution business, the results of operations reported on a quarterly basis show substantial variations.

Quarters                                   First     Second        Third     Fourth
------------------------------------------------------------------------------------
(in thousands, except per share amounts)
1999
  Operating revenue. . . . . . . . . . .  $183,880  $ 51,229     $ 39,997   $109,657
  Operating income (loss). . . . . . . .    17,347     3,468       (1,266)    22,341
  Net income (loss). . . . . . . . . . .    10,403       121       (2,165)     9,300
  Earnings (loss) per share. . . . . . .      0.60      0.01        (0.12)      0.52
  Cash dividends per share . . . . . . .     0.200     0.255(a)     0.205      0.204

1998
  Operating revenue. . . . . . . . . . .  $226,471  $111,280     $113,075   $186,659
  Operating income (loss). . . . . . . .    10,940       108            1     13,146
  Net income (loss). . . . . . . . . . .     8,571    (2,639)      (2,357)     6,465
  Earnings (loss) per share. . . . . . .      0.58     (0.17)       (0.14)      0.37
  Cash dividends per share . . . . . . .     0.178     0.185        0.179      0.200

(a)     Includes  a  special  one-time  dividend  of  $0.05  per  share.

SEMCO  Energy,  Inc.  and  Subsidiaries

REPORT  OF  INDEPENDENT  PUBLIC  ACCOUNTANTS


To  SEMCO  Energy,  Inc.:

We have audited the accompanying consolidated statements of financial position and capitalization of SEMCO Energy, Inc. (a Michigan corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' investment and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SEMCO Energy, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.
     As discussed in Note 1 of the consolidated financial statements, effective January 1, 1998, the Company changed its method of accounting for property taxes.




ARTHUR  ANDERSEN  LLP

Detroit,  Michigan
January  24,  2000

SEMCO  Energy,  Inc.  and  Subsidiaries

SELECTED  FINANCIAL  DATA



Years Ended December 31,                       1999           1998            1997          1996           1995       1994
----------------------------------------------------------------------------------------------------------------------------
Income statement data (000's)
  Operating revenue . . . . . . . . . . . .  $384,763      $637,485         $775,932      $547,910       $335,538   $372,430
                                             --------      --------         --------      --------       --------   --------
  Operating expenses
     Cost of gas and propane sold . . . . .  $117,789      $109,388         $150,967      $151,135       $120,619   $135,669
     Cost of gas marketed . . . . . . . . .    95,632       386,691          518,157       308,619        130,087    153,973
     Operations and maintenance . . . . . .   100,822        92,696           55,209        43,211         36,217     35,558
     Depreciation . . . . . . . . . . . . .    20,006        15,349           12,877        11,334         12,035     11,549
     Property and other taxes . . . . . . .     8,624         9,166            9,555         8,777          7,966      8,186
                                             --------      --------         --------      --------       --------   --------
                                             $342,873      $613,290         $746,765      $523,076       $306,924   $344,935
                                             --------      --------         --------      --------       --------   --------
  Operating income. . . . . . . . . . . . .  $ 41,890      $ 24,195         $ 29,167      $ 24,834       $ 28,614   $ 27,495
  Other income (deductions) . . . . . . . .   (17,219)       (7,835)(e)(f)    (5,273)(g)   (44,702)(i)    (11,132)   (12,944)(e)
                                             --------      --------         --------      --------       --------   --------
  Income (loss) before income taxes . . . .  $ 24,671      $ 16,360         $ 23,894      $(19,868)      $ 17,482   $ 14,551
  Income taxes. . . . . . . . . . . . . . .     7,012         6,320            8,469        (7,106)         6,151      4,559
                                             --------      --------         --------      --------       --------   --------

  Net income (loss) . . . . . . . . . . . .  $ 17,659      $ 10,040 (e)(f)  $ 15,425 (g)  $(12,762)(i)   $ 11,331   $  9,992 (e)
  Common dividends. . . . . . . . . . . . .    15,272        11,836           10,225         9,814          9,230      8,656
                                             --------      --------         --------      --------       --------   --------
  Earnings (deficit) reinvested
     in the business. . . . . . . . . . . .  $  2,387      $ (1,796)        $  5,200      $(22,576)      $  2,101   $  1,336
                                             ========      ========         ========      ========       ========   ========

Common stock data
  Average shares outstanding (000's) (a). .    17,697        15,906           14,608        14,573         13,696     13,440
  Earnings (loss) per share -
    basic and diluted (a) . . . . . . . . .  $   1.00      $   0.63 (e)(f)  $   1.06 (g)  $  (0.88)(i)   $   0.83   $   0.74 (e)
  Dividends paid per share (a). . . . . . .  $  0.863 (k)  $  0.744         $  0.700      $  0.673       $  0.674   $  0.644
  Dividends payout ratio. . . . . . . . . .      86.5%        117.9%            66.0%          N/A           81.5%      86.6%
  Book value per share (a) (b). . . . . . .  $   7.95      $   7.61         $   6.44      $   5.95       $   7.99   $   7.86
  Market value per share (a) (b) (c). . . .  $  11.81      $  16.31         $  17.26      $  16.78       $  15.54   $  14.80
  Number of registered
    common shareholders (b) . . . . . . . .     9,217         9,336            8,755         8,509          8,334      8,149

Balance sheet data (000's) (b)
  Total assets. . . . . . . . . . . . . . .  $815,183      $489,662         $507,160      $479,037       $378,523   $368,498
                                             --------      --------         --------      --------       --------   --------
  Capitalization
     Long-term debt (d) . . . . . . . . . .  $170,000      $170,000         $163,548      $108,112       $107,325   $104,910
     Preferred stock. . . . . . . . . . . .         -         3,255            3,269         3,269          3,272      3,288
     Common equity. . . . . . . . . . . . .   142,340       132,228           95,131        86,678        109,511    107,379
                                             --------      --------         --------      --------       --------   --------
                                             $312,340      $305,483         $261,948      $198,059       $220,108   $215,577
                                             ========      ========         ========      ========       ========   ========
Financial ratios
  Capitalization
     Long-term debt (d) . . . . . . . . . .      54.4%         55.6%            62.4%         54.6%          48.8%      48.7%
     Preferred stock. . . . . . . . . . . .         -           1.1%             1.3%          1.6%           1.5%       1.5%
     Common equity. . . . . . . . . . . . .      45.6%         43.3%            36.3%         43.8%          49.7%      49.8%
                                             --------      --------         --------      --------       --------   --------
                                                100.0%        100.0%           100.0%        100.0%         100.0%     100.0%
                                             ========      ========         ========      ========       ========   ========
  Return on average common equity . . . . .      12.9%          8.8%            17.0%(h)     (13.0%)(j)      10.4%       9.5%


Years Ended December 31,                       1993           1992            1991          1990           1989
-------------------------------------------  --------      --------         --------      --------       --------
Income statement data (000's)
  Operating revenue . . . . . . . . . . . .  $288,963      $251,526         $231,522      $228,339       $226,753
                                             --------      --------         --------      --------       --------
  Operating expenses
     Cost of gas and propane sold . . . . .  $139,051      $121,643         $111,005      $110,705       $122,684
     Cost of gas marketed . . . . . . . . .    67,474        52,347           46,237        47,703         33,786
     Operations and maintenance . . . . . .    34,496        33,590           33,425        34,149         33,504
     Depreciation . . . . . . . . . . . . .    12,468        12,344           12,138        10,729          9,807
     Property and other taxes . . . . . . .     8,446         7,729            7,193         6,798          6,245
                                             --------      --------         --------      --------       --------
                                             $261,935      $227,653         $209,998      $210,084       $206,026
                                             --------      --------         --------      --------       --------
  Operating income. . . . . . . . . . . . .  $ 27,028      $ 23,873         $ 21,524      $ 18,255       $ 20,727
  Other income (deductions) . . . . . . . .   (11,789)(e)   (11,923)(e)      (10,791)       (9,856)       (10,371)
                                             --------      --------         --------      --------       --------
  Income (loss) before income taxes . . . .  $ 15,239      $ 11,950         $ 10,733      $  8,399       $ 10,356
  Income taxes. . . . . . . . . . . . . . .     5,676         3,640            3,432         2,372          3,078
                                             --------      --------         --------      --------       --------

  Net income (loss) . . . . . . . . . . . .  $  9,563 (e)  $  8,310 (e)     $  7,301      $  6,027       $  7,278
  Common dividends. . . . . . . . . . . . .     7,419         6,875            6,385         5,940          5,535
                                             --------      --------         --------      --------       --------
  Earnings (deficit) reinvested
     in the business. . . . . . . . . . . .  $  2,144      $  1,435         $    916      $     87       $  1,743
                                             ========      ========         ========      ========       ========

Common stock data
  Average shares outstanding (000's) (a). .    12,155        11,835           11,533        11,261         11,019
  Earnings (loss) per share -
    basic and diluted (a) . . . . . . . . .  $   0.79 (e)  $   0.70 (e)     $   0.63      $   0.54       $   0.66
  Dividends paid per share (a). . . . . . .  $  0.610      $  0.581         $  0.554      $  0.527       $  0.502
  Dividends payout ratio. . . . . . . . . .      77.6%         82.7%            87.5%         98.6%          76.1%
  Book value per share (a) (b). . . . . . .  $   6.94      $   6.45         $   6.07      $   5.76       $   5.54
  Market value per share (a) (b) (c). . . .  $  17.24      $  14.19         $  10.84      $   9.49       $  12.26
  Number of registered
    common shareholders (b) . . . . . . . .     7,261         6,892            6,594         6,369          6,082

Balance sheet data (000's) (b)
  Total assets. . . . . . . . . . . . . . .  $348,813      $319,548         $294,933      $278,018       $267,273
                                             --------      --------         --------      --------       --------
  Capitalization
     Long-term debt (d) . . . . . . . . . .  $117,022      $102,728         $ 95,656      $ 99,040       $102,368
     Preferred stock. . . . . . . . . . . .     3,290         3,320            3,332         3,350          3,364
     Common equity. . . . . . . . . . . . .    85,657        77,353           70,758        65,608         61,766
                                             --------      --------         --------      --------       --------
                                             $205,969      $183,401         $169,746      $167,998       $167,498
                                             ========      ========         ========      ========       ========
Financial ratios
  Capitalization
     Long-term debt (d) . . . . . . . . . .      56.8%         56.0%            56.4%         59.0%          61.1%
     Preferred stock. . . . . . . . . . . .       1.6%          1.8%             2.0%          2.0%           2.0%
     Common equity. . . . . . . . . . . . .      41.6%         42.2%            41.6%         39.0%          36.9%
                                             --------      --------         --------      --------       --------
                                                100.0%        100.0%           100.0%        100.0%         100.0%
                                             ========      ========         ========      ========       ========
  Return on average common equity . . . . .      11.6%         11.1%            10.6%          9.4%          12.1%

(a)  Adjusted  to  give  effect  to  5  percent  stock  dividends  in  May  each  year,  1989  through  1998.
(b)  At  year  end.
(c)  Based  on  NASDAQ  closing  price,  except  for  years  prior  to  1997  which  are  based  on  NASDAQ  closing  bid price.
(d)  Includes  current  maturities  of  long-term  debt.
(e)  Includes  $499  (net of tax) or $.03 per share, $1,286 (net of tax) or $.10 per share, $177 (net of tax) or $.01 per share, and $901 (net of tax) or  $.08 per  share in 1998, 1994, 1993 and 1992, respectively, attributable to extraordinary losses on the early extinguishment of debt.
(f)  Includes  income  at  $1,784  (net  of  tax) or $.11 per share attributable to a change in accounting method, and a gain of
     $1,708 (net  of  tax)  or  $.11  per share  from  the  sale  of  the  NOARK  Investment.
(g)  Includes  income  due  to  an  adjustment  to the reserve for the NOARK investment - $5,025 (net of tax) or $.34 per share.
(h)  Excluding  the  adjustment  to  the  reserve  for  the  NOARK  investment,  return  on  average  common  equity  was 11.8%.
(i)  Includes  the  write-down  of  the  NOARK  investment  -  $21,000  (net  of  tax)  or  $1.44  per  share.
(j)  Excluding  the  write-down  of  the  NOARK  investment,  return  on  average  common  equity  was  7.6%.
(k)  Includes  a  special  one-time  dividend  of  $0.05  per  share.

Pages 66 and 67