Form 10-K405, Exhibit 13
period 2000-12-31
SEMCO ENERGY INC
filed 2001-03-30
CIK 277158

Exhibit 13 - 2000 Annual Report to Shareholders


SEMCO  Energy,  Inc.  and  Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS  OF  OPERATIONS

Net Income | SEMCO Energy, Inc. and its subsidiaries (the "Company") had consolidated net income of $16.7 million in 2000, $17.7 million in 1999 and $10.0 million in 1998. Earnings per share ("EPS") on a diluted basis were $0.90, $1.00 and $0.63 in 2000, 1999 and 1998, respectively. For information related to the calculation of diluted EPS, refer to Note 12 of the Notes to the Consolidated Financial Statements. Warmer than normal weather had a significant impact on earnings during these years. On a weather-normalized basis, net income would have been approximately $20.7 million in 2000, approximately $21.3 million in 1999 and approximately $17.2 million in 1998.
     The following table shows the Company's consolidated operating results, as well as the impact of warmer than normal weather, and certain other unusual items on net income and earnings per share for the past three years.
     Net income, excluding the impact of the unusual items noted in the table below, would have been $20.7 million, $20.6 million and $14.2 million for 2000, 1999 and 1998, respectively. The business segment analyses and other discussions on the next several pages provide additional information regarding the variations in operating results when comparing 2000, 1999 and 1998.


Years ended December 31,                                                 2000       1999       1998
---------------------------------------------------------------------  --------   --------   --------
(000's,  except  per  share  amounts)

Operating revenues. . . . . . . . . . . . . . . . . . . . . . . . . .  $422,593   $384,763   $637,485
  Operating expenses. . . . . . . . . . . . . . . . . . . . . . . . .   357,335    342,873    613,290
                                                                       ---------  ---------  ---------
Operating income. . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 65,258   $ 41,890   $ 24,195
  Other income and (deductions) . . . . . . . . . . . . . . . . . . .   (31,955)   (16,826)    (9,120)
  Income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .   (11,606)    (7,405)    (6,320)
                                                                       ---------  ---------  ---------
Income before dividends on trust preferred securities and cumulative
  effect of accounting method change and extraordinary charge . . . .  $ 21,697   $ 17,659   $  8,755
Dividends on trust preferred securities, net of income tax. . . . . .    (5,004)        --         --
Accounting method change and extraordinary charge, net of income tax.        --         --      1,285
                                                                       ---------  ---------  ---------
Net income available to common shareholders . . . . . . . . . . . . .  $ 16,693   $ 17,659   $ 10,040
Earnings per share ("EPS")
  Basic . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   0.93   $   1.00   $   0.63
  Diluted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   0.90   $   1.00   $   0.63

Average common shares outstanding
  Basic . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17,999     17,697     15,906
  Diluted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18,619     17,720     15,935

Impact on net income of the following:
  Warmer than normal weather(a) . . . . . . . . . . . . . . . . . . .  $ (3,995)  $ (3,640)  $ (7,180)
  Gains on divestitures of businesses . . . . . . . . . . . . . . . .  $     --   $    729   $  1,708
  Change in accounting method and extraordinary charge. . . . . . . .  $     --   $     --   $  1,285
Net income excluding the foregoing items. . . . . . . . . . . . . . .  $ 20,688   $ 20,570   $ 14,227
EPS excluding the foregoing items
  Basic . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   1.15   $   1.16   $   0.89
  Diluted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   1.11   $   1.16   $   0.89

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

SEMCO  Energy,  Inc.  and  Subsidiaries





Pro Forma Information | On November 1, 1999, the Company acquired the assets and certain liabilities of ENSTAR Natural Gas Company and the outstanding stock of Alaska Pipeline Company (together known as "ENSTAR"). Note 3 of the Notes to the Consolidated Financial Statements includes additional information regarding the acquisition as well as a discussion of how the following pro forma amounts were developed.
     The pro forma amounts reflect what the Company's financial results would have been if the acquisition of ENSTAR had occurred on January 1, 1999, but do not reflect any potential cost savings or operating synergies that may be realized following the acquisition.


                                            Actual             Pro Forma
                                      ------------------  ------------------
Years ended December 31,                2000      1999      2000      1999
------------------------------------  --------  --------  --------  --------
(000's, except per share amounts)

Operating revenue. . . . . . . . . .  $422,593  $384,763  $422,593  $461,705
Consolidated net income. . . . . . .    16,693    17,659    16,451    15,594
Basic earnings per share . . . . . .      0.93      1.00      0.91      0.88


SUMMARY  OF  BUSINESS  SEGMENTS

The Company operates four business segments: (1) gas distribution; (2) construction services; (3) engineering services; and (4) propane, pipelines and storage. The latter three segments are sometimes referred to together as the "diversified businesses." Refer to Note 11 of the Notes to the Consolidated Financial Statements for further information regarding each business segment. The Company sold the subsidiary comprising its energy marketing business effective March 31, 1999.
     The following table shows the operating revenues and operating income of each business segment as well as a reconciliation ("Corporate and other") of the segment information to the applicable line in the consolidated financial statements. Corporate and other includes intercompany eliminations, corporate-related expenses not allocated to the business segments and the results of other smaller operations.


Years ended December 31,                 2000       1999       1998
-------------------------------------  --------   --------   --------
(000's)

Operating revenues
  Gas distribution. . . . . . . . . .  $307,851   $216,831   $184,221
  Construction services . . . . . . .   105,231     58,272     25,904
  Engineering services. . . . . . . .    20,655     17,486     41,366
  Propane, pipelines and storage. . .     6,949      6,284      4,852
  Energy marketing. . . . . . . . . .         -     96,904    397,888
  Corporate and other . . . . . . . .   (18,093)   (11,014)   (16,746)
                                       ---------  ---------  ---------
    Total operating revenues. . . . .  $422,593   $384,763   $637,485
                                       =========  =========  =========

Operating income (loss)
  Gas distribution. . . . . . . . . .  $ 62,876   $ 40,134   $ 22,363
  Construction services . . . . . . .     3,676      2,611       (102)
  Engineering services. . . . . . . .        25       (513)     2,938
  Propane, pipelines and storage. . .     1,530      2,341      1,585
  Energy marketing. . . . . . . . . .         -       (341)      (696)
  Corporate and other . . . . . . . .    (2,849)    (2,342)    (1,893)
                                       ---------  ---------  ---------
    Total operating income. . . . . .  $ 65,258   $ 41,890   $ 24,195
                                       =========  =========  =========

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


GAS  DISTRIBUTION

The Company's gas distribution business segment consists of operations in Michigan and Alaska. ENSTAR, the Alaska-based operation, was acquired on November 1, 1999. The acquisition of ENSTAR was accounted for as a purchase and, therefore, the consolidated financial statements and the table below include the results of ENSTAR's operations since November 1, 1999. The Michigan gas distribution operation and ENSTAR are referred to together as the "Gas Distribution Business".
     Warm weather during the past three years has had a significant impact on operating income. Weather was approximately 6%, 7% and 20% warmer than normal during 2000, 1999 and 1998, respectively. Under normal weather conditions, operating income during 2000, 1999 and 1998 would have been higher by approximately $6.5 million, $5.3 million and $10.8 million, respectively. The impact of weather on operating income during 2000 was larger than during 1999, despite cooler weather in 2000. This is due to the increase in customer base as a result of the ENSTAR acquisition. A significant increase in customer base causes any variation from normal weather to have a more pronounced impact on operating results.


Years ended December 31,                    2000       1999       1998
----------------------------------------  --------   --------   --------
(Dollars  in  000's)

Gas sales revenues . . . . . . . . . . .  $273,312   $191,169   $166,700
Cost of gas sold . . . . . . . . . . . .   161,945    117,789    109,388
                                          ---------  ---------  ---------

  Gas sales margin . . . . . . . . . . .  $111,367   $ 73,380   $ 57,312
Gas transportation revenue . . . . . . .    30,783     22,368     14,832
Other operating revenue. . . . . . . . .     3,756      3,294      2,689
                                          ---------  ---------  ---------

  Gross margin . . . . . . . . . . . . .  $145,906   $ 99,042   $ 74,833
Operating expenses . . . . . . . . . . .    83,030     58,908     52,470
                                          ---------  ---------  ---------

Operating income . . . . . . . . . . . .  $ 62,876   $ 40,134   $ 22,363
                                          =========  =========  =========

Weather-normalized operating income. . .  $ 69,366   $ 45,434   $ 33,163
                                          =========  =========  =========

Volumes of gas sold (MMcf) . . . . . . .    61,054     39,245     32,247
Volumes of gas transported (MMcf). . . .    48,706     32,417     23,791

Number of customers at year end. . . . .   367,157    357,378    247,950
Average number of customers
  Gas sales customers. . . . . . . . . .   353,168    258,406    241,070
  Transportation and ATS customers . . .     8,253      9,183      3,105
                                          ---------  ---------  ---------
                                           361,421    267,589    244,175

Degree Days. . . . . . . . . . . . . . .     7,293      6,650      5,566
Percent colder (warmer) than normal. . .    (5.9)%     (6.7)%    (19.7)%

The  amounts  in  the  above  table  include  intercompany  transactions.

SEMCO  Energy,  Inc.  and  Subsidiaries





Gas Sales Margin | During 2000, gas sales margin increased by $38.0 million (or 52%) when compared to 1999. The increase includes approximately $28.6 million of gas sales margin from ENSTAR. The remaining $9.4 million of the increase is attributable to the Michigan gas distribution operation and is due in part to an increase in sales margins earned on the sale of the gas commodity as a result of gas supply and storage arrangements with TransCanada Gas Services, Inc. ("TransCanada") and an increase in gas sales as a result of cooler weather compared to 1999. The increase was also due to gas sales margins from new customers and customers switching from the Company's aggregated transportation service ("ATS") program back to general gas sales service.
     The third-party gas supply and storage arrangements with TransCanada pertain to the Michigan gas distribution operation. Under the terms of the agreements, TransCanada provides the Company's natural gas requirements and manages the Company's natural gas supply and the supply aspects of transportation and storage operations in Michigan for the three-year period that began April 1, 1999. Also effective April 1, 1999, and as authorized in a September 1998 Michigan Public Service Commission ("MPSC") order, the Michigan operation reduced and froze in its base rate a gas charge of $3.24 per thousand cubic feet ("Mcf") and suspended its gas cost recovery ("GCR") clause for a period of three years. TransCanada supplies the gas and related services to the Company at a cost below the $3.24 per Mcf that the Company is authorized to charge its Michigan customers for gas. As a result of suspending the GCR clause and contractually fixing the cost of gas below the $3.24 charged to customers, the Michigan gas distribution operation retains the sales margin on the sale of gas, subject to a customer profit sharing mechanism also approved in the MPSC order. Prior to the suspension of the GCR clause on April 1, 1999, gas sales margin was generated primarily from distribution and customer fees because the Michigan operation was not allowed to earn profits from the sale of the gas commodity. See Note 2 in the Notes to the Consolidated Financial Statements for additional information on the MPSC order and the gas supply management arrangement with TransCanada.
     The ATS program, which was effective April 1, 1998, provides all Michigan commercial and industrial customers the opportunity to purchase their gas from a third-party supplier, while allowing the Gas Distribution Business to continue charging the existing distribution fees and customer fees. Distribution and customer fees associated with customers who switch to third-party gas suppliers are recorded in gas transportation revenue rather than gas sales revenue because the Company is acting as a transporter for those customers. In 1998 and 1999, many customers participated in the ATS program. However, due to an increase in the market price of natural gas in late 1999 and 2000, customers who previously switched to the ATS program have begun switching back to the Company's general gas sales service to take advantage of the Company's frozen gas charge of $3.24 per Mcf discussed previously.
     During 2000, the Company's average number of gas sales customers increased by 94,762. Approximately 83,200 of the increase is a result of having ENSTAR's customers for the entire year while 1,770 of the increase was due to customers switching from the ATS program back to general gas sales service. The remaining increase of approximately 9,800 represents the average number of new gas sales customers added to the Company's distribution system.
     In 1999, gas sales margin increased by $16.1 million (or 28%) when compared to 1998. $11.6 million of the increase was attributable to ENSTAR. The remainder of the increase was attributable to the Michigan gas distribution operation, and was due in part to sales margins earned on the sale of the gas commodity and to additional gas sales, which resulted from cooler weather and the addition of new customers. These items were offset partially by a decrease in gas sales margin of approximately $4.2 million due primarily to customers switching from general gas sales service to transportation service as a result of their participation in the Company's ATS program.
     The Company's average number of gas sales customers increased by 17,336 during 1999. A portion of the increase was due to the addition of an average of 6,363 new gas sales customers in Michigan, offset partially by an average of 5,932 gas sales customers who switched from gas sales service to the ATS program. The remainder of the increase relates to owning ENSTAR for two months in 1999.

Gas Transportation Revenue | In 2000, gas transportation revenue increased by $8.4 million when compared to 1999. A full year of ENSTAR's transportation revenues represent an increase of $10.7 million. The increase generated by ENSTAR was partially offset by the impact of ATS customers switching from the ATS program back to the Company's general gas sales service, as discussed previously. Gas transportation revenue increased by $7.5 million in 1999, when

SEMCO  Energy,  Inc.  and  Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


compared to 1998. $4.2 million of the increase was due to revenues from customers participating in the ATS program, and the remainder was attributable primarily to gas transportation revenues of ENSTAR. As discussed above, the ATS program has essentially no impact on operating income because the Company charges ATS customers the same distribution fees and customer fees that are charged to general gas sales service customers.

Other Operating Revenue | During 2000, other operating revenue increased by $.5 million when compared to 1999. The primary reason for the increase was a bonus received for completing on schedule the installation of a large-diameter transmission pipeline for a power plant under construction, offset partially by a reduction in ATS balancing fees as a result of ATS customers switching back to general gas sales service. Other operating revenue increased in 1999 by $.6 million over the prior year. The increase was due primarily to an increase in balancing charges and various miscellaneous fees charged to customers.

Operating Expenses | During 2000, operating expenses of the Gas Distribution Business increased by $24.1 million (or 41%) when compared to 1999. A full year of operations from ENSTAR increased operating expenses by $26.4 million. The offsetting $2.3 million decrease in operating expenses is attributable to the Michigan operation and includes a number of offsetting increases and decreases in expenses.
     The decreases in expenses at the Michigan operation include approximately $1.5 million in reduced employee-related expenses, including reduced incentive compensation and reduced pension and retiree medical expenses. Pension and retiree medical expenses decreased due to better than expected historical experience, changes in actuarial assumptions between years and a settlement credit related to an early retirement program offered to employees in 2000. See
Note 9 of the Notes to the Consolidated Financial Statements for more information related to pension and retiree medical costs. General business taxes also decreased by approximately $2.0 million. The decrease is due in part to a $2.1 million reduction in property taxes recorded in 2000 based on pending appeals of prior years' personal property tax assessments in Michigan ("prior year tax appeals") and new property valuation tables approved by the State of Michigan in 1999 ("new property tax tables"). In addition, property taxes for 2000 also decreased as a result of the new property tax tables, and sales tax expense was lower due to refunds received during 2000. These decreases in general business taxes are offset partially by a $1.3 million reduction in property taxes recorded in 1999 based on the prior year tax appeals. The Company filed the appeals over the past several years claiming that its Michigan utility property was over-assessed. The new property tax tables approved by the State of Michigan are consistent with the Company's claim regarding its utility property assessments, and thus significantly increase the likelihood of recovering the overpaid property taxes.
     The above decreases were offset by an increase of approximately $1.0 million in depreciation and amortization expense. The increase was due primarily to additional property, plant and equipment placed in service.
     In 1999, the operating expenses of the Gas Distribution Business increased by $6.4 million (or 12%) when compared to 1998. Operating expenses attributable to ENSTAR for November and December of 1999 account for $6.0 million of the increase. The operating expenses of the Michigan operations increased by $.4 million (or less than 1%) when compared to 1998.
     The $.4 million increase in the Michigan operation's 1999 operating expenses includes a number of offsetting increases and decreases. The decreases include approximately $1.0 million attributable to an overall reduction in general and administrative expenses due to cost cutting measures undertaken during 1999, and reductions in compensation and employee benefit expenses due primarily to lower employee levels, as a result of the 1998 early retirement program, and changes to the Company's employee benefit plans. See Note 9 in the Notes to the Consolidated Financial Statements for more information on the 1998 early retirement program. The decreases also include approximately $.4 million due to lower uncollectible gas customer accounts and approximately $.4 million relating to general taxes. The decrease in general taxes is made up of a reduction of $1.3 million in property taxes, based on the prior year tax appeals discussed previously, offset partially by an increase in property taxes associated with additional property, plant and equipment placed in service, and an increase in Michigan business tax.
     The above decreases in operating expenses of the Michigan operation were offset by a number of increases. Information technology expense, primarily year 2000 (or "Y2K") computer remediation, increased in 1999, when compared to 1998, by approximately $1.0 million, and incentive compensation increased by

SEMCO  Energy,  Inc.  and  Subsidiaries





approximately $.4 million due primarily to lower incentive compensation in the prior year as a result of lower Company earnings. Depreciation expense also increased in 1999 by $.8 million as a result of additional property, plant and equipment placed in service.

Outlook | The Company's strategy for the Gas Distribution Business is to expand its distribution system through aggressive marketing to on-main and near-main potential customers. The Company will also try to capitalize on other market opportunities, including new power generation projects. In 2000, the number of customers in Michigan and at ENSTAR increased by approximately 2.7%. The customer growth rate for the U.S. gas distribution industry has averaged approximately 1% annually during the last three years. However, average annual gas usage per customer has been decreasing slightly because new homes and appliances are more energy efficient.
     Operating expenses have been reduced through the early retirement program offered during 1998, and future operating expenses are expected to decrease as a result of the early retirement program offered in 2000. The increased use of technology has also created operating efficiencies. The gas distribution business will continue its efforts to control or reduce operating expenses.
     With the approval of profit incentive and sharing mechanisms by the MPSC in 1998, the Michigan operation is allowed to retain a portion of its earnings in excess of its authorized return, if any, and credit the remainder to customers. Specifically, if the Company's return on equity for its Michigan-based natural gas distribution business exceeds 12.75%, amounts equal to 50% of the excess return between 12.76% and 16.75%, plus amounts equal to 75% of the excess over 16.75%, would be credited to customers, i.e., would be reflected prospectively in reduced rates. For purposes of the profit incentive and sharing mechanisms, 50% of any gas cost savings generated as a result of the TransCanada arrangements are excluded from the calculation of return on equity. As a result, the Company's actual reported earnings can generate a return on equity in excess of 12.75% before triggering profit sharing with customers. Based on results for 2000, the Company reduced its earnings by approximately $50,000 to reflect amounts expected to be credited to customers. In 1999, the Company was not required to credit any amounts to its customers.
     In 1998, the MPSC also authorized the Company to, among other things, suspend its GCR clause and freeze for three years in its base rate a gas charge of $3.24 per Mcf. The GCR suspension and new rate took effect in April 1999 and generally extend through March 2002. The Gas Distribution Business was able to offer this GCR suspension and rate freeze partly as a result of agreements reached with TransCanada. Under the agreements, TransCanada provides the Company's natural gas requirements and manages the Company's natural gas supply and the supply aspects of transportation and storage operations in Michigan for the same three-year period at a cost below the $3.24 charged to customers. As a result of the MPSC order and the TransCanada agreements, the Michigan gas distribution operation retains any gas cost savings on the sale of gas, subject to the customer profit sharing mechanism described previously. Also, as a result of the TransCanada agreements, the Company and its Michigan natural gas customers are currently not affected by the significant increases in the market price for natural gas that have occurred in North America over the past year. The Company is currently exploring the possibility for an extension of the GCR-suspension period through 2004 and a fixed customer gas rate through the same period. See Note 2 of the Notes to the Consolidated Financial Statements for additional information on the MPSC order and the TransCanada agreements.
     During 2000, the Company filed certain revenue requirement and cost of service information with the Regulatory Commission of Alaska ("RCA") as required by the October 1999 RCA order approving the transfer of ownership of ENSTAR. In November 2000, the RCA issued an order requesting additional information in order to ensure that ENSTAR's rates are just and reasonable. The order also appointed a hearing examiner and set a prehearing conference in February 2001. The order indicates that, if changes in ENSTAR's existing rates are required, such changes would be applied on a prospective basis. The Company believes that it can demonstrate to the RCA that ENSTAR's rates are just and reasonable; however, the actual outcome is uncertain. See Note 2 of the Notes to the Consolidated Financial Statements for more information on the RCA orders.
     The Michigan gas distribution operation competes with suppliers of alternative energy sources such as coal and #6 and #2 fuel oil to meet the energy requirements of its industrial customers. This competition did not have a material impact on the financial results of the Company in 2000. To lessen the possibility of a fuel switch by industrial customers, the Company offers flexible contract terms and additional services, such as gas storage and balancing, in addition to a more environmentally friendly fuel. ENSTAR supplies natural gas in its service territory at prices that currently preclude

SEMCO  Energy,  Inc.  and  Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


substitution of alternative energy sources. At present, the residential energy cost of natural gas in Alaska is less than half the cost of fuel oil, the next most economical energy choice.
     Consistent with other gas distribution utilities, there is a potential risk for industrial and electric generating plants on the Company's gas distribution system, and also located in close proximity to interstate natural gas pipelines, to bypass the Company and connect directly to such pipelines. However, management is currently unaware of any significant bypass efforts by the Company's customers. The Company has addressed and would continue to address any such efforts by offering special services and rate arrangements designed to retain these customers on the Company's system.
     For information on environmental matters, regulatory matters and the application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation," refer to Notes 2 and 14 of the Notes to the Consolidated Financial Statements.


CONSTRUCTION  SERVICES

The Company's construction services segment ("Construction Services") does business in the midwestern, southern and southeastern areas of the United
States. The businesses that make up Construction Services have all been acquired since mid-1997 and each acquisition has been accounted for using the purchase method of accounting. As a result, Construction Services' operating results for 2000, 1999 and 1998 include the results of each of the acquired businesses for the periods subsequent to their acquisition dates.


Company                                             Acquisition Date
--------------------------------------------------  ----------------

Sub-Surface Construction Co. ("Sub-Surface") . . .  August 1997
King Energy & Construction Co. ("King"). . . . . .  May 1998
K&B Construction, Inc. ("K&B") . . . . . . . . . .  February 1999
Iowa Pipeline Associates, Inc. ("Iowa"). . . . . .  April 1999
Flint Construction Co. ("Flint") . . . . . . . . .  September 1999
Long's Underground Technologies, Inc. ("Long") . .  September 1999
KLP Construction Co. ("KLP") . . . . . . . . . . .  May 2000

     Refer to Note 3 of the Notes to the Consolidated Financial Statements for information regarding the amount paid for each of the above acquisitions.
     Construction Services also started an overhead-line construction company in Florida in January 1998. However, the operations of this start-up business were halted in mid-1998 in response to lower than expected business levels and earnings. The start-up business generated an operating loss of $.9 million during 1998.
     Construction Services generates the majority of its sales revenue from the installation of underground natural gas mains and service lines. The Company also provides underground construction services to other industries such as telecommunications and water supply. Underground construction businesses are seasonal in nature. As a result, Construction Services generally incurs operating losses during the winter and spring months when underground construction is inhibited, and generates the majority of its operating income during the summer and fall months.


Years ended December 31,         2000      1999     1998
-----------------------------  --------  -------  --------
(000's)

Operating revenues. . . . . .  $105,231  $58,272  $25,904
Operating expenses. . . . . .   101,555   55,661   26,006
                               --------  -------  --------
Operating income (loss) . . .  $  3,676  $ 2,611  $  (102)
                               ========  =======  ========

Feet of pipe installed. . . .     7,969    6,208    4,531
                               ========  =======  ========

The  amounts  in  the  above  table  include  intercompany  transactions.

SEMCO  Energy,  Inc.  and  Subsidiaries





Operating Revenues | Construction Services' operating revenues increased to $105.2 million during 2000, a $47.0 million (or 81%) increase over 1999. The increase during 2000 was due primarily to a full year of revenues from Iowa, Flint and Long and an increase in construction projects. Operating revenues were $58.3 million during 1999 compared to $25.9 million during 1998. The increase of $32.4 million (or 125%) was due primarily to the revenues of K&B, Iowa, Flint and Long, which were all acquired during 1999, and a $3.9 million increase in the revenues of Sub-Surface.

Operating Income | Construction Services had operating income of $3.7 million in 2000, $2.6 million in 1999 and an operating loss of $.1 million in 1998. Construction Services' operating income for 1998, excluding the start-up business mentioned previously, would have been $.8 million. The $1.1 million increase in operating income in 2000, when compared to 1999, was due primarily to a full year of operating results from Iowa, Flint and Long, offset partially by additional operating costs incurred on various construction projects as a result of some project delays, increased fuel costs and other factors. The increase in operating income in 1999, when compared to 1998, is due primarily to operating income attributable to the businesses acquired in 1999 and the increase in operating revenues of Sub-Surface, offset partially by an increase in Sub-Surface's operating expenses. The increase in operating expenses in each of 1999 and 2000 was due primarily to operating expenses from businesses acquired in these periods plus the additional expenses noted previously.

Outlook | Management believes there are opportunities for growth in the pipeline construction industry. Management views the industry as large but highly fragmented and believes that customer preference is shifting from smaller construction companies to much larger contractors. Management also believes there is a trend in the utility industry towards outsourcing services such as those provided by Construction Services, and management's goal is to position Construction Services to take advantage of this trend.
     Construction Services competes with small- and medium-size regional underground facilities contractors who provide similar services and utilize comparable equipment and installation techniques. There is also competition from in-house construction operations of existing or prospective customers. The Company's goal is to expand Construction Services' market share by acquiring established construction companies that have a strong customer base. Acquisitions will be of a size consistent with the Company's ability to raise capital efficiently. Achieving these goals is dependent upon the availability of good acquisition candidates and, among other things, the Company's ability to successfully integrate such acquisitions.


ENGINEERING  SERVICES

The Company's engineering services business ("Engineering Services") is comprised of two companies, Maverick Pipeline Services, Inc. ("Maverick") and Oilfield Materials Consultants, Inc. ("OMC"). The acquisition of Maverick, in December 1997, was accounted for as a purchase. The acquisition of OMC, in November 1998, was accounted for as a pooling of interests and, accordingly, the consolidated financial statements and the table below have been restated to include the financial results of OMC as if it were part of the Company for all periods presented.


Years ended December 31,         2000       1999      1998
-----------------------------  --------  ---------  --------
(000's, except billed hours)

Operating revenues. . . . . .  $ 20,655  $ 17,486   $ 41,366
Operating expenses. . . . . .    20,630    17,999     38,428
                               --------  ---------  --------
Operating income (loss) . . .  $     25  $   (513)  $  2,938
                               ========  =========  ========

Billed hours. . . . . . . . .   292,000   359,000    586,000
                               ========  =========  ========

The  amounts  in  the  above  table  include  intercompany  transactions.

SEMCO  Energy,  Inc.  and  Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     Maverick purchased the assets and certain liabilities of Drafting Services, Inc. ("DSI") in September 1999 and Pinpoint Locators, Inc. ("Pinpoint") in October 1999. Both acquisitions were accounted for using the purchase method of accounting, and are operated as divisions of Maverick. Refer to Note 3 of the Notes to the Consolidated Financial Statements for information regarding the amount paid for each of the above acquisitions.

Operating Revenues | Engineering Services' operating revenues increased by $3.2 million (or 18%) in 2000, when compared to 1999. The operating revenues of Engineering Services were $17.5 million in 1999 compared to $41.3 million in 1998. The increase in revenues in 2000 was primarily the result of a full year of revenues from DSI and Pinpoint and increased turnkey revenues, offset partially by lower pipeline inspection revenues. The decrease in operating revenues during 1999, compared to 1998, was due primarily to lower revenues from turnkey projects and lower pipeline inspection revenues as a result of a slowdown and deferral of pipeline projects and engineering work in various sectors of the energy industry. The downturn in oil prices in late 1998 and early 1999 led to the reduction in pipeline construction and inspection projects in 1999. Despite a recovery in oil prices in late 1999 and 2000, these types of projects have not returned to previous levels. There also has been a reduction or deferral of new engineering projects for the gas distribution industry due to the cash flow impact on the industry of the warm weather during the past three years. Operating revenues for 1998 include approximately $20 million related to a large turnkey project.

Operating Income | Engineering Services had break-even operating income in 2000, incurred an operating loss of $.5 million in 1999 and had operating income of $2.9 million in 1998. The increase in operating income in 2000 was due primarily to more profitable projects compared to 1999 and a full year of operations from DSI and Pinpoint, offset partially by the impact of the decrease in pipeline inspection projects. The significant decrease in operating income in 1999 was due primarily to decreases in operating revenues and corresponding project costs as a result of the slowdown and deferral of projects, as noted previously, and unanticipated ground restoration and clean-up costs incurred in 1999 associated with a large pipeline turnkey project completed in 1998.

Outlook | The Company's goal is to expand Engineering Services in North America and select foreign countries through the growth of its existing operations. Management believes there is a trend in the utility industry towards outsourcing services such as those provided by Engineering Services, and management's goal is to position Engineering Services to take advantage of this trend. It is also anticipated that the demand for turnkey services will increase, and the Company plans to aggressively pursue such projects. In addition to providing services to the gas and petroleum industries, Engineering Services also plans to market its services to customers in telecommunications and other industries.
     Engineering Services competes with regional, national and international firms as well as in-house engineering and field service departments. Because of the minimal initial capital requirements, it is likely that new competition will arise from other firms that possess the professional requirements and qualifications. The Company's strategic objective is to build a sizable underground facilities engineering business that provides a wide array of services to utilities and other companies installing underground pipe, cable and other facilities in North America.
     There was a reduction in oil and gas production and related activities due to the downturn in oil prices in late 1998 and early 1999. This resulted in a significant decrease in the amount of Engineering Services' pipeline inspection and quality assurance projects. Despite a recovery in oil prices in late 1999 and 2000, these types of projects have not returned to previous levels. There also has been a reduction or deferral of new engineering projects for the gas distribution industry due to the cash flow impact of the warm weather during the past three years. Management believes that the level of available projects and business will increase as gas distribution companies start releasing new engineering projects and pipeline construction and inspection projects become available.

SEMCO  Energy,  Inc.  and  Subsidiaries





PROPANE,  PIPELINES  AND  STORAGE

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


Years ended December 31,   2000    1999    1998
------------------------  ------  ------  ------
(000's)

Operating revenues . . .  $6,949  $6,284  $4,852
Operating expenses . . .   5,419   3,943   3,267
                          ------  ------  ------
Operating income . . . .  $1,530  $2,341  $1,585
                          ======  ======  ======

Operating Revenues | Operating revenues were $6.9 million in 2000, compared to $6.3 million in 1999 and $4.9 million in 1998. The increase in revenues in 2000, compared to 1999, was due primarily to higher propane distribution revenues, offset partially by slightly lower pipeline revenues. Pipeline revenues decreased in 2000 due to the absence of revenues from a pipeline that was sold in mid-1999. The increase in revenues in 1999, when compared to 1998, was due primarily to the operating revenue of Hotflame, which was acquired on March 31, 1998.

Operating Income | The Company's Propane, Pipelines and Storage segment had operating income during 2000, 1999 and 1998 of $1.5 million, $2.3 million and $1.6 million, respectively. The decrease during 2000, when compared to 1999, was caused primarily by higher propane costs, which reduced propane margins, and the absence of operating income from the pipeline that was sold in mid-1999. The increase in operating income during 1999, when compared to 1998, was due primarily to pipeline expense reductions and a full year of operations at Hotflame. As discussed above, the operating results for 1998 include the operating income of Hotflame earned after its acquisition on March 31, 1998. In addition, Hotflame's profit margins were slightly lower in 1999 and 2000 as a result of customer price reductions caused by increased competition in the propane industry.
     Weather in Hotflame's market area was warmer than normal in 2000, 1999 and 1998. Operating income on a weather-normalized basis would have been higher by approximately $.1 million during 2000 and by approximately $.3 million for both 1999 and the period of April through December of 1998. The impact of weather on the operating income of the propane, pipelines and storage segment relates entirely to the propane business.

Outlook | Management believes that the gas pipeline and storage operations could experience opportunities for growth with the increased deregulation of gas markets. As gas markets expand or are deregulated, management feels that the quantity of gas moving through the Great Lakes Region will increase, which could create additional pipeline and storage opportunities.
     The Company's propane business competes with other regional propane providers and with other energy sources such as natural gas, fuel oil and electricity. The propane business has become increasingly competitive and less profitable, which necessitates large-scale operations to be successful in the long term. The Company will continue to assess the strategic fit of this business over the coming years.


ENERGY  MARKETING

The Company sold the subsidiary comprising its gas marketing business ("Energy Services") effective March 31, 1999. The business was sold because management concluded that it did not fit the Company's new strategic direction due to

SEMCO  Energy,  Inc.  and  Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


the high risks and generally poor returns associated with the business. The Company recognized a gain on the sale. The gain is reported in other income
(discussed in the subsequent section), and thus is not reflected in the operating results in the following table.


Years ended December 31,        2000      1999      1998
----------------------------  -------   -------   --------
(000's)

Operating revenues . . . . .  $     -   $96,904   $397,888
Cost of gas marketed . . . .        -    95,681    393,762
                              --------  --------  ---------
Gas marketing margin . . . .  $     -   $ 1,223   $  4,126
Operating expenses . . . . .        -     1,564      4,822
                              --------  --------  ---------
Operating loss . . . . . . .  $     -   $  (341)  $   (696)
                              ========  ========  =========

Gas Marketing Margin | Gas marketing margin for 1999, when compared to 1998, decreased by $2.9 million. There were no gas marketing revenues subsequent to March 31, 1999, the effective date of the sale of Energy Services, which is the primary reason for the decrease in margin.

Operating Income | Energy Services had an operating loss of $.3 million in 1999 compared to an operating loss of $.7 million in 1998. The smaller operating loss in 1999 was due primarily to the results of restructuring activities undertaken in 1998 and the timing of the sale of Energy Services. Energy Services was sold effective March 31, 1999, and therefore, the 1999 operating loss of $.3 million includes results from January through March only.


OTHER  INCOME  AND  DEDUCTIONS


Years ended December 31,                         2000       1999       1998
---------------------------------------------  --------   --------   --------
(000's)

Divestiture of energy marketing business. . .  $      -   $  1,122   $      -
Divestiture of NOARK investment . . . . . . .         -          -      5,048
Interest expense. . . . . . . . . . . . . . .   (34,913)   (20,575)   (14,811)
Other income. . . . . . . . . . . . . . . . .     2,958      2,627        643
                                               ---------  ---------  ---------
  Total other income (deductions) . . . . . .  $(31,955)  $(16,826)  $ (9,120)
                                               =========  =========  =========

Divestiture of Energy Marketing Business | The Company sold the subsidiary comprising its energy marketing business effective March 31, 1999. The divestiture resulted in a gain of $1.1 million ($.7 million after-tax).

Divestiture of NOARK Investment | On January 14, 1998, the Company sold its entire interest in the NOARK Pipeline System Partnership ("NOARK"). The sale generated a gain of $1.7 million (after-tax) in 1998, after write-downs of the investment in prior years.

Interest Expense | The Company's 2000 interest expense increased $14.3 million (or 70%) when compared to 1999. The increase was due primarily to increases in debt levels to finance the Company's capital expenditure and business acquisition programs and for general corporate purposes. The increases during 2000 were offset partially by $2.1 million of income recognized on interest rate swaps terminated in 2000. The most significant increase in debt levels occurred on November 1, 1999, when the Company incurred $290 million of additional short-term debt to finance the acquisition of ENSTAR ("bridge loan"). The bridge loan was repaid during 2000 with the proceeds of several securities offerings and borrowings from the Company's bank lines of credit, which are all discussed in Note 5 of the Notes to the Consolidated Financial Statements.
     Interest expense increased by $5.8 million (or 39%) in 1999, when compared to 1998, due to an increase in the level of debt outstanding from 1998 to 1999. The Company incurred the additional debt, including the bridge loan, to finance

SEMCO  Energy,  Inc.  and  Subsidiaries




its ongoing capital expenditure and business acquisition programs and for general corporate purposes. See Note 5 of the Notes to the Consolidated Financial Statements for more information on debt issues and refinancings.

Other | During 2000, other income increased by $.3 million, when compared to 1999. The increase was due primarily to an increase in allowances for funds used during construction ("AFUDC") associated with several large construction projects, an increase in equity income from an investment in a gas storage partnership (a portion of which is likely to be non-recurring) and gains on property sales. These increases were offset partially by the absence in 2000 of life insurance proceeds received in 1999 upon the death of a retired Company executive.
     In 1999, other income increased by $1.7 million when compared to 1998. Approximately $.8 million of the increase relates to the previously mentioned life insurance proceeds received upon the death of a retired Company executive, and $.4 million relates to gains on the sale of pipeline property and other equipment. In addition, $.2 million relates to an increase in equity income from partnership investments, and the remainder is attributable to higher miscellaneous non-operating income.


INCOME  TAXES

Income taxes for 2000, 1999 and 1998 were $11.6 million, $7.4 million and $6.3 million, respectively. The change in income taxes, when comparing one year to another, is due primarily to changes in income before income taxes and dividends on trust preferred securities, and any adjustments necessary for compliance with tax laws and regulations.


DIVIDENDS  ON  TRUST  PREFERRED  SECURITIES

The Company issued trust preferred securities and FELINE PRIDES during 2000. These securities are described in Note 5 of the Notes to the Consolidated Financial Statements. During 2000, dividends on these securities, net of income tax, were $5.0 million.


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


LIQUIDITY  AND  CAPITAL  RESOURCES

Cash Flows From Investing | The Company's single largest use of cash is capital investments. The following table identifies investments for the past three years:


Years ended December 31,                              2000     1999      1998
--------------------------------------------------  -------  --------  -------
(000's)

Capital investments
  Property additions - gas distribution. . . . . .  $47,466  $ 22,761  $23,029
  Property additions - diversified businesses. . .   19,170    12,258    2,246
  Business acquisitions (a). . . . . . . . . . . .    1,784   305,142   20,356
                                                    -------  --------  -------
                                                    $68,420  $340,161  $45,631
                                                    =======  ========  =======

(a) Includes net cash paid, deferred payments and the value, at the time of issuance, of Company stock issued for acquisitions.

SEMCO  Energy,  Inc.  and  Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Property additions for the Gas Distribution Business represent primarily new customer service lines and, to a lesser extent, gas main and service line replacements. However, during 2000 the Michigan gas distribution operation incurred approximately $7.9 million to construct a large diameter transmission pipeline to supply a power generation plant currently under construction. In addition, the Company invested approximately $11.9 million, $2.4 million and $4.5 million in technology in 2000, 1999 and 1998, respectively. This technology consists of automated meter reading, automated dispatch and scheduling, in-truck computer terminals and other computer system and infrastructure improvements which have increased customer service and operational efficiency. Business acquisitions were approximately $1.8 million, $305.1 million and $20.4 million in 2000, 1999 and 1998, respectively. The significant increase in 1999 was due to the acquisition of ENSTAR for approximately $290 million.
     In 2001, the Company plans to spend approximately $47 million on property additions for the Gas Distribution and Diversified Businesses. In addition, the Company plans to incur additional expenditures for business acquisitions during 2001.

Cash Flows from Operations | The Company's net cash provided from operating activities totaled $49.0 million in 2000, $41.2 million in 1999 and $24.7 million in 1998. The change in operating cash flows is influenced significantly by changes in the level and cost of gas in underground storage, changes in accounts receivable and accrued revenue and other working capital changes. The changes in these accounts are largely the result of how the Company manages the timing of cash receipts and payments.
     The Company uses significant amounts of short-term borrowings to finance natural gas purchases for storage during the non-heating season. The Company owns and leases natural gas storage facilities in Michigan with available capacity approximating 35% to 40% of the Company's average annual Michigan gas sales. Generally, gas is stored during the months of April through October and withdrawn for sale from November through March.

Cash Flows from Financing | The Company received net cash from financing activities of $13.6 million, $287.4 million and $4.9 million in 2000, 1999 and 1998, respectively.


Years ended December 31,                                 2000       1999       1998
----------------------------------------------------  ---------   --------   --------
(000's)

Cash provided by financing activities
  Issuance of common stock, net of repurchases . . .  $     865   $  3,726   $ 32,570
  Issuance of trust preferred securities . . . . . .    134,885          -          -
  Issuance of long-term debt, net of redemptions . .    136,569          -      4,887
  Net cash change in notes payable . . . . . . . . .   (243,708)   302,347    (20,561)
  Redemption of preferred stock. . . . . . . . . . .          -     (3,281)         -
  Payment of dividends . . . . . . . . . . . . . . .    (15,033)   (15,442)   (12,029)
                                                      ----------  ---------  ---------
                                                      $  13,578   $287,350   $  4,867
                                                      ==========  =========  =========

     The Company's net funds borrowed (paid) on notes payable were ($243.7 million), $302.3 million and ($20.6 million) in 2000, 1999 and 1998, respectively. On November 1, 1999, the Company financed the acquisition of ENSTAR with a $290 million unsecured bridge loan. In 2000, the Company utilized the proceeds of several securities offerings and its short-term bank lines of credit to repay the bridge loan. During 2000, 1999 and 1998, the Company made payments of $.8 million, $3.1 million and $9.2 million, respectively, on a note payable associated with the sale of NOARK ("NOARK note") (see Note 15 of the Notes to the Consolidated Financial Statements). The net change in notes payable includes the combined cash borrowed or paid on the Company's short-term lines of credit with banks, the ENSTAR bridge loan and the NOARK note.
     The Company redeemed certain of its securities and issued various debt and equity securities during the past three years. Refer to Note 5 of the Notes to the Consolidated Financial Statements for information regarding these redemptions and issues.
     Cash dividends paid per share for common shareholders were $.835, $.863 and $.744 in 2000, 1999 and 1998, respectively. The 1999 dividends include a one-time special cash dividend of $.05 per share.

Non-Cash Financing Activities | The Company issued .1 million shares, .2 million shares and 1.3 million shares of its common stock to the shareholders of businesses acquired during 2000, 1999 and 1998, respectively. Of the shares

SEMCO  Energy,  Inc.  and  Subsidiaries




issued in 1998, .9 million were for the acquisition of OMC, which was accounted for using the pooling of interests method of accounting. See Note 3 of the Notes to the Consolidated Financial Statements for more information on the OMC acquisition. As part of a business acquisition in 1999, the Company owes $.8 million to the shareholders of the business acquired. The $.8 million plus interest must be paid on or before April 2002.

Future Financing | In general, the Company funds its capital expenditure program and dividend payments with operating cash flows and the utilization of short-term lines of credit. When appropriate, the Company will refinance its short-term lines with long-term debt, common stock or other long-term financing instruments. During 2000, the Company increased its short-term lines of credit with banks to $160 million, $140 million of which is committed facilities. At December 31, 2000, the unused portion of the Company's lines of credit was $26.7 million.
     In March 2000, a registration statement on Form S-3 ("registration statement") filed by the Company and SEMCO Capital Trust I, SEMCO Capital Trust II and SEMCO Capital Trust III ("Capital Trusts") with the Securities and Exchange Commission became effective. The Company and Capital Trusts registered up to $500 million of securities under the registration statement, of which $276 million was utilized to issue securities during 2000. Refer to Note 5 of the Notes to the Consolidated Financial Statements for additional information regarding the registration statement and securities issued.
     The Company expects to acquire additional businesses in 2001, and likely will raise the required capital through a combination of utilizing short-term lines of credit and issuing long-term debt or equity.
     The Company's ratio of earnings to fixed charges was 1.60, 2.18 and 2.17 for 2000, 1999 and 1998, respectively. If you assume that common stock of the Company was issued in place of the FELINE PRIDES, the ratio of earnings to fixed charges for 2000 would have been 1.80.


MARKET  RISK  INFORMATION

The Company's primary market risk arises from fluctuations in commodity prices and interest rates. See Note 8 of the Notes to the Consolidated Financial Statements for additional information on the Company's risk management activities.
     The Company's exposure to commodity price risk arises from changes in natural gas and propane prices throughout the United States and in eastern Canada, where the Company conducts sales and purchase transactions. The Company does not currently use derivative instruments to manage its exposure to commodity price risk, since all of the natural gas requirements of the Company's Michigan gas distribution operations are covered under the TransCanada supply arrangement, and ENSTAR's natural gas requirements are primarily covered by two long-term supply arrangements and an RCA-approved mechanism that passes commodity costs through to its customers. Prior to the sale of Energy Services on March 31, 1999, the Company entered into various long-term sales commitments which extended up to 60 months into the future. The Company also utilized derivative financial and commodity instruments, including futures contracts, options and swaps, to reduce market risk associated with fluctuations in the price of gas. Since the sale of Energy Services, the Company no longer uses these types of instruments.
     The Company is subject to interest rate risk in connection with the issuance of variable- and fixed-rate debt. In order to manage interest costs, the Company used interest rate swap agreements and exchanged fixed- and variable-rate interest payment obligations over the life of the agreements, without exchange of the underlying principal amounts. These interest rate swap agreements were terminated in March 2000 and the Company received $3.2 million. The portion designated as a hedge has been deferred and is being recognized in earnings (as an offset to interest expense) ratably over the term of the debt. The non-hedge portion of $2.1 million was recognized in earnings during 2000 as an offset to interest expense. The Company did not have any interest rate swap agreements or similar instruments as of December 31, 2000.


IMPACT  OF  INFLATION

The cost of gas sold by ENSTAR is recovered from natural gas distribution customers on a current basis through its purchased gas adjustment ("PGA") clause. Prior to April 1, 1999, the cost of gas sold by the Michigan gas distribution operation was recovered from natural gas distribution customers on a current basis through its GCR clause. The MPSC authorized the Company to suspend its GCR clause and freeze for three years in its base rate a gas charge

SEMCO  Energy,  Inc.  and  Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


of $3.24 per Mcf. The GCR suspension and rate freeze took effect in April 1999, and generally extend through March 2002. See Note 2 of the Notes to the Consolidated Financial Statements for more information regarding the Michigan rate freeze.
     Increases in other utility operating costs are recovered through the regulatory process of a rate case and, therefore, may adversely affect the results of operations in inflationary periods due to the time lag involved in this process. The Company attempts to minimize the impact of inflation by controlling costs, increasing productivity and filing rate cases on a timely basis.


NEW  ACCOUNTING  STANDARDS

In June of 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was subsequently amended by SFAS No. 137 and SFAS No. 138 (hereinafter collectively referred to as "SFAS 133"). SFAS 133 is effective for fiscal years beginning after June 15, 2000, and establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the Consolidated Statement of Financial Position as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.
     SFAS 133, which has been adopted by the Company on January 1, 2001, must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts. With respect to hybrid instruments, a company may elect to apply SFAS 133, as amended, to (1) all hybrid contracts, (2) only those hybrid instruments that were issued, acquired, or substantively modified after December 31, 1997, or (3) only those hybrid instruments that were issued, acquired, or substantively modified after December 31, 1998. The Company has completed the process of identifying all derivative instruments, determining fair market values of derivatives, designating and documenting hedge relationships, and evaluating the effectiveness of those hedge relationships.
     Certain gas purchase contracts qualify under the provisions of SFAS 133 and will require the recognition of those derivatives at their fair value in the Consolidated Statement of Financial Position as an asset or liability. Management estimates that the effect of adopting SFAS 133 will increase both assets and liabilities by approximately $1.4 million.


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

SEMCO  Energy,  Inc.  and  Subsidiaries





CONSOLIDATED  STATEMENTS  OF  INCOME


Years ended December 31,                                                     2000       1999       1998
-------------------------------------------------------------------------  --------   --------   --------
(000's,  except  per  share  amounts)

Operating revenues
  Gas sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $273,312   $191,169   $166,700
  Gas transportation. . . . . . . . . . . . . . . . . . . . . . . . . . .    30,783     22,369     14,832
  Construction services . . . . . . . . . . . . . . . . . . . . . . . . .    95,537     49,965     16,621
  Engineering services. . . . . . . . . . . . . . . . . . . . . . . . . .    12,268     14,841     40,937
  Gas marketing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         -     96,855    390,817
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10,693      9,564      7,578
                                                                           ---------  ---------  ---------
                                                                            422,593    384,763    637,485
                                                                           ---------  ---------  ---------

Operating expenses
  Cost of gas sold. . . . . . . . . . . . . . . . . . . . . . . . . . . .   161,945    117,789    109,388
  Cost of gas marketed. . . . . . . . . . . . . . . . . . . . . . . . . .         -     95,632    386,691
  Operations and maintenance. . . . . . . . . . . . . . . . . . . . . . .   152,040    100,822     92,696
  Depreciation and amortization . . . . . . . . . . . . . . . . . . . . .    33,472     20,006     15,349
  Property and other taxes. . . . . . . . . . . . . . . . . . . . . . . .     9,878      8,624      9,166
                                                                           ---------  ---------  ---------
                                                                            357,335    342,873    613,290
                                                                           ---------  ---------  ---------

Operating income. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65,258     41,890     24,195
                                                                           ---------  ---------  ---------

Other income (deductions)
  Interest expense. . . . . . . . . . . . . . . . . . . . . . . . . . . .   (34,913)   (20,575)   (14,811)
  Divestiture of energy marketing business. . . . . . . . . . . . . . . .         -      1,122          -
  Divestiture of NOARK investment . . . . . . . . . . . . . . . . . . . .         -          -      5,048
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,958      2,627        643
                                                                           ---------  ---------  ---------
                                                                            (31,955)   (16,826)    (9,120)
                                                                           ---------  ---------  ---------

Income before income taxes and dividends on
  trust preferred securities. . . . . . . . . . . . . . . . . . . . . . .    33,303     25,064     15,075

Income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11,606      7,405      6,320
                                                                           ---------  ---------  ---------

Net income before dividends on trust preferred securities . . . . . . . .    21,697     17,659      8,755

Dividends on trust preferred securities, net of income taxes of $2,695. .     5,004          -          -
                                                                           ---------  ---------  ---------

Net income before cumulative effect of accounting method change
  and extraordinary charge. . . . . . . . . . . . . . . . . . . . . . . .    16,693     17,659      8,755
Cumulative effect of change in accounting method for property taxes, net
  of income taxes of $960 . . . . . . . . . . . . . . . . . . . . . . . .         -          -      1,784
Extraordinary charge due to early retirement of debt, net
  of income taxes of $269 . . . . . . . . . . . . . . . . . . . . . . . .         -          -       (499)
                                                                           ---------  ---------  ---------

Net income available to common shareholders . . . . . . . . . . . . . . .  $ 16,693   $ 17,659   $ 10,040
                                                                           =========  =========  =========

Basic earnings per share. . . . . . . . . . . . . . . . . . . . . . . . .  $   0.93   $   1.00   $   0.63
                                                                           =========  =========  =========

Diluted earnings per share. . . . . . . . . . . . . . . . . . . . . . . .  $   0.90   $   1.00   $   0.63
                                                                           =========  =========  =========

Cash dividends paid per share . . . . . . . . . . . . . . . . . . . . . .  $  0.835   $  0.863   $  0.744
                                                                           =========  =========  =========

Average common shares outstanding . . . . . . . . . . . . . . . . . . . .    17,999     17,697     15,906
                                                                           =========  =========  =========

The  accompanying notes to the consolidated financial statements are an integral part of these statements.

SEMCO  Energy,  Inc.  and  Subsidiaries





CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS



Years Ended December 31,                                                          2000        1999       1998
-----------------------------------------------------------------------------  ---------   ---------   --------
(000's)

Cash flows from operating activities
  Net income available to common shareholders . . . . . . . . . . . . . . . .  $  16,693   $  17,659   $ 10,040
  Adjustments to reconcile net income to net cash from operating activities:
    Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . .     33,472      20,006     15,349
    Divestiture of energy marketing business. . . . . . . . . . . . . . . . .          -      (1,122)         -
    Divestiture of NOARK investment . . . . . . . . . . . . . . . . . . . . .          -           -     (5,048)
    Extraordinary charge. . . . . . . . . . . . . . . . . . . . . . . . . . .          -           -        499
    Changes in assets and liabilities, net of effects of acquisitions,
      divestitures and other changes as shown below . . . . . . . . . . . . .     (1,203)      4,661      3,848
                                                                               ----------  ----------  ---------
      Net cash from operating activities. . . . . . . . . . . . . . . . . . .     48,962      41,204     24,688
                                                                               ----------  ----------  ---------

Cash flows from investing activities
  Property additions - gas distribution . . . . . . . . . . . . . . . . . . .    (47,466)    (22,761)   (23,029)
  Property additions - diversified businesses . . . . . . . . . . . . . . . .    (19,170)    (12,258)    (2,246)
  Proceeds from property sales, net of retirement costs . . . . . . . . . . .         15       1,657        871
  Proceeds from business divestiture. . . . . . . . . . . . . . . . . . . . .          -       6,579          -
  Acquisitions of businesses, net of cash acquired. . . . . . . . . . . . . .       (784)   (300,638)        26
  Advances to equity investees. . . . . . . . . . . . . . . . . . . . . . . .          -           -     (4,284)
                                                                               ----------  ----------  ---------
      Net cash from investing activities. . . . . . . . . . . . . . . . . . .    (67,405)   (327,421)   (28,662)
                                                                               ----------  ----------  ---------

Cash flows from financing activities
  Issuance of common stock, net of expenses . . . . . . . . . . . . . . . . .        865       6,110     32,570
  Repurchase of common stock and related expenses . . . . . . . . . . . . . .          -      (2,384)         -
  Issuance of trust preferred securities, net of expenses . . . . . . . . . .    134,885           -          -
  Net cash change in notes payable and related expenses . . . . . . . . . . .   (243,708)    302,347    (20,561)
  Issuance of long-term debt, net of expenses . . . . . . . . . . . . . . . .    136,619           -     29,390
  Repayment of long-term debt and related expenses. . . . . . . . . . . . . .        (50)          -    (24,503)
  Redemption of preferred stock . . . . . . . . . . . . . . . . . . . . . . .          -      (3,281)         -
  Payment of dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . .    (15,033)    (15,442)   (12,029)
                                                                               ----------  ----------  ---------
      Net cash from financing activities. . . . . . . . . . . . . . . . . . .     13,578     287,350      4,867
                                                                               ----------  ----------  ---------

Cash and temporary cash investments
  Net increase (decrease) . . . . . . . . . . . . . . . . . . . . . . . . . .     (4,865)      1,133        893
  Beginning of period . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6,086       4,953      4,060
                                                                               ----------  ----------  ---------
  End of period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   1,221   $   6,086   $  4,953
                                                                               ==========  ==========  =========


Changes in assets and liabilities, net of effects of
  acquisitions, divestitures and other changes:
    Receivables, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   7,161   $ (39,488)  $ 21,095
    Accrued revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (6,832)     13,497      6,083
    Materials, supplies and gas in underground storage. . . . . . . . . . . .      4,065      23,349     (1,710)
    Gas charges recoverable from customers. . . . . . . . . . . . . . . . . .        311       8,547      8,375
    Accounts payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (3,780)     (2,143)   (24,449)
    Customer advances and amounts payable to customers. . . . . . . . . . . .     (4,036)      4,189      1,594
    Deferred taxes and investment tax credit. . . . . . . . . . . . . . . . .      6,877       1,651      1,832
    Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (4,969)     (4,941)    (8,972)
                                                                               ----------  ----------  ---------
                                                                               $  (1,203)  $   4,661   $  3,848
                                                                               ----------  ----------  ---------

The  accompanying  notes  to  the  consolidated  financial  statements are an integral part of these statements.

SEMCO  Energy,  Inc.  and  Subsidiaries





CONSOLIDATED  STATEMENTS  OF  FINANCIAL  POSITION



December 31,                                                                           2000      1999
-----------------------------------------------------------------------------------  --------  --------
(000's)

Current assets
  Cash and temporary cash investments, at cost. . . . . . . . . . . . . . . . . . .  $  1,221  $  6,086
  Receivables, less allowances of $1,436 and $1,080 . . . . . . . . . . . . . . . .    73,139    79,587
  Accrued revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32,212    25,380
  Prepaid expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14,309    14,231
  Gas in underground storage. . . . . . . . . . . . . . . . . . . . . . . . . . . .     8,739    11,723
  Materials and supplies, at average cost . . . . . . . . . . . . . . . . . . . . .     5,065     6,146
  Gas charges recoverable from customers. . . . . . . . . . . . . . . . . . . . . .     2,698     3,009
  Accumulated deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . .     6,994     3,528
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       946       844
                                                                                     --------  --------
                                                                                      145,323   150,534
                                                                                     --------  --------

Property, plant and equipment
  Gas distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   585,628   542,505
  Diversified businesses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    79,167    61,434
                                                                                     --------  --------
                                                                                      664,795   603,939
  Less - accumulated depreciation . . . . . . . . . . . . . . . . . . . . . . . . .   154,769   129,593
                                                                                     --------  --------
                                                                                      510,026   474,346
                                                                                     --------  --------

Deferred charges and other assets
  Goodwill, less amortization of $9,117 and $5,052. . . . . . . . . . . . . . . . .   169,692   162,691
  Deferred retiree medical benefits . . . . . . . . . . . . . . . . . . . . . . . .    10,790    11,689
  Unamortized debt expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6,966     7,644
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8,426     8,279
                                                                                     --------  --------
                                                                                      195,874   190,303
                                                                                     --------  --------

Total assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $851,223  $815,183
                                                                                     ========  ========


Current liabilities
  Notes payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $134,142  $376,629
  Accounts payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32,300    35,725
  Customer advance payments . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13,068    13,885
  Accrued interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8,020     4,527
  Amounts payable to customers. . . . . . . . . . . . . . . . . . . . . . . . . . .     3,097     5,715
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10,774    11,701
                                                                                     --------  --------
                                                                                      201,401   448,182
                                                                                     --------  --------

Deferred credits and other liabilities
  Accumulated deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . .    36,385    25,774
  Customer advances for construction. . . . . . . . . . . . . . . . . . . . . . . .    14,444    15,045
  Unamortized investment tax credit . . . . . . . . . . . . . . . . . . . . . . . .     1,713     1,980
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14,504    11,862
                                                                                     --------  --------
                                                                                       67,046    54,661
                                                                                     --------  --------

Capitalization
  Long-term debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   307,930   170,000
  Company-obligated mandatorily redeemable trust preferred
    securities of subsidiaries holding solely debt securities of SEMCO Energy, Inc.   139,374         -
  Common shareholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . .   135,472   142,340
                                                                                     --------  --------
                                                                                      582,776   312,340
                                                                                     --------  --------

Total liabilities and capitalization. . . . . . . . . . . . . . . . . . . . . . . .  $851,223  $815,183
                                                                                     ========  ========

The  accompanying  notes  to  the  consolidated  financial  statements  are  an  integral part of these statements.

SEMCO  Energy,  Inc.  and  Subsidiaries





CONSOLIDATED  STATEMENTS  OF  CAPITALIZATION



December 31,                                                                                  2000      1999
------------------------------------------------------------------------------------------  --------  --------
(000's,  except  share  amounts)

Long-term debt
  6.83% notes due 2002 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 30,000  $ 30,000
  8.00% notes due 2004 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55,000    55,000
  7.20% notes due 2007 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30,000    30,000
  8.00% notes due 2010 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31,011         -
  8.32% notes due 2024 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25,000    25,000
  6.50% medium-term notes due 2005 . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15,000    15,000
  6.40% medium-term notes due 2008 . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5,000     5,000
  7.03% medium-term notes due 2013 . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10,000    10,000
  8.95% notes due 2008, remarketable 2003. . . . . . . . . . . . . . . . . . . . . . . . .   106,919         -
                                                                                            --------  --------
                                                                                            $307,930  $170,000
                                                                                            --------  --------


Company-obligated mandatorily redeemable trust preferred
  securities of subsidiaries holding solely debt securities of SEMCO Energy, Inc.
    10.25% cumulative trust preferred securities - 1,600,000 shares issued and outstanding  $ 38,374  $      -
    FELINE PRIDES -10,100,000 shares issued and outstanding. . . . . . . . . . . . . . . .   101,000         -
                                                                                            --------  --------
                                                                                            $139,374  $      -
                                                                                            --------  --------


Common shareholders' equity
  Common stock, par value $1 per share - 40,000,000 shares
    authorized; 18,055,639 and 17,908,616 shares outstanding . . . . . . . . . . . . . . .  $ 18,056  $ 17,909
  Capital surplus. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   115,186   123,861
  Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,230       570
                                                                                            --------  --------
                                                                                            $135,472  $142,340
                                                                                            --------  --------

Total capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $582,776  $312,340
                                                                                            ========  ========

The  accompanying  notes  to  the  consolidated financial statements are an integral part of these statements.

SEMCO  Energy,  Inc.  and  Subsidiaries





CONSOLIDATED  STATEMENTS  OF  CHANGES
IN  COMMON  SHAREHOLDERS'  EQUITY



Years ended December 31,                                              2000       1999       1998
------------------------------------------------------------------  --------   --------   --------
(000's)

Common stock
  Beginning of year. . . . . . . . . . . . . . . . . . . . . . . .  $ 17,909   $ 17,382   $ 14,066
    5% stock dividend in May 1998. . . . . . . . . . . . . . . . .         -          -        726
    Issuance of common stock for acquisitions, the DRIP and other.       147        686        770
    Issuance of common stock through public offering . . . . . . .         -          -      1,820
    Repurchase of common stock . . . . . . . . . . . . . . . . . .         -       (159)         -
                                                                    ---------  ---------  ---------
  End of year. . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 18,056   $ 17,909   $ 17,382
                                                                    =========  =========  =========


Common stock capital surplus
  Beginning of year. . . . . . . . . . . . . . . . . . . . . . . .  $123,861   $116,663   $ 81,086
    5% stock dividend in May 1998. . . . . . . . . . . . . . . . .         -          -       (726)
    Issuance of common stock for acquisitions, the DRIP and other.     1,718      9,423     12,243
    Issuance of common stock through public offering . . . . . . .         -          -     24,060
    Repurchase of common stock . . . . . . . . . . . . . . . . . .         -     (2,225)         -
    Costs related to FELINES PRIDES (see Note 5) . . . . . . . . .   (10,393)         -          -
                                                                    ---------  ---------  ---------
  End of year. . . . . . . . . . . . . . . . . . . . . . . . . . .  $115,186   $123,861   $116,663
                                                                    =========  =========  =========


Retained earnings (deficit)
  Beginning of year. . . . . . . . . . . . . . . . . . . . . . . .  $    570   $ (1,817)  $    (21)
    Net income . . . . . . . . . . . . . . . . . . . . . . . . . .    16,693     17,659     10,040
    Cash dividends on common stock . . . . . . . . . . . . . . . .   (15,033)   (15,272)   (11,836)
                                                                    ---------  ---------  ---------
  End of year. . . . . . . . . . . . . . . . . . . . . . . . . . .  $  2,230   $    570   $ (1,817)
                                                                    =========  =========  =========

The  accompanying  notes  to  the  consolidated  financial statements are an integral part of these statements.

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


1.     SIGNIFICANT  ACCOUNTING  POLICIES

Company Description | SEMCO Energy, Inc., is an investor-owned company. SEMCO Energy, Inc. and its subsidiaries (the "Company") operate four business segments: (1) gas distribution; (2) pipeline construction services; (3) engineering services; and (4) propane, pipelines and storage. The latter three segments together are referred to as the "Diversified Businesses." The Company's gas distribution business segment distributes and transports natural gas to approximately 262,000 customers in the state of Michigan and approximately 105,000 customers in the state of Alaska. The Alaska-based operation and the Michigan-based operation are known together as the "Gas Distribution Business" and operate as divisions of SEMCO Energy, Inc. SEMCO Energy Gas Company, which had conducted the Michigan gas distribution operation, was merged into SEMCO Energy, Inc. on December 31, 1999. The construction services segment ("Construction Services") conducts business in the midwestern, southern and southeastern areas of the United States. Its primary service is the installation of underground natural gas mains and service lines. Construction Services also provides underground construction services to other industries such as telecommunications and water supply. The engineering services segment ("Engineering Services") has offices in New Jersey, Michigan, Louisiana and Texas, and provides a variety of energy-related engineering and quality assurance services in several states. The propane, pipelines and storage segment sells approximately 5 million gallons of propane annually to retail customers in Michigan's upper peninsula and northeast Wisconsin and operates natural gas transmission, gathering and storage facilities in Michigan. The
Company also created an information technology business during 2000. The Company's other business segments are currently the primary customers of the information technology business. The Company sold the subsidiary comprising its energy marketing business ("Energy Services") effective March 31, 1999.

Basis of Presentation | The financial statements of the Company were prepared in conformity with generally accepted accounting principles. In connection with the preparation of the financial statements, management was required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principals of Consolidation | The consolidated financial statements include the accounts of SEMCO Energy, Inc. and its wholly-owned subsidiaries. Investments in unconsolidated companies at least 20% owned, but not greater than 50% owned, are reported using the equity method of accounting.
     Certain of the Company's diversified businesses, primarily Construction Services, Engineering Services and the Company's new information technology business (Aretech Information Services, Inc.), supply services at a profit to the Company's regulated gas distribution business. In these situations, intercompany profits remaining in the assets of the regulated business at a particular date are not eliminated since it is probable that, through the ratemaking process, the cost will be recovered through future revenue. As a result, $.9 million, $.4 million and $.6 million of profit on revenues earned from the Company's regulated business by the Company's diversified businesses was not eliminated during consolidation in 2000, 1999 and 1998, respectively. All other significant intercompany transactions have been eliminated.

Reclassifications | Certain reclassifications have been made to prior years' financial statements to conform to the 2000 presentation.

Rate Regulation | The rates of gas distribution customers located in the City of Battle Creek, Michigan, and surrounding communities are subject to the jurisdiction of the City Commission of Battle Creek. The Michigan Public Service Commission ("MPSC") authorizes the rates charged to all of the remaining Michigan customers. The gas distribution operation in Alaska is subject to regulation by the Regulatory Commission of Alaska ("RCA") which has jurisdiction over, among other things, rates, accounting procedures, and standards of service.

Property, Plant, Equipment and Depreciation | The Company's property, plant and equipment ("property") is recorded at cost. The Company provides for depreciation on a straight-line basis over the estimated useful lives of the related property. The ratio of depreciation to the average balance of property approximated 4.7%, 4.0% and 3.9% for the years 2000, 1999 and 1998,

SEMCO  Energy,  Inc.  and  Subsidiaries




respectively. Certain investments in unconsolidated companies recorded using the equity method are reported in the property of the diversified businesses. See Note 13 for further discussion.

Gas in Underground Storage | The gas inventory held by the Battle Creek division of the Gas Distribution Business is stated at last-in, first-out ("LIFO") cost. At December 31, 2000, the replacement cost of the Battle Creek division's gas inventory exceeded the LIFO cost by $0.1 million. The replacement cost did not exceed the LIFO cost of the gas inventory held by the Battle Creek division at December 31, 1999. The remainder of gas inventory is reported at average cost.
     In general, commodity costs and variable transportation costs are capitalized as gas in underground storage. Fixed costs, primarily pipeline demand charges and storage charges, are expensed as incurred through cost of gas.

Goodwill | Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired. Goodwill is amortized on a straight-line basis over periods of up to 40 years. Periodically, the Company reviews the recoverability of goodwill. The measurement of possible impairment is based primarily on the ability to recover the balance of the goodwill from expected future operating cash flows on an undiscounted basis. In management's opinion, no impairment existed at December 31, 2000. Amortization expense was approximately $4.0 million in 2000, $1.6 million in 1999 and $.5 million in 1998. Amortization expense in 2000 was significantly higher due to the November 1999 acquisition of the Alaska-based gas distribution operation.

Revenue Recognition | The Gas Distribution Business bills monthly on a cycle basis and follows the industry practice of recognizing accrued revenue for gas services rendered to its customers but not billed at month end. Engineering Services and Construction Services recognize revenues as services are rendered and recognize accrued revenue for services rendered but not billed at month end. The propane business recognizes propane sales in the same period that the propane is delivered to customers. Prior to its sale, Energy Services recognized marketing revenues, and any related hedging gains or losses, in the same period natural gas was delivered to customers.

Cost of Gas | Prior to April 1, 1999, the Company's Michigan-based gas distribution operation had a regulator-approved gas cost recovery ("GCR") mechanism for the geographic areas subject to the regulatory jurisdiction of the MPSC, and a purchased gas adjustment ("PGA") mechanism for the geographic areas subject to the jurisdiction of the City Commission of Battle Creek, which allowed for the adjustment of rates charged to customers in response to increases and decreases in the cost of gas purchased. Effective April 1, 1999, the MPSC authorized the Company to suspend its GCR clause and freeze for three years in its base rates a gas charge of $3.24 per Mcf. The GCR freeze and new rates generally extend through March 2002. See Note 2 for more information.
     The Alaska-based gas distribution operation also has a regulator-approved PGA mechanism which allows for the adjustment of rates charged to customers for increases and decreases in the cost of gas purchased. All gas sales rates are adjusted annually to reflect changes in the operation's cost of purchased gas based on estimated costs for the upcoming 12-month period. The PGA may be adjusted quarterly if it is determined that there are significant variances from the estimates used in the annual determination. Any difference between actual cost of gas purchased and the RCA's approved rate adjustment is deferred and included with applicable carrying charges in the next PGA.
     In accordance with the GCR and PGA mechanisms, the Company had $2.7 million recorded in current assets at December 31, 2000 for gas charges recoverable from customers. Also at December 31, 2000, the Company had $3.1 million recorded in current liabilities for amounts payable to customers in accordance with these mechanisms.

Income Taxes | Investment tax credits ("ITC") utilized in prior years for income tax purposes are deferred for financial accounting purposes and are amortized through credits to the income tax provision over the lives of the related property. The Company files a consolidated federal income tax return and income taxes are allocated among the subsidiaries within each business segment based on their separate taxable income.

Extraordinary Charge | During 1998, the Company redeemed all of its outstanding 8.625% debentures due April 15, 2017 at a redemption price of 104% of the principle amount of $23.5 million. The payment of the call premium and the unamortized debt expense associated with the diversified businesses of the Company is reflected in the Consolidated Statement of Income for 1998 as an extraordinary charge of $.5 million after-tax.

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


Change in Method of Accounting | During 1998, the Company implemented a change in its method of accounting for property taxes, so that such taxes are expensed monthly during the fiscal period of the taxing authority for which the taxes are levied. This change provides a better matching of property tax expense with both the payment of services and those services provided by the taxing authority. Prior to 1998, the Company expensed property taxes monthly during the year following the assessment date. The cumulative effect of this change in accounting for property taxes increased 1998 earnings by $1.8 million after-tax. The pro forma effect on prior years' consolidated net income, of retroactively recording property taxes as if the new method of accounting had been in effect for all periods presented, was not material.

Statements of Cash Flows | For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash and temporary cash investments. Supplemental cash flow information for the years ended December 31, 2000, 1999 and 1998, is summarized in the table below.


Years ended December 31,                             2000      1999       1998
-------------------------------------------------  -------   --------   -------
(000's)

Cash paid during the year for:
  Interest. . . . . . . . . . . . . . . . . . . .  $29,153   $ 16,686   $14,423
  Income taxes, net of refunds. . . . . . . . . .  $ 4,160   $  7,479   $ 2,100

Non-cash investing and financing activities:
  Capital stock issued for acquisitions . . . . .  $ 1,000   $  3,699   $ 6,309 (a)
  Deferred payments for acquisitions. . . . . . .  $     -   $    805   $     -

Details of acquisitions:
  Fair value of assets acquired . . . . . . . . .  $ 3,364   $346,103   $10,301
  Fair value of liabilities assumed . . . . . . .   (1,576)   (37,250)   (3,992)
  Deferred payments . . . . . . . . . . . . . . .        -       (805)        -
  Company stock issued. . . . . . . . . . . . . .   (1,000)    (3,699)   (6,309)
                                                   --------  ---------  --------

Cash paid . . . . . . . . . . . . . . . . . . . .  $   788   $304,349   $     -
Less cash acquired. . . . . . . . . . . . . . . .        4      3,711        26
                                                   --------  ---------  --------

Net cash paid for (acquired via) acquisitions . .  $   784   $300,638   $   (26)
                                                   ========  =========  ========

(a) Does not include $14,073 of Company stock issued for the acquisition of Oilfield Materials Consultants, Inc. because the acquisition was accounted for as a pooling of interests. Refer to Note 3 for more information.


2.     REGULATORY  MATTERS

1999 RCA Order | In July 1999, the Company entered into a definitive purchase and sale agreement to acquire the assets and certain liabilities of ENSTAR Natural Gas Company and the outstanding stock of Alaska Pipeline Company
(together known as "ENSTAR") from Ocean Energy, Inc ("Ocean Energy"). In October 1999, the Company received an order from the RCA approving a joint application for the transfer of the Certificate of Public Convenience and Necessity held by ENSTAR Natural Gas Company and for a transfer of controlling interest in Alaska Pipeline Company. The RCA's order contained certain conditions, including the obligation to file by July 1, 2000 certain revenue requirement and cost of service information and the prohibition from encumbering ENSTAR's assets for financing of non-utility business activities.

2000 RCA Order | In November 2000, the Company's ENSTAR Division received an order requesting additional information in order to ensure that ENSTAR's rates are just and reasonable. The order also appointed a hearing examiner and

SEMCO  Energy,  Inc.  and  Subsidiaries




set a prehearing conference in February 2001. The order indicates that if changes in ENSTAR's existing rates are required, such changes would be applied on a prospective basis.

1998 MPSC Order | In September 1998, the division of the Gas Distribution Business, subject to the jurisdiction of the MPSC, received authority from the MPSC, to: (1) implement an experimental residential gas customer choice program;
2) suspend its GCR clause; (3) roll into its base rate and freeze for three years a gas charge of $3.24 per thousand cubic feet ("Mcf"); (4) freeze distribution rate adjustments for the same three-year period, with exceptions;
(5) suspend an income sharing mechanism adopted in October 1997 and adopt a new income sharing mechanism for use during the 1999, 2000 and 2001 calendar years; and (6) establish gas service performance criteria. The new rates took effect in April 1999 and generally extend through March 2002.
     Under the experimental residential gas customer choice program and a similar program in Battle Creek, up to approximately 8,300 residential customers per year will be allowed to choose their own gas supplier during the three year period that began April 1, 1999. As a result, up to 25,000 residential customers, 10% of the Michigan residential customer base, will be allowed to choose their own gas supplier by the third year of the programs. This alternative gas supply is delivered to customers under a tariff similar to an existing transportation service tariff used to provide such service to commercial and industrial customers. The program has not, and is not expected to, significantly affect the income of the Gas Distribution Business because the approved rates for transportation service are designed to recover all costs other than the cost of gas and provide a return in approximately the same amounts as from Michigan residential customers, for whom the Company is the natural gas supplier.
     Several of the changes in the MPSC order are interrelated. The $3.24 gas charge represents a reduction of approximately $.33 per Mcf from the rates prior to April 1999. The suspension of the GCR clause means that customers will pay $3.24 per Mcf regardless of the Company's actual cost of gas. The Gas Distribution Business was able to offer this Michigan GCR suspension and rate freeze mainly as a result of agreements reached with TransCanada Gas Services, Inc. ("TransCanada"). Under the agreements, TransCanada provides the Company's natural gas requirements, and manages the Company's natural gas supply and the supply aspects of transportation and storage operations in Michigan for the three-year period that began April 1, 1999, at a cost below the $3.24 price charged to customers. As a result, the Michigan gas distribution operation retains the sales margin on the sale of gas, subject to a customer profit sharing mechanism described below.
     Included in receivables at December 31, 2000, is approximately $19.1 million representing amounts ultimately due the Company under the terms of the TransCanada agreements. Under the agreements, the Company does not have title to gas in its leased storage facilities and it must remit payments to TransCanada in accordance with a contractual delivery schedule that is designed to include the gas delivered to the leased storage facilities. Differences between these scheduled deliveries and actual deliveries to the Company's distribution system or Company-owned storage facilities result in an amount due the Company. This amount is settled between TransCanada and the Company after each anniversary date (April 1) of the agreements.
     The MPSC order is applicable only in the geographic areas subject to the regulatory jurisdiction of the MPSC, and, therefore, does not govern rates regulated by the City of Battle Creek, Michigan. However, the Gas Distribution Business voluntarily reduced its Battle Creek gas charge to the $3.24 level to correspond with its gas charge under the MPSC order.
     There are two exceptions to the three-year distribution rate freeze: first, the profit incentive and sharing mechanism described in the following paragraph, and second, rate revisions arising in response to unanticipated legislative or accounting actions.
     The new profit incentive and sharing mechanism substantially matches mechanisms approved by the MPSC for two other major natural gas utilities in Michigan and provides for a higher threshold than was previously applicable (i.e. 12.75% return on equity). Under the mechanism, if the Company's return on equity for its Michigan-based natural gas distribution business exceeds 12.75%, amounts equal to 50% of the excess return between 12.76% and 16.75%, plus amounts equal to 75% of the excess over 16.75% would be credited to customers, i.e., would be reflected prospectively in reduced rates. For purposes of the profit incentive and sharing mechanisms, 50% of any gas costs savings generated as a result of the TransCanada arrangements are excluded from the calculation of return on equity. As a result, the Company's actual reported earnings can generate a return on equity in excess of 12.75% before triggering profit sharing with customers.

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


Four safety and reliability performance measures need to be met in order not to reduce the return on equity threshold used in the income sharing mechanism.

Regulatory Assets and Liabilities | The Gas Distribution Business is subject to the provisions of Statements of Financial Accounting Standards ("SFAS") 71, "Accounting for the Effects of Certain Types of Regulation." As a result, the actions of regulators affect when revenues and expenses are recognized. Regulatory assets represent incurred costs to be recovered from customers through the ratemaking process. Regulatory liabilities represent benefits to be refunded to customers. The following table summarizes the regulatory assets and liabilities recorded in the Consolidated Statements of Financial Position.


December 31,                                                  2000     1999
----------------------------------------------------------  -------  -------
(000's)

Regulatory assets
  Deferred retiree medical benefits. . . . . . . . . . . .  $10,790  $11,689
  Gas charges recoverable from customers . . . . . . . . .    2,698    3,009
  Unamortized loss on retirement of debt . . . . . . . . .    2,371    2,664
  Other. . . . . . . . . . . . . . . . . . . . . . . . . .    2,188    2,028
                                                            -------  -------
                                                            $18,047  $19,390
                                                            =======  =======

Regulatory liabilities
  Unamortized investment tax credit. . . . . . . . . . . .  $ 1,958  $ 2,323
  Tax benefits amortizable to customers. . . . . . . . . .    3,811    4,222
  Amounts payable to customers (gas cost overrecovery) . .    3,097    5,715
                                                            -------  -------
                                                            $ 8,866  $12,260
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


3.     MERGERS  AND  ACQUISITIONS

ENSTAR Acquisition and Pro Forma Information | On November 1, 1999, the Company acquired ENSTAR from Ocean Energy, Inc. for approximately $290 million in cash, which included adjustments for working capital and the purchase of $58.7 million of ENSTAR's debt held by Ocean Energy, plus the accrued interest thereon. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on their estimated fair values at the date of the acquisition, with the amount of purchase price in excess of these estimated fair values classified as goodwill. The goodwill is being amortized on a straight-line basis over 40 years.
     The following pro forma amounts for operating revenue, consolidated net income and earnings per share have been determined as if the acquisition of ENSTAR occurred on January 1, 1999, and illustrate the effects of: (1) the elimination of activities between ENSTAR and Ocean Energy or its predecessor, Seagull Energy, Inc. that occurred prior to the closing of the acquisition by the Company; (2) the adjustments resulting from the acquisition by the Company including increases in depreciation and amortization expense due primarily to the amortization, over a 40 year period, of the goodwill associated with the acquisition; and (3) the public issuance of $135 million of debentures, $40 million of trust preferred securities and $101 million of FELINE PRIDES (Note 5 contains additional information about these issuances), the utilization of short-term lines of credit to fund the remaining purchase price, and the resulting adjustments to interest expense and trust preferred dividends from these securities issues and transactions (the "Financing Transactions"). The

SEMCO  Energy,  Inc.  and  Subsidiaries




pro forma amounts include the effects of the Financing Transactions as though they occurred on January 1, 1999, and exclude the effects of the $290 million short-term bridge loan actually utilized in the ENSTAR acquisition. The net proceeds from the Financing Transactions were primarily used to retire the bridge loan. The pro forma amounts do not reflect any potential cost savings or operating synergies that may be realized following the acquisition of ENSTAR.


                                            Actual            Pro Forma
                                      ------------------  ------------------
Years ended December 31,                2000      1999      2000      1999
------------------------------------  --------  --------  --------  --------
(000's, except per share amounts)

Operating revenue. . . . . . . . . .  $422,593  $384,763  $422,593  $461,705
Consolidated net income. . . . . . .    16,693    17,659    16,451    15,594
Basic earnings per share . . . . . .      0.93      1.00      0.91      0.88

Diversified Business Acquisitions | The Company has expanded in recent years with several diversified business acquisitions which are summarized in the table below.


Company                                             Business Segment              Acquisition Date
--------------------------------------------------  ----------------              ----------------

Sub-Surface Construction Co. ("Sub-Surface") . . .  Construction Services         August 1997
Maverick Pipeline Services, Inc. ("Maverick"). . .  Engineering Services          December 1997
Hotflame Gas, Inc. ("Hotflame"). . . . . . . . . .  Propane, Pipelines & Storage  March 1998
King Energy & Construction Co. ("King"). . . . . .  Construction Services         May 1998
Oilfield Materials Consultants, Inc. ("OMC") . . .  Engineering Services          November 1998
K&B Construction, Inc. ("K&B") . . . . . . . . . .  Construction Services         February 1999
Iowa Pipeline Associates, Inc. ("Iowa"). . . . . .  Construction Services         April 1999
Flint Construction Co. ("Flint") . . . . . . . . .  Construction Services         September 1999
Long's Underground Technologies, Inc. ("Long") . .  Construction Services         September 1999
Drafting Services, Inc. ("DSI"). . . . . . . . . .  Engineering Services          September 1999
Pinpoint Locators, Inc. ("Pinpoint") . . . . . . .  Engineering Services          October 1999
KLP Construction Co. ("KLP") . . . . . . . . . . .  Construction Services         May 2000

     The acquisition of OMC was accounted for under the pooling of interests accounting method, and accordingly, the consolidated financial statements for the periods prior to the merger were restated to include the financial results of OMC. For the periods preceding the merger of the Company and OMC, there were no intercompany transactions which required elimination from the combined results of operations, and there were no adjustments necessary to conform the accounting practices of the two companies.
     The remainder of the diversified business acquisitions have been accounted for using the purchase method of accounting. As a result, the Company's operating results for 2000, 1999 and 1998 include the results of these businesses for the period subsequent to their acquisition dates. Any goodwill associated with these acquisitions is being amortized on a straight line method over a period of up to 40 years. There were no adjustments necessary to the accounting practices of these companies to conform with the practices of the Company.
     In addition to the consideration shown below, the acquisition of Sub-Surface included non-compete agreements requiring payments of $235,000 per year during the two years following the acquisition and $160,000 per year during the third through fifth year following the acquisition. The Hotflame acquisition also included non-compete agreements requiring payments of approximately $67,000 per year during the three years following the acquisition. In addition to the consideration shown below, the acquisitions of K&B and Pinpoint provide for additional amounts to be paid if certain post-acquisition operating results are achieved. See Note 14 for further information.

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS



                 Consideration  issued  to  the prior
                 owners  of  the  acquired businesses
                 ------------------------------------
                          Common  shares     Deferred
Company          Cash     of the Company     Payments
---------------  ----     --------------     --------
(000's)

Sub-Surface . .  $15,634      $  -           $  -
Maverick. . . .       50        26              -
Hotflame. . . .        -       353              -
King. . . . . .        -        18              -
OMC . . . . . .        -       905              -
K&B . . . . . .    1,000         -            805
Iowa. . . . . .        -       138              -
Flint . . . . .    6,500         -              -
Long. . . . . .    1,889       108              -
DSI . . . . . .    1,000         -              -
Pinpoint. . . .      154         -              -
KLP . . . . . .      788        83              -


4.     INCOME  TAXES

SFAS  No.  109  |  The Company accounts for income taxes in accordance with SFAS
109, "Accounting For Income Taxes." SFAS 109 requires an annual measurement of deferred tax assets and deferred tax liabilities based upon the estimated future tax effects of temporary differences and carry forwards.

Provision for Income Taxes | The table below summarizes the components of the Company's provision for income taxes.


Years ended December 31,                                 2000     1999     1998
-----------------------------------------------------  -------   ------   ------
(000's)

Federal income taxes:
    Currently payable . . . . . . . . . . . . . . . .  $ 3,065   $5,749   $5,511
    Deferred to future periods. . . . . . . . . . . .    5,935    1,529    1,767
    Investment tax credits ("ITC"). . . . . . . . . .     (267)    (267)    (267)
State income taxes:
    Currently payable . . . . . . . . . . . . . . . .     (473)     466        -
    Deferred to future periods. . . . . . . . . . . .      651      (72)       -
                                                       --------  -------  -------
Total income taxes. . . . . . . . . . . . . . . . . .  $ 8,911   $7,405   $7,011

Less amounts included in:
    Dividends on trust preferred securities . . . . .   (2,695)       -        -
    Cumulative effect of change in accounting method.        -        -      960
    Extraordinary charge. . . . . . . . . . . . . . .        -        -     (269)
                                                       --------  -------  -------
Income taxes, excluding amounts shown separately. . .  $11,606   $7,405   $6,320
                                                       ========  =======  =======

SEMCO  Energy,  Inc.  and  Subsidiaries




Reconciliation of Statutory Rate to Effective Rate | The table below provides a reconciliation of the difference between the Company's provision for income taxes and income taxes computed at the statutory rate.


Years ended December 31,                                                  2000      1999      1998
----------------------------------------------------------------------  -------   --------  --------
(000's)

Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $16,693   $17,659   $10,040
Add back:
  Preferred dividends. . . . . . . . . . . . . . . . . . . . . . . . .        -       325       193
  Income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8,911     7,405     7,011
                                                                        --------  --------  --------

Pre-tax income . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $25,604   $25,389   $17,244
                                                                        ========  ========  ========

Computed federal income taxes. . . . . . . . . . . . . . . . . . . . .  $ 8,961   $ 8,886   $ 6,035
Amortization of deferred ITC . . . . . . . . . . . . . . . . . . . . .     (267)     (267)     (267)
Amortization of non-deductible amounts resulting from acquisitions . .      237       221       216
State income tax expense, net of federal tax benefit . . . . . . . . .       79       256         -
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (99)   (1,691)    1,027
                                                                        --------  --------  --------
Total income taxes . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 8,911   $ 7,405   $ 7,011
                                                                        ========  ========  ========

Deferred Income Taxes | Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. At December 31, 2000 and 1999 there was no valuation allowance recorded against deferred tax assets. The table below shows the principal components of the Company's deferred tax assets (liabilities).


December 31,                                  2000       1999
------------------------------------------  --------   --------
(000's)

Property . . . . . . . . . . . . . . . . .  $(25,183)  $(24,074)
Retiree medical benefit obligation . . . .     1,803      3,245
Retiree medical benefit regulatory assets.    (3,776)    (4,091)
Gas in underground storage . . . . . . . .     4,994      2,530
ITC. . . . . . . . . . . . . . . . . . . .       955      1,131
Unamortized debt expense . . . . . . . . .    (1,167)    (1,275)
Gas cost overrecovery (underrecovery). . .       487        846
Property taxes . . . . . . . . . . . . . .    (2,055)    (1,713)
Goodwill . . . . . . . . . . . . . . . . .    (4,625)      (523)
Other. . . . . . . . . . . . . . . . . . .      (824)     1,678
                                            ---------  ---------
Total deferred taxes . . . . . . . . . . .  $(29,391)  $(22,246)
                                            =========  =========

Gross deferred tax liabilities . . . . . .  $(63,379)  $(44,714)
Gross deferred tax assets. . . . . . . . .    33,988     22,468
                                            ---------  ---------
Total deferred taxes . . . . . . . . . . .  $(29,391)  $(22,246)
                                            =========  =========


5.     CAPITALIZATION

Registration Statement | In March 2000, a registration statement on Form S-3 ("registration statement") filed by the Company and SEMCO Capital Trust I, SEMCO Capital Trust II and SEMCO Capital Trust III ("Capital Trusts") with the Securities and Exchange Commission became effective. The registration statement was for the registration of senior and subordinated debt securities, preferred stock, common stock, stock purchase contracts and stock purchase units of the Company and trust preferred securities of the Capital Trusts and related guarantees in any combination up to $500 million.

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


Common Stock Equity | During 2000, the Company's Direct Stock Purchase and Dividend Reinvestment Plan ("DRIP") purchased Company common stock on the open market to meet the dividend reinvestment and stock purchase requirements of its participants. The Company issued 374,000 shares and 367,000 shares of its common stock in 1999 and 1998, respectively, to meet the dividend reinvestment and stock purchase requirements of the DRIP. In 1999, the Company purchased 159,000 shares of its common stock on the open market to offset the number of shares sold through the DRIP during the same period.
     The Company issued 83,000 shares, 246,000 shares and 1,276,000 shares of its common stock to the shareholders of businesses acquired during 2000, 1999 and 1998, respectively. Of the shares issued in 1998, 905,000 were for the acquisition of OMC that was accounted for using the pooling of interests method of accounting.
     The Company issued approximately 52,000, 44,000 and 30,000 shares of Company common stock to certain of the Company's employee benefit plans in 2000, 1999 and 1998, respectively.
     In August 1998, the Company sold 1.8 million shares of its common stock in a public offering. The proceeds of the offering were $26.2 million after underwriting discounts but before expenses. The Company used the net proceeds from the stock issuance to repay short-term debt and for general corporate purposes.
     The Company issued a five percent stock dividend in May 1998. Earnings per share of common stock, cash dividends per share of common stock and average number of common shares outstanding were restated to reflect the stock dividends.

Company-Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiaries | The Company's Capital Trusts were established for the sole purpose of issuing trust preferred securities and lending the gross proceeds to the Company. The sole assets of the Capital Trusts are debt securities of the Company with terms similar to the terms of the related trust preferred securities. The Capital Trusts are subsidiaries of the Company.
     In April 2000, SEMCO Capital Trust I issued 1.6 million shares of 10.25% cumulative trust preferred securities ("10.25% TPS") in a public offering at a price of $25 per security. SEMCO Capital Trust I used the $40 million in proceeds from the issuance of the 10.25% TPS to invest in subordinated debentures of the Company bearing an interest rate of 10.25%. The 10.25% TPS are subject to mandatory redemption upon repayment of the subordinated debentures at maturity or their earlier redemption. The subordinated debentures mature in 2040, but may be redeemed at any time after April 19, 2005, or at any time within 90 days following the occurrence of certain special events. The Company used the entire net proceeds from the sale of the subordinated debentures to repay a portion of the bridge loan utilized in the ENSTAR acquisition.
     Also during 2000, the Company issued 10.1 million FELINE PRIDES in a public offering at a price of $10 per security. Each FELINE PRIDES consists of a stock purchase contract of the Company and a 9% trust preferred security of SEMCO Capital Trust II due 2005 with a stated face value per security of $10 ("9% TPS"). SEMCO Capital Trust II used the $101 million in proceeds to invest in 9% senior deferrable notes of the Company due 2005. The Company used the net proceeds from the sale of the senior deferrable notes to repay a portion of the bridge loan utilized for the acquisition of ENSTAR and to repay a portion of its short-term lines of credit.
     Under the terms of each stock purchase contract (which is a component of a FELINE PRIDES unit), the FELINE PRIDES holder is obligated to purchase, and the Company is obligated to sell, between .7794 and .8651 shares of Company common stock in August 2003. The actual number of shares of common stock to be sold will depend on the average market value of a share of common stock in August 2003. In addition to payments on the 9% TPS, the Company is also obligated to pay the FELINE PRIDES holders a quarterly contract adjustment payment on each stock purchase contract at an annual rate of 2% of $10. The present value of the contract adjustment payments, or $5.6 million, has been recorded as a liability and as a reduction to common stock capital surplus. In addition, common stock capital surplus has been reduced by $4.6 million for the issuance costs of the FELINE PRIDES.

Cumulative Convertible Preferred Stock | In November 1999, the Company called for redemption all outstanding shares of its $2.3125, Series A Convertible Cumulative Preferred Stock. Holders of the 6,168 outstanding shares of $2.3125, Series A Convertible Cumulative Preferred Stock had the option of receiving $25 in cash for each share redeemed or converting each share into 4.11 shares of the Company's common stock. 1,055 shares were redeemed for cash and 5,113 shares were converted to common stock.

SEMCO  Energy,  Inc.  and  Subsidiaries




Cumulative Preferred Stock of Subsidiary | In November 1999, the Company redeemed all outstanding shares of the Series A, B, C, and D Cumulative Preferred Stock of its subsidiary, SEMCO Energy Gas Company. The Company paid cash of $105 per share to holders of the 31,000 outstanding shares of Series A, B, C, and D Cumulative Preferred Stock. A premium of approximately $.2 million was paid as part of the redemption of the Cumulative Preferred Stock and is reflected in other deductions in the Consolidated Statement of Income for 1999.

Long-term Debt | In April 2000, the Company sold $30 million of 8% Senior Notes due 2010 ("Senior Notes") in a public offering. Interest on the Senior Notes is paid semi-annually. The Senior Notes contain provisions that give the estates or heirs of deceased Senior Note holders the right to request that the Company redeem their Senior Notes. During 2000, the Company redeemed $50,000 of Senior Notes in accordance with these provisions.
     The Company also sold $105 million of 8.95% Remarketable or Redeemable Securities ("ROARS") in a public offering in June 2000. The ROARS were issued at a discount of approximately $.3 million. Interest on the ROARS is payable semi-annually. The ROARS mature in July 2008; however, the Company may purchase, or be required to purchase, all of the ROARS in July 2003 if they are not remarketed as discussed below. In conjunction with the sale of the ROARS, the Company entered into a remarketing agreement with Banc of America Securities LLC ("BAS") under which BAS has the option to purchase all the ROARS in July 2003 or any subsequent remarketing date. The Company received an option premium of approximately $2.5 million for the remarketing option which is included with the ROARS in long-term debt in the Company's Consolidated Statements of Financial Position. The option premium is being amortized to income over the life of the ROARS.
     If BAS purchases the ROARS in July 2003, they will remarket the ROARS at a new interest rate in accordance with the terms of the ROARS. If BAS does not exercise its option to purchase the ROARS in July 2003 then the Company is required  to  redeem  all  of  the  ROARS  at  that  time.
     The Company used the entire net proceeds from the sale of the Senior Notes and ROARS to repay a portion of the bridge loan utilized for the acquisition of ENSTAR.
     In April 1998, the Company redeemed all of its outstanding 8.625% debentures due April 15, 2017 at a redemption price of 104% of the principle amount of $23.5 million. The redemption was accomplished using short-term debt. Later in 1998, the Company issued $30 million of medium-term notes with interest rates ranging from 6.40% to 7.03%. The net proceeds from the issuance of the notes were used to repay short-term debt and for general corporate purposes.
     The Company has long-term and short-term debt arrangements that contain restrictive financial covenants including, among others, limits on the payment of dividends beyond certain levels. The Company is currently in compliance with all of the covenants in these agreements.
     There are no annual sinking fund requirements for the Company's existing debt over the next five years. Debt maturing over the next five years includes the maturity of $30 million of 6.83% notes in 2002, $55 million of 8.0% notes in 2004 and $15 million of 6.5% medium-term notes in 2005. In addition, the Company may purchase, or be required to purchase, the $105 million of ROARS in July 2003 if they are not remarketed as discussed above.


6.     SHORT-TERM  BORROWINGS

The Company currently maintains unsecured lines of credit with banks totaling $160 million, of which $140 million is committed facilities. The outstanding balances owed by the Company on these lines of credit at December 31, 2000, 1999 and 1998 were $133.4 million, $84.6 million and $59.8 million, respectively. Interest on all such lines are at variable rates, which do not exceed the banks' prime lending rates. These arrangements are set to expire during 2001 and the Company expects they will be renegotiated at comparable terms. In addition, the Company had a $290 million short-term unsecured bridge loan which was used to acquire ENSTAR on November 1, 1999. The interest rate on the bridge loan could range from 100 to 150 basis points above the London Interbank Offered Rate ("LIBOR"). The bridge loan was repaid during 2000. The Company also had a note payable in connection with the sale of its investment in the NOARK Pipeline System Partnership ("NOARK") (see Note 15) which was paid off in 2000.

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS



Years ended December 31,                   2000       1999       1998
---------------------------------------  --------   --------   -------
(000's)

Notes payable balance at year end . . .  $134,142   $376,629   $63,576
Unused lines of credit at year end. . .  $ 26,650   $ 25,400   $50,200
Average interest rate at year end . . .       7.3%       7.1%      5.6%
Maximum borrowings at any month-end . .  $371,621   $377,585   $78,668
Average borrowings. . . . . . . . . . .  $214,813   $ 91,279   $49,418
Weighted average cost of borrowings . .       7.2%       6.5%      6.5%


7.     FINANCIAL  INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each significant class of financial instruments:

Cash, Temporary Cash Investments, Accounts Receivables, Payables and Notes Payable | The carrying amount approximates fair value because of the short maturity of those instruments.

Long-Term Debt | The fair values of the Company's long-term debt are estimated based on quoted market prices for the same or similar issues or, where no market quotes are available, based on discounted future cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities. Although the current fair value of the long-term debt may differ from the current carrying amount, settlement of the reported debt is generally not expected until maturity.
     The table below shows the estimated fair values of the Company's long-term debt as of December 31, 2000 and 1999.


December 31,             2000      1999
---------------------  --------  --------
(000's)

Long-term debt
  Carrying amount . .  $307,930  $170,000
  Fair Value. . . . .   319,214   167,972


8.     RISK  MANAGEMENT  ACTIVITIES  AND  DERIVATIVE  TRANSACTIONS

The Company is subject to interest rate risk in connection with the issuance of variable and fixed-rate debt. In order to manage interest costs, the Company used interest rate swap agreements and exchanged fixed- and variable-rate interest payment obligations over the life of the agreements, without exchange of the underlying principal amounts. The notional amount of the Company's interest rate swaps was $85 million at December 31, 1999. These swap agreements were terminated in March 2000 and the Company received $3.2 million. The portion designated as a hedge has been deferred and is being recognized in earnings (as an offset to interest expense) ratably over the term of the debt. The non-hedge portion of $2.1 million was recognized in earnings during 2000 as an offset to interest expense. The Company currently does not use derivative instruments to manage its exposure to commodity price risk since all of the natural gas requirements of the Company's Michigan gas distribution operations are covered under the TransCanada supply arrangement and ENSTAR's natural gas requirements are primarily covered by two long-term supply arrangements and an RCA-approved PGA mechanism that passes commodity costs through to its customers.
     Prior to the sale of Energy Services in March of 1999, the Company entered into sales commitments that extended up to 60 months into the future. The Company also utilized derivative financial and commodity instruments, including futures contracts, options and swaps, to reduce market risk associated with fluctuations in the price of natural gas.

SEMCO  Energy,  Inc.  and  Subsidiaries




9.     PENSION  PLANS  AND  OTHER  POSTRETIREMENT  BENEFITS

Pensions | The Company has defined benefit pension plans that cover the employees of certain companies in the consolidated group. Pension plan benefits are generally based upon years of service or a combination of years of service and compensation during the final years of employment. The Company's funding policy is to contribute amounts annually to the plans based upon actuarial and economic assumptions designed to achieve adequate funding of projected benefit obligations. The Company also has a supplemental executive retirement plan ("SERP"), which is an unfunded defined benefit pension plan. The Company's prepaid pension benefit costs at December 31, 2000 and 1999 are net of accrued benefit costs of approximately $1.5 million and $.8 million, respectively, related to the SERP.
     On December 31, 1997, the pension plans that cover primarily the employees of the Company's Michigan-based gas distribution business and corporate offices were amended to provide a special frozen benefit to all employees with at least two years of service on December 31, 1997. This special frozen benefit added both three years of service and three years of age to all eligible employees for purposes of computing accrued pension benefits at December 31, 1997. In conjunction with the amendment, the Company offered an early retirement program to all eligible employees with at least two years of service on December 31, 1997. The program was open from January 14, 1998 through February 27, 1998 and offered employees the additional options of receiving either a lump-sum pension benefit payment or an immediate annuity. One hundred and one employees accepted the early retirement offer. As a result of the 1998 early retirement program, and in accordance with the provisions of SFAS 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", the Company incurred a one-time gain which reduced 1998 net periodic pension costs by approximately $1.6 million. This reduction was partially offset by a one-time charge in the net retiree medical costs discussed below.
     During 2000, certain pension plans covering employees at the Company's gas distribution operations and corporate offices in Michigan and Alaska were amended. The amendments to certain of the plans included a special frozen benefit for certain eligible employees. In conjunction with the amendments, the Company offered early retirement programs to certain eligible employees. The programs gave the employees the options of receiving either a lump-sum pension benefit payment or an immediate annuity. Sixty-three employees elected to take the early retirement offer. As a result of the 2000 early retirement program, the Company incurred a one-time gain which reduced 2000 net periodic pension costs by approximately $.4 million.

Other Postretirement Benefits | The Company has postretirement benefit plans that provide certain medical and prescription drug benefits to qualified retired employees, their spouses and covered dependents. Determination of benefits is based on a combination of the retiree's age and years of service at retirement. The Company accounts for retiree medical benefits in accordance with SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This standard requires the full accrual of such costs during the years that the employee renders service to the Company until the date of full eligibility.
     In 2000, 1999 and 1998, the Company expensed retiree medical costs of $ 1.5 million, $1.4 million and $3.9 million, respectively. The retiree medical expense for each of those years includes $.9 million of amortization of previously deferred retiree medical costs. Prior to getting regulatory approval for the recovery of retiree medical benefits in rates, the Michigan gas distribution operation deferred, as a regulatory asset, any portion of retiree medical expense that was not yet provided for in customer rates. After receiving rate approval for recovery of such costs, the Company began amortizing, as retiree medical expense, the amounts previously deferred. The 1998 retiree medical expense also includes a one-time charge of $1.3 million related to the 1998 early retirement program.
     The Company established certain Voluntary Employee Benefit Association ("VEBA") trusts to fund its retiree medical benefits and contributed $3.0 million, $2.5 million and $2.3 million to the trusts in 2000, 1999 and 1998, respectively. The Company also partially funds retiree medical benefits on a discretionary basis through an Internal Revenue Code Section 401(h) account. In 1998, the Company made cash contributions to the 401(h) account of $.1 million. No cash contributions were made in 1999 and 2000.

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


     The following two tables provide reconciliations of the plan benefit obligations, plan assets, funded status of the plans and components of net periodic benefit costs.


                                                                                        Other
                                                         Pension Benefits      Postretirement Benefits
                                                     -----------------------   -----------------------
                                                        2000         1999         2000         1999
                                                     ----------   ----------   ----------   ----------
(000's)

Change in benefit obligation
  Benefit obligation at January 1 . . . . . . . . .  $   57,218   $   44,837   $   33,350   $   31,312
  Acquisition of ENSTAR . . . . . . . . . . . . . .           -       14,512            -        2,133
  Service cost. . . . . . . . . . . . . . . . . . .       1,988        1,514          364          358
  Interest cost . . . . . . . . . . . . . . . . . .       4,076        3,157        2,235        2,137
  Actuarial (gain) loss . . . . . . . . . . . . . .        (713)      (4,021)         184       (1,102)
  Benefits paid from plan assets. . . . . . . . . .      (2,952)      (2,781)           -            -
  Benefits paid from corporate assets,
    net of participant contributions. . . . . . . .           -            -       (1,316)      (1,488)
  Plan amendments . . . . . . . . . . . . . . . . .         940            -       (3,992)           -
  (Gain) loss from reduction in workforce . . . . .         440            -        3,498            -
  Lump sums paid for reduction in workforce . . . .      (8,501)           -            -            -
  Special termination benefits. . . . . . . . . . .       4,688            -            -            -
                                                     -----------  -----------  -----------  -----------
  Benefit obligation at December 31 . . . . . . . .  $   57,184   $   57,218   $   34,323   $   33,350
                                                     ===========  ===========  ===========  ===========

Change in plan assets
  Fair value of plan assets at January 1. . . . . .  $   76,036   $   51,821   $   20,991   $   15,940
  Acquisition of ENSTAR . . . . . . . . . . . . . .           -       19,293            -            -
  Actual return on plan assets. . . . . . . . . . .      (2,004)       7,703       (1,140)       2,551
  Company contributions . . . . . . . . . . . . . .           -            -        3,000        2,500
  Benefits paid from plan assets. . . . . . . . . .      (2,952)      (2,781)           -            -
  Lump sums paid for reduction in workforce . . . .      (8,501)           -            -            -
                                                     -----------  -----------  -----------  -----------
  Fair value of plan assets at December 31. . . . .  $   62,579   $   76,036   $   22,851   $   20,991
                                                     ===========  ===========  ===========  ===========

Reconciliation of funded status of the plans
  Funded (unfunded) status. . . . . . . . . . . . .  $    5,395   $   18,818   $  (11,472)  $  (12,359)
  Unrecognized net (gain) loss. . . . . . . . . . .      (3,725)     (13,771)      (8,571)     (15,370)
  Unrecognized prior service cost (benefit) . . . .         980          146            -            -
  Unrecognized net transition obligation. . . . . .         118          171       11,058       15,970
                                                     -----------  -----------  -----------  -----------
  Prepaid (accrued) benefit cost. . . . . . . . . .  $    2,768   $    5,364   $   (8,985)  $  (11,759)
                                                     ===========  ===========  ===========  ===========

Weighted average assumptions as of December 31
  Discount rate . . . . . . . . . . . . . . . . . .        7.50%        7.50%        7.50%        7.50%
  Expected long-term rate of return on plan assets.        9.75%        9.50%        9.75%        9.50%
  Rate of compensation increase . . . . . . . . . .   4.00-5.00%   4.00-5.00%   4.00-5.00%   4.00-5.00%

SEMCO  Energy,  Inc.  and  Subsidiaries





                                                Pension Benefits        Other Postretirement Benefits
                                          ---------------------------   -----------------------------
Years ended December 31,                    2000      1999      1998      2000       1999       1998
----------------------------------------  -------   -------   -------   -------    -------    -------
(000's)

Components of net benefit cost
  Service cost . . . . . . . . . . . . .  $ 1,988   $ 1,514   $   738   $   364    $   358    $   447
  Interest cost. . . . . . . . . . . . .    4,076     3,157     3,070     2,235      2,137      2,004
  Expected return on plan assets . . . .   (6,600)   (4,547)   (3,775)   (1,967)    (1,514)    (1,055)
  Amortization of transition obligation.       53       161        77       920      1,228      1,250
  Amortization of prior service costs. .      106        73        51         -          -          -
  Amortization of net (gain) or loss . .     (502)     (727)      (24)     (950)    (1,712)      (946)
  Amortization of regulatory asset . . .        -         -         -       899        899        899
  Net (gain) loss due to settlements,
    curtailments and special
    termination benefits . . . . . . . .     (354)        -    (1,641)        -          -      1,298
                                          --------  --------  --------  --------   --------   --------
  Net benefit cost (credit). . . . . . .  $(1,233)  $  (369)  $(1,504)  $ 1,501    $ 1,396    $ 3,897
                                          ========  ========  ========  ========   ========   ========

     The 2000 postretirement medical costs were developed based on the health care plan in effect at January 1, 2000. As of December 31, 2000, the actuary assumed that retiree medical cost increases in 2001 would be 7.0% and prescription drug cost increases in 2001 would be 8.8%. The actuary also assumed that the rate of increase in retiree medical costs and prescription drug costs would decrease uniformly to 5.5% in 2005 and thereafter. The health care cost trend rate assumption significantly affects the amounts reported. For example, a one percentage point increase in each year would increase the accumulated retiree medical obligation as of December 31, 2000 by $4.3 million and the aggregate of the service and interest cost components of net periodic retiree medical costs for 2000 by $.4 million.

401(K) Plans and Profit Sharing Plans | The Company has defined contribution plans, commonly referred to as 401(k) plans, covering the employees of certain of its businesses or divisions. Certain of the 401(k) plans contain provisions for Company matching contributions. The amount expensed for the Company match provisions was $1.1 million, $.7 million and $.5 million in 2000, 1999 and 1998, respectively.
     The Company has profit sharing plans, covering the employees of certain of its businesses or divisions. Annual contributions are generally discretionary or determined by a formula which contains minimum contribution requirements. Profit sharing expense was $.3 million for 2000 and $.5 million for 1999. There was no profit sharing expense in 1998.


10.     STOCK-BASED  COMPENSATION

At the Company's 1997 annual meeting, the shareholders approved a long-term incentive plan providing for the issuance of up to 500,000 shares of non-qualified common stock options over the next ten years adjusted for any subsequent stock dividends and stock splits. During 2000, the Company's Board of Directors approved a second such plan that provides for the issuance of non-qualified stock options up to an amount not to exceed five percent of the total outstanding shares of the Company. The options are reserved for the executives and directors of the Company and are awarded based upon both the Company's and individual's performance. The options vest at the rate of 33 1/3% per year beginning one year after the date of grant and expire ten years after the grant date.

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


     The exercise price of all the options granted is equal to the average of the high and low market price on the options' grant date. Both the number of options granted and the exercise price are adjusted accordingly for any stock dividends and stock splits occurring during the options' life. Fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model and the weighted average assumptions shown in the table below.


                                 2000     1999     1998
                                ------   ------   ------

Risk-free interest rate. . . .    6.55%    5.28%    5.55%
Dividend yield . . . . . . . .    6.98%    5.29%    6.11%
Volatility . . . . . . . . . .   24.96%   20.84%   22.97%
Average expected term (years).       5        5        5
Fair value of options granted.  $ 1.80   $ 2.20   $ 2.26

     Employee stock options available for grant were 1,011,000 and 257,000 at December 31, 2000 and 1999, respectively. The following table shows the stock option activity during the past three years and the number of stock options exercisable under the Company's plans at the end of each such year.


                                                 Number    Average Price
                                               of Shares*  Per Share ($)*
                                               ----------  --------------

Outstanding at December 31, 1997 . . . . . . .  130,462        16.68
  Granted. . . . . . . . . . . . . . . . . . .  102,948        16.01
  Exercised. . . . . . . . . . . . . . . . . .        -            -
  Canceled . . . . . . . . . . . . . . . . . .  (15,780)       16.11
Outstanding at December 31, 1998 . . . . . . .  217,630        16.40
  Granted. . . . . . . . . . . . . . . . . . .  111,501        15.54
  Exercised. . . . . . . . . . . . . . . . . .        -            -
  Canceled . . . . . . . . . . . . . . . . . .  (11,345)       16.11
Outstanding at December 31, 1999 . . . . . . .  317,786        16.16
  Granted. . . . . . . . . . . . . . . . . . .  192,701        12.07
  Exercised. . . . . . . . . . . . . . . . . .        -            -
  Canceled . . . . . . . . . . . . . . . . . .  (44,707)       14.18
Outstanding at December 31, 2000 . . . . . . .  465,780        14.65

Options exercisable at December 31, 1998 . . .   29,394        16.97
Options exercisable at December 31, 1999 . . .   95,088        16.39
Options exercisable at December 31, 2000 . . .  200,924        16.38

*Adjusted to give retroactive effect to the 5% stock dividends of May 1997 and 1998.

     In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS 123, "Accounting for Stock-Based Compensation." In general, SFAS 123 recommends that all stock-based compensation given to employees in exchange for their services be expensed based on the fair value of the options granted. The Company has chosen to continue accounting for these transactions under previously existing accounting standards as allowed in SFAS 123. However, if expense had been determined in a manner consistent with the provisions of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated in the table below.

SEMCO  Energy,  Inc.  and  Subsidiaries





Years Ended December 31,                2000     1999     1998
------------------------------------  -------  -------  -------
(000's, except per share amounts)

Net income
  As reported. . . . . . . . . . . .  $16,693  $17,659  $10,040
  Pro forma. . . . . . . . . . . . .  $16,517  $17,501  $ 9,940
Earnings per share - basic
  As reported. . . . . . . . . . . .  $  0.93  $  1.00  $  0.63
  Pro forma. . . . . . . . . . . . .  $  0.92  $  0.99  $  0.62
Earnings per share - diluted
  As reported. . . . . . . . . . . .  $  0.90  $  1.00  $  0.63
  Pro forma. . . . . . . . . . . . .  $  0.89  $  0.99  $  0.62


11.     BUSINESS  SEGMENTS

The Company adopted SFAS 131, "Disclosure about Segments of an Enterprise and Related Information," during 1998. SFAS 131 established standards for reporting information about operating segments ("business segments") in annual financial statements and requires selected information in interim financial statements. Business segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, to make decisions on how to allocate resources and to assess performance. The Company's chief operating decision making group is the Chief Executive Officer ("CEO") and certain other executive officers who report directly to the CEO. The operating segments are organized and managed separately because each segment offers different products or services. The Company evaluates the performance of its business segments based on the operating income generated. Operating income does not include income taxes, interest expense, extraordinary charges, changes in accounting method and non-operating income and expense items.
     Under SFAS 131, an operating segment that does not exceed certain quantitative levels is not considered a reportable segment. Instead, the results of all segments that do not exceed the quantitative thresholds are combined and reported as one segment and referred to as "all other." The Company's propane, pipelines and storage business segment did not meet these quantitative thresholds and could have been grouped into the "all other" category. However, the Company has decided to voluntarily disclose information on this business segment.
     The Company's new information technology ("IT") business also did not meet the quantitative thresholds of SFAS 131. In addition, the majority of the operating revenue of the IT business during 2000 was generated from affiliated business segments of the Company and, therefore, eliminated in consolidation. As a result, the Company is not separately disclosing information on this business segment.
     The Company currently operates four reportable business segments. They are gas distribution, construction services, engineering services, and propane, pipelines and storage. The Company sold the subsidiary comprising its energy marketing business effective March 31, 1999. Refer to Note 1 for a brief description of each business segment.
     The accounting policies of the operating segments are the same as those described in Note 1 except that intercompany transactions have not been eliminated in determining individual segment results. The following table provides business segment information as well as a reconciliation ("Corporate and other") of the segment information to the applicable line in the consolidated financial statements. Corporate and other includes corporate related expenses not allocated to segments, intercompany eliminations and results of other smaller operations.

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS



Years Ended December 31,                             2000       1999       1998
-------------------------------------------------  --------   --------   --------
(000's)

Operating revenues
  Gas distribution. . . . . . . . . . . . . . . .  $307,851   $216,831   $184,221
  Construction services . . . . . . . . . . . . .   105,231     58,272     25,904
  Engineering services. . . . . . . . . . . . . .    20,655     17,486     41,366
  Propane, pipelines and storage. . . . . . . . .     6,949      6,284      4,852
  Energy marketing. . . . . . . . . . . . . . . .         -     96,904    397,888
  Corporate and other(a). . . . . . . . . . . . .   (18,093)   (11,014)   (16,746)
                                                   ---------  ---------  ---------
    Total consolidated revenues . . . . . . . . .  $422,593   $384,763   $637,485
                                                   =========  =========  =========

Depreciation and amortization
  Gas distribution. . . . . . . . . . . . . . . .  $ 26,272   $ 14,955   $ 12,110
  Construction services . . . . . . . . . . . . .     5,360      3,076      1,903
  Engineering services. . . . . . . . . . . . . .       421        421        182
  Propane, pipelines and storage. . . . . . . . .       999      1,092        793
  Energy marketing. . . . . . . . . . . . . . . .         -         36         44
  Corporate and other . . . . . . . . . . . . . .       420        426        317
                                                   ---------  ---------  ---------
    Total consolidated depreciation . . . . . . .  $ 33,472   $ 20,006   $ 15,349
                                                   =========  =========  =========

Operating income (loss)
  Gas distribution. . . . . . . . . . . . . . . .  $ 62,876   $ 40,134   $ 22,363
  Construction services . . . . . . . . . . . . .     3,676      2,611       (102)
  Engineering services. . . . . . . . . . . . . .        25       (513)     2,938
  Propane, pipelines and storage. . . . . . . . .     1,530      2,341      1,585
  Energy marketing. . . . . . . . . . . . . . . .         -       (341)      (696)
  Corporate and other . . . . . . . . . . . . . .    (2,849)    (2,342)    (1,893)
                                                   ---------  ---------  ---------
    Total consolidated operating income . . . . .  $ 65,258   $ 41,890   $ 24,195
                                                   =========  =========  =========

Assets at year end
  Gas distribution. . . . . . . . . . . . . . . .  $741,593   $713,900   $359,592
  Construction services . . . . . . . . . . . . .    69,276     52,620     20,471
  Engineering services. . . . . . . . . . . . . .     8,837      9,477      8,897
  Propane, pipelines and storage. . . . . . . . .    24,827     28,399     27,175
  Energy marketing. . . . . . . . . . . . . . . .         -          -     65,017
  Corporate and other . . . . . . . . . . . . . .     6,690     10,787      8,510
                                                   ---------  ---------  ---------
    Total consolidated assets . . . . . . . . . .  $851,223   $815,183   $489,662
                                                   =========  =========  =========

Capital investments(b)
  Gas distribution. . . . . . . . . . . . . . . .  $ 47,466   $312,653   $ 23,029
  Construction services . . . . . . . . . . . . .    15,318     21,720      1,076
  Engineering services(c) . . . . . . . . . . . .       209      2,499     14,586
  Propane, pipelines and storage. . . . . . . . .       251      1,318      6,285
  Energy marketing. . . . . . . . . . . . . . . .         -          -          -
  Corporate and other . . . . . . . . . . . . . .     5,176      1,971        655
                                                   ---------  ---------  ---------
    Total consolidated capital investments(c) . .  $ 68,420   $340,161   $ 45,631
                                                   =========  =========  =========

(a) Includes the elimination of intercompany engineering services revenue of $8,387,000, $2,645,000 and $429,000 for 2000, 1999 and 1998, respectively.
      Includes the elimination of intercompany construction services revenue of $9,694,000, $8,307,000 and $9,283,000 for 2000, 1999 and 1998,
      respectively. Includes the eliminations of intercompany energy marketing revenues of $49,000 and $7,071,000 for 1999 and 1998, respectively.
(b) Capital investments include net amounts paid for business acquisitions, including non-cash amounts such as deferrred payments and Company stock issued as part of the acquisitions.
(c) The 1998 capital investments, shown in the above table, include $14,703,000 of Company stock issued as part of the acquisition of OMC. The acquisition of OMC was accounted for as a pooling of interests. Therefore, the supplemental cash flow information in Note 1 does not include the stock issued for the OMC acquisition.

SEMCO  Energy,  Inc.  and  Subsidiaries




12.     EARNINGS  PER  SHARE

The Company computes earnings per share ("EPS") in accordance with SFAS 128, "Earnings per Share." SFAS 128 requires the computation and presentation of two EPS amounts, basic and diluted. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. The computation of diluted EPS is similar to that of basic EPS except that the weighted average number of common shares outstanding is increased to include any shares that would be available if outstanding stock options, stock purchase contracts, warrants, or convertible securities ("dilutive securities") were exercised. Accordingly, income available to common shareholders is also adjusted for any changes to income that would result from the assumed conversion of the dilutive securities. The diluted EPS calculation excludes the effect of stock options when their exercise prices exceed the average market price over the period.
     The following table provides the computations of basic and diluted earnings per share for the years ended December 31, 2000, 1999 and 1998.


Years ended December 31,                                               2000     1999     1998
-------------------------------------------------------------------  -------  -------  -------
(000's,  except  per  share  amounts)

Basic earnings per share computation
  Income before accounting change and extraordinary charge. . . . .  $16,693  $17,659  $ 8,755
  Cumulative effect of change in accounting method. . . . . . . . .        -        -    1,784
  Extraordinary charge. . . . . . . . . . . . . . . . . . . . . . .        -        -     (499)
                                                                     -------  -------  --------
  Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $16,693  $17,659  $10,040
                                                                     =======  =======  ========

Weighted average common shares outstanding. . . . . . . . . . . . .   17,999   17,697   15,906
                                                                     =======  =======  ========

Earnings per share - basic
  Income before accounting change and extraordinary charge. . . . .  $  0.93  $  1.00  $  0.55
  Cumulative effect of change in accounting method. . . . . . . . .        -        -     0.11
  Extraordinary charge. . . . . . . . . . . . . . . . . . . . . . .        -        -    (0.03)
                                                                     -------  -------  --------
  Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  0.93  $  1.00  $  0.63
                                                                     =======  =======  ========

Diluted earnings per share computation
  Income before accounting change and extraordinary charge. . . . .  $16,693  $17,659  $ 8,755
  Adjustment for effect of assumed conversions:
    Preferred convertible stock dividends . . . . . . . . . . . . .        -       13       15
                                                                     -------  -------  --------
  Adjusted income before accounting change and extraordinary charge   16,693   17,672    8,770
  Cumulative effect of change in accounting method. . . . . . . . .        -        -    1,784
  Extraordinary charge. . . . . . . . . . . . . . . . . . . . . . .        -        -     (499)
                                                                     -------  -------  --------
  Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $16,693  $17,672  $10,055
                                                                     =======  =======  ========

Weighted average common shares outstanding. . . . . . . . . . . . .   17,999   17,697   15,906
  Incremental shares from assumed conversions of:
    FELINE PRIDES . . . . . . . . . . . . . . . . . . . . . . . . .      599        -        -
    Preferred convertible stock . . . . . . . . . . . . . . . . . .        -       22       26
    Stock options . . . . . . . . . . . . . . . . . . . . . . . . .       21        1        3
                                                                     -------  -------  --------
Diluted weighted average common shares outstanding. . . . . . . . .   18,619   17,720   15,935
                                                                     =======  =======  ========

Earnings per share - diluted
  Income before accounting change and extraordinary charge. . . . .  $  0.90  $  1.00  $  0.55
  Cumulative effect of change in accounting method. . . . . . . . .        -        -     0.11
  Extraordinary charge. . . . . . . . . . . . . . . . . . . . . . .        -        -    (0.03)
                                                                     -------  -------  --------
  Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  0.90  $  1.00  $  0.63
                                                                     =======  =======  ========

SEMCO  Energy,  Inc.  and  Subsidiaries

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


13.     INVESTMENTS  IN  AFFILIATES

The equity method of accounting is used for interests in affiliates 20% to 50% owned. At December 31, 2000, the Company's only investment in affiliates was a 50% ownership interest in the Eaton Rapids Gas Storage System. During 2000, the Company sold its 50% interest in the Michigan Intrastate Lateral System and its 50% interest in the Michigan Intrastate Pipeline System. The table below summarizes the combined financial information for investments in affiliates.


                                            2000     1999     1998
                                          -------  -------  -------
(000's)

Net sales. . . . . . . . . . . . . . . .  $ 5,806  $ 6,071  $ 8,199
Operating income . . . . . . . . . . . .  $ 3,579  $ 3,486  $ 2,100
Net income (loss). . . . . . . . . . . .  $ 2,372  $ 1,956  $   285
The Company's share of net income (loss)  $ 1,186  $   978  $   160

Current assets . . . . . . . . . . . . .  $ 1,435  $ 1,637  $ 2,796
Non-current assets . . . . . . . . . . .   22,767   26,903   28,092
                                          -------  -------  -------
Total assets . . . . . . . . . . . . . .  $24,202  $28,540  $30,888
                                          =======  =======  =======

Current liabilities. . . . . . . . . . .  $ 2,024  $ 4,266  $ 2,784
Non-current liabilities. . . . . . . . .   13,023   15,274   15,942
Equity . . . . . . . . . . . . . . . . .    9,155    9,000   12,162
                                          -------  -------  -------
Total liabilities and equity . . . . . .  $24,202  $28,540  $30,888
                                          =======  =======  =======

The Company's equity investment. . . . .  $ 4,165  $ 4,207  $ 4,522


14.     COMMITMENTS  AND  CONTINGENCIES

Capital Investments | The Company's plans for expansion and improvement of its business properties are continually reviewed. Aggregate capital expenditures for property in 2001 are projected at approximately $47 million. In addition, the Company is planning to incur additional expenditures for business acquisitions in 2001.

Lease Commitments | The Company leases buildings, vehicles and equipment. The resulting leases are classified as operating leases in accordance with SFAS 13, "Accounting for Leases." Vehicle leases comprise a significant portion of total lease expense. Leases on the majority of the Company's new vehicles are for a minimum of twelve months. The Company has the right to extend each vehicle lease annually and to cancel the extended lease at any time.
     The Company's future minimum lease payments that have initial or remaining noncancelable lease terms in excess of one year at December 31, 2000 totaled $5.2 million consisting of (in millions): 2001 - $1.2; 2002 - $.9; 2003 - $.8;
2004 - $.8; 2005 - $.7 and thereafter - $.8. Total lease expense approximated $2.3 million, $2.3 million and $2.2 million in 2000, 1999 and 1998, respectively. The annual future minimum lease payments are substantially less than the lease expense incurred in 1998 through 2000 because most of the vehicle leases at December 31, 2000 were on a month-to-month basis and were subject to cancellation at any time. However, management expects to renew or replace substantially all leases.

SEMCO  Energy,  Inc.  and  Subsidiaries




Environmental Issues | Prior to the construction of major natural gas pipelines, gas for heating and other uses was manufactured from processes involving coal, coke or oil. The Gas Distribution Business owns seven Michigan sites which formerly housed such manufacturing facilities and expects that it will ultimately incur investigation and remedial action costs at some of these sites, and a number of other sites. The Gas Distribution Business has submitted plans to the appropriate environmental regulatory authority in the State of Michigan to close one site and begin work at another site. The extent of the Company's liabilities and potential costs in connection with these sites cannot be reasonably estimated at this time. In accordance with an MPSC accounting order, any environmental investigation and remedial action costs will be deferred and amortized over ten years. Rate recognition of the related amortization expense will not begin until after a prudence review in a general rate case.

Contingencies | The terms of certain of the Company's acquisition agreements in 1999 provided for additional consideration to be paid if certain results were achieved. The former owners of PinPoint Locators, Inc. and K&B Construction, Inc. were given the opportunity to receive additional consideration if future results of operations exceed certain targeted levels. Approximately $0.1 million of additional consideration was paid in 2000 and no additional consideration was paid in 1999.
     In the normal course of business, the Company may be a party to certain lawsuits and administrative proceedings before various courts and government agencies. These lawsuits and proceedings may involve personal injury, property damage, contractual issues and other matters. Management cannot predict the ultimate outcome of any pending or threatening litigation or of actual or possible claims; however, management believes resulting liabilities, if any, will not have a material adverse impact upon the Company-s financial position or results of operations.


15.     DIVESTITURE  OF  NOARK  INVESTMENT

The Company sold its entire interest in NOARK to ENOGEX Arkansas Pipeline Corporation ("EAPC") in 1998 and recorded a gain of $1.7 million after-tax. Pursuant to terms included in the sales agreement, the Company paid EAPC $.8 million, $3.1 million and $9.2 million in April of 2000, 1999 and 1998, respectively. The sale released the Company from all debt obligations and guarantees related to NOARK. The Company will receive annual payments of $.8 million from EAPC for 17 years beginning in the year 2004.

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


Quarters                                            First    Second       Third     Fourth
------------------------------------------------  --------  -------      -------   --------
(000's,  except  per  share  amounts)

2000
  Operating revenue. . . . . . . . . . . . . . .  $130,302  $76,478      $70,326   $145,487
  Operating income (loss). . . . . . . . . . . .    26,269    4,673        4,023     30,293
  Net income (loss). . . . . . . . . . . . . . .    11,994   (3,074)      (4,749)    12,522
  Earnings (loss) per share - basic. . . . . . .      0.67    (0.17)       (0.26)      0.69
  Earnings (loss) per share - diluted. . . . . .      0.67    (0.17)       (0.26)      0.65
  Cash dividends per share . . . . . . . . . . .     0.205    0.210        0.210      0.210

1999
  Operating revenue. . . . . . . . . . . . . . .  $183,880  $51,229      $39,997   $109,657
  Operating income (loss). . . . . . . . . . . .    17,347    3,468       (1,266)    22,341
  Net income (loss). . . . . . . . . . . . . . .    10,403      121       (2,165)     9,300
  Earnings (loss) per share - basic and diluted.      0.60     0.01        (0.12)      0.52
  Cash dividends per share . . . . . . . . . . .     0.200    0.255 (a)    0.205      0.204

(a)  Includes  a  special  one-time  dividend  of  $0.05  per  share.

SEMCO  Energy,  Inc.  and  Subsidiaries

REPORT  OF  INDEPENDENT  PUBLIC  ACCOUNTANTS




To  SEMCO  Energy,  Inc.:

     We have audited the accompanying consolidated statements of financial position and capitalization of SEMCO Energy, Inc. (a Michigan corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in common shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SEMCO Energy, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



ARTHUR  ANDERSEN  LLP
Detroit,  Michigan
January  30,  2001

SEMCO  Energy,  Inc.  and  Subsidiaries

SELECTED  FINANCIAL  DATA



Years Ended December 31,                             2000       1999           1998              1997           1996
-------------------------------------------------  --------   --------       --------          --------       --------

Income statement data (000's)
  Operating revenue . . . . . . . . . . . . . . .  $422,593   $384,763       $637,485          $775,932       $547,910
                                                   ---------  ---------      ---------         ---------      ---------
  Operating expenses
    Cost of gas sold. . . . . . . . . . . . . . .  $161,945   $117,789       $109,388          $150,967       $151,135
    Cost of gas marketed. . . . . . . . . . . . .         -     95,632        386,691           518,157        308,619
    Operations and maintenance. . . . . . . . . .   152,040    100,822         92,696            55,209         43,211
    Depreciation. . . . . . . . . . . . . . . . .    33,472     20,006         15,349            12,877         11,334
    Property and other taxes. . . . . . . . . . .     9,878      8,624          9,166             9,555          8,777
                                                   ---------  ---------      ---------         ---------      ---------
                                                   $357,335   $342,873       $613,290          $746,765       $523,076
                                                   ---------  ---------      ---------         ---------      ---------
  Operating Income. . . . . . . . . . . . . . . .  $ 65,258   $ 41,890       $ 24,195          $ 29,167       $ 24,834
  Other income (deductions) . . . . . . . . . . .   (31,955)   (16,826)        (7,835)(f)(g)     (5,273)(h)    (44,702)(j)
                                                   ---------  ---------      ---------         ---------      ---------
  Income (loss) before income taxes and
    dividends on trust preferred securities . . .  $ 33,303   $ 25,064       $ 16,360          $ 23,894       $(19,868)
  Income taxes. . . . . . . . . . . . . . . . . .    11,606      7,405          6,320             8,469         (7,106)
  Dividends on trust preferred
    securities, net of income tax . . . . . . . .     5,004          -              -                 -              -
                                                   ---------  ---------      ---------         ---------      ---------
  Net income (loss) . . . . . . . . . . . . . . .  $ 16,693   $ 17,659       $ 10,040 (f)(g)   $ 15,425 (h)   $(12,762)(j)
  Common dividends. . . . . . . . . . . . . . . .    15,033     15,272         11,836            10,225          9,814
                                                   ---------  ---------      ---------         ---------      ---------
  Earnings (deficit) reinvested in the business .  $  1,660   $  2,387       $ (1,796)         $  5,200       $(22,576)
                                                   =========  =========      =========         =========      =========
Common stock data
  Average shares outstanding (000's) (a)
    Basic . . . . . . . . . . . . . . . . . . . .    17,999     17,697         15,906            14,608         14,573
    Diluted (b) . . . . . . . . . . . . . . . . .    18,619     17,720             (b)               (b)            (b)
  Earnings (loss) per share (a)
    Basic . . . . . . . . . . . . . . . . . . . .  $   0.93   $   1.00       $   0.63 (f)(g)   $   1.06 (h)   $  (0.88)(j)
    Diluted (b) . . . . . . . . . . . . . . . . .  $   0.90   $   1.00       $   0.63          $   1.06       $  (0.88)
  Dividends paid per share (a). . . . . . . . . .  $  0.835   $  0.863 (l)   $  0.744          $  0.700       $  0.673
  Dividend payout ratio . . . . . . . . . . . . .      90.1%      86.5%         117.9%             66.0%           N/A
  Book value per share (a) (c). . . . . . . . . .  $   7.50   $   7.95       $   7.61          $   6.44       $   5.95
  Market value per share (a) (c) (d). . . . . . .  $  15.56   $  11.81       $  16.31          $  17.26       $  16.78
  Number of registered common shareholders (c). .     9,517      9,217          9,336             8,755          8,509
Balance sheet data (000's) (c)
  Total assets. . . . . . . . . . . . . . . . . .  $851,223   $815,183       $489,662          $507,160       $479,037
                                                   =========  =========      =========         =========      =========
  Capitalization
    Long-term debt (e). . . . . . . . . . . . . .  $307,930   $170,000       $170,000          $163,548       $108,112
    Company-obligated mandatorily redeemable
      trust preferred securities of subsidiaries.   139,374          -              -                 -              -
    Preferred stock . . . . . . . . . . . . . . .         -          -          3,255             3,269          3,269
    Common equity . . . . . . . . . . . . . . . .   135,472    142,340        132,228            95,131         86,678
                                                   ---------  ---------      ---------         ---------      ---------
                                                   $582,776   $312,340       $305,483          $261,948       $198,059
                                                   =========  =========      =========         =========      =========
Financial ratios
  Capitalization
    Long-term debt (e). . . . . . . . . . . . . .      52.8%      54.4%          55.6%             62.4%          54.6%
    Company-obligated mandatorily redeemable
      trust preferred securities of subsidiaries.      23.9%         -              -                 -              -
    Preferred stock . . . . . . . . . . . . . . .         -          -            1.1%              1.3%           1.6%
    Common equity . . . . . . . . . . . . . . . .      23.3%      45.6%          43.3%             36.3%          43.8%
                                                   ---------  ---------      ---------         ---------      ---------
                                                      100.0%     100.0%         100.0%            100.0%         100.0%
                                                   ---------  ---------      ---------         ---------      ---------
  Return on average common equity . . . . . . . .      12.0%      12.9%           8.8%             17.0%(i)      (13.0%)(k)
                                                   =========  =========      =========         =========      =========


Years Ended December 31,                             1995       1994           1993           1992           1991        1990
-------------------------------------------------  --------   --------       --------       --------       --------    --------

Income statement data (000's)
  Operating revenue . . . . . . . . . . . . . . .  $335,538   $372,430       $288,963       $251,526       $231,522    $228,339
                                                   ---------  ---------      ---------      ---------      ---------   ---------
  Operating expenses
    Cost of gas sold. . . . . . . . . . . . . . .  $120,619   $135,669       $139,051       $121,643       $111,005    $110,705
    Cost of gas marketed. . . . . . . . . . . . .   130,087    153,973         67,474         52,347         46,237      47,703
    Operations and maintenance. . . . . . . . . .    36,217     35,558         34,496         33,590         33,425      34,149
    Depreciation. . . . . . . . . . . . . . . . .    12,035     11,549         12,468         12,344         12,138      10,729
    Property and other taxes. . . . . . . . . . .     7,966      8,186          8,446          7,729          7,193       6,798
                                                   ---------  ---------      ---------      ---------      ---------   ---------
                                                   $306,924   $344,935       $261,935       $227,653       $209,998    $210,084
                                                   ---------  ---------      ---------      ---------      ---------   ---------
  Operating Income. . . . . . . . . . . . . . . .  $ 28,614   $ 27,495       $ 27,028       $ 23,873       $ 21,524    $ 18,255
  Other income (deductions) . . . . . . . . . . .   (11,132)   (12,944)(f)    (11,789)(f)    (11,923)(f)    (10,791)     (9,856)
                                                   ---------  ---------      ---------      ---------      ---------   ---------
  Income (loss) before income taxes and
    dividends on trust preferred securities . . .  $ 17,482   $ 14,551       $ 15,239       $ 11,950       $ 10,733    $  8,399
  Income taxes. . . . . . . . . . . . . . . . . .     6,151      4,559          5,676          3,640          3,432       2,372
  Dividends on trust preferred
    securities, net of income tax . . . . . . . .         -          -              -              -              -           -
                                                   ---------  ---------      ---------      ---------      ---------   ---------
  Net income (loss) . . . . . . . . . . . . . . .  $ 11,331   $  9,992 (f)   $  9,563 (f)   $  8,310 (f)   $  7,301    $  6,027
  Common dividends. . . . . . . . . . . . . . . .     9,230      8,656          7,419          6,875          6,385       5,940
                                                   ---------  ---------      ---------      ---------      ---------   ---------
  Earnings (deficit) reinvested in the business .  $  2,101   $  1,336       $  2,144       $  1,435       $    916    $     87
                                                   =========  =========      =========      =========      =========   =========
Common stock data
  Average shares outstanding (000's) (a)
    Basic . . . . . . . . . . . . . . . . . . . .    13,696     13,440         12,155         11,835         11,533      11,261
    Diluted (b)                                          (b)        (b)            (b)            (b)            (b)         (b)
  Earnings (loss) per share (a)
    Basic . . . . . . . . . . . . . . . . . . . .  $   0.83   $   0.74 (f)   $   0.79 (f)   $   0.70 (f)   $   0.63    $   0.54
    Diluted (b) . . . . . . . . . . . . . . . . .  $   0.83   $   0.74 (f)   $   0.79 (f)   $   0.70 (f)   $   0.63    $   0.54
  Dividends paid per share (a). . . . . . . . . .  $  0.674   $  0.644       $  0.610       $  0.581       $  0.554    $  0.527
  Dividend payout ratio . . . . . . . . . . . . .      81.5%      86.6%          77.6%          82.7%          87.5%       98.6%
  Book value per share (a) (c). . . . . . . . . .  $   7.99   $   7.86       $   6.94       $   6.45       $   6.07    $   5.76
  Market value per share (a) (c) (d). . . . . . .  $  15.54   $  14.80       $  17.24       $  14.19       $  10.84    $   9.49
  Number of registered common shareholders (c). .     8,334      8,149          7,261          6,892          6,594       6,369
Balance sheet data (000's) (c)
  Total assets. . . . . . . . . . . . . . . . . .  $378,523   $368,498       $348,813       $319,548       $294,933    $278,018
                                                   =========  =========      =========      =========      =========   =========
  Capitalization
    Long-term debt (e). . . . . . . . . . . . . .  $107,325   $104,910       $117,022       $102,728       $ 95,656    $ 99,040
    Company-obligated mandatorily redeemable
      trust preferred securities of subsidiaries.         -          -              -              -              -           -
    Preferred stock . . . . . . . . . . . . . . .     3,272      3,288          3,290          3,320          3,332       3,350
    Common equity . . . . . . . . . . . . . . . .   109,511    107,379         85,657         77,353         70,758      65,608
                                                   ---------  ---------      ---------      ---------      ---------   ---------
                                                   $220,108   $215,577       $205,969       $183,401       $169,746    $167,998
                                                   =========  =========      =========      =========      =========   =========
Financial ratios
  Capitalization
    Long-term debt (e). . . . . . . . . . . . . .      48.8%      48.7%          56.8%          56.0%          56.4%       59.0%
    Company-obligated mandatorily redeemable
      trust preferred securities of subsidiaries.         -          -              -              -              -           -
    Preferred stock . . . . . . . . . . . . . . .       1.5%       1.5%           1.6%           1.8%           2.0%        2.0%
    Common equity . . . . . . . . . . . . . . . .      49.7%      49.8%          41.6%          42.2%          41.6%       39.0%
                                                   ---------  ---------      ---------      ---------      ---------   ---------
                                                      100.0%     100.0%         100.0%         100.0%         100.0%      100.0%
                                                   ---------  ---------      ---------      ---------      ---------   ---------
  Return on average common equity . . . . . . . .      10.4%       9.5%          11.6%          11.1%          10.6%        9.4%
                                                   =========  =========      =========      =========      =========   =========

(a)  Adjusted  to  give  effect  to  5  percent  stock  dividends  in  May  each  year,  1990  through  1998.
(b)  Prior  to  1999,  diluted  average common shares outstanding were not materially different than basic average common  shares  outstanding.  Therefore,  there  was  no  dilutive  impact  on  earnings  per  share.
(c)  At  year  end.
(d)  Amounts  prior  to  1997 based on closing bid price.  Amounts for 1997 and subsequent years, based on closing stock  price.
(e)  Includes  current  maturities  of  long-term  debt.
(f)  Includes  $499  (net  of  tax) or $.03 per share, $1,286 (net of tax) or $.10 per share, $177 (net of tax) or
     $.01  per  share,  and  $901  (net  of  tax)  or  $.08  per  share in 1998, 1994, 1993 and 1992,respectively, attributable  to  extraordinary  losses  on  the  early  extinguishment  of  debt.
(g)  Includes income at $1,784 (net of tax) or $.11 per share attributable to a change in accounting method, and a gain  of  $1,708  (net  of  tax)  or  $.11  per  share  from  the  sale  of  the  NOARK  Investment.
(h)  Includes  income  due  to an adjustment to the reserve for the NOARK investment - $5,025 (net of tax) or $.34 per  share.
(i)  Excluding the adjustment to the reserve for the NOARK investment, return on average common equity was 11.8%.
(j)  Includes  the  write-down  of  the  NOARK  investment  -  $21,000  (net  of  tax)  or  $1.44  per  share.
(k)  Excluding  the  write-down  of  the  NOARK  investment,  return  on  average  common  equity  was  7.6%.
(l)  Includes  a  special  one-time  dividend  of  $0.05  per  share.

Pages 70 and 71