Form 10-K, Exhibit 13
period 2001-12-31
SEMCO ENERGY INC
filed 2002-03-27
CIK 277158

EXHIBIT  13
-----------

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

FORWARD-LOOKING  STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections of SEMCO Energy, Inc. and its subsidiaries ("the "Company"). Statements that are not historical facts, including statements about the Company's outlook, beliefs, plans, goals, and expectations, are forward-looking statements. These statements are subject to potential risks and uncertainties and, therefore, actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Factors that may impact forward-looking statements include, but are not limited to, the following: (i) the effects of weather and other natural phenomena; (ii) the economic climate and growth in the geographical areas where the Company does business; (iii) the capital intensive nature of the Company's business; (iv) increased competition within the energy industry as well as from alternative forms of energy; (v) the timing and extent of changes in commodity prices for natural gas and propane; (vi) the effects of changes in governmental and regulatory policies, including income taxes, environmental compliance and authorized rates; (vii) the Company's ability to bid on and win construction contracts; (viii) the impact of energy prices on the amount of projects and business available to the Company's engineering services business and construction services business; (ix) the nature, availability and projected profitability of potential investments available to the Company; (x) the Company's ability to remain in compliance with its debt covenants and accomplish its financing objectives in a timely and cost-effective manner in light of changing conditions in the capital markets; (xi) the Company's ability to operate and integrate acquired businesses in accordance with its plans and (xii) the Company's ability to effectively execute its strategic plan.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

RESULTS  OF  OPERATIONS

REDIRECTION OF BUSINESS STRATEGY. During the fourth quarter of 2001, the Company announced plans to redirect its business strategy. The plans include the restructuring of corporate, business unit and operational structures. This will include the integration of the Company's Alaska and Michigan gas distribution divisions. The plans include the closure of the Company's Houston-based engineering and construction headquarters and the related consolidation of administrative functions in Michigan. The redirection also involves the divestiture of the Company's engineering services business and certain regions of the Company's construction services business that are not likely to contribute to shareholder value in the foreseeable term. The Company, under its new strategy, will concentrate more on profitable growth within each line of business and less on acquisitions.

RESULTS FOR 2001 INCLUDE LOSSES FROM DISCONTINUED OPERATIONS AND OTHER UNUSUAL ITEMS. The Company had a consolidated net loss for 2001 of $6.4 million, or $0.35 per share. The net loss includes several unusual items, including losses associated with discontinued operations, restructuring charges, and asset impairments. Net income from continuing operations and before the unusual items, was $4.8 million, or $0.27 per share. All references to earnings or loss per share ("EPS") in Management's Discussion and Analysis are on a diluted basis. For information related to the calculation of diluted EPS, refer to Note 11 of the Notes to the Consolidated Financial Statements.
     The net loss for 2001 includes losses of $6.1 million, or $0.34 per share, associated with the Company's plans to discontinue its engineering business. As discussed above, the Company's board of directors approved a plan to redirect the Company's business strategy, which includes the divestiture of the engineering services business. The planned divestiture is being accounted for as a discontinued operation and, accordingly, the operating results of this business and the estimated loss on its sale are segregated and reported as discontinued operations in the Consolidated Statements of Income. The loss from discontinued operations for 2001 includes a loss from operations of $1.1 million, net of income taxes, and an estimated loss from the sale, including a provision for losses during the phase-out period, of $5.0 million, net of income taxes. Prior year results have been restated to reflect the operating results from the engineering services business in discontinued operations.
     In addition to the losses from discontinued operations, the Company's results for 2001 also include restructuring charges, asset impairments and certain other unusual items that reduced net income by $5.1 million, or $0.28 per share. The restructuring charges and asset impairments account for $4.0 million of the charges, net of income taxes, and include severance expense, costs associated with terminating leases, write-downs of certain construction operations and other related expenses associated with the redirection of the Company's business strategy. The other unusual items account for $1.1 million of the charges, net of income taxes, and include the write-off of certain assets and an increase in reserves for certain contingencies.
     The restructuring charges and asset impairments ($6.1 million before income taxes) are reflected in operating expenses in the Company's Consolidated Statements of Income. The other unusual items are reflected in both operating expenses ($.9 million before income taxes) and non-operating expenses ($.6 million before income taxes). For business segment reporting, the operating income of the gas distribution business includes $1.1 million of the charges; the operating loss of the construction services business includes $3.3 million of the charges; and $2.6 million is reflected in the operating loss of the corporate and other business segment.
     As discussed previously, the Company incurred a net loss during 2001 of $6.4 million (or $0.35 per share), which includes a number of unusual charges. Net income for 2000 and 1999 was $16.7 million (or $0.90 per share) and $17.7 million (or $1.00 per share), respectively. Warmer than normal weather has reduced net income during 2001, 2000 and 1999 by approximately $5.4 million (or $0.29 per share), $4.0 million (or $0.21 per share) and $3.6 million (or $0.21 per share), respectively.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

     The following table shows the Company's consolidated operating results, as well as the impact of warmer than normal weather and certain other unusual items, for the past three years. Net income, excluding the impact of the unusual items noted in the table below, would have been $10.2 million, $20.6 million and $20.9 million for 2001, 2000 and 1999, respectively. The business segment analyses and other discussions on the next several pages provide additional information regarding the differences in operating results when comparing 2001, 2000 and 1999.




Years Ended December 31,                                          2001       2000       1999
--------------------------------------------------------------  ---------  ---------  ---------
(in thousands, except per share amounts)
Operating revenues . . . . . . . . . . . . . . . . . . . . . .  $445,823   $410,325   $369,922
  Restructuring and impairment charges . . . . . . . . . . . .     6,103          -          -
  Other operating expenses . . . . . . . . . . . . . . . . . .   395,329    345,092    327,519
                                                                ---------  ---------  ---------
Operating income . . . . . . . . . . . . . . . . . . . . . . .  $ 44,391   $ 65,233   $ 42,403
  Other income and (deductions). . . . . . . . . . . . . . . .   (29,449)   (32,077)   (16,750)
  Income taxes . . . . . . . . . . . . . . . . . . . . . . . .    (6,578)   (11,554)    (7,631)
                                                                ---------  ---------  ---------
Income before dividends on trust preferred securities and
  discontinued operations. . . . . . . . . . . . . . . . . . .  $  8,364   $ 21,602   $ 18,022
Dividends on trust preferred securities, net of income tax . .    (8,603)    (5,004)         -
                                                                ---------  ---------  ---------
Net income (loss) from continuing operations . . . . . . . . .      (239)    16,598     18,022
Income (loss) from discontinued operations, net of income tax.    (6,122)        95       (363)
                                                                ---------  ---------  ---------
Net income (loss) available to common shareholders . . . . . .  $ (6,361)  $ 16,693   $ 17,659
                                                                =========  =========  =========
Earnings per share ("EPS")
  Basic. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  (0.35)  $   0.93   $   1.00
  Diluted. . . . . . . . . . . . . . . . . . . . . . . . . . .  $  (0.35)  $   0.90   $   1.00

Average common shares outstanding
  Basic. . . . . . . . . . . . . . . . . . . . . . . . . . . .    18,106     17,999     17,697
  Diluted. . . . . . . . . . . . . . . . . . . . . . . . . . .    18,106     18,619     17,720
                                                                ---------  ---------  ---------
Impact on net income of the following:
  Warmer than normal weather . . . . . . . . . . . . . . . . .  $ (5,350)  $ (3,995)  $ (3,640)
  Income (Loss) from discontinued operations . . . . . . . . .    (6,122)        95       (363)
  Restructuring charges, impairments and other unusual items .    (5,083)         -          -
  Gain on divestiture of energy marketing business . . . . . .         -          -        729
Net income excluding the foregoing items . . . . . . . . . . .  $ 10,194   $ 20,593   $ 20,933

EPS excluding the foregoing items
  Basic. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   0.56   $   1.14   $   1.18
  Diluted. . . . . . . . . . . . . . . . . . . . . . . . . . .  $   0.56   $   1.11   $   1.18


SUMMARY  OF  BUSINESS  SEGMENTS

The  Company  operates  four reportable business segments: (1) gas distribution;
(2) construction services; (3) information technology services; and (4) propane, pipelines and storage. The latter three segments are sometimes referred to together as the "diversified businesses." Refer to Note 10 of the Notes to the Consolidated Financial Statements for further information regarding each business segment and a summary of financial information by business segment.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

     Each business segment is discussed separately on the following pages. The Company evaluates the performance of its business segments based on operating income. Operating income does not include income taxes, interest expense, discontinued operations, or other non-operating income and expense items. A review of the non-operating items follows the business segment discussions.


GAS  DISTRIBUTION

The Company's gas distribution business segment consists of operations in Michigan and Alaska. ENSTAR, the Alaska-based operation, was acquired on November 1, 1999. The acquisition of ENSTAR was accounted for as a purchase and, therefore, the consolidated financial statements and the table below include the results of ENSTAR's operations since November 1, 1999. The Michigan gas distribution operation and ENSTAR are referred to together as the "Gas Distribution Business".
     Warm weather during the past three years has had a significant impact on operating income. Weather was approximately 9%, 6% and 7% warmer than normal during 2001, 2000 and 1999, respectively. Under normal weather conditions, operating income during 2001, 2000 and 1999 would have been higher by approximately $8.4 million, $6.5 million and $5.3 million, respectively. The impact of weather on operating income during 2000 was greater than during 1999, despite colder weather in 2000. This is due to the increase in the number of customers as a result of the ENSTAR acquisition. A significant increase in the number of customers causes any variation from normal weather to have a more pronounced impact on operating results.




Years Ended December 31,                2001       2000       1999
------------------------------------  ---------  ---------  ---------
(in thousands)
Gas sales revenues . . . . . . . . .  $ 295,397  $ 273,312  $ 191,169
Cost of gas sold . . . . . . . . . .    184,973    161,945    117,789
                                      ---------  ---------  ---------

  Gas sales margin . . . . . . . . .  $ 110,424  $ 111,367  $  73,380
Gas transportation revenue . . . . .     25,888     30,783     22,369
Other operating revenue. . . . . . .      3,080      3,756      3,293
                                      ---------  ---------  ---------

  Gross margin . . . . . . . . . . .  $ 139,392  $ 145,906  $  99,042
Restructuring charges. . . . . . . .      1,051          -          -
Other operating expenses . . . . . .     88,004     83,030     58,908
                                      ---------  ---------  ---------

Operating income . . . . . . . . . .  $  50,337  $  62,876  $  40,134
                                      =========  =========  =========

Weather-normalized operating income.  $  58,732  $  69,366  $  45,434
                                      =========  =========  =========

Volumes of gas sold (MMcf) . . . . .     63,127     61,054     39,245
Volumes of gas transported (MMcf). .     42,992     48,706     32,417

Number of customers at year end. . .    374,938    367,157    357,378
Average number of customers
  Gas sales customers. . . . . . . .    364,442    353,168    258,406
  Transportation and ATS customers .      5,453      8,253      9,183
                                      ---------  ---------  ---------
                                        369,895    361,421    267,589

Degree Days. . . . . . . . . . . . .      7,038      7,293      6,650
Percent colder (warmer) than normal.     (8.6)%     (5.9)%     (6.7)%

The  amounts  in  the  above  table  include  intercompany  transactions.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

GAS SALES MARGIN. During 2001, gas sales margin decreased by $.9 million (or 1%) when compared to 2000. The decrease is due primarily to the impact of warmer weather and higher gas costs, offset partially by the addition of new customers and customers switching from the Company's aggregated transportation service program ("ATS") back to general gas sales service. Gas costs were higher in Michigan during 2001 primarily as a result of purchasing gas with higher thermal content than in 2000. The Company purchases its gas on a thermal basis, but must sell it to most customers on a volumetric basis. When the thermal content increases, the Company has to pay more for the gas but must still sell it based on volume. The increase in thermal content also causes a decrease in gas sales because gas with a higher thermal content burns more efficiently, which reduces customer consumption. During the last half of 2001, the thermal content of purchased gas returned to 2000 levels. Other factors contributing to the increase in gas costs in 2001 are the release of excess pipeline capacity in 2000, which reduced the Company's 2000 gas costs, and an increase in unaccounted-for gas.
     The ATS program, which was effective April 1, 1998, provides all Michigan commercial and industrial customers the opportunity to purchase their gas from a third-party supplier, while allowing the Gas Distribution Business to continue charging the existing distribution fees and customer fees. Distribution and customer fees associated with customers who switch to third-party gas suppliers are recorded in gas transportation revenue rather than gas sales revenue, because the Company is acting only as a transporter for those customers. In 1998 and 1999, many customers participated in the ATS program. During 2000 and 2001, many of the customers, who had previously switched to the ATS program in 1998 and 1999, switched back to the Company's general gas sales service. These customers switched back primarily because the third-party marketers they were utilizing stopped participating in the ATS program due to significant increases and instability in the market price of natural gas.
     During 2001, the Company's average number of gas sales customers increased by 11,271. Approximately 2,800 of the increase was caused by customers switching from the ATS program back to general gas sales service. The remaining increase of approximately 8,500 represents the average number of new gas sales customers added to the Company's distribution system in 2001.
     In 2000, gas sales margin increased by $38.0 million (or 52%) when compared to 1999. The increase included approximately $28.6 million of gas sales margin from ENSTAR. As discussed previously, ENSTAR was acquired on November 1, 1999. Therefore, 1999 results include only 2 months of operations from ENSTAR. The remaining $9.4 million of the increase was attributable to the Michigan gas distribution operation and was due in part to an increase in sales margins earned on the sale of the gas commodity as a result of gas supply and storage arrangements with TransCanada Gas Services, Inc. ("TransCanada") and an increase in gas sales as a result of cooler weather compared to 1999. The increase was also due to gas sales margins from new customers and customers switching from the Company's ATS program back to general gas sales service.
     The third-party gas supply and storage arrangements with TransCanada pertain to the Michigan gas distribution operation. During 2001, TransCanada sold its gas marketing business and assigned its supply and storage arrangements to BP Gas and Power ("BP") with the Company's consent. Under the terms of the agreements, TransCanada or BP provide a significant portion of the Company's natural gas requirements and manage the Company's natural gas supply and the supply aspects of transportation and storage operations in Michigan for the three-year period that began April 1, 1999. Also, effective April 1, 1999, and as authorized in a September 1998 Michigan Public Service Commission ("MPSC") order, the Michigan operation reduced and froze in its base rate a gas charge of $3.24 per thousand cubic feet ("Mcf") and suspended its gas cost recovery ("GCR") clause for a period of three years. TransCanada or BP supplies the gas and related services to the Company at a cost below the $3.24 per Mcf that the Company is authorized to charge its Michigan customers for gas. As a result of suspending the GCR clause and contractually fixing the cost of gas below the $3.24 charged to customers, the Michigan gas distribution operation retains the sales margin on the sale of gas, subject to a customer profit sharing mechanism also approved in the MPSC order. The sales margin is the amount by which the $3.24 charged to customers exceeds the Company's cost of gas purchased from TransCanada or BP. As discussed previously, the margin on the sale of gas during 2001 was lower because the gas purchased during 2001 had a higher thermal content than in prior years. Prior to the suspension of the GCR clause on April 1, 1999, gas sales margin was generated primarily from distribution and customer fees because the Michigan operation was not allowed to earn profits from the sale of the gas commodity.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

     Refer to the section titled "Outlook for Gas Distribution" for information regarding new gas supply arrangements effective in 2002, the approval of thermal rates and the extension of the fixed gas charge program for customers under the jurisdiction of the City Commission of Battle Creek, and the return to the GCR mechanism for customers under the jurisdiction of the MPSC.
     During 2000, the Company's average number of gas sales customers increased by 94,762. Approximately 83,200 of the increase was a result of having ENSTAR's customers for the entire year while 1,770 of the increase was due to customers switching from the ATS program back to general gas sales service. The remaining increase of approximately 9,800 represented the average number of new gas sales customers added to the Company's distribution system in 2000.

GAS TRANSPORTATION REVENUE. In 2001, gas transportation revenue decreased by $4.9 million when compared to 2000. The decrease was primarily the result of customers switching from the ATS program back to the Company's general gas sales service and a decrease in standard transportation revenue. The decrease in standard transportation revenue was due to reduced consumption as a result of the softening economy and a few of the Company's industrial and large commercial customers in Michigan switching to alternative fuels earlier in 2001 due to high natural gas prices.
     In 2000, gas transportation revenue increased by $8.4 million when compared to 1999. A full year of ENSTAR's transportation revenues resulted in an increase of $10.7 million. The increase generated by ENSTAR was partially offset by the impact of ATS customers switching from the ATS program back to the Company's general gas sales service. As discussed previously, the Company charges ATS customers the same distribution and customer fees that are charged to general gas sales service customers.

OTHER OPERATING REVENUE. During 2001, other operating revenue decreased by $.7 million. The decrease was due to a reduction in ATS balancing fees as a result of ATS customers switching back to general gas sales service. Other operating revenue increased in 2000 by $.5 million when compared to 1999. The primary reason for the increase was a bonus received for completing on schedule the installation of a large-diameter transmission pipeline for a power plant under construction, offset partially by a reduction in ATS balancing fees for reasons described previously. The bonus in 2000 was a one-time item, but the Company was able to replace the bonus in 2001 with revenues from the power plant transmission pipeline.

OPERATING EXPENSES. During 2001, operating expenses of the Gas Distribution Business increased by $6.0 million (or 7%) when compared to 2000. A restructuring charge, most of which was made up of employee severance expense associated with workforce reductions, accounts for $1.1 million of the increase. The increase also includes a $.9 million increase in depreciation and amortization expense, a $1.2 million increase in general business tax expense and a $2.8 million increase in operation and maintenance expenses. Depreciation and amortization expense increased due primarily to additional property, plant and equipment placed in service.
     The increase in general business tax expense was due primarily to property tax reductions recorded in 2000 and higher property taxes in 2001, because of additional property in service. The property tax reductions of $2.1 million in 2000 were based on pending appeals of prior years' (1997 - 1999) personal property tax assessments in Michigan ("prior year tax appeals") and new property valuation tables approved by the State of Michigan in 1999 ("new property tax tables"). The Company filed the appeals over the past several years, claiming that its Michigan utility property was over-assessed. The new property tax tables approved by the State of Michigan are consistent with the Company's claim regarding its utility property assessments, and thus significantly increase the likelihood of recovering the overpaid property taxes. See Note 13 of the Notes to the Consolidated Financial Statements for further information regarding the prior year tax appeals and recoverability of overpaid property taxes.
     Operation and maintenance expenses increased in 2001, due primarily to increased employee-related costs such as health care costs, retiree medical costs and pension expense. There was also an increase in maintenance costs associated with underground storage facilities.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

     In 2000, operating expenses of the Gas Distribution Business increased by $24.1 million (or 41%) when compared to 1999. A full year of operations from ENSTAR increased operating expenses by $26.4 million. The offsetting $2.3 million decrease in operating expenses is attributable to the Michigan operation and includes a number of offsetting increases and decreases in expenses.
     The decreases in expenses at the Michigan operation include approximately $1.5 million in reduced employee-related expenses, including reduced incentive compensation and reduced pension and retiree medical expenses. Pension and retiree medical expenses decreased due to better than expected historical experience, changes in actuarial assumptions between years and a settlement credit related to an early retirement program offered to employees in 2000. See
Note 8 of the Notes to the Consolidated Financial Statements for more information related to pension and retiree medical costs. General business taxes for 2000 also decreased by approximately $2.0 million when compared to 1999. The decrease is due in part to a $2.1 million reduction in property taxes recorded in 2000, based on the prior year tax appeals and new property tax tables discussed previously. In addition, sales tax expense was lower due to refunds received during 2000. These decreases in general business taxes are offset partially by a $1.3 million reduction in property taxes recorded in 1999, based on the prior year tax appeals.
     The above decreases were offset by an increase of approximately $1.0 million in depreciation and amortization expense for 2000 when compared to 1999. The increase was due primarily to additional property, plant and equipment placed in service.

OUTLOOK FOR GAS DISTRIBUTION. The Company's strategy for the Gas Distribution Business is to expand its distribution system through aggressive marketing to on-main and near-main potential customers. The Company will also seek ways to capitalize on other market opportunities, including new power generation projects. In 2001, the number of customers in Michigan and at ENSTAR increased by approximately 2.1%. By comparison, recent surveys by the American Gas Association indicate that the customer growth rate for the U.S. gas distribution industry has averaged approximately 1.8% annually during the last ten years. However, average annual gas usage per customer has been decreasing slightly because new homes and appliances are more energy efficient.
     The Company has offered early retirement programs during the past few years to help reduce costs. The increased use of technology has also created operating efficiencies. In addition, the Gas Distribution Business eliminated its unprofitable Heating, Ventilation and Air Conditioning ("HVAC") department in 2001 and also eliminated other employee positions as part of the Company's restructuring plan. The Gas Distribution Business will continue its efforts to control or reduce operating expenses.
     With the approval of profit incentive and sharing mechanisms by the MPSC in 1998, the Michigan operation is allowed to retain a portion of its earnings in excess of its authorized return, if any, and credit the remainder to customers. The profit incentive and sharing mechanism is effective for the calendar years 1999, 2000 and 2001. See Note 2 of the Notes to the Consolidated Financial Statements for details regarding the profit incentive and sharing mechanism. Based on results for 2000, the Company reduced its earnings by approximately $50,000 to reflect amounts to be credited to customers. The Company was not required to credit any amounts to its customers for 1999. Based on results for 2001, the Company does not expect that it will be required to credit any amounts to its customers.
     In 1998, the MPSC also authorized the Company to, among other things, suspend its GCR clause and freeze for three years in its base rate a gas charge of $3.24 per Mcf. The GCR suspension and the fixed rate took effect in April 1999, and extend through March 2002. The Gas Distribution Business was able to offer this GCR suspension and rate freeze partly as a result of agreements reached with TransCanada. Under the agreements, TransCanada provides the Company's natural gas requirements and manages the Company's natural gas supply and the supply aspects of transportation and storage operations in Michigan for the same three-year period at a cost below the $3.24 charged to customers. As a result of the MPSC order and the TransCanada agreements, the Michigan gas distribution operation retains any sales margins achieved on the sale of gas during the period from April 1999 through March 2002, subject to the customer profit sharing mechanism discussed previously. The sales margin is the amount by which the $3.24 charged to customers exceeds the Company's cost of gas and related services purchased from TransCanada. As discussed previously, TransCanada sold its gas marketing business and assigned its supply and storage contracts to BP during 2001 with the Company's consent.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

     During 2001, the Company applied for and received approval from the City Commission of Battle Creek ("CCBC") to extend the GCR suspension period and the fixed gas charge program until March 31, 2005 for customers located in the City of Battle Creek, Michigan and surrounding communities. The fixed gas charge program protects these customers from increases in the market price of natural gas. During the three-year extension period, the Company will charge customers in the geographic areas subject to the regulatory jurisdiction of the CCBC ("CCBC customers") a fixed gas charge of $4.85 per dekatherm ("Dth"). The Company has also entered into new agreements with BP to provide the Company's natural gas requirements and manage the Company's natural gas supply and the supply aspects of transportation and storage operations for its CCBC customers. BP provides the natural gas and services to the Company at a cost below the $4.85 charged to CCBC customers. As a result of the new fixed gas charge and BP agreements, the Company will retain any sales margin achieved on the sale of natural gas to CCBC customers through March 2005. The margin is the amount by which the $4.85 charged to customers exceeds the Company's cost of gas purchased from BP.
     The Company also received approval from the CCBC to start charging CCBC customers on a thermal basis rather than a volumetric basis. The Company buys all its natural gas by the dekatherm and now also sells it to these customers by the dekatherm. This will help reduce the Company's risk, which was discussed previously, to sudden increases in the thermal content of purchased natural gas and will protect CCBC customers when the thermal content of natural gas drops. The profit incentive and sharing mechanism discussed previously will remain in effect through March 2005 for CCBC customers.
     The Company also filed an application with the MPSC in September 2001 to extend its fixed charge program until March 31, 2005 and increase the current fixed charge for customers in the geographic areas subject to the regulatory jurisdiction of the MPSC ("MPSC customers"). However, the Company was unable to reach an agreement with the MPSC and other interested parties on a fixed customer charge for natural gas for the three years of the proposed extended period. As a result, the Company withdrew its application. The Company will instead reinstate its GCR pricing mechanism when the current fixed gas charge program expires on March 31, 2002. Under the GCR mechanism, the Company's MPSC customers will be charged an amount that allows the Company to recoup its cost of purchased natural gas. The MPSC has the authority to adjust the GCR factor based on the variability in natural gas prices. The MPSC suspended the Company's GCR clause in April 1999, when the current fixed gas charge program went into effect. When the GCR mechanism goes back into effect in April 2002 for MPSC customers, the Company will no longer be allowed to retain any sales margin on the sale of natural gas to these customers. The Company anticipates that this loss of sales margin will reduce 2002 net income by $.9 million when compared to 2001.
     The Company also entered into new agreements with BP to supply natural gas for the Company's MPSC customers through March 31, 2005. Refer to Note 2 of the Notes to the Consolidated Financial Statements for more information regarding the GCR mechanism and the BP gas supply arrangements.
     Beginning in 2002, the profit incentive and sharing mechanism discussed previously will no longer be in effect for MPSC customers. Instead, the profit incentive and sharing mechanism in effect for the calendar year 1998 will be reinstated for 2002. Refer to Note 2 of the Notes to the Consolidated Financial Statements for further information. The Company is evaluating its revenue requirments to determine if there is a need to file a general rate case with the MPSC in 2002.
     Hearings and a proceeding before the Regulatory Commission of Alaska ("RCA") were held in December 2001 to review and determine if ENSTAR's rates are just and reasonable. The Company expects to receive a final order for ENSTAR during the first quarter of 2002. The Company believes that ENSTAR's rates are just and reasonable, but cannot predict the outcome of the proceeding. See Note 2 of the Notes to the Consolidated Financial Statements for additional information regarding various RCA orders and rate matters.
     The Michigan gas distribution operation competes with suppliers of alternative energy sources such as coal and #6 and #2 fuel oil to meet the energy requirements of its industrial customers. Natural gas has typically been less expensive than these alternative energy sources. However, during a short period of time in late 2000 and early 2001, natural gas prices increased significantly, making some of these alternative energy sources more economical than natural gas. During this period, a few of the Company's large Michigan industrial customers switched to alternative energy sources. This competition did not have a material impact on the financial results of the Company in 2001. Prior to 2000, the market price of natural gas had been fairly stable.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

However, the Company cannot predict the future stability of natural gas prices. To lessen the possibility of fuel switching by industrial customers, the Company offers flexible contract terms and additional services, such as gas storage and balancing, in addition to a more environmentally friendly fuel. ENSTAR supplies natural gas in its service territory at prices that currently preclude substitution of alternative energy sources. At present, the residential energy cost of natural gas in Alaska is less than half the cost of fuel oil, the next most economical energy choice.
     General economic conditions also have an impact on the volume of gas sold or transported to the Company's commercial and industrial customers. During economic downturns, these customers may see a decrease in demand for their product, which in turn may lead to a decrease in the amount of natural gas they require for production. However, under normal weather conditions, the Gas Distribution Business generates approximately 68 percent of its gas sales revenues from residential customers who use natural gas for heating purposes, which is generally not impacted materially by downturns in the economy. Temperatures, however, do have an impact on the amount of gas sold for heating purposes.
     Consistent with other gas distribution utilities, there is a potential risk that industrial and electric generating plants on the Company's gas distribution system, and also located in close proximity to interstate natural gas pipelines, will bypass the Company and connect directly to such pipelines. However, management is currently unaware of any significant bypass efforts by the Company's customers. The Company has addressed and would continue to address any such efforts by offering special services and rate arrangements designed to retain these customers on the Company's system.
     For information on environmental matters, regulatory matters and the application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation," refer to Notes 2 and 13 of the Notes to the Consolidated Financial Statements.

CONSTRUCTION  SERVICES

The Company's construction services segment ("Construction Services") does business in the midwestern, southern and southeastern areas of the United States. The businesses that make up Construction Services have all been acquired since mid-1997 and each acquisition has been accounted for using the purchase method of accounting. As a result, Construction Services' operating results for 2001, 2000 and 1999 include the results of each of the acquired businesses for the periods subsequent to their acquisition dates.




Company                                         Acquisition Date
----------------------------------------------  ----------------
Sub-Surface Construction Co. ("Sub-Surface") .  August 1997
K&B Construction, Inc. ("K&B") . . . . . . . .  February 1999
Iowa Pipeline Associates, Inc. ("Iowa"). . . .  April 1999
Flint Construction Co. ("Flint") . . . . . . .  September 1999
Long's Underground Technologies, Inc. ("Long")  September 1999
KLP Construction Co. ("KLP") . . . . . . . . .  May 2000


     Refer to Note 3 of the Notes to the Consolidated Financial Statements for information regarding the amount paid for acquisitions during the last three years.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

     Construction Services generates the majority of its sales revenue from the installation of underground natural gas mains and service lines. The Company also provides underground construction services to other industries such as telecommunications and water supply. Underground construction businesses are seasonal in nature. As a result, Construction Services generally incurs operating losses during the winter and spring months when underground construction is inhibited, and generates the majority of its operating revenue and operating income during the summer and fall months.




Years Ended December 31,                 2001       2000     1999
-------------------------------------  ---------  --------  -------
(in thousands)
Operating revenues. . . . . . . . . .  $126,205   $105,231  $58,272
Restructuring and impairment charges.     3,098          -        -
Other operating expenses. . . . . . .   124,481    101,555   55,661
                                       ---------  --------  -------
Operating income (loss) . . . . . . .  $ (1,374)  $  3,676  $ 2,611
                                       =========  ========  =======

Feet of pipe installed. . . . . . . .     7,320      7,969    6,208
                                       =========  ========  =======

The  amounts  in  the  above  table  include  intercompany  transactions.


OPERATING REVENUES. Construction Services' operating revenues increased to $126.2 million during 2001, a $21.0 million (or 20%) increase over 2000. The increase during 2001 was due primarily to a large multi-year construction project in the southeastern region of the United States as well as increased construction revenue in other regions of the country. Construction Services' operating revenues increased to $105.2 million during 2000, a $47.0 million (or 81%) increase over 1999. The increase during 2000 was due primarily to a full year of revenues from Iowa, Flint and Long and an increase in construction projects.

OPERATING INCOME. Construction Services had an operating loss of $1.4 million for 2001. Excluding restructuring charges, asset impairments and other unusual charges of $3.3 million, operating income was $1.9 million in 2001, compared to $3.7 million in 2000 and $2.6 million in 1999. The restructuring and impairment charges and other unusual items include the write-down of goodwill and fixed assets of certain construction operations, severance expense and other related charges. In addition to the unusual charges, the items contributing to the decrease in operating results in 2001, a large portion of which occurred in the fourth quarter, include the mix of available work and the softening economy. The softening economy has reduced new housing starts which has caused a decrease in the number of new gas service lines installed by the Company's construction services business. The Company also believes that the softening economy has caused many customers to delay certain construction projects until 2002, which has changed the mix of work available to Construction Services. The mix of work has included more lower margin work at certain business units. The factors causing the decrease in 2001 operating income were offset partially by profits on the large, multi-year construction project in the southeastern region of the United States.
     The $1.1 million increase in operating income in 2000, when compared to 1999, was due primarily to a full year of operating results from Iowa, Flint and Long, offset partially by additional operating costs incurred on various construction projects as a result of some project delays, increased fuel costs and other factors.

OUTLOOK FOR CONSTRUCTION SERVICES. Management believes there are opportunities for growth in the pipeline construction industry. Management views the industry as large but highly fragmented and believes that customer preference is shifting from smaller construction companies to larger contractors. Management also believes there is a trend in the utility industry towards outsourcing services such as those provided by Construction Services, and management's goal is to position Construction Services to take advantage of this trend.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

Construction Services competes with small- and medium-size regional underground facilities contractors who provide similar services and utilize comparable equipment and installation techniques. There is also competition from in-house construction operations of existing or prospective customers. New federal regulations in the United States require a minimum level of operator qualifications for individuals performing certain tasks on pipelines. The Company believes that the costs and training required for compliance with these new regulations may force some of Construction Services' smaller competitors to abandon certain pipeline work.
     General economic conditions also have an impact on the amount or type of work available for Construction Services. During economic downturns, new housing starts often decline, which leads to a decrease in new gas service line installations. Customers may also reduce amounts typically spent for non-essential construction projects, which also leads to a decrease in work available to Construction Services.
     As discussed previously, the Company is redirecting its business strategy. Under this redirected strategy, the Company's goal for Construction Services is to expand its market share by focusing on profitable growth of its existing construction businesses, with less emphasis on acquisitions. This change in focus is intended to redirect resources to help maximize the profitability of existing product offerings. As part of its strategic redirection, the Company plans to divest itself of certain regional construction operations that are not profitable. The Company also intends to consolidate certain regions of its construction services operations. For additional information on the Company's redirected business strategy, refer to Note 14 of the Notes to Consolidated Financial Statements.


INFORMATION  TECHNOLOGY  SERVICES

This is the first year that the Company is reporting its information technology ("IT") services business as a separate business segment. This business, under the Aretech Information Services name ("Aretech"), began operations in April of 2000 and provides IT infrastructure outsourcing services, and other IT services with a focus on mid-range computers, particularly the IBM
AS-400  platform.

OPERATING REVENUES. Operating revenues were $10.3 million in 2001, compared to $5.2 million in 2000. Of these amounts $9.3 million and $5.0 million for 2001 and 2000, respectively, represent sales to affiliates. The increase in revenues in 2001, when compared to 2000, was due primarily to providing IT services for all affiliates of the Company and the addition of non-affiliate customers. During the first several months of its operation in 2000, the IT services business was primarily providing services to the Michigan gas distribution operation and the Company's corporate office. Non-affiliate operating revenues were $1.0 million in 2001 and $.2 million in 2000.




Years Ended December 31,    2001     2000   1999
-------------------------  -------  ------  -----
(in thousands)
Operating revenues. . . .  $10,275  $5,184  $   -
Restructuring charges . .       20       -      -
Other operating expenses.    9,824   4,703      -
                           -------  ------  -----
Operating income. . . . .  $   431  $  481  $   -
                           =======  ======  =====

This  business  began  operations  in  April  of  2000
The  amounts  in  the  above  table  include  intercompany  transactions.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

OPERATING INCOME. Operating income for the IT business was $.4 million and $.5 million for 2001 and 2000, respectively. During 2000, the IT business performed more special project services, which typically is higher margin work.

OUTLOOK FOR IT SERVICES. The Company believes there is a growing trend by small to mid-sized companies to outsource certain information technology functions. The Company believes the trend towards outsourcing large mainframe computing services is now moving to include mid-range computers. The Company's goal is to capitalize on its internal expertise in this area and position this business to take advantage of these trends. Aretech's business strategy is focused on IT infrastructure outsourcing services and business-to-consumer and business-to-business Internet commerce.
     Aretech competes with businesses that range from small local firms to large international companies, as well as the in-house IT departments of potential customers. Aretech is an early provider in the mid-range computer outsourcing market and, as the market expands, it is likely that new competition will arise from other firms that possess the necessary technical skills.


PROPANE,  PIPELINES  AND  STORAGE

The Company's natural gas pipeline and storage operations consist of several transmission pipelines and an ownership interest in a gas storage facility, all of which are located in Michigan. The Company also owns a propane distribution business ("Hotflame"), which sells more than 4 million gallons of propane to retail customers in Michigan's upper peninsula and northeast Wisconsin.

OPERATING REVENUES. Operating revenues were $7.4 million in 2001, compared to $6.9 million in 2000 and $6.3 million in 1999. The increase in revenues in 2001, when compared to 2000, was due primarily to higher propane distribution revenues resulting from an increase in the market price of propane. The increase in revenues in 2000, compared to 1999, was due primarily to higher propane distribution revenues, offset partially by slightly lower pipeline revenues. Pipeline revenues decreased in 2000 due to the absence of revenues from a pipeline that was sold in mid-1999.




Years Ended December 31,    2001    2000    1999
-------------------------  ------  ------  ------
(in thousands)
Operating revenues. . . .  $7,443  $6,949  $6,284
Operating expenses. . . .   5,572   5,419   3,943
                           ------  ------  ------
Operating income. . . . .  $1,871  $1,530  $2,341
                           ======  ======  ======


OPERATING INCOME. The Company's Propane, Pipelines and Storage segment had operating income during 2001, 2000 and 1999 of $1.9 million, $1.5 million and $2.3 million, respectively. The increase during 2001, when compared to 2000 was due primarily to lower operating expenses and higher propane margins, offset partially by the impact of warmer weather. The decrease during 2000, when compared to 1999, was caused primarily by higher propane costs, which reduced propane margins, and the absence of operating income from the pipeline that was sold in mid-1999. In addition, Hotflame's profit margins were slightly lower in 2000 as a result of customer price reductions caused by increased competition in the propane industry.
     Weather in Hotflame's market area was warmer than normal in 2001, 2000 and 1999. Operating income on a weather-normalized basis would have been higher by approximately $.1 million during 2001 and 2000, respectively, and $.3 million during 1999. The impact of weather on the operating income of the propane, pipelines and storage segment relates entirely to the propane business.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

OUTLOOK FOR PROPANE, PIPELINE AND STORAGE. Management believes that the gas pipeline and storage operations could experience opportunities for growth with the increased deregulation of gas markets. As gas markets expand or are deregulated, management believes that the quantity of gas moving through the Great Lakes Region will increase, which could create additional pipeline and storage opportunities.
     The Company's propane business competes with other regional propane providers and with other energy sources such as natural gas, fuel oil and electricity. The propane business has become increasingly competitive and less profitable. The Company will continue to assess the strategic fit of this business over the coming years.


OTHER  INCOME  AND  DEDUCTIONS




Years Ended December 31,                     2001       2000       1999
-----------------------------------------  ---------  ---------  ---------
(in thousands)
Interest expense. . . . . . . . . . . . .  $(31,784)  $(34,905)  $(20,490)
Divestiture of energy marketing business.         -          -      1,122
Other income. . . . . . . . . . . . . . .     2,335      2,828      2,618
                                           ---------  ---------  ---------
  Total other income (deductions) . . . .  $(29,449)  $(32,077)  $(16,750)
                                           =========  =========  =========


INTEREST EXPENSE. Interest expense decreased by $3.1 million (or 8.9%) in 2001 when compared to 2000. The decrease is due primarily to lower debt levels as a result of refinancing the $290 million short-term bridge loan, which was utilized to finance the November 1, 1999 acquisition of ENSTAR, with various securities offerings during the second and third quarters of 2000. Therefore, the bridge loan was outstanding during the first half of 2000, while during the last half of 2000 and all of 2001, the Company had long-term debt and trust preferred securities outstanding. As a result, interest expense was less in 2001 primarily because the dividends on the trust preferred securities are reported separately from interest expense. Lower short-term interest rates during 2001 also contributed to the overall decrease in interest expense. However, these factors were partially offset by $2.1 million of non-recurring income from terminated interest rate swaps, reflected in 2000 interest expense, and interest on additional debt incurred in 2001 to finance the Company's capital expenditure programs.
     The Company's 2000 interest expense increased $14.4 million (or 70%) when compared to 1999. The increase was due primarily to increases in debt levels to finance the Company's capital expenditure and business acquisition programs and for general corporate purposes. The increases during 2000 were offset partially by $2.1 million of income recognized on interest rate swaps terminated in 2000. The most significant increase in debt levels occurred on November 1, 1999, when the Company incurred the bridge loan discussed above. The bridge loan was repaid during 2000 with the proceeds of several securities offerings and borrowings from the Company's bank lines of credit, which are discussed in Note 5 of the Notes to the Consolidated Financial statements.

DIVESTITURE OF ENERGY MARKETING BUSINESS. The Company sold the subsidiary comprising its energy marketing business effective March 31, 1999. The divestiture resulted in a gain of $1.1 million ($.7 million after-tax).

OTHER INCOME. In 2001, other income decreased by $.5 million when compared to 2000. The decrease was due primarily to the write-off of certain assets in 2001 and gains on property sales in 2000. These factors were partially offset by an increase in allowance for funds used during construction ("AFUDC") and an increase in interest income. The increase in interest income was the result of interest received on a supplier refund in 2001.
     During 2000, other income increased by $.2 million, when compared to 1999. The increase was due primarily to an increase in AFUDC associated with two construction projects, an increase in equity income from an investment in a gas storage partnership and gains on property sales. These increases were offset partially by the absence in 2000 of life insurance proceeds received in 1999 upon the death of a retired Company executive.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

INCOME  TAXES

Income taxes for 2001, 2000 and 1999 were $6.6 million, $11.6 million and $7.6 million, respectively. The change in income taxes, when comparing one year to another, is due primarily to changes in income before income taxes and dividends on trust preferred securities, and any adjustments necessary for compliance with tax laws and regulations.


DIVIDENDS  ON  TRUST  PREFERRED  SECURITIES

The Company issued trust preferred securities and FELINE PRIDES during the second quarter of 2000. These securities are described in Note 5 of the Notes to the Consolidated Financial Statements. Dividends on these securities, net of income tax, were $8.6 million during 2001 and $5.0 million in 2000. The $3.6 million increase in dividends in 2001, when compared to 2000, was the result of a full year of dividends during 2001, in comparison to a half year of dividends during 2000.


DISCONTINUED  OPERATIONS

In December 2001, the Company's Board of Directors approved a plan to redirect the Company's business strategy, which, as discussed previously, includes the divestiture of its engineering services business. The planned divestiture is being accounted for as a discontinued operation and, accordingly, the operating results and the estimated loss on the disposal of this business are segregated and reported as discontinued operations in the Consolidated Statements of Income, with prior years restated. For additional information, including a component breakdown of operating results reflected in discontinued operations, refer to Note 14 of the Notes to Consolidated Financial Statements.



LIQUITY  AND  CAPITAL  RESOURCES

CASH FLOWS FROM INVESTING. The Company's single largest use of cash is capital investments. The following table identifies investments for the past three years:




Years Ended December 31,                                   2001     2000      1999
--------------------------------------------------------  -------  -------  --------
(in thousands)
Capital investments
  Property additions - gas distribution. . . . . . . . .  $34,074  $47,466  $ 22,761
  Property additions - diversified businesses and other.   21,370   19,170    12,258
  Business acquisitions (a). . . . . . . . . . . . . . .        -    1,784   305,142
                                                          -------  -------  --------
                                                          $55,444  $68,420  $340,161
                                                          =======  =======  ========

(a)  Includes  the  net  amounts  paid for business acquisitions, including non-cash amounts  such  as  deferred  payments and value, at the time of issuance, of Company stock  issued  as  part  of  the  acquisitions.

     Property additions for the Gas Distribution Business represent primarily gas service lines for new customers and, to a lesser extent, gas main and service line replacements. However, during 2001 and 2000 the Michigan gas distribution operation incurred approximately $1.1 million and $7.9 million, respectively, to construct a large diameter transmission pipeline to supply a power generation plant. In addition, the Company invested approximately $5.9 million, $11.9 million and $2.4 million in technology in 2001, 2000 and 1999, respectively. This technology consists of automated meter reading, measurement systems and other computer system and infrastructure improvements that have increased customer service and administrative and operational efficiency.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

Business acquisitions were approximately $1.8 million and $305.1 million in 2000 and 1999, respectively. Business acquisitions for 1999 include the acquisition of ENSTAR for approximately $290 million. There were no acquisitions in 2001.
     In 2002, the Company plans to spend approximately $40 million on property additions. This is significantly less than the $55 million the Company spent in 2001 for property additions. The anticipated decrease for 2002 is largely the result of reducing capital expenditures for construction equipment and the completion in 2001 of a number of large technology projects.

CASH FLOWS FROM OPERATIONS. The Company's net cash provided from operating activities totaled $36.7 million in 2001, $49.0 million in 2000 and $41.2 million in 1999. The change in operating cash flows is influenced significantly by changes in the level and cost of gas in underground storage, changes in accounts receivable and accrued revenue and other working capital changes. The changes in these accounts are largely the result of how the Company manages the timing of cash receipts and payments.
     The Company uses significant amounts of short-term borrowings to finance natural gas purchases for storage during the non-heating season. The Company owns and leases natural gas storage facilities in Michigan, with available capacity approximating 35% of the Company's average annual Michigan gas sales. Generally, gas is stored during the months of April through October and withdrawn for sale from November through March.

CASH FLOWS FROM FINANCING. The Company received net cash from financing activities of $19.3 million, $13.6 million and $287.4 million in 2001, 2000 and 1999, respectively.




Years Ended December 31,                             2001        2000       1999
-------------------------------------------------  ---------  ----------  ---------
(in thousands)
Cash provided by financing activities
  Issuance of common stock, net of repurchases. .  $  2,436   $     865   $  3,726
  Issuance of trust preferred securities. . . . .         -     134,885          -
  Issuance of long-term debt, net of redemptions.    58,286     136,569          -
  Net cash change in notes payable. . . . . . . .   (26,185)   (243,708)   302,347
  Redemption of preferred stock . . . . . . . . .         -           -     (3,281)
  Payment of dividends. . . . . . . . . . . . . .   (15,193)    (15,033)   (15,442)
                                                   ---------  ----------  ---------
                                                   $ 19,344   $  13,578   $287,350
                                                   =========  ==========  =========

     The Company's net funds borrowed (paid) on notes payable were ($26.2 million), ($243.7 million) and $302.3 million in 2001, 2000 and 1999, respectively. On November 1, 1999, the Company financed the acquisition of ENSTAR with a $290 million unsecured bridge loan. In 2000, the Company utilized the proceeds of several securities offerings and its short-term bank lines of credit to repay the bridge loan. During 2001, the Company issued $60 million of long-term debt and used the proceeds to repay a portion of its short-term lines of credit with banks. The net change in notes payable for 2000 includes the combined cash borrowed or paid on the Company's short-term lines of credit with banks and the ENSTAR bridge loan.
     The Company redeemed certain of its securities and issued various debt and equity securities during the past three years. Refer to Note 5 of the Notes to the Consolidated Financial Statements for information regarding these redemptions and issues.
     Cash dividends paid per share for common shareholders were $.839, $.835 and $.863 in 2001, 2000 and 1999, respectively. The 1999 dividends include a one-time special cash dividend of $.05 per share.

NON-CASH FINANCING ACTIVITIES. The Company issued .1 million shares and .2 million shares of its common stock to the shareholders of businesses acquired during 2000 and 1999, respectively. As part of a business acquisition in 1999, the Company and sellers agreed to defer a portion of the purchase price. Under the acquisition agreement, this additional payment, in the amount of $1.0 million due in April 2002, is subject to set-off for certain liabilities. The Company expects to seek recovery from the sellers for liabilities and damages in excess of $1.0 million, and to deposit the $1.0 million in an interest bearing account, pursuant to the acquisition agreement, pending resolution of the Company's claims.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

OFF-BALANCE SHEET ARRANGEMENTS. The Company does not have any off-balance sheet financing arrangements.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS. Summarized below are the contractual obligations and other commercial commitments of the Company.



As  of  December  31,  2001
----------------------------------------------------------------------------------------------------
(in  millions)                                                   Payments Due by Period
                                                   -------------------------------------------------
                                                                                            2006
Contractual Obligations                            Total    2002   2003   2004    2005   and beyond
-------------------------------------------------  ------  ------  -----  -----  ------  -----------
  Long-term debt (a). . . . . . . . . . . . . . .  $365.0  $ 30.0  $   -  $55.0  $ 15.0  $     265.0
  Trust preferred securities of subsidiaries  (a)   141.0       -      -      -   101.0         40.0
  Unconditional gas purchase
    and gas transportation obligations. . . . . .   182.8    53.2   42.4   23.2    23.2         40.8
  Operating leases. . . . . . . . . . . . . . . .     8.7     1.5    1.4    1.4     1.0          3.4
  Miscellaneous notes payable . . . . . . . . . .     2.5     1.5    0.6    0.2       -          0.2
-------------------------------------------------  ------  ------  -----  -----  ------  -----------
Total contractual cash obligations. . . . . . . .  $700.0  $ 86.2  $44.4  $79.8  $140.2  $     349.4


As  of  December  31,  2001
----------------------------------------------------------------------------------------------------
(in millions)                                         Amount of Commitment Expiration Per Period
                                                   -------------------------------------------------
                                                                                            2006
Commercial commitments. . . . . . . . . . . . . .  Total    2002   2003   2004    2005   and beyond
-------------------------------------------------  ------  ------  -----  -----  ------  -----------
  Lines of credit . . . . . . . . . . . . . . . .  $145.0  $145.0  $   -  $   -  $    -  $         -


(a)     Certain  of  these  obligations  could  become  due  before  their  maturity  under specific circumstances.  Refer  to  Note  5 of the Notes to the Consolidated Financial Statements for further information.


FUTURE FINANCING. In general, the Company funds its capital expenditure program and dividend payments with operating cash flows and the utilization of short-term lines of credit. When appropriate, the Company will refinance its short-term lines with long-term debt, common stock or other long-term financing instruments. The Company has short-term lines of credit with banks of $145 million, all of which are committed facilities. At December 31, 2001, the unused portion of the Company's lines of credit was $39.5 million. The Company's lines of credit expire during June and July 2002 and the Company expects to put in place lines of credit with comparable terms.
     In March 2000, a registration statement on Form S-3 ("registration statement") filed by the Company and SEMCO Capital Trust I, SEMCO Capital Trust II and SEMCO Capital Trust III ("Capital Trusts") with the Securities and Exchange Commission became effective. The Company and Capital Trusts registered up to $500 million of securities under the registration statement, of which $276 million and $60 million were utilized to issue securities during 2000 and 2001, respectively. The remaining balance of $164 million under the registration statement is available for any future issues of common stock, preferred stock, trust preferred securities and long-term debt, as needed. Refer to Note 5 of the Notes to the Consolidated Financial Statements for additional information regarding the registration statement and securities issued. The Company's $30 million of 6.83% notes are due in October 2002. The Company plans to refinance these notes by issuing new long-term debt under the registration statement.
     The Company intends to reduce future financing requirements through its strategic redirection. This includes a reduction in future operating expenses as a result of restructuring activities, a reduction in the amount of capital expenditures when compared to previous years and the Company's expectation that it will not make any additional acquisitions in 2002. In February 2002, the Company also announced that its Board of Directors changed the dividend rate on the common stock of the Company. Future dividends, when declared, will be at an annual rate of $0.50 per share. Previously, the annual dividend rate was $0.84 per share.
     The Company's long-term and short-term debt agreements contain restrictive financial covenants including, among others, maintaining a Fixed Charges Coverage Ratio (as defined in the agreements) of at least 1.50 and placing limits on the payment of dividends beyond certain levels. Non-compliance with

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

these covenants could result in an acceleration of the due dates for the debt obligations under the agreements. As of December 31, 2001, the Fixed Charges Coverage Ratio was 1.55 and the Company was in compliance with all of the covenants in these agreements. The Company has currently projected its financial covenants for each of the four quarters during 2002, based on the Company's forecasted operating results for the year, and these forecasted results show that the Company would be able to remain in compliance with all of its covenants during 2002. However, these forecasted results are dependent on several internal assumptions and external factors. If these assumptions or factors differ from management's current expectations, they could have an adverse impact on the Company's ability to remain in compliance with its covenants during 2002.
     The most significant assumptions and factors that could impact the ongoing compliance with these covenants include the effects of weather on the Company's operating results; the outcome of the ENSTAR rate case compared to management's expectations; the ability of the Company to improve its operating results with the implementation of the Company's new strategic direction; and the completion of an asset impairment test under Statement of Financial Accounting Standards ("SFAS") 142 (to be adopted by the Company during 2002). Refer to the section titled "New Accounting Standards" for more information.
     In the event the Company is not able to remain in compliance with these covenants, management plans to request a modification of the covenants or a waiver of certain covenant provisions.
     The Company's ratio of earnings to fixed charges, as defined under Item 502 of SEC regulations S-K, was 1.04, 1.60 and 2.18 for 2001, 2000 and 1999, respectively. If common stock of the Company had been issued in place of the FELINE PRIDES, the ratio of earnings to fixed charges for 2001 would have been
1.30. This ratio is more strictly defined than the Fixed Charges Coverage Ratio used to determine compliance with the Company's previously discussed debt covenants.


MARKET  RISK  INFORMATION

The Company's primary market risk arises from fluctuations in commodity prices and interest rates. The Company's exposure to commodity price risk arises from changes in natural gas and propane prices throughout the United States and in eastern Canada, where the Company conducts sales and purchase transactions. The Company does not currently use financial derivative instruments (such as swaps, collars or futures) to manage its exposure to commodity price risk. A significant portion of the natural gas requirements of the Company's Michigan gas distribution operations are covered under the TransCanada/BP supply arrangement. ENSTAR's natural gas requirements are primarily covered by a number of long-term supply arrangements and an RCA-approved mechanism that passes commodity costs through to its customers. In the first quarter of 2002, the Company entered into new agreements with BP for the provision of its natural gas supply requirements in Michigan. The agreements cover a three-year period beginning April 1, 2002 through March 31, 2005. For further information on how these agreements reduce the Company's exposure to commodity price risk, see Note 2 of the Notes to the Consolidated Financial Statements.
     The Company is also subject to interest rate risk in connection with the issuance of variable- and fixed-rate debt. In order to manage interest costs, the Company may use interest rate swap agreements and exchange fixed- and variable-rate interest payment obligations over the life of the agreements, without exchange of the underlying principal amounts. See Note 1 of the Notes to the Consolidated Financial Statements for additional information on the fair value of interest rate swap agreements at December 31, 2001, and how the Company accounts for its risk management activities.


IMPACT  OF  INFLATION

The cost of gas sold by ENSTAR is recovered from natural gas distribution customers on a current basis through its gas cost adjustment ("GCA") clause.
Prior to April 1, 1999, the cost of gas sold by the Michigan gas distribution operation was recovered from natural gas distribution customers on a current basis through its GCR clause. The GCA and GCR mechanisms allow for the adjustment of rates charged to customers in response to increases and decreases in the cost of gas purchased. The MPSC authorized the Company to suspend its GCR clause and freeze for three years in its base rate a gas charge of $3.24 per Mcf. The GCR suspension and fixed gas charge took effect in April, 1999,

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION  AND  RESULTS  OF  OPERATIONS

and will expire on March 31, 2002, after which the Company will reinstate its GCR pricing mechanism for Michigan customers in the geographic areas subject to the jurisdiction of the MPSC. The Company applied for and received approval from the CCBC to extend the fixed gas charge program until March 31, 2005 for customers located in the City of Battle Creek, Michigan and surrounding communities. During the three-year extension period, the Company will charge these customers a fixed gas charge of $4.85 per Dth. See Note 2 of the Notes to the Consolidated Financial Statements for more information.
     Increases in other utility operating costs are recovered through the regulatory process of a rate case and, therefore, may adversely affect the results of operations in inflationary periods due to the time lag involved in this process. The Company attempts to minimize the impact of inflation by controlling costs, increasing productivity and filing rate cases on a timely basis.


NEW  ACCOUNTING  STANDARDS

In 2001, the Financial Accounting Standards Board ("FASB") issued SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 141 addresses financial accounting and reporting for all business combinations and requires that all business combinations entered into subsequent to June 2001 be recorded under the purchase method. This statement also addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets at acquisition. This statement also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition.
     These  statements  will  be  adopted  by  the  Company  on January 1, 2002.
Goodwill amortization will cease as of December 31, 2001, which will reduce annual amortization expense by approximately $3.0 million after income taxes (or $0.16 per share based on the current level of outstanding common stock). The Company will be required to complete an impairment test in the year of adoption, and perform subsequent impairment tests on the remaining goodwill balance at least annually. If an impairment test of goodwill shows that the carrying amount of the goodwill is in excess of the fair value, a corresponding impairment loss would be recorded in the consolidated statements of income. The Company has not yet determined the financial impact of adopting these standards.
     In August 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003. The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred.
     When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company is currently studying the new standard but has yet to quantify the effects of adoption on its financial statements.
     In October 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaces SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and Accounting Principles Board ("APB") Opinion 30, "Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business."
     SFAS 144 requires long-lived assets to be measured at the lower of either the carrying amount or of the fair value less the cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred.
     SFAS 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The adoption of SFAS 144, effective January 1, 2002, will result in the Company accounting for any future impairment or disposal of long-lived assets under the provisions of SFAS 144, but will not change the accounting used for previous asset impairments or disposals.

REPORT  OF  INDEPENDENT  PUBLIC  ACCOUNTANTS



To  SEMCO  Energy,  Inc.

     We have audited the accompanying consolidated statements of financial position and capitalization of SEMCO Energy, Inc. (a Michigan corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in common shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SEMCO Energy, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.





ARTHUR  ANDERSEN  LLP
Detroit,  Michigan
February  7,  2002

CONSOLIDATED  STATEMENTS  OF  INCOME




YEARS ENDED DECEMBER 31,                                                2001       2000       1999
--------------------------------------------------------------------  ---------  ---------  ---------
(000's, except per share amounts)
OPERATING REVENUES
  Gas sales. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $295,397   $273,312   $191,169
  Gas transportation . . . . . . . . . . . . . . . . . . . . . . . .    25,888     30,783     22,369
  Construction services. . . . . . . . . . . . . . . . . . . . . . .   117,160     95,537     49,965
  Gas Marketing. . . . . . . . . . . . . . . . . . . . . . . . . . .         -          -     96,855
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7,378     10,693      9,564
                                                                      ---------  ---------  ---------
                                                                       445,823    410,325    369,922
                                                                      ---------  ---------  ---------

OPERATING EXPENSES
  Cost of gas sold . . . . . . . . . . . . . . . . . . . . . . . . .   184,973    161,945    117,789
  Cost of gas marketed . . . . . . . . . . . . . . . . . . . . . . .         -          -     95,632
  Operation and Maintenance. . . . . . . . . . . . . . . . . . . . .   162,289    140,236     85,696
  Depreciation and amortization. . . . . . . . . . . . . . . . . . .    36,505     33,051     19,742
  Property and other taxes . . . . . . . . . . . . . . . . . . . . .    11,562      9,860      8,660
  Restructuring and impairment charges . . . . . . . . . . . . . . .     6,103          -          -
                                                                      ---------  ---------  ---------
                                                                       401,432    345,092    327,519
                                                                      ---------  ---------  ---------

OPERATING INCOME . . . . . . . . . . . . . . . . . . . . . . . . . .    44,391     65,233     42,403
                                                                      ---------  ---------  ---------

Other income (deductions)
  Interest expense . . . . . . . . . . . . . . . . . . . . . . . . .   (31,784)   (34,905)   (20,490)
  Divestiture of energy marketing business . . . . . . . . . . . . .         -          -      1,122
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,335      2,828      2,618
                                                                      ---------  ---------  ---------
                                                                       (29,449)   (32,077)   (16,750)
                                                                      ---------  ---------  ---------

INCOME BEFORE INCOME TAXES AND DIVIDENDS ON
   TRUST PREFERRED SECURITIES. . . . . . . . . . . . . . . . . . . .    14,942     33,156     25,653

Income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6,578     11,554      7,631
                                                                      ---------  ---------  ---------

NET INCOME BEFORE DIVIDENDS ON TRUST PREFERRED SECURITIES. . . . . .     8,364     21,602     18,022

Dividends on trust preferred securities, net of
   income taxes, of $4,632 and $2,695. . . . . . . . . . . . . . . .     8,603      5,004          -
                                                                      ---------  ---------  ---------

NET INCOME FROM CONTINUING OPERATIONS. . . . . . . . . . . . . . . .      (239)    16,598     18,022

DISCONTINUED OPERATIONS:
  Income (loss) from engineering services operations, net of
    income tax benefits (provisions) of $694, ($52) and $226 . . . .    (1,142)        95       (363)
  Estimated loss on divestiture of engineering services operations, including provision for losses during phase-out period, net of
    income tax benefits of $2,429. . . . . . . . . . . . . . . . . .    (4,980)         -          -
                                                                      ---------  ---------  ---------

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS . . . . . . . . .  $ (6,361)  $ 16,693   $ 17,659
                                                                      =========  =========  =========


EARNINGS PER SHARE - BASIC
  Net income (loss) from continuing operations . . . . . . . . . . .  $  (0.01)  $   0.92   $   1.02
  Net income (loss) available to common shareholders . . . . . . . .  $  (0.35)  $   0.93   $   1.00


EARNINGS PER SHARE - DILUTED
  Net income (loss) from continuing operations . . . . . . . . . . .  $  (0.01)  $   0.89   $   1.02
  Net income (loss) available to common shareholders . . . . . . . .  $  (0.35)  $   0.90   $   1.00


CASH DIVIDENDS PAID PER SHARE. . . . . . . . . . . . . . . . . . . .  $  0.839   $  0.835   $  0.863


AVERAGE COMMON SHARES OUTSTANDING. . . . . . . . . . . . . . . . . .    18,106     17,999     17,697
                                                                      =========  =========  =========

The  accompanying  notes  to  the  consolidated  financial  statements  are an integral part of these statements.

CONSOLIDATED  STATEMENTS  OF  FINANCIAL  POSITION


DECEMBER 31,                                                            2001      2000
--------------------------------------------------------------------  --------  --------
(000's)
CURRENT ASSETS
  Cash and temporary cash investments, at cost . . . . . . . . . . .  $  1,728  $  1,221
  Receivables, less allowances of $1,849 and $1,436. . . . . . . . .    64,219    73,139
  Accrued revenue. . . . . . . . . . . . . . . . . . . . . . . . . .    33,153    32,212
  Prepaid expenses . . . . . . . . . . . . . . . . . . . . . . . . .    22,276    14,309
  Gas in underground storage . . . . . . . . . . . . . . . . . . . .    12,731     8,739
  Materials and supplies, at average cost. . . . . . . . . . . . . .     5,258     5,065
  Gas charges recoverable from customers . . . . . . . . . . . . . .     1,994     2,698
  Accumulated deferred income taxes. . . . . . . . . . . . . . . . .         -     6,994
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3,608       946
                                                                      --------  --------
                                                                       144,967   145,323
                                                                      --------  --------

PROPERTY PLANT AND EQUIPMENT
  Gas distribution . . . . . . . . . . . . . . . . . . . . . . . . .   613,467   585,628
  Diversified businesses and other . . . . . . . . . . . . . . . . .    94,514    79,167
                                                                      --------  --------
                                                                       707,981   664,795
  Less - accumulated depreciation and impairments. . . . . . . . . .   183,436   154,769
                                                                      --------  --------
                                                                       524,545   510,026
                                                                      --------  --------

DEFERRED CHARGES AND OTHER ASSETS
  Goodwill, less amortization and impairments of $17,764 and $9,117.   161,084   169,692
  Deferred retiree medical benefits. . . . . . . . . . . . . . . . .     9,891    10,790
  Unamortized debt expense . . . . . . . . . . . . . . . . . . . . .     7,831     6,966
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15,230     8,426
                                                                      --------  --------
                                                                       194,036   195,874
                                                                      --------  --------

TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $863,548  $851,223
                                                                      ========  ========


CURRENT LIABILITIES
  Notes payable and current maturities of long-term debt . . . . . .  $137,957  $134,142
  Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . .    30,410    32,300
  Customer advance payments. . . . . . . . . . . . . . . . . . . . .    13,530    13,068
  Accrued interest . . . . . . . . . . . . . . . . . . . . . . . . .     7,665     8,020
  Amounts payable to customers . . . . . . . . . . . . . . . . . . .     1,463     3,097
  Accumulated deferred income taxes. . . . . . . . . . . . . . . . .       912         -
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17,076    10,774
                                                                      --------  --------
                                                                       209,013   201,401
                                                                      --------  --------

DEFERRED CREDITS AND OTHER LIABILITIES
  Accumulated deferred income taxes. . . . . . . . . . . . . . . . .    33,149    36,385
  Customer advances for construction . . . . . . . . . . . . . . . .    15,548    14,444
  Unamortized investment tax credit. . . . . . . . . . . . . . . . .     1,445     1,713
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12,223    14,504
                                                                      --------  --------
                                                                        62,365    67,046
                                                                      --------  --------

CAPITALIZATION
  Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . .   338,966   307,930
  Company-obligated mandatorily redeemable trust preferred
    securities of subsidiaries holding solely debt securities
    of SEMCO Energy, Inc.. . . . . . . . . . . . . . . . . . . . . .   139,394   139,374
  Common shareholders' equity. . . . . . . . . . . . . . . . . . . .   113,810   135,472
                                                                      --------  --------
                                                                       592,170   582,776
                                                                      --------  --------

TOTAL LIABILITIES AND CAPITALIZATION . . . . . . . . . . . . . . . .  $863,548  $851,223
                                                                      ========  ========

The  accompanying notes to the consolidated financial statements are an integral part of these  statements

CONSOLIDATED  STATEMENTS  OF  CASH  FLOW



YEARS ENDED DECEMBER 31,                                             2001        2000        1999
-----------------------------------------------------------------  ---------  ----------  ----------
(000,s)
CASH FLOW FROM OPERATING ACTIVITIES
  Net income (loss) . . . . . . . . . . . . . . . . . . . . . . .  $ (6,361)  $  16,693   $  17,659
  Adjustments to reconcile net income to net
    cash from operating activities:
        Depreciation and amortization . . . . . . . . . . . . . .    36,505      33,051      19,742
        Depreciation and amortization in discontinued operations.       454         421         264
        Non-cash impairment charges . . . . . . . . . . . . . . .     7,679           -           -
        Divestiture of energy marketing business. . . . . . . . .         -           -      (1,122)
        Changes in assets and liabilities, net of effects of
           acquisitions, divestitures and other changes as
           shown below: . . . . . . . . . . . . . . . . . . . . .    (1,621)     (1,203)      4,661
                                                                   ---------  ----------  ----------
NET CASH FROM OPERATING ACTIVITIES. . . . . . . . . . . . . . . .    36,656      48,962      41,204
                                                                   ---------  ----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Property additions - gas distribution . . . . . . . . . . . . .   (34,074)    (47,466)    (22,761)
  Property additions - diversified businesses and other . . . . .   (21,370)    (19,170)    (12,258)
  Proceeds from property sales, net of retirement costs . . . . .       (49)         15       1,657
  Proceeds from business divestiture. . . . . . . . . . . . . . .         -           -       6,579
  Acquisitions of businesses, net of cash acquired. . . . . . . .         -        (784)   (300,638)
                                                                   ---------  ----------  ----------
NET CASH FROM INVESTING ACTIVITIES. . . . . . . . . . . . . . . .   (55,493)    (67,405)   (327,421)
                                                                   ---------  ----------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock, net of expenses . . . . . . . . . . .     2,436         865       6,110
  Repurchase of common stock and related expenses . . . . . . . .         -           -      (2,384)
  Issuance of trust preferred securities, net of expenses . . . .         -     134,885           -
  Net cash change in notes payable. . . . . . . . . . . . . . . .   (26,185)   (243,708)    302,347
  Issuance of long-term debt, net of expenses . . . . . . . . . .    58,296     136,619           -
  Repayment of long-term debt and related expenses. . . . . . . .       (10)        (50)          -
  Redemption of preferred stock . . . . . . . . . . . . . . . . .         -           -      (3,281)
  Payment of dividends. . . . . . . . . . . . . . . . . . . . . .   (15,193)    (15,033)    (15,442)
                                                                   ---------  ----------  ----------
NET CASH FROM FINANCING ACTIVITIES. . . . . . . . . . . . . . . .    19,344      13,578     287,350
                                                                   ---------  ----------  ----------

CASH AND TEMPORARY CASH INVESTMENTS
  Net increase (decrease) . . . . . . . . . . . . . . . . . . . .       507      (4,865)      1,133
  Beginning of period . . . . . . . . . . . . . . . . . . . . . .     1,221       6,086       4,953
                                                                   ---------  ----------  ----------

END OF PERIOD . . . . . . . . . . . . . . . . . . . . . . . . . .  $  1,728   $   1,221   $   6,086
                                                                   =========  ==========  ==========


CHANGES IN ASSETS AND LIABILITIES, NET OF EFFECTS OF
   ACQUISITIONS, DIVESTITURES AND OTHER CHANGES:
      Receivables, net. . . . . . . . . . . . . . . . . . . . . .  $  8,920   $   7,161   $ (39,488)
      Accrued revenue . . . . . . . . . . . . . . . . . . . . . .      (941)     (6,832)     13,497
      Prepaid expenses. . . . . . . . . . . . . . . . . . . . . .    (7,967)         12      (2,538)
      Materials, supplies and gas in
        underground storage . . . . . . . . . . . . . . . . . . .    (4,185)      4,065      23,349
      Gas charges recoverable from customers. . . . . . . . . . .       704         311       8,547
      Accounts payable. . . . . . . . . . . . . . . . . . . . . .    (1,890)     (3,780)     (2,143)
      Customer advances and amounts payable
         to customers . . . . . . . . . . . . . . . . . . . . . .       (68)     (4,036)      4,189
      Accumulated deferred taxes and investment tax credit. . . .     4,402       6,877       1,651
      Other . . . . . . . . . . . . . . . . . . . . . . . . . . .      (596)     (4,981)     (2,403)
                                                                   ---------  ----------  ----------
                                                                   $ (1,621)  $  (1,203)  $   4,661
                                                                   =========  ==========  ==========

The  accompanying  notes  to  the  consolidated  financial  statements are an integral part of these statements

CONSOLIDATED  STATEMENTS  OF  CAPITALIZATION



YEARS ENDED DECEMBER 31,                                            2001       2000
----------------------------------------------------------------  ---------  --------
(000,s)
CURRENT MATURITIES OF LONG-TERM DEBT
   6.83% notes due 2002. . . . . . . . . . . . . . . . . . . . .  $ 30,000   $      -
                                                                  ---------  --------




CAPITALIZATION

LONG-TERM DEBT
   6.83% notes due 2002. . . . . . . . . . . . . . . . . . . . .  $      -   $ 30,000
   8.00% notes due 2004. . . . . . . . . . . . . . . . . . . . .    56,900     55,000
   7.20% notes due 2007. . . . . . . . . . . . . . . . . . . . .    30,000     30,000
   8.95% notes due 2008, remarketable 2003 . . . . . . . . . . .   106,179    106,919
   8.00% notes due 2010. . . . . . . . . . . . . . . . . . . . .    30,887     31,011
   8.00% notes due 2016. . . . . . . . . . . . . . . . . . . . .    60,000          -
   8.32% notes due 2024. . . . . . . . . . . . . . . . . . . . .    25,000     25,000
   6.50% medium-term notes due 2005. . . . . . . . . . . . . . .    15,000     15,000
   6.40% medium-term notes due 2008. . . . . . . . . . . . . . .     5,000      5,000
   7.03% medium-term notes due 2013. . . . . . . . . . . . . . .    10,000     10,000
                                                                  ---------  --------
                                                                  $338,966   $307,930
                                                                  ---------  --------


COMPANY-OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED
   SECURITIES OF SUBSIDIARIES HOLDING SOLELY DEBT SECURITIES OF
   SEMCO ENERGY, INC.
       10.25% cumulative trust preferred securities - 1,600,000
           shares issued and outstanding . . . . . . . . . . . .  $ 38,394   $ 38,374
       FELINE PRIDES -10,100,000 shares issued and outstanding .   101,000    101,000
                                                                  ---------  --------
                                                                  $139,394   $139,374
                                                                  ---------  --------


COMMON SHAREHOLDERS' EQUITY
   Common stock, par value $1 per share - 40,000,000 shares
       authorized; 18,240,143 and 18,055,639 shares outstanding.  $ 18,240   $ 18,056
   Capital surplus . . . . . . . . . . . . . . . . . . . . . . .   117,091    115,186
   Accumulated other comprehensive income (loss) . . . . . . . .    (2,196)         -
   Retained earnings (deficit) . . . . . . . . . . . . . . . . .   (19,325)     2,230
                                                                  ---------  --------
                                                                  $113,810   $135,472
                                                                  ---------  --------

TOTAL CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . .  $592,170   $582,776
                                                                  =========  ========

The  accompanying notes to the consolidated financial statements are an integral part of  these  statements.

CONSOLIDATED  STATEMENTS  OF  CHANGES  IN  COMMON  SHAREHOLDERS'  EQUITY



YEARS ENDED DECEMBER 31,                                       2001       2000       1999
-----------------------------------------------------------  ---------  ---------  ---------
(000,s)
COMMON STOCK
   Beginning of year. . . . . . . . . . . . . . . . . . . .  $ 18,056   $ 17,909   $ 17,382
       Issuance of common stock for acquisitions,
          the DRIP and other. . . . . . . . . . . . . . . .       184        147        686
       Repurchase of common stock . . . . . . . . . . . . .         -          -       (159)
                                                             ---------  ---------  ---------
   End of year. . . . . . . . . . . . . . . . . . . . . . .  $ 18,240   $ 18,056   $ 17,909
                                                             =========  =========  =========


COMMON STOCK CAPITAL SURPLUS
   Beginning of year. . . . . . . . . . . . . . . . . . . .  $115,186   $123,861   $116,663
       Issuance of common stock for acquisitions,
          the DRIP and other. . . . . . . . . . . . . . . .     2,256      1,718      9,423
       Repurchase of common stock . . . . . . . . . . . . .         -          -     (2,225)
       Costs related to FELINES PRIDES (see Note 5) . . . .      (351)   (10,393)         -
                                                             ---------  ---------  ---------
   End of year. . . . . . . . . . . . . . . . . . . . . . .  $117,091   $115,186   $123,861
                                                             =========  =========  =========


ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
   Beginning of year. . . . . . . . . . . . . . . . . . . .  $      -   $      -   $      -
       Minimum pension liability adjustment, net of income
         tax benefits of $781 (See Note 8). . . . . . . . .    (1,452)         -          -
       Unrealized derivative loss on interest rate
         hedge from an investment in an affiliate . . . . .      (744)         -          -
                                                             ---------  ---------  ---------
   End of year. . . . . . . . . . . . . . . . . . . . . . .  $ (2,196)  $      -   $      -
                                                             =========  =========  =========


RETAINED EARNINGS (DEFICIT)
   Beginning of year. . . . . . . . . . . . . . . . . . . .  $  2,230   $    570   $ (1,817)
       Net income (loss). . . . . . . . . . . . . . . . . .    (6,361)    16,693     17,659
       Cash dividends on common stock . . . . . . . . . . .   (15,194)   (15,033)   (15,272)
                                                             ---------  ---------  ---------
   End of year. . . . . . . . . . . . . . . . . . . . . . .  $(19,325)  $  2,230   $    570
                                                             =========  =========  =========








DISCLOSURE OF COMPREHENSIVE INCOME (LOSS)


YEARS ENDED DECEMBER 31,                                       2001       2000       1999
-----------------------------------------------------------  ---------  ---------  ---------
(000,s)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS. . . . .  $ (6,361)  $ 16,693   $ 17,659
   Minimum pension liability adjustment, net of
     income tax benefits of $781 (See Note 8) . . . . . . .    (1,452)         -          -
   Unrealized derivative loss on interest rate
     hedge from an investment in an affiliate . . . . . . .      (744)         -          -
                                                             ---------  ---------  ---------
TOTAL COMPREHENSIVE INCOME (LOSS) . . . . . . . . . . . . .  $ (8,557)  $ 16,693   $ 17,659
                                                             =========  =========  =========


The  accompanying  notes  to  the  consolidated financial statements are an integral part of these  statements.

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

NOTE  1.  SIGNIFICANT  ACCOUNTING  POLICIES

COMPANY  DESCRIPTION.  SEMCO  Energy,  Inc., is an investor-owned company. SEMCO
Energy, Inc. and its subsidiaries (the "Company") operate four reportable business segments: (1) gas distribution; (2) construction services; (3) information technology services; and (4) propane, pipelines and storage. The latter three segments are sometimes referred to together as the "Diversified Businesses." The Company's gas distribution business segment distributes and transports natural gas to approximately 267,000 customers in the state of Michigan and approximately 108,000 customers in the state of Alaska. The Alaska-based operation and the Michigan-based operation are known together as the "Gas Distribution Business" and operate as divisions of SEMCO Energy, Inc. SEMCO Energy Gas Company, which had conducted the Michigan gas distribution operation, was merged into SEMCO Energy, Inc. on December 31, 1999.
     The construction services segment ("Construction Services") currently conducts most of its business in the midwestern, southern and southeastern areas of the United States. Its primary service is the installation of underground natural gas mains and service lines. Construction Services also provides underground construction services to other industries such as telecommunications and water supply.
     Effective January 1, 2001, the Company started reporting its information technology services business as a reportable business segment. The information technology services segment ("IT Services") is headquartered in Michigan and provides IT infrastructure outsourcing services and other IT services with a focus on mid-range computers, particularly the IBM AS-400 platform. The Company's other business segments currently account for a large portion of IT Services revenues.
     The propane, pipelines and storage segment sells more than 4 million gallons of propane annually to retail customers in Michigan's upper peninsula and northeast Wisconsin and operates natural gas transmission and storage facilities in Michigan.
     The Company began accounting for its engineering services segment as a discontinued operation, effective with the fourth quarter of 2001. For additional information, refer to the "Discontinued Operations" disclosure within this Note.

BASIS OF PRESENTATION. The financial statements of the Company were prepared in conformity with accounting principles generally accepted in the United States. In connection with the preparation of the financial statements, management was required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of SEMCO Energy, Inc. and its wholly-owned subsidiaries. Investments in unconsolidated companies where the Company has significant influence, but does not control the entity, are reported using the equity method of accounting.
     Certain of the Company's diversified businesses, primarily Construction Services, IT Services, and the discontinued engineering business supply services at a profit to the Company's regulated gas distribution business. In these situations, intercompany profits remaining in the assets of the regulated business at a particular date are not eliminated since it is probable that, through the ratemaking process, the cost will be recovered through future revenue. As a result, $.6 million, $.9 million and $.4 million of profit on revenues earned from the Company's regulated business by the Company's diversified businesses was not eliminated during consolidation in 2001, 2000, and 1999 respectively. All other significant intercompany transactions have been eliminated.

RECLASSIFICATIONS. Certain reclassifications have been made to prior years' financial statements to conform to the 2001 presentation.

RATE REGULATION. The rates of gas distribution customers located in the City of Battle Creek, Michigan, and surrounding communities are subject to the jurisdiction of the City Commission of Battle Creek("CCBC"). The Michigan Public Service Commission ("MPSC") authorizes the rates charged to all of the remaining Michigan customers. The gas distribution operation in Alaska is subject to regulation by the Regulatory Commission of Alaska ("RCA") which has jurisdiction over, among other things, rates, accounting procedures, and standards of service.

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

PROPERTY, PLANT, EQUIPMENT AND DEPRECIATION. The Company's property, plant and equipment ("property") is recorded at cost. The Company provides for depreciation on a straight-line basis over the estimated useful lives of the related property. The ratio of depreciation to the average balance of property approximated 4.7% for the years 2001 and 2000, and 4% for the year 1999.

GAS IN UNDERGROUND STORAGE. The gas inventory held by the Battle Creek division of the Gas Distribution Business is stated at last-in, first-out ("LIFO") cost. At December 31, 2001, and 2000, the replacement cost of the Battle Creek division's gas inventory exceeded the LIFO cost by $0.2 million and $0.1 million, respectively. The remainder of gas inventory is reported at average cost.
     In general, commodity costs and variable transportation costs are capitalized as gas in underground storage. Fixed costs, primarily pipeline demand charges and storage charges, are expensed as incurred through cost of gas.

GOODWILL. Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired. Goodwill is amortized on a straight-line basis over periods of up to 40 years. Periodically, the Company reviews the recoverability of goodwill. The measurement of possible impairment is based primarily on the ability to recover the balance of the goodwill from expected future operating cash flows on an undiscounted basis. During 2001, the Company recorded a charge of $4.0 million for the impairment of goodwill associated with the Company's construction services segment and its discontinued engineering services business. In management's opinion, no other impairment existed at December 31, 2001.
Amortization expense was approximately $4.6 in 2001, $4.0 million in 2000 and $1.6 million in 1999. Effective January 1, 2002, Goodwill amortization will cease in compliance with the adoption of Statement of Financial Accounting Standards ("SFAS") 142, "Goodwill and Other Intangible Assets."

LONG-TERM NOTE RECEIVABLE. The Company sold its entire interest in NOARK to ENOGEX Arkansas Pipeline Corporation ("ENOGEX") in 1998. Pursuant to the terms included in the sales agreement, the Company will receive annual payments of $0.8 million from ENOGEX for 17 years beginning in the year 2004. At December 31, 2001, the Company has a long-term discounted note receivable of $7.1 million for this note.

REVENUE RECOGNITION. The Gas Distribution Business bills monthly on a cycle basis and follows the industry practice of recognizing accrued revenue for gas services rendered to its customers but not billed at month end. Engineering Services and Construction Services recognize revenues as services are rendered and recognize accrued revenue for services rendered but not billed at month end. The propane business recognizes propane sales in the same period that the propane is delivered to customers.

COST OF GAS. Prior to April 1, 1999, the Company's Michigan-based gas distribution operation had a regulator-approved gas cost recovery ("GCR") mechanism for the geographic areas subject to the regulatory jurisdiction of the MPSC and CCBC, which allowed for the adjustment of rates charged to customers in response to increases and decreases in the cost of gas purchased. Effective April 1, 1999, the MPSC and CCBC authorized the Company to suspend the GCR clause and freeze for three years in base rates a fixed gas charge of $3.24 per Mcf. The suspension period for the GCR mechanism expires on March 31, 2002, after which the Company will reinstate its GCR pricing mechanism for customers subject to the jurisdiction of the MPSC. The Company received approval from the CCBC to extend the fixed gas charge program and GCR suspension period until March 31, 2005. See Note 2 for further information.
     The Alaska-based gas distribution operation also has a regulator-approved gas cost adjustment ("GCA") mechanism, which allows for the adjustment of rates charged to customers for increases and decreases in the cost of gas purchased. All gas sales rates are adjusted annually to reflect changes in the operation's cost of purchased gas based on estimated costs for the upcoming 12-month period. The GCA may be adjusted quarterly if it is determined that there are significant variances from the estimates used in the annual determination. Any difference between actual cost of gas purchased and the RCA's approved rate adjustment is deferred and included with applicable carrying charges in the next GCA.
     In accordance with the GCR mechanism, the Company had $2.0 million recorded in current assets at December 31, 2001 for gas charges recoverable from customers. Also at December 31, 2001, the Company had $1.5 million recorded in current liabilities for amounts payable to customers in accordance with the GCA mechanism.

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

RISK MANAGEMENT ACTIVITIES AND DERIVITIVE TRANSACTIONS. The Company's business activities expose it to a variety of risks, including commodity price risk and interest rate risk. The Company's management identifies risks associated with the Company's business and determines which risks it wants to manage and which type of instruments it should use to manage those risks.
     On January 1, 2001, the Company adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS 137 and SFAS 138, which were amendments to SFAS 133 (hereinafter collectively referred to as "SFAS 133"). SFAS 133 was effective for fiscal years beginning after June 15, 2000, and establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the statement of financial position as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.
     Certain gas purchase contracts of the Company qualify under the provisions of SFAS 133 as fair value hedges and require the recognition of the derivatives at their fair value in the Consolidated Statements of Financial Position as an asset or liability. Upon adoption of SFAS 133 on January 1, 2001, the Company recorded an asset and liability of $1.4 million. In accordance with SFAS 133, at December 31, 2001, the Company had an asset and liability of $0.8 million recorded in its Consolidated Statements of Financial Position for these gas purchase contracts.
     An affiliate, in which the Company has a 50% investment, uses an interest rate swap agreement to hedge the variable interest rate payments on its long-term debt. This agreement qualifies under the provisions of SFAS 133 as a cash flow hedge. As a result of this interest rate swap agreement, the Company's Consolidated Statements of Financial Position, at December 31, 2001, reflected a $.7 million reduction in the Company's equity investment in the affiliate and in accumulated other comprehensive income.
     In August 2001 the Company entered into an interest rate swap agreement in order to hedge its $55 million 8% Notes due June 1, 2004. This agreement also qualifies under the provisions of SFAS 133 as a fair value hedge. In accordance with SFAS 133, the Company's Consolidated Statements of Financial Position, at December 31, 2001, included an asset of $1.9 million and an increase in long-term debt of $1.9 million for this interest rate swap. For further information concerning the interest rate swap agreement, refer to Note 5.

INCOME TAXES. Investment tax credits ("ITC") utilized in prior years for income tax purposes are deferred for financial accounting purposes and are amortized through credits to the income tax provision over the lives of the related property. The Company files a consolidated federal income tax return and income taxes are allocated among the subsidiaries within each business segment based on their separate taxable income.

DISCONTINUED OPERATIONS. In December 2001, the Company's board of directors approved a plan to redirect the Company's business strategy, which includes the divestiture, by sale, of its engineering services business. The planned divestiture is being accounted for as a discontinued operation and, accordingly, its operating results and estimated loss on disposal are segregated and reported as discontinued operations in the Consolidated Statements of Income, with prior years restated. For additional information, refer to Note 14 of the Notes to Consolidated Financial Statements.

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

STATEMENTS OF CASH FLOW. For purposes of the Consolidated Statements of Cash Flow, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash and temporary cash investments. Supplemental cash flow information for the years ended December 31, 2001, 2000 and 1999, is summarized in the following table.




YEARS ENDED DECEMBER 31,                         2001      2000      1999
----------------------------------------------  -------  --------  ---------
(000's)
CASH PAID DURING THE YEAR FOR:
   Interest. . . . . . . . . . . . . . . . . .  $31,301  $29,153   $ 16,686
   Income taxes, net of refunds. . . . . . . .  $ 4,258  $ 4,160   $  7,479

NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Capital stock issued for acquisitions . . .  $     -  $ 1,000   $  3,699
   Deferred payments for acquisitions. . . . .  $     -  $     -   $    805

DETAILS OF ACQUISITIONS:
   Fair value of assets acquired . . . . . . .  $     -  $ 3,364   $346,103
   Fair value of liabilities assumed . . . . .        -   (1,576)   (37,250)
   Deferred payments . . . . . . . . . . . . .        -        -       (805)
   Company stock issued. . . . . . . . . . . .        -   (1,000)    (3,699)
                                                -------  --------  ---------

Cash paid. . . . . . . . . . . . . . . . . . .  $     -  $   788   $304,349
Less cash acquired . . . . . . . . . . . . . .        -        4      3,711
                                                -------  --------  ---------

Net cash paid for (acquired via) acquisitions.  $     -  $   784   $300,638
                                                =======  ========  =========


NOTE  2.  REGULATORY  MATTERS

RCA. In July 1999, the Company entered into a definitive purchase and sale agreement to acquire the assets and certain liabilities of ENSTAR Natural Gas Company and the outstanding stock of Alaska Pipeline Company (together known as "ENSTAR") from Ocean Energy, Inc ("Ocean Energy"). In October 1999, the Company received an order from the RCA approving a joint application for the transfer of the Certificate of Public Convenience and Necessity held by ENSTAR Natural Gas Company and for a transfer of controlling interest in Alaska Pipeline Company. The RCA's order contained certain conditions, including the obligation to file by July 1, 2000 certain revenue requirement and cost of service information and the prohibition from encumbering ENSTAR's assets for financing of non-utility business activities. In compliance with the October 1999 order, the Company filed the requested revenue requirement and cost of service information in the first half of 2000.
     In November 2000, the Company received an order requesting additional information in order to ensure that ENSTAR's rates are just and reasonable. The order also appointed a hearing examiner and established certain procedures. The order indicated that if changes in ENSTAR's existing rates were required, such changes would be applied on a prospective basis. In March 2001, the RCA issued an additional order granting ENSTAR's motion to use a 2000 test year, accepting a proposed procedural schedule, and finding that, because the proceeding was taking longer than expected, ENSTAR should show cause why its current rates should not be made interim and refundable effective April 6, 2001. The hearing on this issue of the interim and refundable rates was held in April 2001. The RCA issued an order in May 2001, concluding that ENSTAR's rates should not be made interim and refundable pending the RCA's final determination in the rate case.

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

     In June 2001, the Company filed updated revenue requirement information using 2000 as the test year. The updated information indicated that ENSTAR's return on equity ("ROE") was 12.64% based on its existing rates versus the 15.65% allowed ROE. In August 2001, the Company filed a cost of service study using 2000 as the test year. The Public Advocacy Section of the RCA filed its testimony in October 2001. The hearing and proceeding were held in December 2001. The Company expects to receive a final order for ENSTAR during the first quarter of 2002. The Company believes that ENSTAR's rates are just and reasonable but cannot predict the outcome of the proceeding.

MPSC AND CCBC. In September 1998, the division of the Gas Distribution Business, subject to the jurisdiction of the MPSC, received authority from the MPSC, to: (1) implement an experimental residential gas customer choice program;
(2) suspend its GCR clause; (3) roll into its base rate and freeze for three years a gas charge of $3.24 per thousand cubic feet ("Mcf"); (4) freeze distribution rate adjustments for the same three-year period, with exceptions;
(5) suspend an income sharing mechanism adopted in October 1997 and adopt a new income sharing mechanism for use during the 1999, 2000 and 2001 calendar years; and (6) establish gas service performance criteria. The new rates took effect in April 1999 and generally extend through March 2002.
     The MPSC order is applicable only in the geographic areas subject to the regulatory jurisdiction of the MPSC, and, therefore, does not govern rates regulated by the CCBC. However, the Gas Distribution Business voluntarily requested, and the CCBC approved, a similar decrease in the gas charge from $3.60 per Mcf to $3.24 for customers subject to the jurisdiction of the CCBC. The CCBC also approved a customer choice program, a suspension of the GCR clause, a distribution rate freeze and an income sharing mechanism similar to the MPSC approved program. The changes are effective for the same time period as the changes approved by the MPSC.
     Under the experimental residential gas customer choice program and a similar program in Battle Creek, up to approximately 8,300 residential customers per year are allowed to choose their own gas supplier during the three-year period that began April 1, 1999. As a result, up to 25,000 residential customers would be allowed to choose their own gas supplier by the third year of the programs. This alternative gas supply is delivered to customers under a tariff similar to an existing transportation service tariff used to provide such service to commercial and industrial customers. The program has not, and is not expected to, significantly affect the income of the Gas Distribution Business because the approved rates for transportation service are designed to recover all costs other than the cost of gas and provide a return in approximately the same amounts as from Michigan residential customers, for whom the Company is the natural gas supplier.
     Several of the changes in the MPSC order are interrelated. The $3.24 gas charge represents a reduction of approximately $.33 per Mcf from the rates prior to April 1999. The suspension of the GCR clause means that customers pay $3.24 per Mcf regardless of the Company's actual cost of gas. The Gas Distribution Business was able to offer this Michigan GCR suspension and rate freeze mainly as a result of agreements reached with TransCanada Gas Services, Inc. ("TransCanada"). During 2001, TransCanada sold its gas marketing business and assigned the agreements to BP Gas and Power ("BP") with the Company's consent. Under the agreements, TransCanada or BP provide a significant portion of the Company's natural gas requirements, and manage the Company's natural gas supply and the supply aspects of transportation and storage operations in Michigan for the three-year period that began April 1, 1999, at a cost below the $3.24 price charged to customers. As a result, during the three-year period from April 1, 1999 through March 31, 2002, the Michigan gas distribution operation retains any margin achieved between the sale of natural gas at $3.24 and the cost, subject to a customer profit sharing mechanism described below.
     Included in receivables at December 31, 2001, is approximately $16.5 million, representing amounts ultimately due the Company under the terms of the TransCanada and BP agreements. Under the agreements, the Company does not have title to gas in its leased storage facilities and it must remit payments to TransCanada or BP in accordance with a contractual delivery schedule that is designed to include the gas delivered to the leased storage facilities. Differences between these scheduled deliveries and actual deliveries to the Company-owned storage facilities result in an amount due the Company at December 31, 2001. This amount will be trued-up between TransCanada or BP and the Company by the end of the heating season (April 1).
     The profit incentive and sharing mechanism is effective for the calendar years 1999, 2000 and 2001. Under the mechanism, if the Company's return on equity for its Michigan-based natural gas distribution business exceeds 12.75%, certain portions of the excess return would be credited to customers, i.e., would be reflected prospectively in reduced rates. For purposes of the profit incentive and sharing mechanism, 50% of any gas costs savings generated as a result of the TransCanada or BP arrangements are excluded from the calculation of return on equity. As a result, the Company's actual reported earnings can generate a return on equity in excess of 12.75% before triggering profit sharing with customers. Four safety and reliability performance measures need to be met in order not to reduce the return on equity threshold used in the income sharing mechanism.

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

     The Company applied for and received approval from the CCBC to extend the GCR suspension period and the fixed gas charge program until March 31, 2005 for customers located in the City of Battle Creek, Michigan and surrounding communities ("CCBC customers"). During the three-year extension period, the Company will charge CCBC customers a fixed gas charge of $4.85 per dekatherm
("Dth"). The profit incentive and sharing mechanism discussed previously will remain in effect through March 2005 for CCBC customers.
     The Company also received approval during 2001 from the CCBC to start charging CCBC customers on a thermal basis rather than a volumetric basis. The Company buys all its natural gas by the dekatherm and now also sells it to these customers by the dekatherm. This will help reduce the Company's risk to increases in the thermal content of purchased natural gas.
     The Company filed an application with the MPSC in September 2001 to extend its fixed charge program until March 31, 2005 and increase the current fixed charge for all remaining Michigan customers. However, the Company was unable to reach an agreement with the MPSC and other interested parties on a fixed customer charge for natural gas for the three years of the proposed extended period. As a result, the Company withdrew its application. The Company will instead reinstate its GCR pricing mechanism when the current fixed gas charge program expires on March 31, 2002. Under the GCR mechanism, the Company's customers in the geographic areas subject to the regulatory jurisdiction of the MPSC ("MPSC customers") will be charged an amount that allows the Company to recoup its cost of purchased natural gas. The MPSC has the authority to adjust the GCR factor based on the variability in natural gas prices. The MPSC suspended the Company's GCR clause in April 1999 when the current fixed gas charge program went into effect.
     Beginning in 2002, the profit incentive and sharing mechanism discussed previously will no longer be in effect for MPSC customers. Instead, the profit incentive and sharing mechanism in effect for the calendar year 1998 will be reinstated for 2002. Under this mechanism, referred to as a reverse taper incentive, if the return on equity for the division of Company's Michigan-based natural gas distribution business that serves its MPSC customers exceeds 10.75%, certain portions of the excess return between 10.75% and 16.0% would be credited to customers. For purposes of this mechanism, if the return on equity exceeds 16.0%, the Company is required to file a general rate case with the MPSC.
     The Company has entered into new agreements with BP for the provision of its natural gas supply requirements and the management of its natural gas supply and the supply aspects of its transportation and storage operations in Michigan. The agreements cover a three-year period from April 1, 2002 through March 31, 2005. There are now separate natural gas requirement agreements for MPSC customers and CCBC customers.
     Under the new BP agreement covering MPSC customers, the Company will no longer purchase gas at a fixed cost over the three-year period. In keeping with the Company's switch back to the GCR mechanism for MPSC customers, a significant portion of the Company's gas supply will be purchased from BP at the prevailing spot market price at the date of purchase. 50% of the Company's gas supply will be secured through one-year fixed rate contracts. The remainder of its gas supply will be purchased on the open market based on the prevailing market rate. The difference between the costs incurred under this agreement and the costs reflected in the Company's cost of service will be passed on to the customers. Consequently, effective April 1, 2002, the Company will not retain the gas margin on sales to MPSC customers.
     The new BP agreement covering CCBC customers will continue to have a fixed cost covering the three-year period which will be below the $4.85 price per Dth charged to CCBC customers. As a result, the Company will continue to retain any margin achieved between the sale of natural gas at $4.85 and the cost of gas purchased from BP.

REGULATORY ASSETS AND LIABILITIES. The Gas Distribution Business is subject to the provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation." As a result, the actions of regulators affect when revenues and expenses are recognized. Regulatory assets represent incurred costs to be recovered from customers through the ratemaking process. Regulatory liabilities represent benefits to be refunded to customers.
     In the event the Company determines that the Gas Distribution Business no longer meets the criteria for following SFAS 71, the accounting impact would be an extraordinary, non-cash charge to operations of an amount that could be material. Criteria that give rise to the discontinuance of SFAS 71 include (1) increasing competition that restricts the ability of the Gas Distribution Business to establish prices to recover specific costs, and (2) a significant change in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company's periodic review of these criteria currently supports the continuing application of SFAS 71.

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

     The following table summarizes the regulatory assets and liabilities recorded in the Consolidated Statements of Financial Position.



DECEMBER 31,                                                   2001     2000
------------------------------------------------------------  -------  -------
(000's)
REGULATORY ASSETS
        Deferred retiree medical benefits. . . . . . . . . .  $ 9,891  $10,790
        Gas charges recoverable from customers . . . . . . .    1,994    2,698
        Unamortized loss on retirement of debt . . . . . . .    2,126    2,371
        Other. . . . . . . . . . . . . . . . . . . . . . . .    2,126    2,188
                                                              -------  -------
                                                              $16,137  $18,047
                                                              =======  =======

REGULATORY LIABILITIES
        Unamortized investment tax credit. . . . . . . . . .  $ 1,593  $ 1,958
        Tax benefits amortizable to customers. . . . . . . .    3,448    3,811
        Amounts payable to customers (gas cost overrecovery)    1,464    3,097
                                                              -------  -------
                                                              $ 6,505  $ 8,866
                                                              =======  =======



NOTE  3.  MERGERS  AND  ACQUISITIONS

BUSINESS ACQUISITIONS. The Company has expanded in recent years with several acquisitions which are summarized in the table below.




COMPANY                                         BUSINESS SEGMENT              ACQUISITION DATE
Sub-Surface Construction Co. ("Sub-Surface") .  Construction Services         August 1997
Maverick Pipeline Services, Inc. ("Maverick").  Engineering Services          December 1997
Hotflame Gas, Inc. ("Hotflame"). . . . . . . .  Propane, Pipelines & Storage  March 1998
Oilfield Materials Consultants, Inc. ("OMC") .  Engineering Services          November 1998
K&B Construction, Inc. ("K&B") . . . . . . . .  Construction Services         February 1999
Iowa Pipeline Associates, Inc. ("Iowa"). . . .  Construction Services         April 1999
Flint Construction Co. ("Flint") . . . . . . .  Construction Services         September 1999
Long's Underground Technologies, Inc. ("Long")  Construction Services         September 1999
Drafting Services, Inc. ("DSI"). . . . . . . .  Engineering Services          September 1999
Pinpoint Locators, Inc. ("Pinpoint") . . . . .  Engineering Services          October 1999
ENSTAR Natural Gas Company and
  Alaska Pipeline Company ("ENSTAR") . . . . .  Gas Distribution              November 1999
KLP Construction Co. ("KLP") . . . . . . . . .  Construction Services         May 2000

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

     The acquisition of OMC was accounted for under the pooling of interests accounting method. The remainder of the business acquisitions have been accounted for using the purchase method of accounting. As a result, the Company's operating results for 2000 and 1999 include the results of these businesses for the period subsequent to their acquisition dates. There were no adjustments necessary to the accounting practices of these companies to conform with the practices of the Company. Any goodwill associated with these acquisitions is being amortized on a straight line method over a period of up to 40 years. However, effective January 1, 2002, goodwill amortization will cease in compliance with the adoption of SFAS 142, "Goodwill and Other Intangible Assets."
     In addition to the consideration shown below, the acquisition of Sub-Surface included non-compete agreements requiring payments of $235,000 per year during the two years following the acquisition and $160,000 per year during the third through fifth year following the acquisition. The Hotflame acquisition also included non-compete agreements requiring payments of approximately $67,000 per year during the three years following the acquisition. In addition to the consideration shown below, the acquisitions of K&B and Pinpoint provide for additional amounts to be paid if certain post-acquisition operating results are achieved, subject to set-off of certain liabilities. See Note 13 for further information. Consideration issued to the prior owners of the businesses acquired during the years ended December 31, 2001, 2000 and 1999 are summarized in the table below.



                                         COMMON SHARES    DEFERRED
COMPANY                       CASH       OF THE COMPANY   PAYMENTS
-----------------------  --------------  ---------------  ---------
(000's)
K&B . . . . . . . . . .  $        1,000  $             -  $     805
Iowa. . . . . . . . . .               -              138          -
Flint . . . . . . . . .           6,500                -          -
Long. . . . . . . . . .           1,889              108          -
DSI . . . . . . . . . .           1,000                -          -
Pinpoint. . . . . . . .           1,154                -          -
KLP . . . . . . . . . .             788               83          -
ENSTAR. . . . . . . . .         292,805                -          -

     In December 2001, the Company's board of directors approved a plan to redirect the Company's business strategy. This redirection will include the divestiture of its engineering services businesses and certain of its construction operations shown in the table above. For further information refer to Note 14 of the Notes to Consolidated Financial statements.

NOTE  4.  INCOME  TAXES

SFAS NO. 109. The Company accounts for income taxes in accordance with SFAS 109, "Accounting For Income Taxes." SFAS 109 requires an annual measurement of deferred tax assets and deferred tax liabilities based upon the estimated future tax effects of temporary differences and carry forwards.

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

PROVISION FOR INCOME TAXES. The table below summarizes the components of the Company's provision for income taxes.




YEARS ENDED DECEMBER 31,                             2001      2000     1999
-------------------------------------------------  --------  --------  -------
(000's)
FEDERAL INCOME TAXES:
        Currently payable (refundable). . . . . .  $(7,056)  $ 3,065   $5,749
        Deferred to future periods. . . . . . . .    4,717     5,935    1,529
        Investment tax credits ("ITC"). . . . . .     (267)     (267)    (267)
STATE INCOME TAXES:
        Currently payable (refundable). . . . . .      695      (473)     466
        Deferred to future periods. . . . . . . .      734       651      (72)
                                                   --------  --------  -------
TOTAL INCOME TAX PROVISION (BENEFIT). . . . . . .  $(1,177)  $ 8,911   $7,405


LESS AMOUNTS INCLUDED IN:
        Dividends on trust preferred securities .   (4,632)   (2,695)       -
        Discontinued operations . . . . . . . . .   (3,123)       52     (226)
                                                   --------  --------  -------
INCOME TAXES, EXCLUDING AMOUNTS SHOWN SEPARATELY.  $ 6,578   $11,554   $7,631
                                                   ========  ========  =======


RECONCILIATION OF STATUTORY RATE TO EFFECTIVE RATE. The table below provides a reconciliation of the difference between the Company's provision for income taxes and income taxes computed at the statutory rate.




Years ended December 31,                   2001      2000      1999
---------------------------------------  --------  --------  --------
(000's)
NET INCOME (LOSS) . . . . . . . . . . .  $(6,361)  $16,693   $17,659
ADD BACK:
        Preferred dividends . . . . . .        -         -       325
        Income taxes. . . . . . . . . .   (1,177)    8,911     7,405
                                         --------  --------  --------

PRE-TAX INCOME (LOSS) . . . . . . . . .  $(7,538)  $25,604   $25,389
                                         ========  ========  ========

COMPUTED FEDERAL INCOME TAXES . . . . .  $(2,638)  $ 8,961   $ 8,886
AMORTIZATION OF DEFERRED ITC. . . . . .     (267)     (267)     (267)
AMORTIZATION OF NON-DEDUCTIBLE AMOUNTS
        RESULTING FROM ACQUISITIONS . .      237       237       221
STATE INCOME TAX EXPENSE, NET OF
        FEDERAL TAX BENEFIT . . . . . .      928        79       256
OTHER . . . . . . . . . . . . . . . . .      563       (99)   (1,691)
                                         --------  --------  --------
TOTAL INCOME TAXES. . . . . . . . . . .  $(1,177)  $ 8,911   $ 7,405
                                         ========  ========  ========

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

DEFERRED INCOME TAXES. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. At December 31, 2001 and 2000 there was no valuation allowance recorded against deferred tax assets. The table below shows the principal components of the Company's deferred tax assets (liabilities).




DECEMBER 31,                                                      2001       2000
--------------------------------------------------------------  ---------  ---------
(000's)
Property . . . . . . . . . . . . . . . . . . . . . . . . . . .  $(35,235)  $(25,183)
Retiree medical benefit obligation . . . . . . . . . . . . . .     1,249      1,803
Retiree medical benefit regulatory assets. . . . . . . . . . .    (3,462)    (3,776)
Gas in underground storage . . . . . . . . . . . . . . . . . .        68      4,994
ITC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       820        955
Unamortized debt expense . . . . . . . . . . . . . . . . . . .    (1,025)    (1,167)
Gas cost overrecovery. . . . . . . . . . . . . . . . . . . . .       114        487
Property taxes . . . . . . . . . . . . . . . . . . . . . . . .    (2,329)    (2,055)
Goodwill . . . . . . . . . . . . . . . . . . . . . . . . . . .    (1,430)    (4,625)
Other comprehensive income . . . . . . . . . . . . . . . . . .       781          -
Reserves associated with discontinued operations . . . . . . .     2,315          -
Reserves associated with restructuring and impairment charges.     1,793          -
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,280       (824)
                                                                ---------  ---------
TOTAL DEFERRED TAXES . . . . . . . . . . . . . . . . . . . . .  $(34,061)  $(29,391)
                                                                =========  =========

Gross deferred tax liabilities . . . . . . . . . . . . . . . .  $(71,695)  $(63,379)
Gross deferred tax assets. . . . . . . . . . . . . . . . . . .    37,634     33,988
                                                                ---------  ---------
TOTAL DEFERRED TAXES . . . . . . . . . . . . . . . . . . . . .  $(34,061)  $(29,391)
                                                                =========  =========



NOTE  5.  CAPITALIZATION

REGISTRATION STATEMENT. In March 2000, a registration statement on Form S-3 ("registration statement") filed by the Company and SEMCO Capital Trust I, SEMCO Capital Trust II and SEMCO Capital Trust III ("Capital Trusts") with the Securities and Exchange Commission became effective. The registration statement was for the registration of senior and subordinated debt securities, preferred stock, common stock, stock purchase contracts and stock purchase units of the Company and trust preferred securities of the Capital Trusts and related guarantees in any combination up to $500 million. The Company has utilized $336 million of the $500 million to issue securities in 2000 and 2001.

COMMON STOCK EQUITY. During the last half of 2001, the Company issued approximately 166,000 shares of its common stock to the Company's Direct Stock Purchase and Dividend Reinvestment Plan ("DRIP") to meet the dividend reinvestment and stock purchase requirements of its participants. During 2000 and the first half of 2001, the DRIP purchased Company common stock on the open market to meet these requirements. The Company issued 374,000 shares of its common stock in 1999 to meet the dividend reinvestment and stock purchase requirements of the DRIP. Also in 1999, the Company purchased 159,000 shares of its common stock on the open market to offset the number of shares sold through the DRIP during the same period.
     The Company issued 83,000 shares, and 246,000 shares of its common stock to the shareholders of businesses acquired during 2000 and 1999 respectively.

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

     The Company issued approximately 19,000, 52,000 and 44,000 shares of Company common stock to certain of the Company's employee benefit plans in 2001, 2000 and 1999, respectively. Also in 2001, the Company purchased approximately 48,000 shares of its common stock on the open market to contribute to certain of its employee benefit plans.

COMPANY-OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES OF SUBSIDIARIES. The Company's Capital Trusts were established for the sole purpose of issuing trust preferred securities and lending the gross proceeds to the Company. The sole assets of the Capital Trusts are debt securities of the Company with terms similar to the terms of the related trust preferred securities. The Capital Trusts are subsidiaries of the Company.
     In April 2000, SEMCO Capital Trust I issued 1.6 million shares of 10.25% cumulative trust preferred securities ("10.25% TPS") in a public offering at a price of $25 per security. SEMCO Capital Trust I used the $40 million in proceeds from the issuance of the 10.25% TPS to invest in subordinated debentures of the Company bearing an interest rate of 10.25%. The 10.25% TPS are subject to mandatory redemption upon repayment of the subordinated debentures at maturity or their earlier redemption. The subordinated debentures mature in 2040, but may be redeemed at any time after April 19, 2005, or at any time within 90 days following the occurrence of certain special events. The Company used the entire net proceeds from the sale of the subordinated debentures to repay a portion of the bridge loan utilized in the ENSTAR acquisition.
     Also during 2000, the Company issued 10.1 million FELINE PRIDES in a public offering at a price of $10 per security. Each FELINE PRIDES consists of a stock purchase contract of the Company and a 9% trust preferred security of SEMCO Capital Trust II due 2005 with a stated face value per security of $10 ("9% TPS"). SEMCO Capital Trust II used the $101 million in proceeds to invest in 9% senior deferrable notes of the Company due 2005. The Company used the net proceeds from the sale of the senior deferrable notes to repay a portion of the bridge loan utilized for the acquisition of ENSTAR and to repay a portion of its short-term lines of credit.
     Under the terms of each stock purchase contract (which is a component of a FELINE PRIDES unit), the FELINE PRIDES holder is obligated to purchase, and the Company is obligated to sell, between .7794 and .8651 shares of Company common stock in August 2003. The actual number of shares of common stock to be sold will depend on the average market value of a share of common stock in August 2003. In addition to payments on the 9% TPS, the Company is also obligated to pay the FELINE PRIDES holders a quarterly contract adjustment payment on each stock purchase contract at an annual rate of 2% of $10. The present value of the contract adjustment payments, or $5.6 million, was recorded as a liability and as a reduction to common stock capital surplus when the FELINE PRIDES were issued. As the Company pays the contract adjustment payments, common stock capital surplus is also reduced by the interest component of the payments. In addition, common stock capital surplus was reduced by $4.6 million for the issuance costs of the FELINE PRIDES.
     The FELINE PRIDES holders can settle their obligation to purchase Company common stock by paying cash or by having their 9% TPS remarketed in August 2003. If they decide to have their 9% TPS remarketed, $10 of the proceeds from remarketing each 9% TPS will automatically be applied to satisfy in full the obligation to purchase Company common stock under the related stock purchase contract.
     The distribution rate on the 9% TPS will also be reset in August 2003. The reset rate will be equal to the sum of the reset spread and the rate on the two-year benchmark treasury and will be determined by the reset agent as the rate the TPS should bear in order to have an approximate market value of 100.5% of $10. However, the Company may limit the reset rate to be no higher than the rate on the two-year benchmark treasury plus 200 basis points (or 2%).

LONG-TERM DEBT. In June 2001, the Company issued $60 million of 8% Senior Notes due 2016. Interest on the Senior Notes is payable quarterly. On or after June 30, 2006, the Company may redeem some or all of the Senior Notes at a redemption price of 100% of the principal amount plus any accrued and unpaid interest. The proceeds from the sale of the Senior Notes were used to repay short-term debt and for general corporate purposes.
     In August 2001, the Company entered into an interest rate swap agreement with a financial institution in order to hedge its $55 million 8% Notes due June 1, 2004. The swap agreement, which covers the Notes through maturity, effectively converts the fixed rate on the Notes to a floating rate of interest. On a semi-annual basis, the Company pays the counterparty a floating rate of interest based on LIBOR plus a spread of 297 basis points and receives payments based on a fixed rate of 8%.

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

     In April 2000, the Company sold $30 million of 8% Senior Notes due 2010 ("Senior Notes") in a public offering. Interest on the Senior Notes is paid semi-annually. The Senior Notes contain provisions that give the estates or heirs of deceased Senior Note holders the right to request that the Company redeem their Senior Notes. During 2001 and 2000, the Company redeemed $10,000 and $50,000, respectively, of Senior Notes in accordance with these provisions.
     The Company also sold $105 million of 8.95% Remarketable or Redeemable Securities ("ROARS") in a public offering in June 2000. The ROARS were issued at a discount of approximately $.3 million. Interest on the ROARS is payable semi-annually. The ROARS mature in July 2008; however, the Company may purchase, or be required to purchase, all of the ROARS in July 2003 if they are not remarketed as discussed below. In conjunction with the sale of the ROARS, the Company entered into a remarketing agreement with Banc of America Securities LLC ("BAS") under which BAS has the option to purchase all the ROARS in July 2003 or any subsequent remarketing date. The Company received an option premium of approximately $2.5 million for the remarketing option, which is included with the ROARS in long-term debt in the Company's Consolidated Statements of Financial Position. The option premium is being amortized to income over the life of the ROARS.
     If BAS purchases the ROARS in July 2003, they will remarket the ROARS at a new interest rate in accordance with the terms of the ROARS. If BAS does not exercise its option to purchase the ROARS in July 2003 then the Company is required to redeem all of the ROARS at that time.
     The Company used the entire net proceeds from the sale of the Senior Notes and ROARS to repay a portion of the bridge loan utilized for the acquisition of ENSTAR.
     The Company's long-term and short-term debt agreements contain restrictive financial covenants including, among others, maintaining a Fixed Charges Coverage Ratio (as defined in the agreements) of at least 1.50 and placing limits on the payment of dividends beyond certain levels. Non-compliance with these convenants could result in an acceleration of the due dates for the debt obligations under the agreements. As of December 31, 2001, the fixed charges coverage ratio was 1.55 and the Company was in compliance with all of the covenants in these agreements. The Company has currently projected its financial covenants for each of the four quarters during 2002, based on the Company's forecasted operating results for the year, and these forecasted results show that the Company would be able to remain in compliance with all of its covenants during 2002. However, these forecasted results are dependent on several internal assumptions and external factors. If these assumptions or factors differ from management's current expectations, they could have an adverse impact on the Company's ability to remain in compliance with its covenants during 2002.
     The most significant assumptions and factors that could impact the ongoing compliance with these covenants include the effects of weather on the Company's operating results; the outcome of the ENSTAR rate case compared to management's expectations; the ability of the Company to improve its operating results with the implementation of the Company's new strategic direction; and the completion of an asset impairment test under SFAS 142 (to be adopted by the Company during 2002).
     In the event the Company is not able to remain in compliance with these covenants, management plans to request a modification of the covenants or a waiver of certain covenant provisions.
     There are no annual sinking fund requirements for the Company's existing debt over the next five years. Debt maturing over the next five years includes the maturity of $30 million of 6.83% notes in 2002, $55 million of 8.0% notes in 2004 and $15 million of 6.5% medium-term notes in 2005. In addition, the Company may purchase, or be required to purchase, the $105 million of ROARS in July 2003 if they are not remarketed as discussed previously. At December 31, 2001, the $30 million of 6.83% notes due in 2002 are reflected as current maturities of long-term debt in the Consolidated Statements of Financial Position.

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

NOTE  6.  SHORT-TERM  BORROWINGS

The Company currently maintains unsecured lines of credit with banks totaling $145 million, all of which is committed facilities. The outstanding balances owed by the Company on these lines of credit at December 31, 2001, 2000 and 1999 were $105.5 million, $133.4 million, and $84.6 million, respectively. Interest on all such lines are at variable rates, which do not exceed the banks' prime lending rates. These arrangements expire during June and July 2002 and the Company expects to put in place lines of credit with comparable terms. In addition, the Company had a $290 million short-term unsecured bridge loan, which was used to acquire ENSTAR on November 1, 1999. The bridge loan was repaid during 2000.



YEARS ENDED DECEMBER 31,                2001       2000       1999
------------------------------------  ---------  ---------  ---------
(000's)
Notes payable balance at year end. .  $107,957   $134,142   $376,629
Unused lines of credit at year end .  $ 39,500   $ 26,650   $ 25,400
Average interest rate at year end. .      2.60%      7.30%       7.1%
Maximum borrowings at any month-end.  $122,033   $371,621   $377,585
Average borrowings . . . . . . . . .  $101,362   $214,813   $ 91,279
Weighted average cost of borrowings.      4.80%      7.20%       6.5%



NOTE  7.  FINANCIAL  INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each significant class of financial instruments:

CASH, TEMPORARY CASH INVESTMENTS, ACCOUNTS RECEIVABLES, PAYABLES AND NOTES PAYABLE. The carrying amount approximates fair value because of the short maturity of those instruments.

LONG-TERM DEBT. The fair values of the Company's long-term debt are estimated based on quoted market prices for the same or similar issues or, where no market quotes are available, based on discounted future cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities. Although the current fair value of the long-term debt may differ from the current carrying amount, settlement of the reported debt is generally not expected until maturity.
     The table below shows the estimated fair values of the Company's long-term debt as of December 31, 2001 and 2000.




DECEMBER 31,                                     2001      2000
---------------------------------------------  --------  --------
(000's)
Long-term debt, including current maturities
   Carrying amount. . . . . . . . . . . . . .  $368,966  $307,930
   Fair value . . . . . . . . . . . . . . . .   385,416   319,214

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

NOTE  8.  PENSION  PLANS  AND  OTHER  POSTRETIREMENT  BENEFITS

PENSIONS. The Company has defined benefit pension plans that cover the employees of certain companies in the consolidated group. Pension plan benefits are generally based upon years of service or a combination of years of service and compensation during the final years of employment. The Company's funding policy is to contribute amounts annually to the plans based upon actuarial and economic assumptions designed to achieve adequate funding of projected benefit obligations. The Company also has a supplemental executive retirement plan ("SERP"), which is an unfunded defined benefit pension plan.
     During 2000, certain pension plans covering employees at the Company's gas distribution operations and corporate offices in Michigan and Alaska were amended. The amendments to certain of the plans included a special frozen benefit for certain eligible employees. In conjunction with the amendments, the Company offered early retirement programs to certain eligible employees. The programs gave the employees the options of receiving either a lump-sum pension benefit payment or an immediate annuity. Sixty-three employees elected to take the early retirement offer. As a result of the 2000 early retirement program, the Company incurred a one-time gain which reduced 2000 net periodic pension costs by approximately $.4 million.
     Because of unfavorable returns on pension plan assets in 2000 and 2001, certain pension plans were underfunded at December 31, 2001. As a result, a minimum pension liability of $3.0 million was recorded during 2001.

OTHER POSTRETIREMENT BENEFITS. The Company has postretirement benefit plans that provide certain medical and prescription drug benefits to qualified retired employees, their spouses and covered dependents. Determination of benefits is based on a combination of the retiree's age and years of service at retirement. The Company accounts for retiree medical benefits in accordance with SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This standard requires the full accrual of such costs during the years that the employee renders service to the Company until the date of full eligibility.
     In 2001, 2000 and 1999, the Company expensed retiree medical costs of $1.9 million, $1.5 million and $1.4 million, respectively. The retiree medical expense for each of those years includes $0.9 million of amortization of previously deferred retiree medical costs. Prior to getting regulatory approval for the recovery of retiree medical benefits in rates, the Michigan gas distribution operation deferred, as a regulatory asset, any portion of retiree medical expense that was not yet provided for in customer rates. After receiving rate approval for recovery of such costs, the Company began amortizing, as retiree medical expense, the amounts previously deferred.
     The Company has certain Voluntary Employee Benefit Association ("VEBA") trusts to fund its retiree medical benefits and contributed $0.5 million, $3.0 million and $2.5 million to the trusts in 2001, 2000 and 1999, respectively. The Company can also partially fund retiree medical benefits on a discretionary basis through an Internal Revenue Code Section 401(h) account. No cash contributions were made to the 401 (h) account in 2001, 2000 and 1999.
     The following two tables provide reconciliations of the plan benefit obligations, plan assets, funded status of the plans and components of net periodic benefit costs.



                                                 PENSION BENEFITS        OTHER POSTRETIREMENT BENEFITS
                                           ----------------------------  -----------------------------
YEARS ENDED DECEMBER 31,                     2001      2000      1999      2001      2000      1999
-----------------------------------------  --------  --------  --------  --------  --------  --------
(000's)
COMPONENTS OF NET BENEFIT COST
   Service cost . . . . . . . . . . . . .  $ 2,097   $ 1,988   $ 1,514   $   348   $   364   $   358
   Interest cost. . . . . . . . . . . . .    4,054     4,076     3,157     2,527     2,235     2,137
   Expected return on plan assets . . . .   (5,897)   (6,600)   (4,547)   (2,150)   (1,967)   (1,514)
   Amortization of transition obligation.       53        53       161       921       920     1,228
   Amortization of prior service costs. .      150       106        73         -         -         -
   Amortization of net (gain) or loss . .     (301)     (502)     (727)     (601)     (950)   (1,712)
   Amortization of regulatory asset . . .        -         -         -       899       899       899
   Net gain due to special,
       termination benefits . . . . . . .        -      (354)        -         -         -         -
                                           --------  --------  --------  --------  --------  --------
   Net benefit cost (credit). . . . . . .  $   156   $(1,233)  $  (369)  $ 1,944   $ 1,501   $ 1,396
                                           ========  ========  ========  ========  ========  ========

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS



                                                                PENSION BENEFITS            OTHER POSTRETIREMENT BENEFITS
                                                          ----------------------------      -----------------------------
                                                             2001             2000             2001              2000
                                                          -----------      -----------      -----------       -----------
(000's)
CHANGE IN BENEFIT OBLIGATION
       Benefit obligation at January 1 . . . . . . . . .  $   57,184       $   57,218       $   34,323        $   33,350
       Service cost. . . . . . . . . . . . . . . . . . .       2,097            1,988              348               364
       Interest cost . . . . . . . . . . . . . . . . . .       4,054            4,076            2,527             2,235
       Actuarial (gain) loss . . . . . . . . . . . . . .       3,461             (713)          (1,671)              184
       Benefits paid from plan assets. . . . . . . . . .      (5,615)          (2,952)               -                 -
       Benefits paid from corporate assets,
              net of participant contributions . . . . .           -                -           (1,563)           (1,316)
       Plan amendments . . . . . . . . . . . . . . . . .          (6)             940                -            (3,992)
       Loss from reduction in workforce. . . . . . . . .           -              440                -             3,498
       Lump sums paid for reduction in workforce . . . .           -           (8,501)               -                 -
       Special termination benefits. . . . . . . . . . .           -            4,688                -                 -
                                                          -----------      -----------      -----------       -----------
       Benefit obligation at December 31 . . . . . . . .  $   61,175       $   57,184       $   33,964        $   34,323
                                                          ===========      ===========      ===========       ===========

CHANGE IN PLAN ASSETS
       Fair value of plan assets at January 1. . . . . .  $   62,579       $   76,036       $   22,851        $   20,991
       Actual return on plan assets. . . . . . . . . . .      (3,034)          (2,004)          (1,387)           (1,140)
       Company contributions . . . . . . . . . . . . . .           -                -              500             3,000
       Benefits paid from plan assets. . . . . . . . . .      (5,615)          (2,952)               -                 -
       Lump sums paid for reduction in workforce . . . .           -           (8,501)               -                 -
                                                          -----------      -----------      -----------       -----------
       Fair value of plan assets at December 31. . . . .  $   53,930       $   62,579       $   21,964        $   22,851
                                                          ===========      ===========      ===========       ===========

RECONCILIATION OF FUNDED STATUS OF THE PLANS
       Funded (unfunded) status. . . . . . . . . . . . .  $   (7,245)      $    5,395       $  (12,000)       $  (11,472)
       Unrecognized net (gain) loss. . . . . . . . . . .       8,968           (3,725)          (6,104)           (8,571)
       Unrecognized prior service cost . . . . . . . . .         824              980                -                 -
       Unrecognized net transition obligation. . . . . .          65              118           10,137            11,058
       Additional minimum pension liability. . . . . . .      (2,983)               -                -                 -
                                                          -----------      -----------      -----------       -----------
      Prepaid (accrued) benefit cost . . . . . . . . . .  $     (371)      $    2,768       $   (7,967)       $   (8,985)
                                                          ===========      ===========      ===========       ===========

WEIGHTED AVERAGE ASSUMPTIONS AS OF DECEMBER 31
       Discount rate . . . . . . . . . . . . . . . . . .        7.25%            7.50%            7.25%             7.50%
       Expected long-term rate of return on plan assets.        9.75%            9.75%            9.75%             9.75%
       Rate of compensation increase . . . . . . . . . .   4.00-5.00%       4.00-5.00%       4.00-5.00%        4.00-5.00%

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

     The 2001 postretirement medical costs were developed based on the health care plan in effect at January 1, 2001. As of December 31, 2001, the actuary assumed that retiree medical cost increases in 2002 would be 6.6% and prescription drug cost increases in 2002 would be 8.0%. The actuary also assumed that the rate of increase in retiree medical costs and prescription drug costs would decrease uniformly to 5.5% in 2005 and thereafter. The health care cost trend rate assumption significantly affects the amounts reported. For example, a one percentage point increase in each year would increase the accumulated retiree medical obligation as of December 31, 2001 by $4.8 million and the aggregate of the service and interest cost components of net periodic retiree medical costs for 2001 by $.5 million.

401(K) PLANS AND PROFIT SHARING PLANS. The Company has defined contribution plans, commonly referred to as 401(k) plans, covering the employees of certain of its businesses or divisions. Certain of the 401(k) plans contain provisions for Company matching contributions. The amount expensed for the Company match provisions was $1.1 million for 2001 and 2000 and $.7 million for 1999.
     The Company has profit sharing plans, covering the employees of certain of its businesses or divisions. Annual contributions are generally discretionary or determined by a formula which contains minimum contribution requirements. Profit sharing expense was $.3 million for 2001 and 2000 and $.5 million for 1999.


NOTE  9.  STOCK-BASED  COMPENSATION

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




                                 2001     2000     1999
                                -------  -------  -------
Risk-free interest rate. . . .    4.92%    6.55%    5.28%
Dividend yield . . . . . . . .    5.86%    6.98%    5.29%
Volatility . . . . . . . . . .   29.42%   24.96%   20.84%
Average expected term (years).       5        5        5
Fair value of options granted.  $ 2.57   $ 1.80   $ 2.20

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

     Employee stock options available for grant were 529,000 and 1,011,000 at December 31, 2001 and 2000, respectively. The following table shows the stock option activity during the past three years and the number of stock options exercisable under the Company's plans at the end of each such year.



                                                Number    Average Price
                                              of Shares   Per Share ($)
                                              ----------  --------------
OUTSTANDING AT DECEMBER 31, 1998 . . . . . .    217,630            16.40
       Granted . . . . . . . . . . . . . . .    111,501            15.54
       Exercised . . . . . . . . . . . . . .          -                -
       Canceled. . . . . . . . . . . . . . .    (11,345)           16.11
OUTSTANDING AT DECEMBER 31, 1999 . . . . . .    317,786            16.16
       Granted . . . . . . . . . . . . . . .    192,701            12.07
       Exercised . . . . . . . . . . . . . .          -                -
       Canceled. . . . . . . . . . . . . . .    (44,707)           14.18
OUTSTANDING AT DECEMBER 31, 2000 . . . . . .    465,780            14.65
       Granted . . . . . . . . . . . . . . .    555,040            14.33
       Exercised . . . . . . . . . . . . . .       (667)           11.94
       Canceled. . . . . . . . . . . . . . .    (71,404)           14.25
OUTSTANDING AT DECEMBER 31, 2001 . . . . . .    948,749            14.49


OPTIONS EXERCISABLE AT DECEMBER 31, 1999 . .     95,088            16.39
OPTIONS EXERCISABLE AT DECEMBER 31, 2000 . .    200,924            16.38
OPTIONS EXERCISABLE AT DECEMBER 31, 2001 . .    298,403            15.48


     The Company accounts for all stock options under the provisions and related interpretations of Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees." In accordance with SFAS 123, "Accounting for Stock-Based Compensation," the Company has chosen to continue accounting for these transactions under APB 25 for purposes of determining net income and to present the pro forma disclosures required by SFAS 123. If compensation expense had been determined in a manner consistent with the provisions of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated in the table below.



YEARS ENDED DECEMBER 31,         2001     2000     1999
-----------------------------  --------  -------  -------
(000's)
NET INCOME (LOSS)
       As reported. . . . . .  $(6,361)  $16,693  $17,659
       Pro forma. . . . . . .  $(6,664)  $16,517  $17,501
EARNINGS PER SHARE - BASIC
       As reported. . . . . .  $ (0.35)  $  0.93  $  1.00
       Pro forma. . . . . . .  $ (0.37)  $  0.92  $  0.99
EARNINGS PER SHARE - DILUTED
       As reported. . . . . .  $ (0.35)  $  0.90  $  1.00
       Pro forma. . . . . . .  $ (0.37)  $  0.89  $  0.99

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

NOTE  10.  BUSINESS  SEGMENTS

The Company follows SFAS 131, "Disclosure about Segments of an Enterprise and Related Information," which specifies standards for reporting information about operating segments ("business segments") in annual financial statements and requires selected information in interim financial statements. Business segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, to make decisions on how to allocate resources and to assess performance. The Company's chief operating decision making group is the Chief Executive Officer ("CEO") and certain other executive officers who report directly to the CEO. The operating segments are organized and managed separately because each segment offers different products or services. The Company evaluates the performance of its business segments based on the operating income generated. Operating income does not include income taxes, interest expense, discontinued operations, and non-operating income and expense items.
     Under SFAS 131, an operating segment that does not exceed certain quantitative levels is not considered a reportable segment. Instead, the results of all segments that do not exceed the quantitative thresholds can be combined and reported as one segment and referred to as "all other." The Company's propane, pipelines and storage business segment and information technology service segment did not meet these quantitative thresholds and could have been grouped into the "all other" category. However, the Company has decided to voluntarily disclose information on these business segments.
     The Company currently operates four reportable business segments. They are gas distribution, construction services, information technology service, and propane, pipelines and storage. Refer to Note 1 for a brief description of each business segment.
     In December 2001, the Company's board of directors approved a plan to redirect the Company's business strategy, which includes the divestiture of its engineering services business and certain regions of its construction operation. The operating results of the engineering services business are segregated and reported as discontinued operations in the Consolidated Statements of Income. For further information refer to Note 14. The Company sold the subsidiary comprising its energy marketing business effective March 31, 1999.
     The accounting policies of the Company's four operating segments are the same as those described in Note 1 except that intercompany transactions have not been eliminated in determining individual segment results. The following table provides business segment information as well as a reconciliation ("Corporate and other") of the segment information to the applicable line in the consolidated financial statements. Corporate and other includes corporate related expenses not allocated to segments, intercompany eliminations and results of other smaller operations.

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS




YEARS ENDED DECEMBER 31,                                   2001       2000       1999
-------------------------------------------------------  ---------  ---------  ---------
(000's)
OPERATING REVENUES (a)
        Gas distribution. . . . . . . . . . . . . . . .  $324,365   $307,851   $216,831
        Construction services . . . . . . . . . . . . .   126,205    105,231     58,272
        Information technology services (b) . . . . . .    10,275      5,184          -
        Propane, pipelines and storage. . . . . . . . .     7,443      6,949      6,284
        Energy marketing. . . . . . . . . . . . . . . .         -          -     96,904
        Corporate and other(c). . . . . . . . . . . . .   (22,465)   (14,890)    (8,369)
                                                         ---------  ---------  ---------
                Total consolidated revenues . . . . . .  $445,823   $410,325   $369,922
                                                         =========  =========  =========

DEPRECIATION AND AMORTIZATION (a)
        Gas distribution. . . . . . . . . . . . . . . .  $ 27,180   $ 26,272   $ 14,955
        Construction services . . . . . . . . . . . . .     7,504      5,360      3,233
        Information technology services (b) . . . . . .       397         60          -
        Propane, pipelines and storage. . . . . . . . .     1,008        999      1,092
        Energy marketing. . . . . . . . . . . . . . . .         -          -         36
        Corporate and other . . . . . . . . . . . . . .       416        360        426
                                                         ---------  ---------  ---------
                Total consolidated depreciation . . . .  $ 36,505   $ 33,051   $ 19,742
                                                         =========  =========  =========

OPERATING INCOME (LOSS) (a)
        Gas distribution. . . . . . . . . . . . . . . .  $ 50,337   $ 62,876   $ 40,134
        Construction services . . . . . . . . . . . . .    (1,374)     3,676      2,611
        Information technology services (b) . . . . . .       431        481          -
        Propane, pipelines and storage. . . . . . . . .     1,871      1,530      2,341
        Energy marketing. . . . . . . . . . . . . . . .         -          -       (341)
        Corporate and other . . . . . . . . . . . . . .    (6,874)    (3,330)    (2,342)
                                                         ---------  ---------  ---------
                Total consolidated operating income . .  $ 44,391   $ 65,233   $ 42,403
                                                         =========  =========  =========

ASSETS
        Gas distribution. . . . . . . . . . . . . . . .  $734,115   $741,593   $713,900
        Construction services . . . . . . . . . . . . .    74,453     69,276     52,620
        Engineering services(a) . . . . . . . . . . . .     4,302      8,837      9,477
        Information technology services (b) . . . . . .     4,384      1,808          -
        Propane, pipelines and storage. . . . . . . . .    23,125     24,827     28,399
        Corporate and other . . . . . . . . . . . . . .    23,169      4,882     10,787
                                                         ---------  ---------  ---------
                Total consolidated assets . . . . . . .  $863,548   $851,223   $815,183
                                                         =========  =========  =========

CAPITAL INVESTMENTS (d)
        Gas distribution. . . . . . . . . . . . . . . .  $ 34,074   $ 47,466   $312,653
        Construction services . . . . . . . . . . . . .    14,855     15,318     21,720
        Engineering services (a). . . . . . . . . . . .       275        209      2,499
        Information technology services (b) . . . . . .     1,960      2,143          -
        Propane, pipelines and storage. . . . . . . . .       335        251      1,318
        Corporate and other . . . . . . . . . . . . . .     3,945      3,033      1,971
                                                         ---------  ---------  ---------
                Total consolidated capital investments.  $ 55,444   $ 68,420   $340,161
                                                         =========  =========  =========


(a)  Effective  December 2001, the Company began accounting for the engineering services segment  as a discontinued operation.  Accordingly, its operating results are segregated and  reported  as discontinued operations in the Consolidated Statements of Income, with prior  years  restated.
(b)  Operations  began  for  the  information technology services segment in April 2000.
(c)  Includes  the  elimination  of  intercompany  construction  service  revenue  of
$12,986,000,  $9,694,000 and $8,307,000 for 2001, 2000 and 1999, respectively.  Includes the  elimination  of  intercompany  information  technology  revenue  of  $9,349,000 and
$5,032,000  for  2001  and 2000, respectively.  Includes the elimination of intercompany energy  marketing  revenue  of  $49,000  for  1999.
(d)  Capital  investments  include  purchase  of  property,  plant and equipment and net amounts  paid  for  business  acquisitions,  including non-cash amounts such as deferred payments  and the value, at the time of issuance, of Company stock issued as part of the acquisitions.

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

NOTE  11.  EARNINGS  PER  SHARE

The Company computes earnings per share ("EPS") in accordance with SFAS 128, "Earnings per Share." SFAS 128 requires the computation and presentation of two EPS amounts, basic and diluted. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. The computation of diluted EPS is similar to that of basic EPS except that the weighted average number of common shares outstanding is increased to include any shares that would be available if outstanding stock options, stock purchase contracts, or convertible securities ("dilutive securities") were exercised. Accordingly, income available to common shareholders is also adjusted for any changes to income that would result from the assumed conversion of the dilutive securities. The diluted EPS calculation excludes the affect of stock options when their exercise prices exceed the average market price of the Company's common stock during the period and excludes the affect of stock purchase contracts when their reference price exceeds the average market price of common stock during the period.
     The following table provides the computations of basic and diluted earnings per share for the years ended December 31, 2001, 2000 and 1999.




YEARS ENDED DECEMBER 31,                                          2001     2000      1999
--------------------------------------------------------------  --------  -------  --------
(000's, except per share amounts)
BASIC EARNINGS PER SHARE COMPUTATION
        Net income (loss) from continuing operations . . . . .  $  (239)  $16,598  $18,022
        Discontinued operations (a). . . . . . . . . . . . . .   (6,122)       95     (363)
                                                                --------  -------  --------
        Net income (loss) available to common shareholders . .  $(6,361)  $16,693  $17,659
                                                                ========  =======  ========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING . . . . . . . . . .   18,106    17,999   17,697
                                                                ========  =======  ========

EARNINGS PER SHARE - BASIC
        Net income (loss) from continuing operations . . . . .  $ (0.01)  $  0.92  $  1.02
        Discontinued operations (a). . . . . . . . . . . . . .    (0.34)     0.01    (0.02)
                                                                --------  -------  --------
        Net income (loss) available to common shareholders . .  $ (0.35)  $  0.93  $  1.00
                                                                ========  =======  ========

DILUTED EARNINGS PER SHARE COMPUTATION
        Net income (loss) from continuing operations . . . . .  $  (239)  $16,598  $18,022
        Adjustment for effect of assumed conversions:
           Preferred convertible stock dividends . . . . . . .        -         -       13
                                                                --------  -------  --------
        Adjusted net income (loss) from continuing operations.     (239)   16,598   18,035
        Discontinued operations (a). . . . . . . . . . . . . .   (6,122)       95     (363)
                                                                --------  -------  --------
        Net income (loss) available to common shareholders . .  $(6,361)  $16,693  $17,672
                                                                ========  =======  ========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING . . . . . . . . . .   18,106    17,999   17,697
        Incremental shares from assumed conversions of:
           FELINE PRIDES - stock purchase contracts (b). . . .        -       599        -
           Preferred convertible stock . . . . . . . . . . . .        -         -       22
           Stock options (b) . . . . . . . . . . . . . . . . .        -        21        1
                                                                --------  -------  --------
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (b) . . . .   18,106    18,619   17,720
                                                                ========  =======  ========

EARNINGS PER SHARE - DILUTED
        Net income (loss) from continuing operations . . . . .  $ (0.01)  $  0.89  $  1.02
        Discontinued operations (a). . . . . . . . . . . . . .    (0.34)     0.01    (0.02)
                                                                --------  -------  --------
        Net income (loss) available to common shareholders . .  $ (0.35)  $  0.90  $  1.00
                                                                ========  =======  ========


(a)  Effective  December  2001,  the  Company began accounting for the engineering services business  as  a  discontinued operation.  Accordingly, its operating results are segregated and reported as discontinued operations in the Consolidated Statement of Income, with prior years  restated.
(b)  The  FELINE  PRIDES  and stock options were not included in the computation of diluted earnings  per  share  for  2001  because  their  effect  was  antidilutive.

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

NOTE  12.  INVESTMENTS  IN  AFFILIATES

The equity method of accounting is used for interests where the Company has significant influence, but does not control the entity. At December 31, 2001, the Company's only investment in affiliates was a 50% ownership interest in the Eaton Rapids Gas Storage System. During 2000, the Company sold its 50% interest in the Michigan Intrastate Lateral System and its 50% interest in the Michigan Intrastate Pipeline System. Investments in unconsolidated affiliates are reported in deferred charges and other assets in the Consolidated Statements of Financial Position. The table below summarizes the combined financial information for investments in affiliates.



                                     2001     2000     1999
                                    -------  -------  -------
(000's)
Net sales. . . . . . . . . . . . .  $ 5,714  $ 5,806  $ 6,071
Operating income . . . . . . . . .  $ 3,489  $ 3,579  $ 3,486
Net income . . . . . . . . . . . .  $ 2,379  $ 2,372  $ 1,956
The Company's share of net income.  $ 1,190  $ 1,186  $   978

Current assets . . . . . . . . . .  $ 3,598  $ 1,435  $ 1,637
Non-current assets . . . . . . . .   20,552   22,767   26,903
                                    -------  -------  -------
Total assets . . . . . . . . . . .  $24,150  $24,202  $28,540
                                    =======  =======  =======

Current liabilities. . . . . . . .  $ 3,332  $ 2,024  $ 4,266
Non-current liabilities. . . . . .   12,567   13,023   15,274
Equity . . . . . . . . . . . . . .    8,251    9,155    9,000
                                    -------  -------  -------
Total liabilities and equity . . .  $24,150  $24,202  $28,540
                                    =======  =======  =======

The Company's equity investment. .  $ 4,126  $ 4,165  $ 4,207


NOTE  13.  COMMITMENTS  AND  CONTINGENCIES

CAPITAL INVESTMENTS. The Company's plans for expansion and improvement of its business properties are continually reviewed. Aggregate capital expenditures for property in 2002 are projected at approximately $40 million. The Company has no plans to incur additional expenditures for business acquisitions in 2002.

LEASE COMMITMENTS. The Company leases buildings, vehicles and equipment. The resulting leases are classified as operating leases in accordance with SFAS 13, "Accounting for Leases." Vehicle leases comprise a significant portion of total lease expense. Leases on the majority of the Company's new vehicles are for a minimum of twelve months. The Company has the right to extend each vehicle lease annually and to cancel the extended lease at any time.
     The Company's future minimum lease payments that have initial or remaining noncancelable lease terms in excess of one year at December 31, 2001 totaled $8.7 million consisting of (in millions): 2002 - $1.5; 2003 - $1.4; 2004 - $1.4;
2005 - $1.0; 2006 - $.8 and thereafter - $2.6. Total lease expense approximated $2.5 million, $2.3 million and $2.3 million in 2001, 2000 and 1999, respectively. The annual future minimum lease payments are substantially less than the lease expense incurred in 1999 through 2001 because most of the vehicle leases at December 31, 2001 were on a month-to-month basis and were subject to cancellation at any time. However, management expects to renew or replace substantially all leases.

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

ENVIRONMENTAL ISSUES. Prior to the construction of major natural gas pipelines, gas for heating and other uses was manufactured from processes involving coal, coke or oil. The Company owns seven Michigan sites which formerly housed such manufacturing facilities and expects that it will ultimately incur investigation and remedial action costs at some of these sites, and a number of other sites. The Company has closed one site with the approval of the appropriate environmental regulatory authority in the State of Michigan, and has developed plans to conduct field investigations at two other sites. The extent of the Company's liabilities and potential costs in connection with these sites cannot be reasonably estimated at this time. In accordance with an MPSC accounting order, any environmental investigation and remedial action costs will be deferred and amortized over ten years. Rate recognition of the related amortization expense will not begin until after a prudence review in a general rate case.

PERSONAL PROPERTY TAXES. In 1998, the Company began filing its personal property tax information with local taxing jurisdictions, using a revised calculation of the value of personal property subject to taxation. The revised calculation excludes intangible costs from the value of personal property. A number of local taxing jurisdictions have accepted the revised calculation, and the Company recorded lower property tax expense in the years 1998 through 2001 associated with the accepting taxing jurisdiction. The Company has also filed appeals to recover excess payments made in 1996 and 1997 based on the revised calculation and recorded lower property tax expense as a result of the filings.
     Additionally, the Company and other Michigan utilities have asserted that Michigan's valuation tables result in the substantial overvaluation of utility personal property. Valuation tables established by the Michigan State Tax
Commission ("STC") are used to estimate the reduction in value of personal property based on the property's age. In November 1999, the STC approved new valuation tables that more accurately recognize the value of a utility's personal property. The new tables became effective in 2000 and are being used for current year assessments in most jurisdictions. However, several local taxing jurisdictions have taken legal action attempting to prevent the STC from implementing the new valuation tables and have continued to prepare assessments based on the superceded tables.
     The Company will seek to apply the new tables retroactively and to ultimately settle the pending tax appeals related to prior periods. This is a solution supported by the STC in the past. The legal action, along with possible additional appeals by local taxing jurisdictions or negotiated settlements, may delay the time period for recovery and ultimately impact the amount of recovery. As of December 31, 2001, the Company had a receivable of approximately $4.0 million recorded for the Company's estimated recovery of these prior year excess property tax payments.

CONTINGENCIES. The terms of certain of the Company's acquisition agreements in 1999 provided for additional consideration to be paid if certain results were achieved. The former owners of PinPoint and K&B were given the opportunity to receive additional consideration if future results of operations exceed certain targeted levels. During 2000 and 2001, the Company made payments of $0.1 million and $0.5 million, respectively, to the former owners of Pinpoint in full settlement of its agreement. As a result, the Company has no further obligation to pay additional consideration in connection with the acquisition of Pinpoint. The amounts potentially payable to the former owners of K&B are subject to set-off for certain liabilities. There has been no additional consideration paid in connection with the K&B acquisition.
     In the normal course of business, the Company may be a party to certain lawsuits and administrative proceedings before various courts and government agencies. These lawsuits and proceedings may involve personal injury, property damage, contractual issues and other matters. Management cannot predict the ultimate outcome of any pending or threatening litigation or of actual or possible claims; however, management believes resulting liabilities, if any, will not have a material adverse impact upon the Company's financial position or results of operations.


NOTE  14.  RESTRUCTURING  AND  DISCONTINUATION  OF  OPERATIONS

During the fourth quarter of 2001, the Company announced a redirection of its business strategy. The Company is restructuring corporate, business unit and operational structures. This will involve the integration of the Company's Michigan and Alaska gas distribution divisions and the closure of the Company's Houston-based engineering and construction headquarters and related consolidation of administrative functions in Michigan. The redirection will also involve the divestiture of the Company's engineering services business and

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

certain regions of the construction operation that are not likely to contribute to shareholder value in the near term. The new strategy will concentrate more on profitable growth within each line of business and less on acquisitions. In December 2001 a plan was approved by the Board of Directors to accomplish the strategic redirection and reorganization, and it is anticipated that the restructuring and divestitures, under this plan, will be completed by November 30, 2002.
     The Company recorded $6.1 million of restructuring and impairment charges in the fourth quarter of 2001 for the planned restructuring activities and the divestiture of certain regions of its construction business. The charges are included in operating expenses in the Consolidated Statements of Income and include severance expense, costs associated with terminating leases, writedowns of certain construction operations and other related expenses.
     The planned divestiture of the Company's engineering services business has been accounted for as a discontinued operation and, accordingly, the operating results and the estimated loss on the disposal of this business segment are segregated and reported as discontinued operations in the Consolidated
Statements of Income, with prior years restated. Operating results, net of income taxes, from discontinued operations were $(1.1) million, $0.1 million and $(0.4) million for 2001, 2000 and 1999, respectively. In the fourth quarter of 2001, the Company recorded a loss of $5.0 million, net of income taxes, for the estimated loss the Company expects to incur on the disposal of its engineering business segment, including estimated losses from operations during the phase-out period. Components of amounts reflected in the Consolidated Statements of Income and Consolidated Statements of Financial Position for the engineering services business are presented in the following table.



                                                       2001      2000      1999
                                                     --------  --------  --------
(000's)
CONSOLIDATED STATEMENTS OF INCOME  DATA
  Revenues. . . . . . . . . . . . . . . . . . . . .  $12,247   $20,655   $17,485
  Operating expenses. . . . . . . . . . . . . . . .   14,340    20,630    17,998
  Operating income (loss) . . . . . . . . . . . . .   (2,093)       25      (513)
  Other income (deductions) . . . . . . . . . . . .      257       122       (76)
  Income taxes. . . . . . . . . . . . . . . . . . .     (694)       52      (226)
                                                     --------  --------  --------

  Income (loss) from discontinued operations. . . .  $(1,142)  $    95   $  (363)
                                                     --------  --------  --------

  Estimated loss on divestiture of discontinued
    operations, including provisions for losses
    during phase-out period, net of income
    tax benefits of $2,429. . . . . . . . . . . . .   (4,980)        -         -
                                                     --------  --------  --------



CONSOLIDATED STATEMENTS OF FINANCIAL POSITION DATA
  Current assets. . . . . . . . . . . . . . . . . .  $ 4,050   $ 5,136   $ 6,648
  Property, plant and equipment, net. . . . . . . .      250     1,233     1,451
  Deferred charges and other assets, net. . . . . .        2     2,468     1,378
  Current liabilities . . . . . . . . . . . . . . .   (4,880)   (3,401)   (3,861)
  Deferred credits and other liabilities. . . . . .        -      (911)     (883)
                                                     --------  --------  --------
  Net assets of discontinued operations
     held for sale. . . . . . . . . . . . . . . . .  $  (578)  $ 4,525   $ 4,733
                                                     ========  ========  ========

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

NOTE  15.  QUARTERLY  FINANCIAL  INFORMATION  (UNAUDITED)

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



Quarters                                                 First      Second    Third     Fourth
-----------------------------------------------------  ----------  --------  --------  ---------
(000's, except per share amounts)
2001  (a)
        Operating revenues. . . . . . . . . . . . . .  $  149,978  $86,512   $76,804   $132,529
        Operating income. . . . . . . . . . . . . . .      25,666    5,344       939     12,442
        Net income (loss) from continuing operations.       9,478   (3,345)   (6,503)       131
        Net income (loss) available to common
          shareholders. . . . . . . . . . . . . . . .       9,056   (3,339)   (6,645)    (5,433)

        Earnings per share from net income (loss)
          from continuing operations:
          -  basic. . . . . . . . . . . . . . . . . .        0.52    (0.19)    (0.36)      0.01
          -  diluted. . . . . . . . . . . . . . . . .        0.50    (0.19)    (0.36)      0.01

        Earnings per share from net income (loss)
          available to common shareholders:
          -  basic. . . . . . . . . . . . . . . . . .        0.50    (0.18)    (0.37)     (0.30)
          -  diluted. . . . . . . . . . . . . . . . .        0.48    (0.18)    (0.37)     (0.30)

        Cash dividends per share. . . . . . . . . . .       0.210    0.210     0.210      0.210
                                                       ==========  ========  ========  =========


2000  (a)
        Operating revenues. . . . . . . . . . . . . .  $  126,637  $72,754   $68,167   $142,767
        Operating income. . . . . . . . . . . . . . .      26,199    4,531     4,206     30,297
        Net income (loss) from continuing operations.      11,966   (3,165)   (4,611)    12,408
        Net income (loss) available to common
          shareholders. . . . . . . . . . . . . . . .      11,994   (3,074)   (4,749)    12,522

        Earnings per share from net income (loss)
          from continuing operations:
          -  basic. . . . . . . . . . . . . . . . . .        0.67    (0.18)    (0.26)      0.69
          -  diluted. . . . . . . . . . . . . . . . .        0.67    (0.18)    (0.26)      0.64

        Earnings per share from net income (loss)
          available to common shareholders:
          -  basic. . . . . . . . . . . . . . . . . .        0.67    (0.17)    (0.26)      0.69
          -  diluted. . . . . . . . . . . . . . . . .        0.67    (0.17)    (0.26)      0.65

        Cash dividends per share. . . . . . . . . . .       0.205    0.210     0.210      0.210
                                                       ==========  ========  ========  =========


(a)  2001  and 2000 results have been restated to reflect the reclassification of the results of operations  for  the  Company's  engineering  services  business  from the continuing operations section of the Consolidated Statements of Income to the discontinued operations section.

SELECTED  FINANCIAL  DATA



YEARS ENDED DECEMBER 31,                   2001          2000          1999           1998               1997            1996
-------------------------------------  ------------  ------------  ------------  ----------------  ---------------  ---------------
INCOME STATEMENT DATA (000'S)
  Operating revenue . . . . . . . . .  $445,823      $410,325      $369,922      $596,548          $770,272         $544,949
                                       ---------     ---------     ---------     ---------         ---------        ---------
  Operating expenses
    Cost of gas sold. . . . . . . . .  $184,973      $161,945      $117,789      $109,388          $150,967         $151,135
    Cost of gas marketed. . . . . . .         -             -        95,632       386,691           518,157          308,619
    Operations and maintenance. . . .   162,289      $140,236        85,696        55,064            50,562           40,669
    Depreciation. . . . . . . . . . .    36,505      $ 33,051        19,742        15,167            12,863           11,317
    Property and other taxes. . . . .    11,562         9,860         8,660         8,981             9,334            8,648
    Restructuring and
      impairment charges. . . . . . .     6,103             -             -             -                 -                -
                                       ---------     ---------     ---------     ---------         ---------        ---------
                                       $401,432      $345,092      $327,519      $575,291          $741,883         $520,388
                                       ---------     ---------     ---------     ---------         ---------        ---------
  Operating Income. . . . . . . . . .  $ 44,391      $ 65,233      $ 42,403      $ 21,257          $ 28,389         $ 24,561
  Other income (deductions) . . . . .   (29,449)      (32,077)      (16,750)       (8,986)(i)        (5,240)(j)      (44,672)(l)
                                       ---------     ---------     ---------     ---------         ---------        ---------
  Income (loss) before income
    taxes and dividends on trust
    preferred securities. . . . . . .  $ 14,942      $ 33,156      $ 25,653      $ 12,271          $ 23,149         $(20,111)
  Income taxes. . . . . . . . . . . .     6,578        11,554         7,631         5,188             8,228           (7,308)
  Dividends on trust preferred
    securities, net of income tax . .     8,603         5,004             -             -                 -                -
                                       ---------     ---------     ---------     ---------         ---------        ---------
  Net income (loss) from
    continuing operations . . . . . .  $   (239)     $ 16,598      $ 18,022      $  7,083          $ 14,921         $(12,803)
  Discontinued operations,
    extraordinary charges
    and changes in
    accounting methods. . . . . . . .    (6,122)(f)        95 (f)      (363)(f)     2,957 (f)-(h)       504 (f)           41(f)
                                       ---------     ---------     ---------     ---------         ---------        ---------
  Net income (loss) available to
    common shareholders . . . . . . .  $ (6,361)(f)  $ 16,693 (f)  $ 17,659 (f)  $ 10,040 (f)-(i)  $ 15,425 (f)(j)  $(12,762)(f)(l)
  Common dividends. . . . . . . . . .    15,193        15,033        15,272        11,836            10,225            9,814
                                       ---------     ---------     ---------     ---------         ---------        ---------
  Earnings (deficit) reinvested
    in the business . . . . . . . . .  $(21,554)     $  1,660      $  2,387      $ (1,796)         $  5,200         $(22,576)
                                       =========     =========     =========     =========         =========        =========

COMMON STOCK DATA
  Average shares
    outstanding (000's) (a)
       Basic. . . . . . . . . . . . .    18,106        17,999        17,697        15,906            14,608           14,573
       Diluted (b). . . . . . . . . .    18,106        18,619        17,720 (b)        (b)               (b)              (b)
  Earnings per share on net
    income (loss) available to
    common shareholders (a)
       Basic. . . . . . . . . . . . .  $  (0.35)(f)  $   0.93 (f)  $   1.00 (f)  $   0.63 (f)-(i)  $   1.06 (f)(j)  $  (0.88)(f)(l)
       Diluted (b). . . . . . . . . .  $  (0.35)(f)  $   0.90 (f)  $   1.00 (f)  $   0.63          $   1.06         $  (0.88)
  Dividends paid per share (a). . . .  $  0.839      $  0.835      $  0.863 (n)  $  0.744          $  0.700         $  0.673
  Dividends payout ratio. . . . . . .       N/A          90.1%         86.5%        117.9%             66.0%             N/A
  Book value per share (a) (c). . . .  $   6.24      $   7.50      $   7.95      $   7.61          $   6.44         $   5.95
  Market value per share (a) (c) (d).  $  10.75      $  15.56      $  11.81      $  16.31          $  17.26         $  16.78
  Number of registered common
    shareholders (c). . . . . . . . .     9,327         9,517         9,217         9,336             8,755            8,509

BALANCE SHEET DATA (000'S) (c)
  Total assets. . . . . . . . . . . .  $863,548      $851,223      $815,183      $489,662          $507,160         $479,037
                                       =========     =========     =========     =========         =========        =========
  Capitalization
  Long-term debt (e). . . . . . . . .  $368,966      $307,930      $170,000      $170,000          $163,548         $108,112
  Company-obligated mandatorily
    redeemable trust preferred
    securities of subsidiaries. . . .   139,394       139,374             -             -                 -                -
  Preferred stock . . . . . . . . . .        --            --            --         3,255             3,269            3,269
  Common equity . . . . . . . . . . .   113,810       135,472       142,340       132,228            95,131           86,678
                                       ---------     ---------     ---------     ---------         ---------         ---------
                                       $622,170      $582,776      $312,340      $305,483          $261,948         $198,059
                                       =========     =========     =========     =========         =========        =========

FINANCIAL RATIOS
  Capitalization
  Long-term debt (e). . . . . . . . .      59.3%         52.8%         54.4%         55.6%             62.4%            54.6%
  Company-obligated mandatorily
    redeemable trust preferred
    securities of subsidiaries. . . .      22.4%         23.9%            -             -                 -               -
  Preferred stock . . . . . . . . . .         -             -            --           1.1%              1.3%             1.6%
  Common equity . . . . . . . . . . .      18.3%         23.3%         45.6%         43.3%             36.3%            43.8%
                                       ---------     ---------     ---------     ---------         ---------        ---------
                                          100.0%        100.0%        100.0%        100.0%            100.0%           100.0%
                                       ---------     ---------     ---------     ---------         ---------         ---------

  Return on average common equity . .      (5.1%)        12.0%         12.9%          8.8%             17.0%(k)         (13.0%)(m)
                                       =========     =========     =========     =========         =========        =========



YEARS ENDED DECEMBER 31,                   1995       1994          1993          1992        1991
-------------------------------------  ---------  ------------  ------------  ------------  ---------
INCOME STATEMENT DATA (000'S)
  Operating revenue . . . . . . . . .  $335,538   $372,430      $288,963      $251,526      $231,522
                                       ---------  ---------     ---------     ---------     ---------
  Operating expenses
    Cost of gas sold. . . . . . . . .  $120,619   $135,669      $139,051      $121,643      $111,005
    Cost of gas marketed. . . . . . .   130,087    153,973        67,474        52,347        46,237
    Operations and maintenance. . . .    36,217     35,558        34,496        33,590        33,425
    Depreciation. . . . . . . . . . .    12,035     11,549        12,468        12,344        12,138
    Property and other taxes. . . . .     7,966      8,186         8,446         7,729         7,193
    Restructuring and
      impairment charges. . . . . . .         -          -             -             -             -
                                       ---------  ---------     ---------     ---------     ---------
                                       $306,924   $344,935      $261,935      $227,653      $209,998
                                       ---------  ---------     ---------     ---------     ---------
  Operating Income. . . . . . . . . .  $ 28,614   $ 27,495      $ 27,028      $ 23,873      $ 21,524
  Other income (deductions) . . . . .   (11,132)   (11,658)      (11,612)      (11,022)     (10,791)
                                       ---------  ---------     ---------     ---------     ---------
  Income (loss) before income
    taxes and dividends on trust
    preferred securities. . . . . . .  $ 17,482   $ 15,837      $ 15,416      $ 12,851      $ 10,733
  Income taxes. . . . . . . . . . . .     6,151      4,559         5,676         3,640         3,432
  Dividends on trust preferred
    securities, net of income tax . .         -          -             -             -             -
                                       ---------  ---------     ---------     ---------     ---------
  Net income (loss) from
    continuing operations . . . . . .  $ 11,331   $ 11,278      $  9,740      $  9,211      $  7,301
  Discontinued operations,
    extraordinary charges
    and changes in
    accounting methods. . . . . . . .         -     (1,286)(g)      (177)(g)      (901)(g)         -
                                       ---------  ---------     ---------     ---------     ---------
  Net income (loss) available to
    common shareholders . . . . . . .  $ 11,331   $  9,992 (g)  $  9,563 (g)  $  8,310 (g)  $  7,301
  Common dividends. . . . . . . . . .     9,230      8,656         7,419         6,875         6,385
                                       ---------  ---------     ---------     ---------     ---------
  Earnings (deficit) reinvested
    in the business . . . . . . . . .  $  2,101   $  1,336      $  2,144      $  1,435      $    916
                                       =========  =========     =========     =========     =========

COMMON STOCK DATA
  Average shares
    outstanding (000's) (a)
       Basic. . . . . . . . . . . . .    13,696     13,440        12,155        11,835        11,533
       Diluted (b). . . . . . . . . .        (b)        (b)           (b)           (b)           (b)
  Earnings per share on net
    income (loss) available to
    common shareholders (a)
       Basic. . . . . . . . . . . . .  $   0.83   $   0.74 (g)  $   0.79 (g)  $   0.70 (g)  $   0.63
       Diluted (b). . . . . . . . . .  $   0.83   $   0.74      $   0.79      $   0.70      $   0.63
  Dividends paid per share (a). . . .  $  0.674   $  0.644      $  0.610      $  0.581      $  0.554
  Dividends payout ratio. . . . . . .      81.5%      86.6%         77.6%         82.7%         87.5%
  Book value per share (a) (c). . . .  $   7.99   $   7.86      $   6.94      $   6.45      $   6.07
  Market value per share (a) (c) (d).  $  15.54   $  14.80      $  17.24      $  14.19      $  10.84
  Number of registered common
    shareholders (c). . . . . . . . .     8,334      8,149         7,261         6,892         6,594

BALANCE SHEET DATA (000'S) (c)
  Total assets. . . . . . . . . . . .  $378,523   $368,498      $348,813      $319,548      $294,933
                                       =========  =========     =========     =========     =========
  Capitalization
  Long-term debt (e). . . . . . . . .  $107,325   $104,910      $117,022      $102,728      $ 95,656
  Company-obligated mandatorily
    redeemable trust preferred
    securities of subsidiaries. . . .         -          -             -             -             -
  Preferred stock . . . . . . . . . .     3,272      3,288         3,290         3,320         3,332
  Common equity . . . . . . . . . . .   109,511    107,379        85,657        77,353        70,758
                                       ---------  ---------     ---------     ---------     ---------
                                       $220,108   $215,577      $205,969      $183,401      $169,746
                                       =========  =========     =========     =========     =========

FINANCIAL RATIOS
  Capitalization
  Long-term debt (e). . . . . . . . .      48.8%      48.7%         56.8%         56.0%         56.4%
  Company-obligated mandatorily
    redeemable trust preferred
    securities of subsidiaries. . . .         -          -             -             -             -
  Preferred stock . . . . . . . . . .       1.5%       1.5%          1.6%          1.8%          2.0%
  Common equity . . . . . . . . . . .      49.7%      49.8%         41.6%         42.2%         41.6%
                                       ---------  ---------     ---------     ---------     ---------
                                          100.0%     100.0%        100.0%        100.0%        100.0%
                                       ---------  ---------     ---------     ---------     ---------

  Return on average common equity . .      10.4%       9.5%         11.6%         11.1%         10.6%
                                       =========  =========     =========     =========     =========


(a)  Adjusted  to  give effect to 5 percent stock dividends in May each year, 1991 through 1998.
(b)  Prior to 1999, diluted average common shares outstanding were not materially different than basic  average  common  shares outstanding.  Therefore, there was no dilutive impact on earnings per share.
(c)  At  year  end.
(d)  Amounts  prior  to 1997 based on closing bid price.  Amounts for 1997 and subsequent years, based  on  closing  stock  price.
(e)  Includes  current  maturities  of  long-term  debt.
(f)  Includes, net of tax, ($6,122) or ($.34) per share, $95 or $.01 per share, ($363) or ($.02)
per  share,  $1,672 or $.11 per share, $504 or $.03 per share and $41 or $.00 per share in 2001,
2000,  1999,  1998,  1997  and  1996,  respectively, attributable to the reclassification of the operating  results  of  the  engineering  services  business  to  discontinued  operations.
(g)  Includes  $499  (net of tax) or $.03 per share, $1,286 (net of tax) or $.10 per share, $177
(net  of tax) or $.01 per share, and $901 (net of tax) or $.08 per share in 1998, 1994, 1993 and
1992, respectively, attributable to extraordinary losses on the early extinguishment of debt.
(h)  Includes  income  of  $1,784  (net  of  tax)  or $.11 per share attributable to a change in accounting  method.
(i)  Includes  a  gain  of  $1,708  (net  of  tax)  or $.11 per share from the sale of the NOARK
Investment.
(j)  Includes  income due to an adjustment to the reserve for the NOARK investment - $5,025 (net of  tax)  or  $.34  per  share.
(k)  Excluding  the adjustment to the reserve for the NOARK investment, return on average common equity  was  11.8%.
(l)  Includes the write-down of the NOARK investment - $21,000 (net of tax) or $1.44 per share.
(m)  Excluding  the  write-down  of  the  NOARK investment, return on average common equity was
7.6%.
(n)  Includes  a  special  one-time  dividend  of  $0.05  per  share.

                                       64 & 65