Form 10-K, Exhibit 13
period 2002-12-31
SEMCO ENERGY INC
filed 2003-03-14
CIK 277158

Exhibit 13


MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

INFORMATION  ABOUT  FORWARD-LOOKING  STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections of SEMCO Energy, Inc. and its subsidiaries (the "Company"). Statements that are not historical facts, including statements about the Company's outlook, beliefs, plans, goals, and expectations, are forward-looking statements. These statements are subject to potential risks and uncertainties and, therefore, actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Factors that may impact forward-looking statements include, but are not limited to, the following: (i) the effects of weather and other natural phenomena; (ii) the economic climate and growth in the geographical areas where the Company does business; (iii) the capital intensive nature of the Company's business; (iv) increased competition within the energy industry as well as from alternative forms of energy; (v) the timing and extent of changes in commodity prices for natural gas and propane; (vi) the effects of changes in governmental and regulatory policies, including income taxes, environmental compliance and authorized rates; (vii) the Company's ability to bid on and win construction contracts; (viii) the impact of energy prices on the amount of projects and business available to the Company's construction services business; (ix) the nature, availability and projected profitability of potential investments available to the Company; (x) the Company's ability to remain in compliance with its debt covenants and accomplish its financing objectives in a timely and cost-effective manner in light of changing conditions in the capital markets;
(xi) the Company's ability to operate and integrate acquired businesses in accordance with its plans and (xii) the Company's ability to effectively execute its strategic plan.


RESULTS  OF  OPERATIONS

The Company had net income of $8.9 million for 2002, a net loss of $6.4 million for 2001 and net income of $16.7 million for 2000. The results for 2001 include several unusual items, including losses associated with the Company's discontinued engineering operations, restructuring charges and asset impairments. These items are discussed in more detail below. The 2002 and 2000 results also include amounts associated with discontinued operations. Income
(loss) from continuing operations was $8.9 million, $(.2) million and $16.6 million for 2002, 2001, and 2000, respectively. Earnings (loss) per share from continuing operations was $0.48, $(0.01) and $0.89 for 2002, 2001 and 2000, respectively. All references to earnings or loss per share ("EPS") in Management's Discussion and Analysis are on a diluted basis. For information related to the calculation of diluted EPS, refer to Note 10 of the Notes to the Consolidated Financial Statements.
     As discussed above, operating results for 2001 include unusual items, including losses associated with discontinued operations, restructuring charges and asset impairments. During the fourth quarter of 2001, the Company began plans to redirect its business strategy. The plans included the restructuring of corporate, business unit and operational structures, including the integration of the Company's Alaska and Michigan gas distribution divisions. The plans also included the closure of the Company's Houston-based engineering and construction headquarters and the related consolidation of administrative functions in Michigan. The divestiture of the Company's engineering services business was also part of the restructuring plan and has been accounted for as a discontinued operation. Operating results, net of income taxes, from the discontinued operations were $(1.1) million and $0.1 million for 2001 and 2000, respectively. In the fourth quarter of 2001, the Company recorded a loss of $5.0 million, net of income taxes, for the estimated loss the Company expected to incur on the disposal of its engineering business segment, including estimated losses from operations during the phase-out period. In November 2002, the Company sold its engineering services business. There was a difference of $10 thousand between the actual losses and the estimated losses, which is included in discontinued operations for 2002.
     In addition to the losses from discontinued operations, the Company's results for 2001 include restructuring charges, asset impairments and certain other unusual items that reduced net income by $5.1 million, or $0.28 per share. The restructuring charges and asset impairments account for $4.0 million of the charges, net of income taxes, and include severance expense, costs associated with terminating leases, write-downs of certain construction operations and other related expenses associated with the redirection of the Company's business strategy. The other unusual items account for $1.1 million of the charges, net of income taxes, and include the write-off of certain assets and an increase in reserves for certain contingencies.

----------
16 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     The 2001 restructuring charges and asset impairments ($6.1 million before income taxes) are reflected in operating expenses in the Company's 2001 Consolidated Statement of Operations. The other unusual items are reflected in both operating expenses ($.9 million before income taxes) and non-operating expenses ($.6 million before income taxes). For 2001 business segment reporting, the operating income of the gas distribution business includes $1.1 million of the charges; the operating loss of the construction services business includes $3.3 million of the charges; and $2.6 million is reflected in the operating loss of the corporate and other business segment.
     The business segment analyses and other discussions on the next several pages provide additional information regarding the differences in operating results when comparing 2002, 2001 and 2000. The following table shows the Company's consolidated operating results for the past three years.

Years Ended December 31,                                          2002       2001       2000
------------------------                                        ---------  ---------  ---------
(in thousands, except per share amounts)
Operating revenues . . . . . . . . . . . . . . . . . . . . . .  $480,965   $445,823   $410,325
  Restructuring and impairment charges . . . . . . . . . . . .         -      6,103          -
  Other operating expenses . . . . . . . . . . . . . . . . . .   424,256    395,329    345,092
                                                                ---------  ---------  ---------
Operating income . . . . . . . . . . . . . . . . . . . . . . .  $ 56,709   $ 44,391   $ 65,233
  Other income and (deductions). . . . . . . . . . . . . . . .   (29,030)   (29,449)   (32,077)
  Income taxes . . . . . . . . . . . . . . . . . . . . . . . .   (10,139)    (6,578)   (11,554)
                                                                ---------  ---------  ---------
Income before dividends on trust preferred securities and
  discontinued operations. . . . . . . . . . . . . . . . . . .  $ 17,540   $  8,364   $ 21,602
Dividends on trust preferred securities, net of income tax . .    (8,601)    (8,603)    (5,004)
                                                                ---------  ---------  ---------
Income (loss) from continuing operations . . . . . . . . . . .     8,939       (239)    16,598
Income (loss) from discontinued operations, net of income tax.        10     (6,122)        95
                                                                ---------  ---------  ---------
Net income (loss) available to common shareholders . . . . . .  $  8,949   $ (6,361)  $ 16,693
                                                                ---------  ---------  ---------

Earnings per share - basic
  Income (loss) from continuing operations . . . . . . . . . .  $   0.48   $  (0.01)  $   0.92
  Net income (loss) available to common shareholders . . . . .  $   0.48   $  (0.35)  $   0.93

Earnings per share - diluted
  Income (loss) from continuing operations . . . . . . . . . .  $   0.48   $  (0.01)  $   0.89
  Net income (loss) available to common shareholders . . . . .  $   0.48   $  (0.35)  $   0.90

Cash dividends paid per share. . . . . . . . . . . . . . . . .  $   0.59   $   0.84   $   0.84

Average common shares outstanding - basic. . . . . . . . . . .    18,472     18,106     17,999
Average common shares outstanding - diluted. . . . . . . . . .    18,493     18,106     18,619

----------
17 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

THE  IMPACT  OF  WEATHER

The Company's largest business segment is natural gas distribution and, as a result, temperature fluctuations have a significant impact on operating results. The Company believes that information about the estimated impact on operating results of warmer or colder than normal temperatures is useful for fully understanding the Company's gas distribution business. The Company's budgets, forcasts and business plans are prepared by management using expected gas consumption under normal weather conditions as a central assumption. The regulatory bodies which have jurisdiction over the rates charged by the Company's gas distribution business, use weather-normalized data to set customer rates and to establish authorized rates of return. In addition, variations from normal weather conditions can have a significant impact on the earnings of the Company. Therefore, information about the estimated impact of warmer or colder than normal weather is helpful in understanding the expected earnings of the Company.
     The Company estimates the impact of weather on its operating results by comparing actual gas consumption per customer during a period to the average of weather-normalized customer gas consumption during previous periods. The difference is multiplied by the average number of customers during the period to arrive at the total estimated increase or decrease in consumption associated with weather. The total increase or decrease in consumption is multiplied by the actual margin per unit of consumption during the period to arrive at the estimated impact of weather on operating results for the period. The weather-normalized customer consumption used in this calculation is determined by multiplying actual customer gas consumption during a particular period by a ratio, the numerator of which is an average of degree days during the same periods in the prior fifteen years, and the denominator of which is the actual degree days for that period.
     The Company determines the percent (%) that weather is warmer or colder than normal for a particular period by computing the deviation of actual degree days for that period from the average of degree days during the same periods in the prior fifteen years and dividing the deviation by such fifteen year average. Degree days are a measure of coldness determined daily as the number of degrees the average temperature during the day in question is below 65 degrees fahrenheit. Degree days for a particular period are determined by adding the degree days incurred during each day of that period.
     The Company has estimated that warmer than normal weather reduced the gas sales margin of its gas distribution business by approximately $5.9 million, $8.4 million and $6.5 million in 2002, 2001 and 2000, respectively. Adjusted for income taxes, the estimated impact would have been approximately $3.6 million, $5.3 million and $3.9 million, respectively.


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


GAS  DISTRIBUTION

The Company's gas distribution business segment consists of operations in Michigan and Alaska. The Michigan operation is sometimes referred to as "SEMCO Gas" and the Alaska operation is sometimes referred to as "ENSTAR". These operations are referred to together as the "Gas Distribution Business". Warm weather during the past three years has had a significant impact on operating income. Weather was approximately 3%, 9% and 6% warmer than normal during 2002, 2001 and 2000, respectively.

----------
18 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS




Years Ended December 31,                2002       2001       2000
------------------------              ---------  ---------  ---------
(in thousands)
Gas sales revenues . . . . . . . . .  $ 335,655  $ 295,397  $ 273,312
Cost of gas sold . . . . . . . . . .    220,422    184,973    161,945
                                      ---------  ---------  ---------

  Gas sales margin . . . . . . . . .  $ 115,233  $ 110,424  $ 111,367
Gas transportation revenue . . . . .     25,707     25,888     30,783
Other operating revenue. . . . . . .      3,349      3,080      3,756
                                      ---------  ---------  ---------

  Gross margin . . . . . . . . . . .  $ 144,289  $ 139,392  $ 145,906
Restructuring charges. . . . . . . .          -      1,051          -
Other operating expenses . . . . . .     85,213     88,004     83,030
                                      ---------  ---------  ---------

Operating income . . . . . . . . . .  $  59,076  $  50,337  $  62,876
                                      =========  =========  =========


Volumes of gas sold (MMcf) . . . . .     65,057     63,127     61,054
Volumes of gas transported (MMcf). .     44,921     42,992     48,706

Number of customers at year end. . .    383,298    374,938    367,157
Average number of customers
  Gas sales customers. . . . . . . .    375,996    364,442    353,168
  Transportation and ATS customers .      2,392      5,453      8,253
                                      ---------  ---------  ---------
                                        378,388    369,895    361,421

Degree Days. . . . . . . . . . . . .      7,394      7,038      7,293
Percent colder (warmer) than normal.     (3.3)%     (8.6)%     (5.9)%

The  amounts  in  the  above  table  include  intercompany  transactions.


GAS  SALES  MARGIN.  During 2002, gas sales margin increased by $4.8 million (or
4%) when compared to 2001. The increase was due primarily to the impact of colder weather, increased gas cost savings, the addition of new customers and customers switching from the Company's aggregated transportation service ("ATS") program back to gas sales service. These items were offset partially by the impact of a reduction in customer rates at ENSTAR, effective in September 2002. During 2001, gas sales margin decreased by $.9 million (or 1%) when compared to 2000. The decrease was due primarily to the impact of warmer weather and a decrease in gas cost savings, offset partially by the addition of new customers and customers switching from the Company's ATS program back to general gas sales service.
     Under the terms of certain of the Company's third-party natural gas supply and management agreements for its Michigan operations, certain gas cost savings are retained by the Company. Gas cost savings were lower in Michigan during 2001, when compared to 2000, primarily as a result of purchasing gas with higher thermal content during the first half of 2001. During the last half of 2001, the thermal content of purchased gas returned to 2000 levels. The Company purchases its gas on a thermal basis, but must sell it to most customers on a volumetric basis (see Outlook for Gas Distribution section below regarding proposed change to thermal rates). An increase in thermal content also causes a decrease in gas sales because gas with a higher thermal content requires less volume to produce the same amount of heat. When the thermal content increases, the Company has to pay more for the gas but must still sell it based on volume. Other factors contributing to the increase in gas costs in 2001 were the release of excess pipeline capacity in 2000, which reduced the Company's 2000 gas costs, and an increase in unaccounted-for gas.

----------
19 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     The increase in gas cost savings during 2002, the majority of which occurred in the first quarter of 2002, was due in part to the effective management of the Company's gas supply under certain of the third-party supply and management agreements. In addition, as discussed previously, gas cost savings were lower during 2001, compared to 2000, as a result of purchasing gas with a higher thermal content. Partially offsetting the increase in gas costs savings that occurred during the first quarter of 2002, was a decrease in gas cost savings after March 31, 2002 as a result of reinstating the gas cost recovery ("GCR") pricing mechanism, effective April 1, 2002, for customers subject to the jurisdiction of the Michigan Public Service Commission ("MPSC"). As a result of reinstating the GCR pricing mechanism, the Company no longer retains the gas cost savings on sales to customers located in jurisdictions regulated by the MPSC ("MPSC Customers"). A significant portion of the gas cost savings realized during the first quarter of 2002 is non-recurring because it relates to MPSC Customers. For further information regarding the Company's natural gas supply and management agreements, gas cost savings and the GCR pricing mechanism, refer to the Cost of Gas section of Note 1 of the Notes to Consolidated Financial Statements.
     The ATS program for residential customers was effective from April 1, 1999, through March 31, 2002. The ATS program was further expanded and opened to additional customers on October 1, 2002, as the customer choice program. These programs provide all Michigan residential customers the opportunity to purchase their gas from a third-party supplier, while allowing the Gas Distribution Business to continue charging the existing distribution fees and customer fees. Distribution and customer fees associated with customers who switched to third-party gas suppliers were recorded in gas transportation revenue rather than gas sales revenue, because the Company acted as a transporter for those customers. During 2001 and 2002, certain ATS customers switched back to the Company's gas sales service because the third-party suppliers they were utilizing stopped participating in the ATS program, primarily due to significant fluctuations in the market price of natural gas. In addition, when the ATS program for residential customers ended on March 31, 2002, all remaining ATS customers became gas sales customers because they were turned back to the Company by their third-party gas suppliers. As customers switch back to general gas sales service, gas sales revenue and gas sales margin increase but there is a corresponding decrease in gas transportation revenue.
     During 2002, the Company's average number of gas sales customers increased by 11,554. Approximately 3,200 of the increase was caused by customers switching from the ATS program back to general gas sales service. The remaining increase of approximately 8,400 represents the average number of new gas sales customers added to the Company's distribution system in 2002. During 2001, the Company's average number of gas sales customers increased by 11,274. Approximately 2,800 of the increase was caused by customers switching from the ATS program back to general gas sales service. The remaining increase of approximately 8,500 represents the average number of new gas sales customers added to the Company's distribution system in 2001.
     The reduction in customer rates at ENSTAR was required by an Order issued by the Regulatory Commission of Alaska ("RCA") dated August 8, 2002. The RCA Order was based on an RCA rate review. The rate reduction took effect in September 2002 and generally reduces gas sales margins at ENSTAR by approximately 3.6%. Refer to Note 2 of the Notes to the Consolidated Financial Statements for additional information about the Order.

GAS TRANSPORTATION REVENUE. In 2002, gas transportation revenue decreased by $.2 million when compared to 2001. The primary factors contributing to this decrease were a decrease in transportation volumes for power companies in Alaska and the impact of ATS customers switching from the ATS program back to gas sales service in Michigan. As discussed above, under the ATS program, the Company charged ATS customers the same distribution fees and customer fees that were charged to gas sales service customers. These items were partially offset by an increase in industrial and commercial transportation volume when compared to 2001.
     In 2001, gas transportation revenue decreased by $4.9 million when compared to 2000. The decrease was primarily the result of customers switching from the ATS program back to the Company's general gas sales service and a decrease in standard transportation revenue. The decrease in standard transportation revenue was due to reduced consumption as a result of the softening economy and a few of the Company's industrial and large commercial customers in Michigan switching to alternative fuels earlier in 2001, due to high natural gas prices.

OTHER OPERATING REVENUE. During 2002, other operating revenue increased by $.3 million, when compared to 2001. The increase was due primarily to fees on new transmission pipelines in service in Michigan, offset partially by a reduction in ATS balancing fees as a result of ATS customers switching back to gas sales service. During 2001, other operating revenue decreased by $.7 million. The decrease was due primarily to a reduction in ATS balancing fees as a result of ATS customers switching back to general gas sales service.

----------
20 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

OPERATING EXPENSES. During 2002, operating expenses of the Gas Distribution Business decreased by $3.8 million (or 4%) when compared to 2001. A restructuring charge recorded in December 2001, most of which was made up of employee severance expense associated with workforce reductions, accounted for $1.1 million of the decrease for 2002. The remainder of the decrease was due to a number of offsetting factors. Amortization expense decreased by $3.6 million when compared to 2001. The decrease was due to the elimination of goodwill amortization as a result of the adoption of SFAS 142. For further information on SFAS 142 and its impact on goodwill, see Note 1 of the Notes to the Consolidated Financial Statements. Operation and maintenance expense decreased by $1.2 million due primarily to general cost cutting measures and the impact of a reduction in workforce and other cost reductions related to the Company's redirected business strategy, offset partially by higher employee benefit costs, including pension expense, health care costs and retiree medical costs and increased maintenance costs. Property and other taxes increased by $.3 million, due primarily to property taxes on additional property, plant and equipment placed in service. Depreciation expense increased by $1.7 million, also due to additional property, plant and equipment placed in service.
     During 2001, operating expenses of the Gas Distribution Business increased by $6.0 million (or 7%) when compared to 2000. The restructuring charge, discussed above, accounted for $1.1 million of the increase. The 2001 increase also included a $.9 million increase in depreciation and amortization expense due primarily to additional property, plant and equipment placed in service and a $2.8 million increase in operation and maintenance expenses. The increase in operation and maintenance expenses was due primarily to increased employee-related costs such as health care costs, retiree medical costs and pension expense and increased maintenance costs.
     In addition, there was a $1.2 million increase in 2001 general business tax expense. The increase was due primarily to property tax reductions recorded in 2000 and higher property taxes in 2001, because of additional property in service. The property tax reductions of $2.1 million in 2000 were based on pending appeals of prior years' (1997 - 1999) personal property tax assessments in Michigan ("prior year tax appeals") and new property valuation tables approved by the State of Michigan in 1999 ("new property tax tables"). The Company filed the appeals over the past several years, claiming that its Michigan utility property was over-assessed. The new property tax tables approved by the State of Michigan are consistent with the Company's claim regarding its utility property assessments, and thus significantly increase the likelihood of recovering the overpaid property taxes. See Note 13 of the Notes to the Consolidated Financial Statements for further information regarding the prior year tax appeals and recoverability of overpaid property taxes.

OUTLOOK FOR GAS DISTRIBUTION. The Company's strategy for the Gas Distribution Business is to expand its distribution system in an economical manner through attachment of on-main and near-main potential customers. The Company will also seek ways to capitalize on other market opportunities, including new power generation projects that may become available. The average number of customers served by SEMCO Gas and ENSTAR, combined, increased by approximately 2.3% during both 2002 and 2001. By comparison, recent surveys by the American Gas Association indicate that the customer growth rate for the U.S. gas distribution industry has averaged approximately 1.8% annually during the last ten years. However, average annual gas usage per customer has been decreasing slightly because new homes and appliances are more energy efficient.
     The Company has offered early retirement programs during the past few years to help reduce costs. The increased use of technology has also created operating efficiencies. In addition, the Gas Distribution Business eliminated its unprofitable Heating, Ventilation and Air Conditioning ("HVAC") department in 2001 and also eliminated other employee positions as part of the Company's restructuring plan. The Gas Distribution Business will continue its efforts to control operating expenses.
     SEMCO Gas competes with suppliers of alternative energy sources such as coal and #6 and #2 fuel oil to meet the energy requirements of its industrial customers. Natural gas has typically been less expensive than these alternative energy sources. However, during a short period of time in late 2000 and early 2001, natural gas prices increased significantly, making some of these alternative energy sources more economical than natural gas. During this period, a few of the Company's large Michigan industrial customers switched to alternative energy sources. This competition did not have a material impact on the financial results of the Company in 2001. Prior to 2000, the market price of natural gas had been fairly stable. However, the Company cannot predict the future stability of natural gas prices. To lessen the possibility of fuel switching by industrial customers, the Company offers flexible contract terms and additional services, such as gas storage and balancing, in addition to a more environmentally friendly fuel. ENSTAR supplies natural gas in its service territory at prices that currently preclude substitution of alternative energy sources. At present, the residential energy cost of natural gas in Alaska is less than half the cost of fuel oil, the next most economical energy choice.

----------
21 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     General economic conditions also have an impact on the volume of gas sold or transported to the Company's commercial and industrial customers. During economic downturns, these customers may see a decrease in demand for their product, which in turn may lead to a decrease in the amount of natural gas they require for production. However, under normal weather conditions, the Gas Distribution Business generates approximately 68 percent of its gas sales revenues from residential customers who use natural gas for heating purposes, which is generally not impacted materially by downturns in the economy. Temperatures, however, do have an impact on the amount of gas sold for heating purposes.
     Consistent with other gas distribution utilities, there is a potential risk that industrial and electric generating plants on the Company's gas distribution system, and also located in close proximity to interstate natural gas pipelines, will bypass the Company and connect directly to such pipelines. However, management is currently unaware of any significant bypass efforts by the Company's customers. The Company has addressed and would continue to address any such efforts by offering special services and rate arrangements designed to retain these customers on the Company's system.
     On November 21, 2002 the Company filed an application for a general rate increase of $10.9 million for the MPSC regulated division of SEMCO Gas. Among the principal reasons for the requested increase were higher pension and healthcare costs and investment of approximately $120 million in new plant since the last rate increase was approved in 1997. In addition to specific rate relief, the application sought an innovative rate design, which would mitigate some of the effects of warmer than normal weather on the company's earnings. This new rate design calls for greater recovery of fixed costs in the monthly customer charge and declining block rates for gas sales customers. This would provide more stability in customer bills by moving costs from the peak heating season to summer and off-peak heating months. The filing also requests a change to customer billing based on the heat content of natural gas, or therms, rather than the current volumetric measure, cubic feet. Any changes resulting from this rate case likely would be made in 2003. This rate case does not cover the division of SEMCO Gas that is subject to the regulatory jurisdiction of the City Commission of Battle Creek ("CCBC").
     The Company received an Order dated August 8, 2002 from the RCA on its review of rates for ENSTAR, based on normalized data for the year 2000. In its Order the RCA established a revenue requirement of $107.6 million and a 12.55% return on equity. In response to a petition by ENSTAR, the RCA issued an additional Order dated September 16, 2002, which revised the indicated annual revenue reduction from $2.1 million to $2.0 million, which was 1.84% of ENSTAR's revenue in the normalized 2000 test year. The Order required ENSTAR to implement the rate reduction by September 27, 2002 on an across-the-board basis. The RCA also required ENSTAR to file an updated cost of service study by September 9, 2002 and a rate design in December 2002, with a hearing on the rate design filing scheduled for May 2003. ENSTAR has implemented the rate reduction and filed both the cost of service study and the rate design as required. The rate design filed with the RCA by ENSTAR is similar to the rate design requested in the MPSC rate case. It includes greater recovery of fixed costs in the monthly customer charge and declining block rates for gas sales customers.
     For further information regarding environmental matters, regulatory matters and the application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation," refer to Notes 2 and 13 of the Notes to the Consolidated Financial Statements and the Critical Accounting Policies section near the end of Management's Discussion and Analysis.


CONSTRUCTION  SERVICES

The Company's construction services segment ("Construction Services") does business in the midwestern, southern and southeastern areas of the United States. Construction Services generates the majority of its sales revenue from the installation and upgrade of natural gas compressor stations and underground natural gas mains and service lines. Underground construction businesses are seasonal in nature. As a result, Construction Services generally incurs operating losses during the winter and spring months when underground construction is inhibited by weather, and generates the majority of its operating revenue and operating income during the summer and fall months.

----------
22 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS




Years Ended December 31,                 2002       2001       2000
------------------------               ---------  ---------  --------
(in thousands)
Operating revenues. . . . . . . . . .  $119,254   $126,205   $105,231
Restructuring and impairment charges.         -      3,098          -
Other operating expenses. . . . . . .   121,253    124,481    101,555
                                       ---------  ---------  --------
Operating income (loss) . . . . . . .  $ (1,999)  $ (1,374)  $  3,676
                                       =========  =========  ========

Feet of pipe installed. . . . . . . .     5,198      7,320      7,969
                                       =========  =========  ========

The  amounts  in  the  above  table  include  intercompany  transactions.


OPERATING REVENUES. Construction Services revenues decreased to $119.3 million during 2002, a $7.0 million (or 6%) decrease from 2001. The decease during 2002 was due in part to customers in the northern regions of the country delaying projects in 2002 in light of the generally depressed economy and their own financial considerations. Operating revenues in the southern region of the country were up significantly during the first half of 2002, due to large projects in that region. However, during the second half of 2002, customers in the southern region of the country also delayed a number of these projects for the same reasons discussed above. Construction Services operating revenues were $126.2 million for 2001, which was a $21.0 million (or 20%) increase over 2000. The increase during 2001 was due primarily to large construction projects in the southeastern region of the United States as well as increased construction revenue in other regions of the country.

OPERATING INCOME. Construction Services had an operating loss of $2.0 million for 2002, compared to an operating loss of $1.4 million for 2001 and operating income of $3.7 million in 2000. Excluding restructuring charges, asset impairments and other unusual charges of $3.3 million, Construction Services had operating income of $1.9 million in 2001. The restructuring and impairment charges and other unusual items include the write-down of goodwill and fixed assets of certain construction operations, severance expense and other related charges.
     The operating loss of $2.0 million for 2002 represents a decline of $3.9 million from the $1.9 million of operating income, excluding unusual charges, reported for 2001. The decrease is due primarily to reduced construction activity during all of 2002 in the northern region of the country and during the last half of 2002 in the southern region of the country. In addition, the Company experienced lower than expected margins on some of the work performed and higher than anticipated costs on some projects. The Company believes that the softening economy has caused many customers to delay or cancel certain construction projects, which changed the mix of work available to Construction Services. The mix of work included more lower-margin work at certain business units because of the competition for the limited supply of available work. The reduced construction activity has also eroded margins because of the time lag required to reduce the staffing levels and other fixed costs which were required for the previously higher level of revenues. Certain fixed costs were not eliminated for a number of reasons, including the expectation that work would resume on many of the projects. In addition, the operating performance in certain regions of Construction Services has been below the Company's profitability expectations. These factors were offset partially by operating income generated from the increase in construction projects in the southern regions of the United States during the first half of 2002.
     The $1.8 million decrease in 2001 operating income, excluding unusual charges, when compared to 2000 operating income, was due primarily to the mix of available work and the softening economy, as discussed above. In addition, the softening economy reduced new housing starts during 2001 in the areas where Construction Services does business, which caused a decrease in the number of new gas service lines available for installation, when compared to 2000. The factors causing the decrease in 2001 operating income were offset partially by profits on the large projects, discussed above, in the southeastern region of the country during the last half of 2001.

OUTLOOK FOR CONSTRUCTION SERVICES. Despite the decline in operating results during the past two years, management believes there are opportunities for growth in its segment of the pipeline and gas distribution construction industry. Management believes that the current business downturn is short-term, driven, in part, by the state of the U.S. economy, financial issues faced by the Company's construction customers, and poor productivity in certain regions of the construction services business. In late 2002, the Company ceased operations in a number of under-performing regions, which will eliminate from future results the operating losses Construction Services incurred in these regions during 2002. In addition, plans are underway which the Company believes will improve construction work crew productivity in 2003.

----------
23 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     The Company believes that the increasing demand for natural gas will sustain a continued, long-term increase in the need for natural gas infrastructure expansion. Management continues to view the industry as large but highly fragmented and believes that customer preference is shifting from smaller construction companies to larger contractors. Management also believes there is a trend in the utility industry towards outsourcing services such as those provided by Construction Services. The Company's goal is to position Construction Services to take advantage of these trends.
     Construction Services competes with small, medium and large-size regional underground facilities contractors who provide similar services and utilize comparable equipment and installation techniques. There is also competition from in-house construction operations of existing or prospective customers. New federal regulations in the United States require a minimum level of operator qualifications for individuals performing certain tasks on pipelines. The Company believes that the costs and training required for compliance with these new regulations may force some of Construction Services' smaller competitors to abandon certain pipeline work.
     General economic conditions also have an impact on the amount and type of work available for Construction Services. During economic downturns, new housing starts often decline, which leads to a decrease in new gas service line installations. Customers may also reduce amounts typically spent for non-essential construction projects, which also leads to a decrease in work available to Construction Services.
     As discussed previously, the Company has redirected its business strategy. Under this redirected strategy, the Company's goal for Construction Services is to expand its market share by focusing on profitable growth of its existing construction businesses, with less emphasis on acquisitions. This change in focus is intended to redirect resources to help maximize the profitability of existing businesses. As part of its strategic redirection, the Company has stopped doing business in certain regions that were not contributing profitably to the organization. The Company has also consolidated certain regions of its construction services operations and continues to look for opportunities to become a more integrated business.


INFORMATION  TECHNOLOGY  SERVICES

The information technology business ("IT Services"), under the Aretech Information Services name ("Aretech"), began operations in April of 2000 and provides IT infrastructure outsourcing services, and other IT services with a focus on mid-range computers, particularly the IBM I-Series (AS-400) platform.


Years Ended December 31,    2002    2001     2000
------------------------   ------  -------  ------
(in thousands)
Operating revenues. . . .  $9,618  $10,275  $5,184
Restructuring charges . .       -       20       -
Other operating expenses.   9,016    9,824   4,703
                           ------  -------  ------
Operating income. . . . .  $  602  $   431  $  481
                           ======  =======  ======

This  business  began  operations  in  April  of  2000
The  amounts  in  the  above  table  include  intercompany  transactions.


OPERATING REVENUES. Operating revenues were $9.6 million, $10.3 million, and $5.2 million in 2002, 2001 and 2000, respectively. Of these amounts $7.6 million, $9.3 million and $5.0 million for 2002, 2001 and 2000, respectively, represent sales to affiliates. The decrease in revenues in 2002, when compared to 2001, was due primarily to fewer special projects with affiliate customers, offset partially by an increase in business with non-affiliates. The increase in revenues in 2001, when compared to 2000, was due primarily to providing IT services for all affiliates of the Company and the addition of non-affiliate customers. During the first several months of its operation in 2000, the IT services business was primarily providing services to the Michigan gas distribution operation and the Company's corporate office. Non-affiliate operating revenues were $2.0 million, $1.0 million and $.2 million in 2002, 2001 and 2000, respectively.

----------
24 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

OPERATING INCOME. Operating income for the IT business was $.6 million, $.4 million and $.5 million for 2002, 2001 and 2000, respectively. The increase in 2002 when compared to 2001 is due primarily to an increase in business with non-affiliate customers and a decrease in indirect operating expenses, particularly advertising costs. The decrease in 2001, when compared to 2000, is due primarily to more special project services performed during 2000, which typically is higher margin work.

OUTLOOK FOR IT SERVICES. The Company believes there is a growing trend by small to mid-sized companies to outsource certain information technology functions. The Company believes the trend towards outsourcing large mainframe-computing services is now moving to include mid-range computers. The Company's goal is to capitalize on its internal expertise in this area and position this business to take advantage of these trends. Aretech's business strategy is focused on IT infrastructure outsourcing services.
     Aretech competes with businesses that range from small local firms to large international companies, as well as the in-house IT departments of potential customers. Aretech is an early provider in the mid-range computer outsourcing market and, as the market expands, it is likely that new competition will arise from other firms that possess the necessary technical skills.


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


Years Ended December 31,    2002    2001    2000
------------------------   ------  ------  ------
(in thousands)
Operating revenues. . . .  $7,058  $7,443  $6,949
Operating expenses. . . .   5,112   5,572   5,419
                           ------  ------  ------
Operating income. . . . .  $1,946  $1,871  $1,530
                           ======  ======  ======

Amounts in the above table do not include the equity income from a 50% investment in a gas storage partnership which amounted to $1,374,000, $1,190,000 and $1,186,000 in 2002, 2001 and 2000, respectively. The equity income is reflected in other income and deductions.


OPERATING REVENUES. Operating revenues were $7.1 million in 2002, compared to $7.4 million in 2001 and $6.9 million in 2000. The decrease in revenues in 2002, when compared to 2001, was due primarily to lower propane distribution revenues resulting from a reduction in the market price for propane. The increase in revenues in 2001, when compared to 2000, was due primarily to higher propane distribution revenues resulting from an increase in the market price of propane.

OPERATING INCOME. The operating income of the Company's Propane, Pipelines and Storage segment for 2002 and 2001 was essentially unchanged at $1.9 million. Operating income for 2000 was $1.5 million. The increase during 2001, when compared to 2000 was due primarily to lower operating expenses and higher propane margins.
     Weather in Hotflame's market area was warmer than normal in 2002, 2001 and 2000. The impact of weather on the operating income of the propane, pipelines and storage segment relates only to the propane business.

OUTLOOK FOR PROPANE, PIPELINES AND STORAGE. Management believes that the gas pipeline and storage operations could experience opportunities for growth with the increased deregulation of gas markets and the increasing demand for natural gas. As gas markets expand or are deregulated, management believes that the quantity of gas moving through the Great Lakes Region will increase, which could create additional pipeline and storage opportunities.
     The Company's propane business competes with other regional and national propane providers and with other energy sources such as natural gas, fuel oil and electricity.

----------
25 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

OTHER  INCOME  AND  DEDUCTIONS


Years Ended December 31,             2002       2001       2000
------------------------           ---------  ---------  ---------
(in thousands)
Interest expense. . . . . . . . .  $(31,268)  $(31,784)  $(34,905)
Other income. . . . . . . . . . .     2,238      2,335      2,828
                                   ---------  ---------  ---------
  Total other income (deductions)  $(29,030)  $(29,449)  $(32,077)
                                   =========  =========  =========


INTEREST EXPENSE. Interest expense decreased by $.5 million (or 2%) in 2002 when compared to 2001. The decrease is due primarily to lower short-term interest rates and a reduction in interest expense as a result of an interest rate swap agreement which was entered into in August 2001 and terminated in August 2002. However, these items contributing to the decrease in interest expense were offset partially by incremental interest on additional debt issued in 2001. The interest rate swap referred to above was entered into in order to hedge the Company's $55 million 8% Notes due in June of 2004. During the period prior to terminating the swap, the floating interest rate under the terms of the swap agreement steadily declined, which reduced the Company's interest expense. The Company received $2.2 million in proceeds when the interest rate swap was terminated in August 2002, which is being recognized pro-rata, as a reduction to interest expense, over the remaining term of the 8% Notes due in June of 2004.
     Interest expense decreased by $3.1 million (or 8.9%) in 2001, when compared to 2000. The decrease is due primarily to lower debt levels as a result of refinancing the $290 million short-term bridge loan, which was utilized to finance the November 1, 1999 acquisition of ENSTAR, with various securities offerings during the second and third quarters of 2000. The bridge loan was outstanding during the first half of 2000. During the last half of 2000 and all of 2001, the Company had an equivalent amount of long-term debt and trust preferred securities outstanding. As a result, interest expense was less in 2001 primarily because the dividends on the trust preferred securities are reported separately from interest expense. Lower short-term interest rates during 2001 also contributed to the overall decrease in interest expense. However, these factors were partially offset by $2.1 million of non-recurring income from terminated interest rate swaps, reflected in 2000 interest expense, and interest on additional debt incurred in 2001 to finance the Company's capital expenditure programs.

OTHER INCOME. In 2002, other income decreased by $.1 million when compared to 2001. A number of offsetting factors contributed to the change. A decrease in allowance for funds used during construction ("AFUDC") and interest income reduced other income during 2002. Partially offsetting these factors was the write-off of certain assets in 2001, which did not recur in 2002, income earned in 2002 on a special engineering project completed by SEMCO Gas for a third-party, and an increase in equity income from an investment in a gas storage facility.
     During 2001, other income decreased by $.5 million when compared to 2000. The decrease was due primarily to the write-off of certain assets in 2001 and gains on property sales in 2000. These factors were partially offset by an increase in AFUDC and an increase in interest income. The increase in interest income was the result of interest received on a supplier refund in 2001.


INCOME  TAXES

Income taxes for 2002, 2001 and 2000 were $10.1 million, $6.6 million and $11.6 million, respectively. The change in income taxes, when comparing one year to another, is due primarily to changes in income before income taxes and dividends on trust preferred securities, and any adjustments necessary for compliance with tax laws and regulations. Refer to Note 3 of the Notes to the Consolidated Financial Statements for information on current and deferred income tax expense, deferred tax assets and liabilities, and recent net operating losses for tax purposes.

----------
26 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

DIVIDENDS  ON  TRUST  PREFERRED  SECURITIES

The Company issued trust preferred securities and FELINE PRIDES during the second quarter of 2000. These securities are described in Note 4 of the Notes to the Consolidated Financial Statements. Dividends on these securities, net of income tax, were $8.6 million during 2002 and 2001 and $5.0 million in 2000. The $3.6 million increase in dividends in 2001, when compared to 2000, was the result of a full year of dividends during 2001, in comparison to a half-year of dividends during 2000.


DISCONTINUED  OPERATIONS

In December 2001, the Company's Board of Directors approved a plan to redirect the Company's business strategy, which, as discussed previously, included the divestiture of its engineering services business. The planned divestiture has been accounted for as a discontinued operation and, accordingly, the operating results and the loss on the disposal of this business have been segregated and reported as discontinued operations in the Consolidated Statements of Operations. The Company completed the sale of its engineering services business effective November 1, 2002. For additional information, including a component breakdown of operating results reflected in discontinued operations and the impact of the sale in comparison to the estimated loss, refer to Note 14 of the Notes to the Consolidated Financial Statements.


LIQUIDITY  AND  CAPITAL  RESOURCES

CASH FLOWS USED FOR INVESTING. The Company's single largest use of cash is capital investments. The following table identifies investments for the past three years:




Years Ended December 31,                                   2002     2001     2000
------------------------                                  -------  -------  -------
(in thousands)
Capital investments
  Property additions - gas distribution. . . . . . . . .  $29,972  $34,074  $47,466
  Property additions - diversified businesses and other.    5,005   21,370   19,170
  Business acquisitions (a). . . . . . . . . . . . . . .        -        -    1,784
                                                          -------  -------  -------
                                                          $34,977  $55,444  $68,420
                                                          =======  =======  =======

(a) Includes the net amounts paid for business acquisitions, including non-cash amounts such as deferred payments and value, at the time of issuance, of Company stock issued as part of the acquisitions.


     Property additions for the Gas Distribution Business represent primarily gas service lines for new customers and, to a lesser extent, gas main and service line replacements. In addition, the Company invested approximately $.6 million, $5.9 million and $11.9 million in technology in 2002, 2001 and 2000, respectively. This technology consists of automated meter reading, measurement systems and other computer system and infrastructure improvements that have increased customer service and administrative and operational efficiency. The Company acquired a business for approximately $1.8 million in 2000. There were no acquisitions in 2001 and 2002. In 2003, the Company plans to spend approximately $33 million on property additions.
     During 2002, the Company received $4.5 million in proceeds from property sales, net of costs. This was a significant increase over prior years. The primary reason for the increase was the sale of two buildings and vacant land. The two buildings housed a large portion of the operations and administrative personnel of SEMCO Gas. These two facilities are now being leased by the Company.

----------
27 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

CASH FLOWS PROVIDED BY OPERATIONS. The Company's net cash provided by operating activities totaled $24.9 million in 2002, $36.7 million in 2001 and $49.0 million in 2000. The change in operating cash flows is influenced significantly by changes in the level and cost of gas in underground storage, changes in accounts receivable and accrued revenue and other working capital changes. The changes in these accounts are largely the result of how the Company manages the timing of cash receipts and payments.
     The Company uses significant amounts of short-term borrowings to finance natural gas purchases for storage during the non-heating season. The Company owns and leases natural gas storage facilities in Michigan, with available capacity approximating 30% to 35% of the Company's average annual Michigan gas sales. Generally, gas is injected into storage during the months of April through October and withdrawn for sale from November through March.

CASH FLOWS PROVIDED BY FINANCING. The Company received net cash provided by financing activities of $5.6 million, $19.3 million and $13.6 million in 2002, 2001 and 2000, respectively.




Years Ended December 31,                             2002       2001        2000
------------------------                           ---------  ---------  ----------
(in thousands)
Cash provided by (used for) financing activities
  Issuance of common stock, net of repurchases. .  $  3,642   $  2,436   $     865
  Issuance of trust preferred securities. . . . .         -          -     134,885
  Issuance of long-term debt, net of redemptions.    (1,135)    58,286     136,569
  Net cash change in notes payable. . . . . . . .    13,878    (26,185)   (243,708)
  Payment of dividends. . . . . . . . . . . . . .   (10,776)   (15,193)    (15,033)
                                                   ---------  ---------  ----------
                                                   $  5,609   $ 19,344   $  13,578
                                                   =========  =========  ==========


     The Company's net funds borrowed (paid) on notes payable were $13.9 million, ($26.2) million and ($243.7) million in 2002, 2001 and 2000, respectively. During 2002 the Company issued $30 million of long-term debt and used the proceeds to repay $30 million of debt which matured in October, 2002. During 2001, the Company issued $60 million of long-term debt and used the proceeds to repay a portion of its short-term lines of credit with banks. On
November 1, 1999, the Company financed the acquisition of ENSTAR with a $290 million unsecured bridge loan. In 2000, the Company utilized the proceeds of several securities offerings and its short-term bank lines of credit to repay the bridge loan. The net change in notes payable for 2000 includes the combined cash borrowed or paid on the Company's short-term lines of credit with banks and the ENSTAR bridge loan.
     The Company redeemed certain of its securities and issued various debt and equity securities during the past three years. Refer to Note 4 of the Notes to the Consolidated Financial Statements for information regarding these redemptions and issues.
     Cash dividends paid per share for common shareholders were $0.59, $0.84 and $0.84 in 2002, 2001 and
2000,  respectively.

NON-CASH FINANCING ACTIVITIES. The Company issued .1 million shares of its common stock to the shareholders of a business acquired during 2000.

OFF-BALANCE SHEET ARRANGEMENTS. The Company does not have any off-balance sheet financing arrangements.

GUARANTEES. The Company does not have any material guarantees that are required to be disclosed under the provisions of Financial Accounting Standards Board Interpretation No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others."

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS. Summarized below are the contractual obligations and other commercial commitments of the Company.

----------
28 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS


AS  OF  DECEMBER  31,  2002
---------------------------
(in  millions)
                                                                Payments Due by Period
                                                   ------------------------------------------------
                                                                                           2007
Contractual obligations                            Total   2003   2004    2005   2006   and beyond
-----------------------                            ------  -----  -----  ------  -----  -----------
  Long-term debt (a). . . . . . . . . . . . . . .  $365.0  $   -  $55.0  $ 15.0  $   -  $     295.0
  Trust preferred securities of subsidiaries (a).  $141.0      -      -   101.0      -         40.0
  Unconditional gas purchase
    and gas transportation obligations. . . . . .  $209.8   76.6   42.4    38.2   29.4         23.2
  Operating leases. . . . . . . . . . . . . . . .  $ 13.1    1.8    1.7     1.3    1.1          7.2
  Miscellaneous notes payable . . . . . . . . . .  $  0.6    0.4    0.2       -      -            -
                                                   ------  -----  -----  ------  -----  -----------
Total contractual cash obligations. . . . . . . .  $729.5  $78.8  $99.3  $155.5  $30.5  $     365.4
                                                   ------  -----  -----  ------  -----  -----------

                                                      Amount of Commitment Expiration Per Period
                                                   ------------------------------------------------
                                                                                           2007
Commercial commitments                             Total   2003   2004    2005   2006   and beyond
----------------------                             ------  -----  -----  ------  -----  -----------

  Bank credit facility                             $145.0  $65.0  $   -  $ 80.0  $   -  $         -
                                                   ------  -----  -----  ------  -----  -----------


(a) Certain of these obligations are subject to remarketing and could become due or could be cancelled before their maturity under specific circumstances. Refer to Note 4 of the Notes to the Consolidated Financial Statements for further information.


OTHER COMMITMENTS AND CONTINGENCIES. For information about other commitments and contingencies, refer to Note 13 of the Notes to the Consolidated Financial Statements.

FUTURE FINANCING. In general, the Company funds its capital expenditure program and dividend payments with operating cash flows and the utilization of short-term credit facilities. When appropriate, the Company will refinance its short-term debt with long-term debt, common stock or other long-term financing instruments. On June 25, 2002, the Company entered into a $145 million credit agreement with a group of banks, replacing four lines of credit totaling $145 million, which were due to expire. The new agreement, all of which is committed, consists of an $80 million three-year revolver and a $65 million 364-day facility, with a one-year term loan option. At December 31, 2002, the unused portion of the Company's credit facility was $23.8 million.
     In March 2000, a registration statement on Form S-3 ("registration statement") filed by the Company and SEMCO Capital Trust I, SEMCO Capital Trust II and SEMCO Capital Trust III ("Capital Trusts") with the Securities and Exchange Commission became effective. The Company and Capital Trusts registered up to $500 million of securities under the registration statement, of which $276 million, $60 million and $30 million were utilized to issue securities during 2000, 2001 and 2002, respectively. The remaining balance of $134 million under the registration statement is available for any future issues of common stock, preferred stock, trust preferred securities and long-term debt, as needed. Refer to Note 4 of the Notes to the Consolidated Financial Statements for additional information regarding the securities issued.
     Two of the Company's securities, 10.1 million FELINE PRIDES securities and $105 million of 8.95% Remarketable or Redeemable Securities ("ROARS") are subject to remarketing and rate resets in 2003. In addition, the Company may also redeem, or may be required to redeem, the ROARS during 2003. Refer to Note 4 of the Notes to the Consolidated Financial Statements for a description of these securities and other information, including the terms related to remarketing, rate resets or possible redemption of the securities in 2003.
     The Company's long-term and short-term debt agreements contain restrictive financial covenants including, among others, maintaining a Fixed Charges Coverage Ratio (as defined in the agreements) of at least 1.50 and placing limits on the payment of dividends beyond certain levels. Non-compliance with these covenants could result in an acceleration of the due dates for the debt obligations under the agreements. As of December 31, 2002, the Fixed Charges Coverage Ratio was 1.89 and the Company was in compliance with all of the covenants in these agreements. The Company has currently projected its financial covenants for each of the four quarters during 2003, based on the Company's forecasted operating results for the year, and these forecasted results show that the Company would be able to remain in compliance with all of its covenants during 2003. However, these forecasted results are dependent on several internal assumptions and external factors. If these assumptions or factors differ from management's current expectations, they could have an adverse impact on the Company's ability to remain in compliance with its covenants during 2003.

----------
29 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     The most significant assumptions and factors that could impact the ongoing compliance with these covenants include the effects of weather on the Company's operating results; the ability of the Company to improve the operating results of the construction services business under the Company's current strategic direction; the ability of the Company to refinance its long-term debt in accordance with its financing plans; the ability of the Company to accomplish its financing objectives in a timely and cost-effective manner in light of changing conditions in the capital markets; and the Company's ability to successfully pass its annual goodwill impairment tests in light of the these factors.
     In the event the Company is not able to remain in compliance with these covenants, management plans to negotiate a modification of the covenants or a waiver of certain covenant provisions. However, the Company cannot make any assurances about whether modifications or waivers can be negotiated.
     The Company's ratio of earnings to fixed charges, as defined under Item 502 of SEC regulations S-K, was 1.32, 1.04 and 1.60 for 2002, 2001 and 2000, respectively. This ratio is more strictly defined than the Fixed Charges Coverage Ratio used to determine compliance with the Company's previously discussed debt covenants.


MARKET  RISK  INFORMATION

The Company's primary market risk arises from fluctuations in commodity prices and interest rates. The Company's exposure to commodity price risk arises from changes in natural gas and propane prices throughout the United States and in eastern Canada, where the Company conducts sales and purchase transactions. The Company does not currently use financial derivative instruments (such as swaps, collars or futures) to manage its exposure to commodity price risk. A significant portion of the natural gas requirements of the Company's Michigan gas distribution operations are covered under third-party supply arrangements and an MPSC-approved mechanism that passes commodity costs through to its customers. ENSTAR's natural gas requirements are primarily covered by a number of long-term supply arrangements and an RCA-approved mechanism that passes commodity costs through to its customers. For further information on how these agreements reduce the Company's exposure to commodity price risk, see the Cost of Gas section in Note 1 of the Notes to the Consolidated Financial Statements.
     The Company is also subject to interest rate risk in connection with the issuance of variable and fixed-rate debt. In order to maintain its desired mix of fixed-rate and variable-rate debt, the Company may use interest rate swap agreements and exchange fixed and variable-rate interest payment obligations over the life of the agreements, without exchange of the underlying principal amounts. See Note 7 of the Notes to the Consolidated Financial Statements for additional information on the fair value of interest rate swap agreements at December 31, 2002, and how the Company accounts for its risk management activities.


IMPACT  OF  INFLATION

The cost of gas sold in Alaska is recovered from natural gas distribution customers on a current basis through its gas cost adjustment ("GCA") clause.
The cost of gas sold in the geographic areas of Michigan subject to the jurisdiction of the MPSC is recovered from natural gas distribution customers on a current basis through its gas cost recovery ("GCR") clause. The GCA and GCR mechanisms allow for the adjustment of rates charged to customers in response to increases and decreases in the cost of gas purchased. The Company applied for and received approval from the CCBC to extend the fixed gas charge program until March 31, 2005 for customers located in the City of Battle Creek, Michigan and surrounding communities. See the Cost of Gas section in Note 1 of the Notes to the Consolidated Financial Statements for more information.
     Increases in other utility operating costs are recovered through the regulatory process of a rate case and, therefore, may adversely affect the results of operations in inflationary periods due to the time lag involved in this process. The Company attempts to minimize the impact of inflation by controlling costs, increasing productivity and filing rate cases on a timely basis.

----------
30 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

CRITICAL  ACCOUNTING  POLICIES

The Company has prepared its Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current information. The following is a summary of the Company's most critical accounting policies, which are defined as those policies whereby judgments or uncertainties could affect the application of those policies and materially different amounts could be reported under different conditions or using different assumptions. For a complete discussion of the Company's significant accounting policies, refer to
Note  1  of  the  Notes  to  the  Consolidated  Financial  Statements.

RATE REGULATION. The Gas Distribution Business is subject to regulation. The regulatory matters associated with gas distribution customers located in the City of Battle Creek, Michigan, and surrounding communities are subject to the jurisdiction of the City Commission of Battle Creek. The Michigan Public Service Commission has jurisdiction over the regulatory matters related to the Company's remaining Michigan customers. Regulatory matters for gas distribution customers in Alaska are subject to the jurisdiction of the Regulatory Commission of Alaska. These regulatory bodies have jurisdiction over, among other things, rates, accounting procedures, and standards of service.
     The Company's gas distribution business segment has accounting policies which conform to SFAS 71, "Accounting for the Effect of Certain Types of Regulation" and which are in accordance with the accounting requirements and ratemaking practices of the regulatory authorities. The application of these accounting policies allows the Company to defer expenses and income as regulatory assets and liabilities in the Consolidated Statements of Financial Position when it is probable that those expenses and income will be allowed in the ratesetting process in a period different from the period in which they would have been reflected in the Consolidated Statements of Operations by an unregulated company. These deferred regulatory assets and liabilities are then included in the Consolidated Statements of Operations in the periods in which the same amounts are reflected in rates. Management's assessment of the probability of recovery or pass through of regulatory assets and liabilities requires judgment and interpretation of laws and regulatory commission orders. If, for any reason, the Company ceases to meet the criteria for application of regulatory accounting treatment for all or part of its operations, the regulatory assets and liabilities related to those portions ceasing to meet such criteria would be eliminated from the Consolidated Statements of Financial Position and included in the Consolidated Statements of Operations for the period in which the discontinuance of regulatory accounting treatment occurs. Such amounts would be classified as an extraordinary item.

GOODWILL. The Company evaluates its goodwill for impairment in accordance with SFAS 142, "Goodwill and Other Intangible Assets." SFAS 142 requires that the Company perform impairment tests on its goodwill balance annually or at any time when events occur which could impact the value of the Company's business segments. The Company's determination of whether an impairment has occurred is based on an estimate of discounted cash flows attributable to the Company's reporting units that have goodwill, as compared to the carrying value of those reporting units' net assets. The Company must make long-term forecasts of future revenues, expenses and capital expenditures related to the reporting unit in order to make the estimate of discounted cash flows. These forecasts require assumptions about future demand, future market conditions, regulatory developments and other factors. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period. If an impairment test of goodwill shows that the carrying amount of the goodwill is in excess of the fair value, a corresponding impairment loss would be recorded in the Consolidated Statements of Operations. The 2002 annual impairment tests were performed for the Company's business segments and indicated that there was no impairment of goodwill.

----------
31 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

PENSIONS AND OTHER POSTRETIREMENT BENEFITS. The Company accounts for pension costs and other postretirement benefit costs in accordance with the SFAS 87, "Employers' Accounting for Pensions" and SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," respectively. These Statements require liabilities to be recorded in the Consolidated Statements of Financial Position at the present value of these future obligations to employees net of any plan assets. The calculation of these liabilities and associated expenses require the expertise of actuaries and are subject to many assumptions including life expectancies, present value discount rates, expected long-term rate of return on plan assets, rate of compensation increase and anticipated health care costs. Any change in these assumptions can significantly change the liability and associated expenses recognized in any given year. For example, a one percentage point increase in anticipated health care costs each year would increase the accumulated retiree medical obligation as of December 31, 2002 by $4.4 million and the aggregate of the service and interest cost components of net periodic retiree medical costs for 2002 by $.4 million.


NEW  ACCOUNTING  STANDARDS

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 143, "Accounting for Asset Retirement Obligations," which is effective January 1, 2003. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred.
     When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company does not believe that the adoption of SFAS 143 will have a material impact on its financial condition and results of operation.
     In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS 145 eliminates SFAS 4, Reporting Gains and Losses from Extinguishment of Debt" ("SFAS 4") and thus allows for only those gains or losses on the extinguishment of debt that meet the criteria of extraordinary items to be treated as such in the financial statements. SFAS 145 also amends SFAS 13, Accounting for Leases" ("SFAS 13") to require sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The provisions of this Statement relating to the rescission of SFAS 4 are effective for fiscal years beginning after May 15, 2002. The provisions of this Statement relating to the amendment of SFAS 13 are effective for transactions occurring after May 15, 2002. All other provisions of this Statement are effective for financial statements issued on or after May 15, 2002.
     In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 requires that the liability for costs associated with exit or disposal activities be recognized when incurred, rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.
     The Company has evaluated the impact of SFAS 145 and SFAS 146 on its financial statements and does not expect it to be material.
     In November 2002, the FASB issued SFAS No. 148, "Accounting for stock-Based Compensation - Transition and Disclosure- an amendment of FASB Statement No. 123." SFAS 148 amends SFAS No. 123 "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure requirements apply to all companies for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS 148 is not expected to have a material impact on the Company's consolidated financial statements.

----------
32 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect
Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees and standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions of FIN 45 related to recognizing a liability at inception of the guarantee do not apply to product warranties or guarantees accounted for as derivatives. The initial recognition and initial measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure provisions are effective for financial statements for periods ending after December 15, 2002. The Company believes that the adoption of the recognition and measurement provisions of FIN 45 will not have a material impact on its financial statements.
     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities an Interpretation of ARB No. 51" ("FIN 46"). FIN 46 is not expected to have an impact on the Company's financial statements because the Company does not have any variable interest entities.

----------
33 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

REPORT  OF  INDEPENDENT  PUBLIC  ACCOUNTANTS

To  SEMCO  Energy,  Inc.:

In our opinion, the accompanying consolidated statements of financial position and capitalization as of December 31, 2002 and the related consolidated statements of operations, changes in common shareholders' equity and cash flows present fairly, in all material respects, the financial position of SEMCO Energy, Inc. and it subsidiaries at December 31, 2002 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2001 and for each of the two years in the period ended December 31, 2001, prior to the inclusion of the goodwill transitional disclosures in Note 1, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated February 7, 2002.
     As explained in Note 1 to the financial statements, effective January 1, 2002, SEMCO Energy, Inc. changed its method of accounting related to goodwill in accordance with the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"
     As discussed above, the financial statements of SEMCO Energy, Inc. as of December 31, 2001, and for each of the two years in the period ended December 31, 2001 were audited by other independent accountants who have ceased operations. As described in Note 1, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142. We audited the adjustments in the transitional disclosures in Note 1. In our opinion, all such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.



PricewaterhouseCoopers  LLP
Detroit,  Michigan
February  10,  2003

----------
34 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

REPORT  OF  INDEPENDENT  PUBLIC  ACCOUNTANTS


The following report is a copy of a report previously issued by Arthur Andersen LLP (Andersen). This report has not been reissued by Andersen, and Andersen did not consent to the incorporation by reference of this report (as included in the form 10-K) into any of the company's registration statements.
     As discussed in Note 1, the Company has revised its Financial Statements for the years ended December 31, 2001 and 2000 to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets. The Andersen report does not extend to these changes. The revisions to the 2001 and 2000 Financial Statements related to these transitional disclosures were reported on by PricewaterhouseCoopers LLP, as stated in their report appearing herein.


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



ARTHUR  ANDERSEN  LLP
Detroit,  Michigan
February  7,  2002

----------
35 -- SEMCO ENERGY, INC. AND SUBSIDIARIES


CONSOLIDATED  STATEMENTS  OF  OPERATIONS





YEARS ENDED DECEMBER 31,                                                    2002       2001       2000
------------------------                                                  ---------  ---------  ---------
(000's, except per share amounts)
OPERATING REVENUES
  Gas sales. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $335,655   $295,397   $273,312
  Gas transportation . . . . . . . . . . . . . . . . . . . . . . . . . .    25,707     25,888     30,783
  Construction services. . . . . . . . . . . . . . . . . . . . . . . . .   107,365    117,160     95,537
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12,238      7,378     10,693
                                                                          ---------  ---------  ---------
                                                                           480,965    445,823    410,325
                                                                          ---------  ---------  ---------

OPERATING EXPENSES
  Cost of gas sold . . . . . . . . . . . . . . . . . . . . . . . . . . .   220,422    184,973    161,945
  Operation and Maintenance. . . . . . . . . . . . . . . . . . . . . . .   156,653    162,289    140,236
  Depreciation and amortization. . . . . . . . . . . . . . . . . . . . .    35,337     36,505     33,051
  Property and other taxes . . . . . . . . . . . . . . . . . . . . . . .    11,844     11,562      9,860
  Restructuring and impairment charges . . . . . . . . . . . . . . . . .         -      6,103          -
                                                                          ---------  ---------  ---------
                                                                           424,256    401,432    345,092
                                                                          ---------  ---------  ---------

OPERATING INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . . .    56,709     44,391     65,233
                                                                          ---------  ---------  ---------

Other income (deductions)
  Interest expense . . . . . . . . . . . . . . . . . . . . . . . . . . .   (31,268)   (31,784)   (34,905)
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,238      2,335      2,828
                                                                          ---------  ---------  ---------
                                                                           (29,030)   (29,449)   (32,077)
                                                                          ---------  ---------  ---------

INCOME BEFORE INCOME TAXES AND DIVIDENDS ON
   TRUST PREFERRED SECURITIES. . . . . . . . . . . . . . . . . . . . . .    27,679     14,942     33,156

Income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10,139      6,578     11,554
                                                                          ---------  ---------  ---------

INCOME BEFORE DIVIDENDS ON TRUST PREFERRED SECURITIES. . . . . . . . . .    17,540      8,364     21,602

Dividends on trust preferred securities, net of
   income taxes of $4,631, $4,632 and $2,695 . . . . . . . . . . . . . .     8,601      8,603      5,004
                                                                          ---------  ---------  ---------

INCOME (LOSS) FROM CONTINUING OPERATIONS . . . . . . . . . . . . . . . .     8,939       (239)    16,598

DISCONTINUED OPERATIONS:
  Income (loss) from engineering services operations, net of income tax
    benefit (expense) of $0, $694 and ($52). . . . . . . . . . . . . . .         -     (1,142)        95
  Loss on divestiture of engineering services operations,
    including losses during phase-out period, net of
    income tax benefit (expense) of ($1,276), $2,429 and $0. . . . . . .        10     (4,980)         -
                                                                          ---------  ---------  ---------

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS . . . . . . . . . . .  $  8,949   $ (6,361)  $ 16,693
                                                                          =========  =========  =========


EARNINGS PER SHARE - BASIC
  Income (loss) from continuing operations . . . . . . . . . . . . . . .  $   0.48   $  (0.01)  $   0.92
  Net income (loss) available to common shareholders . . . . . . . . . .  $   0.48   $  (0.35)  $   0.93


EARNINGS PER SHARE - DILUTED
  Income (loss) from continuing operations . . . . . . . . . . . . . . .  $   0.48   $  (0.01)  $   0.89
  Net income (loss) available to common shareholders . . . . . . . . . .  $   0.48   $  (0.35)  $   0.90


CASH DIVIDENDS PER SHARE . . . . . . . . . . . . . . . . . . . . . . . .  $   0.59   $   0.84   $   0.84


AVERAGE COMMON SHARES OUTSTANDING - BASIC. . . . . . . . . . . . . . . .    18,472     18,106     17,999
AVERAGE COMMON SHARES OUTSTANDING - DILUTED. . . . . . . . . . . . . . .    18,493     18,106     18,619

The accompanying notes to the consolidated financial statements are an integral part of these statements.

----------
36 -- SEMCO ENERGY, INC. AND SUBSIDIARIES


CONSOLIDATED  STATEMENTS  OF  FINANCIAL  POSITION



DECEMBER 31,                                                                 2002      2001
------------                                                               --------  --------
(000's)
CURRENT ASSETS
  Cash and temporary cash investments, at cost. . . . . . . . . . . . . .  $  1,813  $  1,728
  Restricted cash . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,212         -
  Receivables, less allowances of $1,909 and $1,849 . . . . . . . . . . .    49,841    64,219
  Accrued revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40,757    33,153
  Gas in underground storage. . . . . . . . . . . . . . . . . . . . . . .    35,232    12,731
  Prepaid expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .    23,449    22,276
  Materials and supplies, at average cost . . . . . . . . . . . . . . . .     4,254     5,258
  Gas charges recoverable from customers. . . . . . . . . . . . . . . . .     2,200     1,994
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,537     3,608
                                                                           --------  --------
                                                                            160,295   144,967
                                                                           --------  --------

PROPERTY PLANT AND EQUIPMENT
  Gas distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . .   635,992   613,467
  Diversified businesses and other. . . . . . . . . . . . . . . . . . . .    92,774    94,514
                                                                           --------  --------
                                                                            728,766   707,981
  Less accumulated depreciation and impairments . . . . . . . . . . . . .   207,635   183,436
                                                                           --------  --------
                                                                            521,131   524,545
                                                                           --------  --------

DEFERRED CHARGES AND OTHER ASSETS
  Goodwill, less amortization and impairments of $17,764. . . . . . . . .   161,084   161,084
  Deferred retiree medical benefits . . . . . . . . . . . . . . . . . . .     8,992     9,891
  Unamortized debt expense. . . . . . . . . . . . . . . . . . . . . . . .     7,809     7,831
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17,203    15,230
                                                                           --------  --------
                                                                            195,088   194,036
                                                                           --------  --------

TOTAL ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $876,514  $863,548
                                                                           ========  ========


CURRENT LIABILITIES
  Notes payable and current maturities of long-term debt. . . . . . . . .  $121,835  $137,957
  Accounts payable. . . . . . . . . . . . . . . . . . . . . . . . . . . .    38,148    30,410
  Customer advance payments . . . . . . . . . . . . . . . . . . . . . . .    11,408    13,530
  Accrued interest. . . . . . . . . . . . . . . . . . . . . . . . . . . .     7,598     7,665
  Accumulated deferred income taxes . . . . . . . . . . . . . . . . . . .     1,879       912
  Amounts payable to customers. . . . . . . . . . . . . . . . . . . . . .     1,073     1,463
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19,194    17,076
                                                                           --------  --------
                                                                            201,135   209,013
                                                                           --------  --------

DEFERRED CREDITS AND OTHER LIABILITIES
  Accumulated deferred income taxes . . . . . . . . . . . . . . . . . . .    33,043    33,149
  Customer advances for construction. . . . . . . . . . . . . . . . . . .    15,841    15,548
  Unamortized investment tax credit . . . . . . . . . . . . . . . . . . .     1,178     1,445
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9,833    12,223
                                                                           --------  --------
                                                                             59,895    62,365
                                                                           --------  --------
COMMITMENTS AND CONTINGENCIES (SEE NOTE 13)
CAPITALIZATION
  Long-term debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   366,026   338,966
  Company-obligated mandatorily redeemable trust preferred securities
    of subsidiaries holding solely debt securities of SEMCO Energy, Inc..   139,436   139,394
  Common shareholders' equity . . . . . . . . . . . . . . . . . . . . . .   110,022   113,810
                                                                           --------  --------
                                                                            615,484   592,170
                                                                           --------  --------

TOTAL LIABILITIES AND CAPITALIZATION. . . . . . . . . . . . . . . . . . .  $876,514  $863,548
                                                                           ========  ========


The accompanying notes to the consolidated financial statements are an integral part of these statements.

----------
37 -- SEMCO ENERGY, INC. AND SUBSIDIARIES


CONSOLIDATED  STATEMENTS  OF  CASH  FLOW


YEARS ENDED DECEMBER 31,                                                2002       2001        2000
------------------------                                              ---------  ---------  ----------
(000's)
CASH FLOW PROVIDED BY (USED FOR) OPERATING ACTIVITIES
  Net income (loss). . . . . . . . . . . . . . . . . . . . . . . . .  $  8,949   $ (6,361)  $  16,693
  Adjustments to reconcile net income to net
    cash from operating activities:
        Depreciation and amortization. . . . . . . . . . . . . . . .    35,337     36,505      33,051
        Depreciation and amortization in discontinued operations . .       225        454         421
        Accumulated deferred income taxes and investment tax credit.     3,516      4,402       6,877
        Non-cash impairment charges and subsequent adjustment. . . .    (1,732)     7,679           -
        Changes in assets and liabilities, net of effects of
           acquisitions, divestitures and other changes as
           shown below . . . . . . . . . . . . . . . . . . . . . . .   (21,350)    (6,023)     (8,080)
                                                                      ---------  ---------  ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES. . . . . . . . . . . . . .    24,945     36,656      48,962
                                                                      ---------  ---------  ----------

CASH FLOWS PROVIDED BY (USED FOR) INVESTING ACTIVITIES
  Property additions - gas distribution. . . . . . . . . . . . . . .   (29,972)   (34,074)    (47,466)
  Property additions - diversified businesses and other. . . . . . .    (5,005)   (21,370)    (19,170)
  Proceeds from property sales, net of retirement costs. . . . . . .     4,508        (49)         15
  Acquisitions of businesses, net of cash acquired . . . . . . . . .         -          -        (784)
                                                                      ---------  ---------  ----------
NET CASH USED FOR INVESTING ACTIVITIES . . . . . . . . . . . . . . .   (30,469)   (55,493)    (67,405)
                                                                      ---------  ---------  ----------

CASH FLOWS PROVIDED BY (USED FOR) FINANCING ACTIVITIES
  Issuance of common stock, net of expenses. . . . . . . . . . . . .     3,642      2,436         865
  Issuance of trust preferred securities, net of expenses. . . . . .         -          -     134,885
  Net cash change in notes payable . . . . . . . . . . . . . . . . .    13,878    (26,185)   (243,708)
  Issuance of long-term debt, net of expenses. . . . . . . . . . . .    28,990     58,296     136,619
  Repayment of long-term debt and related expenses . . . . . . . . .   (30,125)       (10)        (50)
  Payment of dividends . . . . . . . . . . . . . . . . . . . . . . .   (10,776)   (15,193)    (15,033)
                                                                      ---------  ---------  ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES. . . . . . . . . . . . . .     5,609     19,344      13,578
                                                                      ---------  ---------  ----------

CASH AND TEMPORARY CASH INVESTMENTS
  Net increase (decrease). . . . . . . . . . . . . . . . . . . . . .        85        507      (4,865)
  Beginning of period. . . . . . . . . . . . . . . . . . . . . . . .     1,728      1,221       6,086
                                                                      ---------  ---------  ----------

END OF PERIOD. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  1,813   $  1,728   $   1,221
                                                                      =========  =========  ==========


CHANGES IN ASSETS AND LIABILITIES, NET OF EFFECTS OF
   ACQUISITIONS, DIVESTITURES AND OTHER CHANGES:
      Restricted cash. . . . . . . . . . . . . . . . . . . . . . . .  $ (1,212)  $      -   $       -
      Receivables, net . . . . . . . . . . . . . . . . . . . . . . .    14,378      8,920       7,161
      Accrued revenue. . . . . . . . . . . . . . . . . . . . . . . .    (7,604)      (941)     (6,832)
      Prepaid expenses . . . . . . . . . . . . . . . . . . . . . . .    (1,173)    (7,967)         12
      Materials, supplies and gas in underground storage . . . . . .   (21,497)    (4,185)      4,065
      Gas charges recoverable from customers . . . . . . . . . . . .      (206)       704         311
      Accounts payable . . . . . . . . . . . . . . . . . . . . . . .     7,738     (1,890)     (3,780)
      Customer advances and amounts payable to customers . . . . . .    (2,219)       (68)     (4,036)
      Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (9,555)      (596)     (4,981)
                                                                      ---------  ---------  ----------
                                                                      $(21,350)  $ (6,023)  $  (8,080)
                                                                      ---------  ---------  ----------

The  accompanying  notes  to  the  consolidated  financial  statements  are  an integral part of these
Statements.

----------
38 -- SEMCO ENERGY, INC. AND SUBSIDIARIES


CONSOLIDATED  STATEMENTS  OF  CAPITALIZATION


YEARS ENDED DECEMBER 31,                                            2002       2001
------------------------                                          ---------  ---------
(000's)
CURRENT MATURITIES OF LONG-TERM DEBT
   6.83% notes due 2002. . . . . . . . . . . . . . . . . . . . .  $      -   $ 30,000
                                                                  ---------  ---------



CAPITALIZATION
----------------------------------------------------------------
LONG-TERM DEBT
   8.00% notes due 2004. . . . . . . . . . . . . . . . . . . . .  $ 55,000   $ 56,900
   7.20% notes due 2007. . . . . . . . . . . . . . . . . . . . .    30,000     30,000
   8.95% notes due 2008, remarketable 2003 . . . . . . . . . . .   105,378    106,179
   6.49% notes due 2009. . . . . . . . . . . . . . . . . . . . .    30,000          -
   8.00% notes due 2010. . . . . . . . . . . . . . . . . . . . .    30,758     30,887
   8.00% notes due 2016. . . . . . . . . . . . . . . . . . . . .    59,890     60,000
   8.32% notes due 2024. . . . . . . . . . . . . . . . . . . . .    25,000     25,000
   6.50% medium-term notes due 2005. . . . . . . . . . . . . . .    15,000     15,000
   6.40% medium-term notes due 2008. . . . . . . . . . . . . . .     5,000      5,000
   7.03% medium-term notes due 2013. . . . . . . . . . . . . . .    10,000     10,000
                                                                  ---------  ---------
                                                                  $366,026   $338,966
                                                                  ---------  ---------


COMPANY-OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED
   SECURITIES OF SUBSIDIARIES HOLDING SOLELY DEBT SECURITIES OF
   SEMCO ENERGY, INC.
       10.25% cumulative trust preferred securities - 1,600,000
           shares issued and outstanding . . . . . . . . . . . .  $ 38,436   $ 38,394
       FELINE PRIDES -10,100,000 shares issued and outstanding .   101,000    101,000
                                                                  ---------  ---------
                                                                  $139,436   $139,394
                                                                  ---------  ---------


COMMON SHAREHOLDERS' EQUITY
   Common stock, par value $1 per share - 40,000,000 shares
       authorized; 18,682,027 and 18,240,143 shares outstanding.  $ 18,682   $ 18,240
   Capital surplus . . . . . . . . . . . . . . . . . . . . . . .   120,089    117,091
   Accumulated other comprehensive income (loss) . . . . . . . .    (7,597)    (2,196)
   Retained earnings (deficit) . . . . . . . . . . . . . . . . .   (21,152)   (19,325)
                                                                  ---------  ---------
                                                                  $110,022   $113,810
                                                                  ---------  ---------

TOTAL CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . .  $615,484   $592,170
                                                                  =========  =========

The  accompanying  notes to the consolidated financial statements are an integral part of  these  statements.

----------
39 -- SEMCO ENERGY, INC. AND SUBSIDIARIES


CONSOLIDATED  STATEMENTS  OF  CHANGES  IN  COMMON  SHAREHOLDERS'  EQUITY



YEARS ENDED DECEMBER 31,                                       2002       2001       2000
------------------------                                     ---------  ---------  ---------
(000's)
COMMON STOCK
   Beginning of year. . . . . . . . . . . . . . . . . . . .  $ 18,240   $ 18,056   $ 17,909
       Issuance of common stock for acquisitions,
          the DRIP and other. . . . . . . . . . . . . . . .       442        184        147
                                                             ---------  ---------  ---------
   End of year. . . . . . . . . . . . . . . . . . . . . . .  $ 18,682   $ 18,240   $ 18,056
                                                             ---------  ---------  ---------


CAPITAL SURPLUS
   Beginning of year. . . . . . . . . . . . . . . . . . . .  $117,091   $115,186   $123,861
       Issuance of common stock for acquisitions,
          the DRIP and other. . . . . . . . . . . . . . . .     3,200      2,256      1,718
       Costs related to FELINES PRIDES (See Note 4) . . . .      (202)      (351)   (10,393)
                                                             ---------  ---------  ---------
   End of year. . . . . . . . . . . . . . . . . . . . . . .  $120,089   $117,091   $115,186
                                                             ---------  ---------  ---------


ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
   Beginning of year. . . . . . . . . . . . . . . . . . . .  $ (2,196)  $      -   $      -
       Minimum pension liability adjustment, net of income
         tax benefit of $2,922, $781 and $0 (See Note 8). .    (5,427)    (1,452)         -
       Unrealized derivative gain (loss) on interest rate
         hedge from an investment in an affiliate . . . . .        26       (744)         -
                                                             ---------  ---------  ---------
   End of year. . . . . . . . . . . . . . . . . . . . . . .  $ (7,597)  $ (2,196)  $      -
                                                             ---------  ---------  ---------


RETAINED EARNINGS (DEFICIT)
   Beginning of year. . . . . . . . . . . . . . . . . . . .  $(19,325)  $  2,230   $    570
       Net income (loss). . . . . . . . . . . . . . . . . .     8,949     (6,361)    16,693
       Cash dividends on common stock . . . . . . . . . . .   (10,776)   (15,194)   (15,033)
                                                             ---------  ---------  ---------
   End of year. . . . . . . . . . . . . . . . . . . . . . .  $(21,152)  $(19,325)  $  2,230
                                                             ---------  ---------  ---------

The  accompanying  notes  to  the  consolidated financial statements are an integral part of these  statements.




DISCLOSURE  OF  COMPREHENSIVE  INCOME  (LOSS)


YEARS ENDED DECEMBER 31,                                       2002       2001       2000
------------------------                                     ---------  ---------  ---------
(000's)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS. . . . .  $  8,949   $ (6,361)  $ 16,693
   Minimum pension liability adjustment, net of income
      tax benefit of $2,922, $781 and $0 (See Note 8) . . .    (5,427)    (1,452)         -
   Unrealized derivative gain (loss) on interest rate
     hedge from an investment in an affiliate . . . . . . .        26       (744)         -
                                                             ---------  ---------  ---------
TOTAL COMPREHENSIVE INCOME (LOSS) . . . . . . . . . . . . .  $  3,548   $ (8,557)  $ 16,693
                                                             ---------  ---------  ---------

The accompanying notes to the consolidated financial statements are an integral part of  these  statements.

----------
40 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


NOTE  1.  SIGNIFICANT  ACCOUNTING  POLICIES

Company  Description.  SEMCO  Energy,  Inc., is an investor-owned company. SEMCO
Energy, Inc. and its subsidiaries (the "Company") operate four reportable business segments: (1) gas distribution; (2) construction services; (3) information technology services; and (4) propane, pipelines and storage. The latter three segments are sometimes referred to together as the "Diversified Businesses." The Company's gas distribution business segment distributes and transports natural gas to approximately 272,000 customers in the state of Michigan and approximately 111,000 customers in the state of Alaska. The Alaska-based operation and the Michigan-based operation are known together as the "Gas Distribution Business" and operate as divisions of SEMCO Energy, Inc.
     The construction services segment ("Construction Services") currently conducts most of its business in the midwestern, southern and southeastern areas of the United States. Its primary service is the installation and upgrade of compressor stations and underground natural gas mains and service lines.
      The information technology services segment ("IT Services") is headquartered in Michigan and provides IT infrastructure outsourcing services and other IT services with a focus on mid-range computers, particularly the IBM I-Series (AS-400) platform. The Company's other business segments accounted for approximately 79% of IT Services' revenues during 2002.
     The propane, pipelines and storage segment sells more than 4 million gallons of propane annually to retail customers in Michigan's upper peninsula and northeast Wisconsin and operates natural gas transmission and storage facilities in Michigan.
     The Company began accounting for its engineering services segment as a discontinued operation, effective with the fourth quarter of 2001. For additional information, refer to the "Discontinued Operations" disclosure within this Note.

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

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of SEMCO Energy, Inc. and its wholly-owned subsidiaries. Investments in unconsolidated companies where the Company has significant influence, but does not control the entity, are reported using the equity method of accounting.
     Certain of the Company's diversified businesses, primarily Construction Services and IT Services, supply services at a profit to the Company's regulated gas distribution business. In accordance with Statement of Financial Accounting Standard ("SFAS") 71, "Accounting for the Effects of Certain Types of
Regulation," intercompany profits remaining in the assets of the regulated business at a particular date are not eliminated since it is probable that, through the ratemaking process, the cost will be recovered through future revenue. As a result, $.1 million, $.6 million and $.9 million of profit on revenues earned from the Company's regulated business by the Company's diversified businesses was not eliminated during consolidation in 2002, 2001, and 2000 respectively. All other significant intercompany transactions have been eliminated.

RATE REGULATION. The Gas Distribution Business is subject to regulation. The regulatory matters associated with gas distribution customers located in the City of Battle Creek, Michigan, and surrounding communities are subject to the jurisdiction of the City Commission of Battle Creek ("CCBC"). The Michigan Public Service Commission ("MPSC") has jurisdiction over the regulatory matters related to the Company's remaining Michigan customers. Regulatory matters for gas distribution customers in Alaska are subject to the jurisdiction of the Regulatory Commission of Alaska ("RCA"). These regulatory bodies have jurisdiction over, among other things, rates, accounting procedures, and standards of service. The Gas Distribution Business is subject to the provisions of SFAS 71. Refer to Note 2 for additional information regarding SFAS 71.

RESTRICTED CASH. At December 31, 2002, the Company had $1.2 million of restricted cash. The Company expects this cash will be disbursed or that the restricted status will be removed within one year.

PROPERTY, PLANT, EQUIPMENT AND DEPRECIATION. The Company's property, plant and equipment ("property") is recorded at cost. The Company provides for depreciation on a straight-line basis over the estimated useful lives of the related property. The ratio of depreciation to the average balance of property approximated 4.9% for the year 2002 and 4.7% for the years 2001 and 2000.

----------
41 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS

     On January 1, 2002, the Company adopted SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaces SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and Accounting Principles Board ("APB") Opinion 30, "Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."
     SFAS 144 requires long-lived assets to be measured at the lower of either the carrying amount or the fair value less the cost to sell the assets, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred.
     SFAS 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The adoption of SFAS 144 will result in the Company accounting for any future impairment or disposal of long-lived assets under the provisions of SFAS 144, but has not changed the accounting used for previous asset impairments or disposals.

GAS IN UNDERGROUND STORAGE. The gas inventory of the Gas Distribution Business at December 31, 2002 is reported at average cost. The gas inventory at December 31, 2001 was also stated at average cost with the exception of the inventory held by the Battle Creek division of the Gas Distribution Business, which was stated at last-in, first-out ("LIFO") cost. At December 31, 2001, the replacement cost of the Battle Creek division's gas inventory exceeded the LIFO cost by $0.2 million.
     During 2002, the Battle Creek Division changed its method of accounting for gas inventory from LIFO to average cost. This change in accounting principle was made in order to provide a better matching of expenses with revenues and make Battle Creek's accounting for gas inventory consistent with the Company's other gas distribution divisions and other Michigan gas distribution companies. This accounting change was not material to the financial statements, and, accordingly, no retroactive restatement of prior years' financial statements was made.
     In general, commodity costs and variable transportation costs are capitalized as gas in underground storage. Fixed costs, primarily pipeline demand charges and storage charges, are expensed as incurred through cost of gas.

GOODWILL. Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired. On January 1, 2002, the Company adopted SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 141 addresses financial accounting and reporting for all business combinations and requires that all business combinations entered into subsequent to June 30, 2001 be recorded under the purchase method. This Statement also addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets at acquisition. This Statement also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition.
     In compliance with SFAS 142, goodwill amortization ceased effective January 1, 2002. Prior to January 1, 2002, goodwill was being amortized on a straight-line basis over periods of up to 40 years. Amortization expense was approximately $4.6 in 2001 and $4.0 million in 2000. During 2001, the Company recorded a charge of $4.0 million for the impairment of goodwill associated with the Company's construction services segment and its discontinued engineering services business. The Company's carrying amount for goodwill at December 31, 2002 was $161.1 million, of which $140.2 million related to the Gas Distribution Business, $17.7 million related to Construction Services, $3.1 million related to the Propane, Pipelines and Storage segment and $.1 million related to IT Services.
     The Company was required to complete a transition impairment test in the year of adoption of SFAS 142 and perform subsequent impairment tests on the remaining goodwill balance annually or at any time when events occur which could impact the value of the Company's business segments. If an impairment test of goodwill shows that the carrying amount of the goodwill is in excess of the fair value, a corresponding impairment loss would be recorded in the Consolidated Statements of Operations. The transition impairment tests were performed for the Company's business units and the results of those tests indicate that no impairment of the Company's goodwill balances existed as of January 1, 2002. The 2002 annual impairment tests were also performed for the Company's business segments and indicated that there was no impairment of goodwill. As a result, there was no change in the carrying amount of goodwill at December 31, 2002 when compared to December 31, 2001.
     The  following  table  presents what would have been reported as net income
(loss) available to common shareholders and the related per share amounts on a basic and diluted basis in 2002, 2001, and 2000, exclusive of amortization expense (including any related tax effects) related to goodwill.

----------
42 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS




YEARS ENDED DECEMBER 31,                                               2002     2001     2000
------------------------                                              ------  --------  -------
(000's)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS
        Reported income (loss) from continuing operations. . . . . .  $8,939  $  (239)  $16,598
        Discontinued operations. . . . . . . . . . . . . . . . . . .      10   (6,122)       95
        Reported net income (loss) available to common shareholders.   8,949   (6,361)   16,693
        Add back: Goodwill amortization, net of income taxes . . . .       -    2,806     2,449
        Adjusted net income (loss) available to common shareholders.  $8,949  $(3,555)  $19,142

ADJUSTED EARNINGS PER SHARE - BASIC
        Reported income (loss) from continuing operations. . . . . .  $ 0.48  $ (0.01)  $  0.92
        Discontinued operations. . . . . . . . . . . . . . . . . . .    0.00    (0.34)     0.01
        Reported net income (loss) available to common shareholders.    0.48    (0.35)     0.93
        Add back: Goodwill amortization, net of income taxes . . . .       -     0.15      0.13
        Adjusted net income (loss) available to common shareholders.  $ 0.48  $ (0.20)  $  1.06

ADJUSTED EARNINGS PER SHARE - DILUTED
        Reported income (loss) from continuing operations. . . . . .  $ 0.48  $ (0.01)  $  0.89
        Discontinued operations. . . . . . . . . . . . . . . . . . .    0.00    (0.34)     0.01
        Reported net income (loss) available to common shareholders.    0.48    (0.35)     0.90
        Add back: Goodwill amortization, net of income taxes . . . .       -     0.15      0.13
        Adjusted net income (loss) available to common shareholders.  $ 0.48  $ (0.20)  $  1.03


LONG-TERM NOTE RECEIVABLE. The Company sold its entire interest in an Arkansas pipeline to ENOGEX Arkansas Pipeline Corporation ("ENOGEX") in 1998. Pursuant to the terms included in the sales agreement, the Company will receive annual payments of $.8 million from ENOGEX for 17 years beginning in the year 2004. At December 31, 2002, the Company has a long-term discounted note receivable of $7.7 million for this note, which is reported in deferred charges and other assets in the Consolidated Statements of Financial Position.

REVENUE RECOGNITION. The Gas Distribution Business bills monthly on a cycle basis and follows the industry practice of recognizing accrued revenue for gas services rendered to its customers but not billed at month end. Construction Services recognizes revenues as services are rendered. In instances when projects are long-term, Construction Services uses the percentage of completion method. At December 31, 2002, Construction Services did not have any significant long-term projects. The propane business recognizes propane sales in the same period that the propane is delivered to customers.

COST OF GAS. The Alaska-based gas distribution operation ("ENSTAR") has a regulator-approved gas cost adjustment ("GCA") pricing mechanism, which allows for the adjustment of rates charged to customers in Alaska for increases and decreases in the cost of gas purchased. Under the GCA pricing mechanism, the gas charge portion of customers' gas rates is adjusted annually to reflect the estimated cost of gas purchased for the upcoming 12-month period. Any difference between actual cost of gas purchased and the estimate is deferred as a current asset or current liability and included in the next annual adjustment to the gas charge portion of rates. The GCA may be adjusted quarterly if it is determined that there are significant variances from the estimates used in the annual determination.

----------
43 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


     ENSTAR has RCA approved gas purchase contracts with several entities. The base price of gas purchased under these contracts can be adjusted annually based on factors such as the price of certain traded oil futures, certain natural gas futures and other inflationary measures. Under the GCA pricing mechanism, customers in Alaska are charged amounts that allow the Company to recoup its cost of purchased gas. As a result, the Company does not earn any income on the gas charge portion of ENSTAR's rates.
     Prior to April 1, 1999, the Company's Michigan-based gas distribution operation had a regulator-approved gas cost recovery ("GCR") pricing mechanism for the geographic areas subject to the regulatory jurisdiction of the MPSC and CCBC. The GCR pricing mechanism works similarly to the GCA pricing mechanism. During the three-year period from April 1, 1999 to March 31, 2002, the MPSC and CCBC authorized the Company to suspend its GCR clause and freeze in its customer base rate a fixed gas charge of $3.24 per thousand cubic feet ("Mcf"). The Company was able to offer this Michigan GCR suspension and rate freeze mainly as a result of agreements reached with TransCanada Gas Services, Inc. ("TransCanada"), which also covered the three-year period from April 1, 1999 to March 31, 2002. During 2001, TransCanada sold its gas marketing business and assigned the agreements to BP Canada Energy Marketing Corp. (formerly "BP Gas and Power") , with the Company's consent. Under the agreements, TransCanada or BP Canada Energy Marketing Corp ("BP") provided a significant portion of the Company's natural gas requirements, and managed the Company's natural gas supply and the supply aspects of transportation and storage operations in Michigan for the three-year period, at a cost that was, in most instances, below the $3.24 price charged to customers. As a result, during the three-year period from April 1, 1999 through March 31, 2002, the Michigan gas distribution operation retained any gas costs savings that resulted when the cost of purchased natural gas was below the $3.24 fixed price charged to customers, subject to a customer profit sharing mechanism described in Note 2.
     When the suspension period for the GCR pricing mechanism expired on March 31, 2002, the Company reinstated its GCR pricing mechanism for customers subject to the jurisdiction of the MPSC ("MPSC customers"). Consequently, effective April 1, 2002, the Company could no longer earn any income on the gas charge portion of MPSC customers' rates. The Company received approval from the CCBC to extend the GCR suspension period and fixed gas charge program, with a new fixed gas charge, until March 31, 2005 for customers subject to its jurisdiction ("CCBC customers").
     The Company has entered into new agreements with BP for the natural gas supply requirements of the CCBC customers, supply portfolio management for the MPSC customers, and transportation and storage asset management for both the CCBC and MPSC customers.
     Under the new BP agreement covering MPSC customers, the Company no longer purchases gas at a fixed cost over a number of years. In keeping with the Company's switch back to the GCR pricing mechanism for MPSC customers, the Company is required to solicit bids for all supplies with term lengths longer than three days. Supplies with term lengths of three days or less are purchased from BP. The new BP agreement covering CCBC customers will continue to have a fixed cost for the purchase of natural gas and is effective for the three-year period from April 1, 2002 through March 31, 2005.
     In accordance with the GCR pricing mechanism, the Company had $2.2 million recorded in current assets at December 31, 2002 for gas charges recoverable from customers. Also at December 31, 2002, the Company had $1.1 million recorded in current liabilities for amounts payable to customers in accordance with the GCA pricing mechanism.

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

----------
44 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


DISCONTINUED OPERATIONS. In December 2001, the Company's board of directors approved a plan to redirect the Company's business strategy, which included the divestiture of its engineering services business. As a result, the operating results and loss on disposal of this business have been segregated and reported as discontinued operations in the Consolidated Statements of Operations. A loss of approximately $5.0 million, representing the estimated loss during the phase-out period and the estimated loss on disposal, was reported as discontinued operations in the 2001 Consolidated Statement of Operations. The Company sold its engineering services business effective November 1, 2002. There was a difference of $10 thousand between the actual losses and estimated losses, which is reported as discontinued operations in 2002. For additional information, refer to Note 14 of the Notes to Consolidated Financial Statements.

STATEMENTS OF CASH FLOW. For purposes of the Consolidated Statements of Cash Flow, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash and temporary cash investments. Supplemental cash flow information for the years ended December 31, 2002, 2001 and 2000, is summarized in the following table.



YEARS ENDED DECEMBER 31,                         2002     2001      2000
------------------------                       --------  -------  --------
(000's)
CASH PAID DURING THE YEAR FOR:
   Interest . . . . . . . . . . . . . . . . .  $30,304   $31,301  $29,153
   Income taxes, net of (refunds) . . . . . .  $(2,243)  $ 4,258  $ 4,160

NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Capital stock issued for acquisitions. . .  $     -   $     -  $ 1,000

DETAILS OF ACQUISITIONS:
   Fair value of assets acquired. . . . . . .  $     -   $     -  $ 3,364
   Fair value of liabilities assumed. . . . .        -         -   (1,576)
   Company stock issued . . . . . . . . . . .        -         -   (1,000)
                                               --------  -------  --------

Cash paid . . . . . . . . . . . . . . . . . .  $     -   $     -  $   788
Less cash acquired. . . . . . . . . . . . . .        -         -        4
                                               --------  -------  --------

Net cash paid for acquisitions. . . . . . . .  $     -   $     -  $   784
                                               ========  =======  ========



NOTE  2.  REGULATORY  MATTERS

RCA. The Company's Alaska gas distribution division, ENSTAR Natural Gas Company and its subsidiary, Alaska Pipeline Company (together known as "ENSTAR"), have been undergoing a rate review with the RCA since 2000.
     The Company received an Order dated August 8, 2002 from the RCA on its review of rates for ENSTAR based on normalized data for the year 2000. In its Order the RCA established a revenue requirement of $107.6 million and a 12.55% return on equity. In response to a petition by ENSTAR, the RCA issued an additional Order dated September 16, 2002 which revised the indicated annual revenue reduction from $2.1 million to $2.0 million, which was 1.84% of ENSTAR's revenue in the normalized 2000 test year. The Order required ENSTAR to implement the rate reduction by September 27, 2002 on an across-the-board basis. The RCA also required ENSTAR to file an updated cost of service study by September 9, 2002 and a rate design in December 2002, with a hearing on the rate design filing scheduled for May 2003. ENSTAR has implemented the rate reduction and filed both the cost of service study and the rate design as required. The rate design filed with the RCA by ENSTAR requests greater recovery of fixed costs in the monthly customer charge and declining block rates for gas sales customers.

MPSC AND CCBC. During the three-year period from April 1, 1999 to March 31, 2002, the division of the Gas Distribution Business, subject to the jurisdiction of the MPSC, was under an MPSC order which, among other things, authorized the Company to: (1) suspend its GCR clause; (2) freeze in its customer base rate, a fixed gas charge of $3.24 per Mcf; (3) freeze distribution rate adjustments and
(4) adopt a new income sharing mechanism for use during the 1999, 2000 and 2001 calendar years.
     The MPSC order was applicable only in the geographic areas subject to the regulatory jurisdiction of the MPSC, and, therefore, did not govern rates regulated by the CCBC. However, the Gas Distribution Business voluntarily requested, and the CCBC approved, a similar freeze in the gas charge at $3.24 for customers subject to the jurisdiction of the CCBC. The CCBC also approved a suspension of the GCR clause, a distribution rate freeze and an income sharing mechanism similar to the MPSC approved program. The changes were effective for the same time period as the changes approved by the MPSC.

----------
45 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


     Several of the items in the MPSC order were interrelated. The fixed gas charge and the suspension of the GCR clause meant that customers paid $3.24 per Mcf regardless of the Company's actual cost of gas. The Gas Distribution Business was able to offer this Michigan GCR suspension and rate freeze mainly as a result of agreements reached with TransCanada. Refer to the Cost of Gas section of Note 1 for further information about the GCR clause, fixed gas charge and TransCanada agreements.
     The profit incentive and sharing mechanism was effective for the calendar years 1999, 2000 and 2001. Under the mechanism, if the Company's return on equity for its Michigan-based natural gas distribution business exceeded 12.75%, certain portions of the excess return would be credited to customers, i.e., would be reflected prospectively in reduced rates. Four safety and reliability performance measures were required to be met in order not to reduce the return on equity threshold used in the income sharing mechanism.
     The Company received approval from the CCBC to extend the GCR suspension period and the fixed gas charge program, with a new fixed gas charge, until March 31, 2005 for CCBC customers. The profit incentive and sharing mechanism discussed previously will remain in effect through March 2005 for CCBC customers. The Company also received approval during 2001 from the CCBC to start charging CCBC customers on a thermal basis rather than a volumetric basis. The Company buys all its natural gas by the dekatherm and now also sells it to these customers by the dekatherm.
     The Company filed an application with the MPSC in late 2001 to extend its fixed charge program until March 31, 2005 and increase the current fixed charge for MPSC customers. However, the Company was unable to reach an agreement with the MPSC and other interested parties on a fixed customer charge for natural gas for the three years of the proposed extended period. As a result, the Company reinstated its GCR pricing mechanism when the fixed gas charge program expired on March 31, 2002. Refer to the Cost of Gas section of Note 1 for information regarding the GCR pricing mechanism.
     Beginning in 2002, the profit incentive and sharing mechanism discussed previously is no longer in effect for MPSC customers. Instead, the profit incentive and sharing mechanism in effect for the calendar year 1998 was reinstated for 2002. Under this mechanism, referred to as a reverse taper incentive, if the return on equity for the division of Company's Michigan-based natural gas distribution business that serves its MPSC customers exceeds 10.75%, certain portions of the excess return between 10.75% and 16.0% would be credited to customers. For purposes of this mechanism, if the return on equity exceeds 16.0%, the Company is required to file a general rate case with the MPSC. The return on equity did not exceed 10.75% for 2002.
     On  November  21,  2002  the  MPSC  regulated  division of SEMCO Energy Gas
Company filed an application for a general rate increase of $10.9 million. Among the principal reasons for the requested increase were higher pension and healthcare costs and investment of approximately $120 million in new plant since the last rate case was approved in 1997. In addition to specific rate relief, the application sought an innovative rate design, which would mitigate some of the effects of warmer than normal weather on the Company's earnings. This new rate design calls for greater recovery of fixed costs in the monthly customer charge and declining block rates for gas sales customers. This would provide more stability in customer bills by moving costs from the peak heating season to summer and off-peak heating months. The filing also requests a change to customer billing based on the heat content of natural gas, or therms, rather than the current volumetric measure, cubic feet. An order is expected in 2003.

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

----------
46 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


     The following table summarizes the regulatory assets and liabilities recorded in the Consolidated Statements of Financial Position.



DECEMBER 31,                                                   2002     2001
------------                                                  -------  -------
(000's)
REGULATORY ASSETS
        Deferred retiree medical benefits. . . . . . . . . .  $ 8,992  $ 9,891
        Gas charges recoverable from customers . . . . . . .    2,200    1,994
        Unamortized loss on retirement of debt . . . . . . .    1,881    2,126
        Other. . . . . . . . . . . . . . . . . . . . . . . .    2,303    2,126
                                                              -------  -------
                                                              $15,376  $16,137
                                                              -------  -------

REGULATORY LIABILITIES
        Tax benefits amortizable to customers. . . . . . . .  $ 3,086  $ 3,448
        Unamortized investment tax credit. . . . . . . . . .    1,228    1,593
        Amounts payable to customers (gas cost overrecovery)    1,073    1,463
                                                              -------  -------
                                                              $ 5,387  $ 6,504
                                                              -------  -------



NOTE  3.  INCOME  TAXES

SFAS NO. 109. The Company accounts for income taxes in accordance with SFAS 109, "Accounting For Income Taxes." SFAS 109 requires an annual measurement of deferred tax assets and deferred tax liabilities based upon the estimated future tax effects of temporary differences and carryforwards.

PROVISION FOR INCOME TAXES. The table below summarizes the components of the Company's provision for income taxes.



YEARS ENDED DECEMBER 31,                             2002      2001      2000
------------------------                           --------  --------  --------
(000's)
FEDERAL INCOME TAXES:
        Currently payable (refundable). . . . . .  $ 2,442   $(7,056)  $ 3,065
        Deferred to future periods. . . . . . . .    2,796     4,717     5,935
        Investment tax credits ("ITC"). . . . . .     (267)     (267)     (267)
STATE INCOME TAXES:
        Currently payable (refundable). . . . . .      907       695      (473)
        Deferred to future periods. . . . . . . .      906       734       651
                                                   --------  --------  --------
TOTAL INCOME TAX EXPENSE (BENEFIT). . . . . . . .  $ 6,784   $(1,177)  $ 8,911


LESS AMOUNTS INCLUDED IN:
        Dividends on trust preferred securities .   (4,631)   (4,632)   (2,695)
        Discontinued operations . . . . . . . . .    1,276    (3,123)       52
                                                   --------  --------  --------
INCOME TAXES, EXCLUDING AMOUNTS SHOWN SEPARATELY.  $10,139   $ 6,578   $11,554
                                                   ========  ========  ========

----------
47 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


RECONCILIATION OF STATUTORY RATE TO EFFECTIVE RATE. The table below provides a reconciliation of the difference between the Company's provision for income taxes and income taxes computed at the statutory rate.



Years ended December 31,                   2002      2001      2000
------------------------                 --------  --------  --------
(000's)
NET INCOME (LOSS) . . . . . . . . . . .  $ 8,949   $(6,361)  $16,693
   Add back: Income taxes . . . . . . .     6784    (1,177)    8,911
                                         --------  --------  --------

PRE-TAX INCOME (LOSS) . . . . . . . . .  $15,733   $(7,538)  $25,604
                                         --------  --------  --------

COMPUTED FEDERAL INCOME TAXES . . . . .  $ 5,507   $(2,638)  $ 8,961
AMORTIZATION OF DEFERRED ITC. . . . . .     (267)     (267)     (267)
AMORTIZATION OF NON-DEDUCTIBLE AMOUNTS
   RESULTING FROM ACQUISITIONS. . . . .      119       237       237
STATE INCOME TAX EXPENSE, NET OF
   FEDERAL TAX BENEFIT. . . . . . . . .    1,178       928        79
OTHER . . . . . . . . . . . . . . . . .      247       563       (99)
                                         --------  --------  --------
TOTAL INCOME TAX EXPENSE (BENEFIT). . .  $ 6,784   $(1,177)  $ 8,911
                                         --------  --------  --------


DEFERRED INCOME TAXES. Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. At December 31, 2002, there was a valuation allowance of $.6 million recorded against deferred tax assets. The valuation allowance relates to a capital loss incurred in 2002 that is likely to expire before being realized for tax purposes. At December 31, 2001 there was no valuation allowance recorded against deferred tax assets. The Company has an estimated net operating loss ("NOL") carryforward for federal tax purposes of $35.6 million at December 31, 2002, of which $21.0 million expires in 2021 and $14.6 million expires in 2022. The table below shows the principal components of the Company's deferred tax assets (liabilities).



DECEMBER 31,                                          2002       2001
------------                                        ---------  ---------
(000's)
Property . . . . . . . . . . . . . . . . . . . . .  $(46,413)  $(35,235)
Retiree medical benefit obligation . . . . . . . .       986      1,249
Retiree medical benefit regulatory assets. . . . .    (3,147)    (3,462)
ITC. . . . . . . . . . . . . . . . . . . . . . . .       686        820
Unamortized debt expense . . . . . . . . . . . . .      (864)    (1,025)
Property taxes . . . . . . . . . . . . . . . . . .    (2,460)    (2,329)
Goodwill . . . . . . . . . . . . . . . . . . . . .    (3,929)    (1,430)
Other comprehensive income . . . . . . . . . . . .     3,704        781
Reserves associated with discontinued operations,
     restructuring and impairments . . . . . . . .     2,304      4,108
Net operating losses . . . . . . . . . . . . . . .    12,465          -
Valuation allowance for deferred tax assets. . . .      (580)         -
Other. . . . . . . . . . . . . . . . . . . . . . .     2,326      2,462
                                                    ---------  ---------
TOTAL DEFERRED TAXES . . . . . . . . . . . . . . .  $(34,922)  $(34,061)
                                                    ---------  ---------

Gross deferred tax liabilities . . . . . . . . . .  $(88,837)  $(71,695)
Gross deferred tax assets. . . . . . . . . . . . .    54,495     37,634
Valuation allowance for deferred tax assets. . . .      (580)         -
                                                    ---------  ---------
TOTAL DEFERRED TAXES . . . . . . . . . . . . . . .  $(34,922)  $(34,061)
                                                    ---------  ---------

----------
48 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


NOTE  4.  CAPITALIZATION

COMMON STOCK EQUITY. During 2002 and the last half of 2001, the Company issued approximately 372,000 shares and 166,000 shares, respectively of its common stock to the Company's Direct Stock Purchase and Dividend Reinvestment Plan ("DRIP") to meet the dividend reinvestment and stock purchase requirements of its participants. During 2000 and the first half of 2001, the DRIP purchased Company common stock on the open market to meet these requirements.
     The Company issued approximately 70,000, 19,000 and 52,000 shares of Company common stock to certain of the Company's employee benefit plans in 2002, 2001 and 2000, respectively. Also during 2002 and 2001, the Company purchased approximately 40,000 shares and 48,000 shares, respectively, of its common stock on the open market to contribute to certain of its employee benefit plans. The Company issued 83,000 shares of its common stock to the shareholders of a business acquired during 2000.

COMPANY-OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES OF SUBSIDIARIES. The Company's Capital Trusts were established for the sole purpose of issuing trust preferred securities and lending the gross proceeds to the Company. The sole assets of the Capital Trusts are debt securities of the Company with terms similar to the terms of the related trust preferred securities. The Capital Trusts are subsidiaries of the Company.
     In April 2000, SEMCO Capital Trust I issued 1.6 million shares of 10.25% cumulative trust preferred securities ("10.25% TPS") in a public offering at a price of $25 per security. SEMCO Capital Trust I used the $40 million in proceeds from the issuance of the 10.25% TPS to invest in subordinated debentures of the Company bearing an interest rate of 10.25%. The 10.25% TPS are subject to mandatory redemption upon repayment of the subordinated debentures at maturity or their earlier redemption. The subordinated debentures mature in 2040, but may be redeemed at any time after April 19, 2005, or at any time within 90 days following the occurrence of certain special events. The Company used the entire net proceeds from the sale of the subordinated debentures to repay a portion of the bridge loan utilized in the ENSTAR acquisition.
      Also during 2000, the Company issued 10.1 million FELINE PRIDES in a public offering at a price of $10 per security. Each FELINE PRIDES consists of a stock purchase contract of the Company and a 9% trust preferred security of SEMCO Capital Trust II due 2005 with a stated face value per security of $10 ("9% TPS"). SEMCO Capital Trust II used the $101 million in proceeds to invest in 9% senior deferrable notes of the Company due 2005. The Company used the net proceeds from the sale of the senior deferrable notes to repay a portion of the bridge loan utilized for the acquisition of ENSTAR and to repay a portion of its short-term lines of credit.
     Under the terms of each stock purchase contract (which is a component of a FELINE PRIDES unit), the FELINE PRIDES holder is obligated to purchase, and the Company is obligated to sell, between .7794 and .8651 shares of Company common stock in August 2003. The actual number of shares of common stock to be sold will depend on the average market value of a share of common stock in August 2003. In addition to payments on the 9% TPS, the Company is also obligated to pay the FELINE PRIDES holders a quarterly contract adjustment payment on each stock purchase contract at an annual rate of 2% of $10. The present value of the contract adjustment payments, or $5.6 million, was recorded as a liability and as a reduction to common stock capital surplus when the FELINE PRIDES were issued. As the Company pays the contract adjustment payments, common stock capital surplus is also reduced by the interest component of the payments. In addition, common stock capital surplus was reduced by $4.6 million for the issuance costs of the FELINE PRIDES.
     The FELINE PRIDES holders can settle their obligation to purchase Company common stock by paying cash or by having their 9% TPS remarketed in August 2003. The distribution rate on the 9% TPS will also be reset in August 2003. The reset rate will be equal to the sum of the reset spread and the rate on the two-year benchmark treasury and will be determined by the reset agent as the rate the TPS should bear in order to have an approximate market value of 100.5% of $10. However, the Company may limit the reset rate to be no higher than the rate on the two-year benchmark treasury plus 200 basis points (or 2%).
     In the case of FELINE PRIDES holders who decide to have their 9% TPS remarketed, $10 of the proceeds from remarketing each 9% TPS will automatically be applied to satisfy in full the obligation to purchase Company common stock under the related stock purchase contract. If the remarketing agent is unable to remarket the 9% TPS at the reset rate, as described above, the Company may exercise its right as a secured party to dispose of the 9% TPS in accordance with the provisions of the FELINE PRIDES, in order to satisfy any unfulfilled obligation to purchase common stock under the related stock purchase contract.

----------
49 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


LONG-TERM DEBT. In August 2002, the Company issued $30 million of 6.49% Senior Notes due 2009 ("2009 Senior Notes"). Interest on the 2009 Senior Notes is payable semiannually. The proceeds from the sale were used to redeem $30 million of 6.83% Senior Notes, which matured on October 1, 2002.
     In June 2001, the Company issued $60 million of 8% Senior Notes due 2016 ("2016 Senior Notes"). Interest on the 2016 Senior Notes is payable quarterly. On or after June 30, 2006, the Company may redeem some or all of the 2016 Senior Notes at a redemption price of 100% of the principal amount plus any accrued and unpaid interest. The 2016 Senior Notes contain provisions that give the estates or heirs of deceased 2016 Senior Note holders the right to request that the Company redeem their 2016 Senior Notes. During 2002, the Company redeemed $110 thousand of 2016 Senior Notes in accordance with these provisions. The proceeds from the sale of the 2016 Senior Notes were used to repay short-term debt and for general corporate purposes.
     In August 2001, the Company entered into an interest rate swap agreement with a financial institution in order to hedge its $55 million 8% Notes due June 1, 2004. The swap agreement, which covered the Notes through maturity, effectively converted the fixed rate on the Notes to a floating rate of interest. Under the terms of the swap agreement, the Company paid the counterparty a floating rate of interest based on LIBOR plus a spread of 297 basis points and received payments based on a fixed rate of 8%. During 2002, the Company terminated the interest rate swap and received $2.2 million. This amount is being recognized pro-rata in the Company's Consolidated Statements of Operations, as a reduction in interest expense, over the remaining term of the $55 million 8% Notes.
     In April 2000, the Company sold $30 million of 8% Senior Notes due 2010 ("2010 Senior Notes") in a public offering. Interest on the 2010 Senior Notes is paid semi-annually. The 2010 Senior Notes contain provisions that give the estates or heirs of deceased 2010 Senior Note holders the right to request that the Company redeem their 2010 Senior Notes. During 2002, 2001 and 2000, the Company redeemed $15 thousand, 10 thousand and $50 thousand, respectively, of 2010 Senior Notes in accordance with these provisions.
     The Company also sold $105 million of 8.95% Remarketable or Redeemable Securities ("ROARS") in a public offering in June 2000. The ROARS were issued at a discount of approximately $.3 million. Interest on the ROARS is payable semi-annually. The ROARS mature in July 2008; however, the Company may purchase, or be required to purchase, all of the ROARS in July 2003 if they are not remarketed as discussed below. The Company used the entire net proceeds from the sale of the 2010 Senior Notes and ROARS to repay a portion of the bridge loan utilized for the acquisition of ENSTAR.
     In conjunction with the sale of the ROARS, the Company entered into a remarketing agreement with Banc of America Securities LLC ("BAS") under which BAS has the option to purchase all the ROARS in July 2003, at 100% of the aggregate principal amount of the ROARS. The Company received an option premium of approximately $2.5 million for the remarketing option, which is included with the ROARS in long-term debt in the Company's Consolidated Statements of Financial Position. The option premium is being amortized to income over the life of the ROARS.
     If BAS elects to purchase the ROARS in July 2003, and the Company does not exercise its right to elect a floating interest rate or its right to redeem the ROARS, both of which are discussed below, BAS will remarket the ROARS at a new interest rate. The new fixed interest rate would be equal to the sum of 6.5% (the "Base Rate") and an applicable spread. Under the terms of the ROARS, the applicable spread is defined as the lowest bid received by BAS from various leading dealers of publicly traded debt securities, expressed as a spread above the Base Rate and based on a purchase price equal to the Dollar Price of the ROARS. The Dollar Price of the ROARS is defined as the present value, at the remarketing date in July 2003, of the remaining scheduled payments of principal and interest through maturity in July 2008 calculated at the Base Rate, discounted to the remarketing date in July 2003 using the rate on U.S. treasury securities with maturities comparable to the remaining term of the ROARS.
     If BAS elects to purchase the ROARS in July 2003, the Company will have the right to elect that BAS remarket the ROARS for a period of up to one year using a floating interest rate ("Floating Rate Period") rather than the fixed interest rate described above. At the end of the Floating Rate Period, BAS can elect to purchase the ROARS to remarket at a new fixed interest rate as described above.
     If BAS elects to purchase the ROARS for remarketing in July 2003 or at the end of the Floating Rate Period, the Company will also have the right to redeem the ROARS directly from BAS at either time at the Dollar Price as defined above. If BAS does not elect to purchase the ROARS in July 2003, the Company is required to redeem all of the ROARS at that time at 100% of the aggregate principal amount of the ROARS. If BAS does not exercise its option to purchase the ROARS at the end of the floating rate period, the Company is required to redeem all of the ROARS at that time at the Dollar Price.

----------
50 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


     The Company's long-term and short-term debt agreements contain restrictive financial covenants including, among others, maintaining a Fixed Charges Coverage Ratio (as defined in the agreements) of at least 1.50 and placing limits on the payment of dividends beyond certain levels. Non-compliance with these covenants could result in an acceleration of the due dates for the debt obligations under the agreements. As of December 31, 2002, the fixed charges coverage ratio was 1.89 and the Company was in compliance with all of the covenants in these agreements.
     There are no annual sinking fund requirements for the Company's existing debt over the next five years. Debt maturing over the next five years includes the maturity of $55 million of 8.0% notes in 2004, $15 million of 6.5% medium-term notes in 2005 and $30 million of 7.2% notes in 2007. The Company may also purchase, or be required to purchase, the $105 million of ROARS in July 2003, or during the subsequent twelve months, if they are not remarketed, as discussed previously. In addition, if the $101 million of 9% TPS are successfully remarketed in 2003, they will mature in 2005.


NOTE  5.  SHORT-TERM  BORROWINGS

During 2002, the Company entered into a $145 million credit agreement with a group of banks, replacing four lines of credit totaling $145 million, which were due to expire. The new agreement, all of which is committed, consists of an $80 million three-year revolver and a $65 million 364-day facility, with a one-year term loan option. The outstanding balances owed by the Company under these credit facilities at December 31, 2002, 2001 and 2000 were $121.2 million, $105.5 million, and $133.4 million, respectively. Interest on these credit facilites is at variable rates, which do not exceed the banks' prime lending rates.



YEARS ENDED DECEMBER 31,                2002       2001       2000
------------------------              ---------  ---------  ---------
(000's)
Notes payable balance at year end. .  $121,835   $107,957   $134,142
Unused lines of credit at year end .  $ 23,800   $ 39,500   $ 26,650
Average interest rate at year end. .       2.8%       2.6%       7.3%
Maximum borrowings at any month-end.  $123,244   $122,033   $371,621
Average borrowings . . . . . . . . .  $ 99,584   $101,362   $214,813
Weighted average cost of borrowings.       2.9%       4.8%       7.2%



NOTE  6.  FINANCIAL  INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each significant class of financial instruments:

CASH, TEMPORARY CASH INVESTMENTS, ACCOUNTS RECEIVABLES, PAYABLES AND NOTES PAYABLE. The carrying amount approximates fair value because of the short maturity of those instruments.

LONG-TERM DEBT. The fair values of the Company's long-term debt are estimated based on quoted market prices for the same or similar issues or, where no market quotes are available, based on discounted future cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities. Although the current fair value of the long-term debt may differ from the current carrying amount, settlement of the reported debt is generally not expected until maturity, with the possible exception of the ROARS which could be redeemed in July 2003 as discussed in Note 4.

----------
51 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


     The table below shows the estimated fair values of the Company's long-term debt as of December 31, 2002 and 2001.



DECEMBER 31,                                     2002      2001
------------                                   --------  --------
(000's)
Long-term debt, including current maturities
   Carrying amount. . . . . . . . . . . . . .  $366,026  $368,966
   Fair value . . . . . . . . . . . . . . . .   376,915   385,416



NOTE  7.  RISK  MANAGEMENT  ACTIVITIES  AND  DERIVATIVE  TRANSACTIONS

     The Company's business activities expose it to a variety of risks, including commodity price risk and interest rate risk. The Company's management identifies risks associated with the Company's business and determines which risks it wants to manage and which type of instruments it should use to manage those risks.
      The Company records any derivative instruments it enters into under the provisions of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS 137 and SFAS 138, which were amendments to SFAS 133 (hereinafter collectively referred to as "SFAS 133"). SFAS 133 requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the Consolidated Statement of Financial Position as either an asset or liability measured at its fair value. SFAS 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.
     The Company will, from time to time, enter into fixed to floating interest rate swaps in order to maintain its desired mix of fixed-rate and floating-rate debt. These swaps are designated as fair value hedges and the difference between the amounts paid and received under these swaps is recorded as an adjustment to interest expense over the term of the swap agreement. If the swaps are terminated, any unrealized gains or losses are recognized pro-rata over the remaining term of the hedged item as an increase or decrease in interest expense. The Company entered into one such interest rate swap in August 2001 in order to hedge the Company's $55 million of 8% Notes due in June 2004. The swap was terminated in August 2002 and the Company received $2.2 million, which is being recognized pro-rata, as a reduction in interest expense, over the remaining term of the Notes. In accordance with SFAS 133, the Company's Consolidated Statement of Financial Position, at December 31, 2001, included an asset of $1.9 million and an increase in long-term debt of $1.9 million for this interest rate swap.
     An affiliate, in which the Company has a 50% investment, uses a floating to fixed interest rate swap agreement to hedge the variable interest rate payments on a portion of its long-term debt. This swap is designated as a cash flow hedge and the difference between the amounts paid and received under the swap is recorded as an adjustment to interest expense over the term of the agreement. The Company's share of changes in the fair value of the swap are recorded in accumulated other comprehensive income until the swap is terminated. As a result of this interest rate swap agreement, the Company's Consolidated Statements of Financial Position, at December 31, 2002 and December 31, 2001, reflected a $.7 million reduction in the Company's equity investment in the affiliate and in accumulated other comprehensive income.


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

----------
52 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


     During 2000, certain pension plans covering employees at the Company's gas distribution operations and corporate offices in Michigan and Alaska were amended. The amendments to certain of the plans included a special frozen benefit for certain eligible employees. In conjunction with the amendments, the Company offered early retirement programs to certain eligible employees. The programs gave the employees the options of receiving either a lump-sum pension benefit payment or an immediate annuity. Sixty-three employees elected to take the early retirement offer. As a result of the 2000 early retirement program, the Company incurred a one-time gain, which reduced 2000 net periodic pension costs by approximately $.4 million.
     Because of unfavorable returns on pension plan assets in 2001 and 2002, certain pension plans were underfunded at December 31, 2002 and 2001. As a result, a minimum pension liability of $3.0 million was recorded during 2001 and an additional minimum pension liability of $8.3 million was recorded in 2002. The total minimum pension liability at December 31, 2002 was $11.3 million.

OTHER POSTRETIREMENT BENEFITS. The Company has postretirement benefit plans that provide certain medical and prescription drug benefits to qualified retired employees, their spouses and covered dependents. Determination of benefits is based on a combination of the retiree's age and years of service at retirement. The Company accounts for retiree medical benefits in accordance with SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This standard requires the full accrual of such costs during the years that the employee renders service to the Company until the date of full eligibility.
     In 2002, 2001 and 2000, the Company expensed retiree medical costs of $2.0 million, $1.9 million and $1.5 million, respectively. The retiree medical expense for each of those years includes $0.9 million of amortization of previously deferred retiree medical costs. Prior to getting regulatory approval for the recovery of retiree medical benefits in rates, the Michigan gas distribution operation deferred, as a regulatory asset, any portion of retiree medical expense that was not yet provided for in customer rates. After receiving rate approval for recovery of such costs, the Company began amortizing, as retiree medical expense, the amounts previously deferred.


                                                 PENSION BENEFITS        OTHER POSTRETIREMENT BENEFITS
                                           ----------------------------  -----------------------------
YEARS ENDED DECEMBER 31,                     2002      2001      2000      2002      2001      2000
------------------------                   --------  --------  --------  --------  --------  ---------
(000's)
COMPONENTS OF NET BENEFIT COST
   Service cost . . . . . . . . . . . . .  $ 2,089   $ 2,097   $ 1,988   $   357   $   348   $   364
   Interest cost. . . . . . . . . . . . .    4,222     4,054     4,076     2,377     2,527     2,235
   Expected return on plan assets . . . .   (5,611)   (5,897)   (6,600)   (2,048)   (2,150)   (1,967)
   Amortization of transition obligation.       40        53        53       922       921       920
   Amortization of prior service costs. .      163       150       106         -         -         -
   Amortization of net (gain) or loss . .      264      (301)     (502)     (553)     (601)     (950)
   Amortization of regulatory asset . . .        -         -         -       899       899       899
   Net gain due to special
       termination benefits . . . . . . .        -         -      (354)        -         -         -
                                           --------  --------  --------  --------  --------  ---------
   Net benefit cost (credit). . . . . . .  $ 1,167   $   156   $(1,233)  $ 1,954   $ 1,944   $ 1,501
                                           --------  --------  --------  --------  --------  ---------


     The Company has certain Voluntary Employee Benefit Association ("VEBA") trusts to fund its retiree medical benefits and contributed $0.5 million and $3.0 million to the trusts in 2001 and 2000, respectively. There were no contributions to the VEBA trusts during 2002. The Company can also partially fund retiree medical benefits on a discretionary basis through an Internal
Revenue Code Section 401(h) account. No cash contributions were made to the 401(h) account in 2002, 2001 and 2000.

----------
53 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


     The following table provides reconciliations of the plan benefit obligations, plan assets, and funded status of the plans.


                                                             PENSION BENEFITS       OTHER POSTRETIREMENT BENEFITS
                                                          ----------------------    -----------------------------
Year Ended December 31                                      2002        2001          2002               2001
----------------------                                    ---------  -----------    ---------         -----------
(000's)
CHANGE IN BENEFIT OBLIGATION
       Benefit obligation at January 1 . . . . . . . . .  $ 61,175   $   57,184     $ 33,964          $   34,323
       Service cost. . . . . . . . . . . . . . . . . . .     2,089        2,097          357                 348
       Interest cost . . . . . . . . . . . . . . . . . .     4,222        4,054        2,377               2,527
       Actuarial (gain) loss . . . . . . . . . . . . . .     2,869        3,461        2,370              (1,671)
       Benefits paid from plan assets. . . . . . . . . .    (3,287)      (5,615)           -                   -
       Benefits paid from corporate assets,
              net of participant contributions . . . . .         -            -       (1,667)             (1,563)
       Plan amendments . . . . . . . . . . . . . . . . .         -           (6)      (5,610)                  -
                                                          ---------  -----------    ---------         -----------
       Benefit obligation at December 31 . . . . . . . .  $ 67,068   $   61,175     $ 31,791          $   33,964
                                                          ---------  -----------    ---------         -----------

CHANGE IN PLAN ASSETS
       Fair value of plan assets at January 1. . . . . .  $ 53,930   $   62,579     $ 21,964          $   22,851
       Actual return on plan assets. . . . . . . . . . .    (5,458)      (3,034)      (2,589)             (1,387)
       Company contributions . . . . . . . . . . . . . .     4,225            -            -                 500
       Benefits paid from plan assets. . . . . . . . . .    (3,287)      (5,615)           -                   -
                                                          ---------  -----------    ---------         -----------
       Fair value of plan assets at December 31. . . . .  $ 49,410   $   53,930     $ 19,375          $   21,964
                                                          ---------  -----------    ---------         -----------

RECONCILIATION OF FUNDED STATUS OF THE PLANS
       Funded (unfunded) status. . . . . . . . . . . . .  $(17,658)  $   (7,245)    $(12,416)         $  (12,000)
       Unrecognized net (gain) loss. . . . . . . . . . .    22,643        8,968        1,456              (6,104)
       Unrecognized prior service cost . . . . . . . . .       661          824         (528)                  -
       Unrecognized net transition obligation. . . . . .        25           65        4,133              10,137
       Additional minimum pension liability. . . . . . .   (11,343)      (2,983)           -                   -
                                                          ---------  -----------    ---------         -----------
      Prepaid (accrued) benefit cost . . . . . . . . . .  $ (5,672)  $     (371)    $ (7,355)         $   (7,967)
                                                          ---------  -----------    ---------         -----------

WEIGHTED AVERAGE ASSUMPTIONS AS OF DECEMBER 31
       Discount rate . . . . . . . . . . . . . . . . . .      6.75%        7.25%        6.75%               7.25%
       Expected long-term rate of return on plan assets.      8.50%        9.75%        8.50%               9.75%
       Rate of compensation increase . . . . . . . . . .      4.00%   4.00-5.00%        4.00%          4.00-5.00%

----------
54 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


     The 2002 postretirement medical costs were developed based on the health care plan in effect at January 1, 2002. As of December 31, 2002, the actuary assumed that retiree medical cost increases in 2003 would be 7% and prescription drug cost increases in 2003 would be 12%. The actuary also assumed that the rate of increase in retiree medical costs and prescription drug costs would decrease uniformly to 5% in 2008 and thereafter. The health care cost trend rate assumption significantly affects the amounts reported. For example, a one percentage point increase in each year would increase the accumulated retiree medical obligation as of December 31, 2002 by $4.4 million and the aggregate of the service and interest cost components of net periodic retiree medical costs for 2002 by $.4 million.

401(K) PLANS AND PROFIT SHARING PLANS. The Company has defined contribution plans, commonly referred to as 401(k) plans, covering the employees of certain of its businesses or divisions. Certain of the 401(k) plans contain provisions for Company matching contributions. The amount expensed for the Company match provisions was $1.1 million for 2002, 2001 and 2000.
     The Company has profit sharing plans covering the employees of certain of its businesses or divisions. Annual contributions are generally discretionary or determined by a formula, which contains minimum contribution requirements. Profit sharing expense was $.4 million for 2002 and $.3 million for 2001 and 2000.


NOTE  9.  STOCK-BASED  COMPENSATION

The Company has a long-term incentive plan providing for the issuance of up to 500,000 shares of non-qualified common stock options, adjusted for any subsequent stock dividends and stock splits. During 2000, the Company's Board of Directors approved a second such plan that provides for the issuance of non-qualified stock options up to an amount not to exceed five percent of the total outstanding shares of the Company. The options are reserved for the executives and directors of the Company and are awarded based upon both the Company's and individual's performance. The options vest at the rate of 33 1/3% per year beginning one year after the date of grant and expire ten years after the grant date.
     The exercise price of all the options granted is equal to the average of the high and low market price on the options' grant date. Both the number of options granted and the exercise price are adjusted accordingly for any stock dividends and stock splits occurring during the options' life. The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model and the weighted average assumptions shown in the table below.



                                 2002     2001     2000
                                -------  -------  -------
Risk-free interest rate. . . .    4.45%    4.92%    6.55%
Dividend yield . . . . . . . .    6.63%    5.86%    6.98%
Volatility . . . . . . . . . .   34.39%   29.42%   24.96%
Average expected term (years).       5        5        5
Fair value of options granted.  $ 1.41   $ 2.57   $ 1.80


     The following table summarizes information concerning outstanding and exercisable options at December 31, 2002.


                                      Options  Outstanding            Options  Exercisable
                              -------------------------------------  ----------------------
                                                          Weighted                Weighted
                                             Remaining     Average                 Average
                                Number      Contractual   Exercise     Number     Exercise
Range of Exercisable Prices   Outstanding  Life in Years  Price ($)  Exercisable  Price ($)
---------------------------   -----------  -------------  ---------  -----------  ---------
$6.94    -   $9.99 . . . . .     251,979            9.2       7.48            -          -
$11.50  -   $14.35 . . . . .     436,181            6.9      13.62      229,750      13.30
$14.37  -   $15.95 . . . . .     349,958            6.6      14.91      213,292      15.24
$16.19  -   $17.14 . . . . .     101,100            3.3      17.02      101,100      17.02
                              -----------  -------------  ---------  -----------  ---------
                               1,139,218                                544,142
                              -----------  -------------  ---------  -----------  ---------

----------
55 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


     There were 989,000 employee stock options available for grant at December 31, 2002. The following table shows the stock option activity during the past three years and the number of stock options exercisable under the Company's plans at the end of each such year.



                                            Number     Weighted Average
                                          of Shares   Exercise Price ($)
                                          ----------  ------------------
OUTSTANDING AT DECEMBER 31, 1999 . . . .    317,786                16.16
       Granted . . . . . . . . . . . . .    192,701                12.07
       Exercised . . . . . . . . . . . .          -                    -
       Canceled. . . . . . . . . . . . .    (44,707)               14.18
OUTSTANDING AT DECEMBER 31, 2000 . . . .    465,780                14.65
       Granted . . . . . . . . . . . . .    555,040                14.33
       Exercised . . . . . . . . . . . .       (667)               11.94
       Canceled. . . . . . . . . . . . .    (71,404)               14.25
OUTSTANDING AT DECEMBER 31, 2001 . . . .    948,749                14.49
       Granted . . . . . . . . . . . . .    251,979                 7.48
       Exercised . . . . . . . . . . . .          -                    -
       Canceled. . . . . . . . . . . . .    (61,510)               14.16
OUTSTANDING AT DECEMBER 31, 2002 . . . .  1,139,218                12.96


OPTIONS EXERCISABLE AT DECEMBER 31, 2000    200,924                16.38
OPTIONS EXERCISABLE AT DECEMBER 31, 2001    298,403                15.48
OPTIONS EXERCISABLE AT DECEMBER 31, 2002    544,142                14.75


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



YEARS ENDED DECEMBER 31,        2002     2001     2000
------------------------       ------  --------  -------
(000's)
NET INCOME (LOSS)
       As reported. . . . . .  $8,949  $(6,361)  $16,693
       Pro forma. . . . . . .  $8,533  $(6,664)  $16,517
EARNINGS PER SHARE - BASIC
       As reported. . . . . .  $ 0.48  $ (0.35)  $  0.93
       Pro forma. . . . . . .  $ 0.46  $ (0.37)  $  0.92
EARNINGS PER SHARE - DILUTED
       As reported. . . . . .  $ 0.48  $ (0.35)  $  0.90
       Pro forma. . . . . . .  $ 0.46  $ (0.37)  $  0.89

----------
56 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


NOTE  10.  EARNINGS  PER  SHARE

The Company computes earnings per share ("EPS") in accordance with SFAS 128, "Earnings per Share." SFAS 128 requires the computation and presentation of two EPS amounts, basic and diluted. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. The computation of diluted EPS is similar to that of basic EPS except that the weighted average number of common shares outstanding is increased to include any shares that would be available if outstanding stock options and stock purchase contracts ("dilutive securities") were exercised. The diluted EPS calculation excludes the affect of stock options when their exercise prices exceed the average market price of the Company's common stock during the period and excludes the affect of stock purchase contracts when their reference price exceeds the average market price of common stock during the period.
     The following table provides the computations of basic and diluted earnings per share for the years ended December 31, 2002, 2001 and 2000.



YEARS ENDED DECEMBER 31,                                      2002      2001     2000
------------------------                                     -------  --------  -------
(000's, except per share amounts)
EARNINGS PER SHARE COMPUTATION
        Income (loss) from continuing operations. . . . . .  $ 8,939  $  (239)  $16,598
        Discontinued operations (a) . . . . . . . . . . . .       10   (6,122)       95
                                                             -------  --------  -------
        Net income (loss) available to common shareholders.  $ 8,949  $(6,361)  $16,693
                                                             -------  --------  -------

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC. . . . .   18,472   18,106    17,999
                                                             -------  --------  -------

EARNINGS PER SHARE - BASIC
        Income (loss) from continuing operations. . . . . .  $  0.48  $ (0.01)  $  0.92
        Discontinued operations (a) . . . . . . . . . . . .     0.00    (0.34)     0.01
                                                             -------  --------  -------
        Net income (loss) available to common shareholders.  $  0.48  $ (0.35)  $  0.93
                                                             -------  --------  -------

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING. . . . . . . . .   18,472   18,106    17,999
        Incremental shares from assumed conversions of:
        FELINE PRIDES - stock purchase contracts (b). . . .        -        -       599
        Stock options (b) . . . . . . . . . . . . . . . . .       21        -        21
                                                             -------  --------  -------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED (b). .   18,493   18,106    18,619
                                                             -------  --------  -------

EARNINGS PER SHARE - DILUTED
        Income (loss) from continuing operations. . . . . .  $  0.48  $ (0.01)  $  0.89
        Discontinued operations (a) . . . . . . . . . . . .     0.00    (0.34)     0.01
                                                             -------  --------  -------
        Net income (loss) available to common shareholders.  $  0.48  $ (0.35)  $  0.90
                                                             -------  --------  -------

(a)  Effective December 2001, the Company began accounting for the engineering services business  as  a  discontinued  operation.  Accordingly,  its operating results are segregated  and reported as discontinued operations in the Consolidated Statements of Operations.
(b)  The  FELINE  PRIDES  and  stock  options  were  not included in the computation of diluted  earnings  per  share  for  2001  because  their  effect was antidilutive.

----------
57 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


NOTE  11.  BUSINESS  SEGMENTS

The Company follows SFAS 131, "Disclosure about Segments of an Enterprise and Related Information," which specifies standards for reporting information about operating segments ("business segments") in annual financial statements and requires selected information in interim financial statements. Business segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, to make decisions on how to allocate resources and to assess performance. The Company's chief operating decision-making group is the Chief Executive Officer ("CEO") and certain other executive officers who report directly to the CEO. The operating segments are organized and managed separately because each segment offers different products or services. The Company evaluates the performance of its business segments based on the operating income generated. Operating income does not include income taxes, interest expense, discontinued operations, and non-operating income and expense items.
     Under SFAS 131, an operating segment that does not exceed certain quantitative levels is not considered a reportable segment. Instead, the results of all segments that do not exceed the quantitative thresholds can be combined and reported as one segment and referred to as "all other." The Company's propane, pipelines and storage business segment and information technology services segment did not meet these quantitative thresholds and could have been grouped into the "all other" category. However, the Company has decided to voluntarily disclose information on these business segments.
     The Company currently operates four reportable business segments. They are gas distribution, construction services, information technology services, and propane, pipelines and storage. Refer to Note 1 for a brief description of each business segment.
     In December 2001, the Company's board of directors approved a plan to redirect the Company's business strategy, which included the divestiture of its engineering services business. The operating results of the engineering services business are segregated and reported as discontinued operations in the Consolidated Statements of Operations. The Company sold its engineering services business effective November 1, 2002. For further information refer to Note 14 of the Notes to Consolidated Financial Statements.
     The accounting policies of the Company's four operating segments are the same as those described in Note 1 except that intercompany transactions have not been eliminated in determining individual segment results. The following table provides business segment information as well as a reconciliation ("Corporate and other") of the segment information to the applicable line in the consolidated financial statements. Corporate and other includes corporate related expenses not allocated to segments, intercompany eliminations and results of other smaller operations.

----------
58 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS




YEARS ENDED DECEMBER 31,                                   2002       2001       2000
------------------------                                 ---------  ---------  ---------
(000's)
OPERATING REVENUES (a)
        Gas distribution. . . . . . . . . . . . . . . .  $364,711   $324,365   $307,851
        Construction services . . . . . . . . . . . . .   119,254    126,205    105,231
        Information technology services (b) . . . . . .     9,618     10,275      5,184
        Propane, pipelines and storage. . . . . . . . .     7,058      7,443      6,949
        Corporate and other(c). . . . . . . . . . . . .   (19,676)   (22,465)   (14,890)
                                                         ---------  ---------  ---------
                Total consolidated revenues . . . . . .  $480,965   $445,823   $410,325
                                                         ---------  ---------  ---------

DEPRECIATION AND AMORTIZATION (a)
        Gas distribution. . . . . . . . . . . . . . . .  $ 25,342   $ 27,180   $ 26,272
        Construction services . . . . . . . . . . . . .     8,049      7,504      5,360
        Information technology services (b) . . . . . .       586        397         60
        Propane, pipelines and storage. . . . . . . . .       931      1,008        999
        Corporate and other . . . . . . . . . . . . . .       429        416        360
                                                         ---------  ---------  ---------
                Total consolidated depreciation . . . .  $ 35,337   $ 36,505   $ 33,051
                                                         ---------  ---------  ---------

OPERATING INCOME (LOSS) (a)
        Gas distribution. . . . . . . . . . . . . . . .  $ 59,076   $ 50,337   $ 62,876
        Construction services . . . . . . . . . . . . .    (1,999)    (1,374)     3,676
        Information technology services (b) . . . . . .       602        431        481
        Propane, pipelines and storage. . . . . . . . .     1,946      1,871      1,530
        Corporate and other . . . . . . . . . . . . . .    (2,916)    (6,874)    (3,330)
                                                         ---------  ---------  ---------
                Total consolidated operating income . .  $ 56,709   $ 44,391   $ 65,233
                                                         ---------  ---------  ---------

ASSETS AT YEAR END
        Gas distribution. . . . . . . . . . . . . . . .  $741,613   $734,115   $741,593
        Construction services . . . . . . . . . . . . .    72,170     74,453     69,276
        Engineering services(a) . . . . . . . . . . . .         -      4,302      8,837
        Information technology services (b) . . . . . .     4,569      4,384      1,808
        Propane, pipelines and storage. . . . . . . . .    22,443     23,125     24,827
        Corporate and other . . . . . . . . . . . . . .    35,719     23,169      4,882
                                                         ---------  ---------  ---------
                Total consolidated assets . . . . . . .  $876,514   $863,548   $851,223
                                                         ---------  ---------  ---------

CAPITAL INVESTMENTS (d)
        Gas distribution. . . . . . . . . . . . . . . .  $ 29,972   $ 34,074   $ 47,466
        Construction services . . . . . . . . . . . . .     3,001     14,855     15,318
        Engineering services (a). . . . . . . . . . . .         -        275        209
        Information technology services (b) . . . . . .       437      1,960      2,143
        Propane, pipelines and storage. . . . . . . . .       267        335        251
        Corporate and other . . . . . . . . . . . . . .     1,300      3,945      3,033
                                                         ---------  ---------  ---------
                Total consolidated capital investments.  $ 34,977   $ 55,444   $ 68,420
                                                         ---------  ---------  ---------

(a)  Effective  December 2001, the Company began accounting for the engineering services segment  as  a  discontinued  operation.  Accordingly,  its  operating  results are segregated  and  reported as discontinued operations in the Consolidated Statements of  Operations.
(b)  Operations  began  for  the  information technology services segment in April 2000.
(c)  Includes  the  elimination  of  intercompany  construction  service  revenue  of
     $11,889,000,  $12,986,000  and  $9,694,000  for  2002, 2001 and 2000, respectively.
     Includes  the  elimination  of  intercompany  information  technology  revenue  of
     $7,620,000,  $9,349,000  and  $5,032,000  for  2002,  2001  and 2000, respectively.
(d)  Capital  investments  include  purchase  of  property,  plant and equipment and net amounts  paid  for  business  acquisitions,  including  non-cash  amounts  such  as deferrred  payments and the value, at the time of issuance, of Company stock issued as  part  of  the  acquisitions.

----------
59 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


NOTE  12.  INVESTMENT  IN  AFFILIATE

The equity method of accounting is used for interests where the Company has significant influence, but does not control the entity. At December 31, 2002, the Company's only investment in affiliates was a 50% ownership interest in the Eaton Rapids Gas Storage System ("ERGSS"). The investment in the unconsolidated affiliate is reported in deferred charges and other assets in the Consolidated Statements of Financial Position. ERGSS provides natural gas storage services to the Company's Gas Distribution Business. ERGSS had annual operating revenues associated with services provided to the Gas Distribution Business of $3.2 million in 2002 and $3.0 million in 2001 and 2000. The table below summarizes the financial information for ERGSS.



                                     2002     2001     2000
                                    -------  -------  -------
(000's)
Operating revenues . . . . . . . .  $ 5,791  $ 5,714  $ 5,806
Operating income . . . . . . . . .  $ 3,718  $ 3,489  $ 3,579
Net income . . . . . . . . . . . .  $ 2,747  $ 2,379  $ 2,372
The Company's share of net income.  $ 1,374  $ 1,190  $ 1,186

Current assets . . . . . . . . . .  $ 2,647  $ 3,598  $ 1,435
Non-current assets . . . . . . . .   23,491   20,552   22,767
                                    -------  -------  -------
Total assets . . . . . . . . . . .  $26,138  $24,150  $24,202
                                    -------  -------  -------

Current liabilities. . . . . . . .  $ 5,679  $ 3,332  $ 2,024
Non-current liabilities. . . . . .   11,147   12,567   13,023
Equity . . . . . . . . . . . . . .    9,312    8,251    9,155
                                    -------  -------  -------
Total liabilities and equity . . .  $26,138  $24,150  $24,202
                                    -------  -------  -------

The Company's equity investment. .  $ 4,656  $ 4,126  $ 4,165



NOTE  13.  COMMITMENTS  AND  CONTINGENCIES

CAPITAL INVESTMENTS. The Company's plans for expansion and improvement of its business properties are continually reviewed. Aggregate capital expenditures for property in 2003 are projected at approximately $33 million. The Company has no plans to incur additional expenditures for business acquisitions in 2003.

LEASE COMMITMENTS. The Company leases buildings, vehicles and equipment. The resulting leases are classified as operating leases in accordance with SFAS 13, "Accounting for Leases." A significant portion of the Company's vehicles are leased. Leases on the majority of the Company's new vehicles are for a minimum of twelve months. The Company has the right to extend each vehicle lease annually and to cancel the extended lease at any time. During 2002, the Company received $4.4 million in proceeds from the sale of two buildings and land. The Company is leasing these facilities back over the period January 2003 through September 2005 for normal operating purposes. The annual lease payments during this period will amount to approximately $.5 million.
     The Company's future minimum lease payments that have initial or remaining noncancelable lease terms in excess of one year at December 31, 2002 totaled $13.1 million consisting of (in millions): 2003 - $1.8; 2004 - $1.7; 2005 -
$1.3; 2006 - $1.1; 2007 - $1.1 and thereafter - $6.1. Total lease expense approximated $2.2 million, $2.5 million and $2.3 million in 2002, 2001 and 2000, respectively. The annual future minimum lease payments are less than the lease expense incurred in 2000 through 2002 because most of the vehicle leases at December 31, 2002 were on a month-to-month basis and were subject to cancellation at any time. However, management expects to renew or replace substantially all leases.

----------
60 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


ENVIRONMENTAL ISSUES. Prior to the construction of major natural gas pipelines, gas for heating and other uses was manufactured from processes involving coal, coke or oil. The Company owns seven Michigan sites, which formerly housed such manufacturing facilities and expects that it will ultimately incur investigation and remedial action costs at some of these sites, and one other site. The
Company has closed a related site with the approval of the appropriate environmental regulatory authority in the State of Michigan, and has developed plans and conducted preliminary field investigations at two other sites. The Company is in the process of estimating its liabilities and potential costs in connection with these sites, but the amounts of these estimates are not yet available. In accordance with an MPSC accounting order, any environmental investigation and remedial action costs will be deferred and amortized over ten years. Rate recognition of the related amortization expense will not begin until after a prudence review in a general rate case.

PERSONAL PROPERTY TAXES. The Company and other Michigan utilities have asserted that Michigan's valuation tables in effect prior to 2000 resulted in the substantial overvaluation of utility personal property. Valuation tables established by the Michigan State Tax Commission ("STC") are used to estimate the reduction in value of personal property based on the property's age. In 1998, the Company began filing its personal property tax information with local taxing jurisdictions, using a revised calculation of the value of personal property subject to taxation. A number of local taxing jurisdictions accepted the revised calculation, and the Company recorded lower property tax expense in 1998 and subsequent years associated with the accepting taxing jurisdiction. The Company has also filed appeals to recover excess payments made in 1997 and subsequent years based on the revised calculation and recorded lower property tax expense as a result of the filings.
      In November 1999, the STC approved new valuation tables that more accurately recognize the value of a utility's personal property. The new tables became effective in 2000 and are being used for current year assessments in most jurisdictions. However, several local taxing jurisdictions have taken legal action attempting to prevent the STC from implementing the new valuation tables and have continued to prepare assessments based on the superceded tables.
     The Company will seek to apply the new tables retroactively and to ultimately settle the pending tax appeals related to prior periods. This is a solution supported by the STC in the past. The legal action, along with possible additional appeals by local taxing jurisdictions or negotiated settlements, may delay the time period for recovery and ultimately impact the amount of recovery. As of December 31, 2002, the Company had a receivable of approximately $4.0 million recorded for the Company's estimated recovery of these prior year excess property tax payments.
     On November 7, 2002, the MPSC issued an order requiring each natural gas and electric utility company subject to its jurisdiction to show cause as to why each such utility should not reduce its rates to reflect the new personal property valuation tables that were placed in effect in 2000 by the STC and why it should not refund to the ratepayers any recovery amounts it receives as refunds from taxing jurisdictions as it implements the new valuation tables. The Company filed a response to the Order in December 2002. In its response, the Company stated that its rates should not be reduced and that refunds to customers should not be required as a result of changes in personal property tax multipliers. The reasons sighted by the Company were that (1) its existing rates have been and currently are insufficient for it to earn its authorized rate of return, (2) most of the potential for refunds relates to disputes arising out of tax years prior to the change in the tax multipliers, (3) for that portion of the receivable applicable to the change in the rate multipliers, customers have already received the benefits of the resulting lower property tax expenses through certain incentive regulation and income sharing rate mechanisms that were implemented in conjunction with the Company's approved rates and (4) to order any refund to customers of amounts received by the Company from taxing authorities would constitute prohibited retroactive ratemaking.

OTHER CONTINGENCIES. Under the terms of the Company's acquisition agreement, the former owners of K&B Construction were given the opportunity to receive additional consideration if future results of operations exceed certain targeted levels. The amounts potentially payable to the former owners of K&B are subject to set-off for certain liabilities. There has been no additional consideration paid in connection with the K&B acquisition. The amounts potentially payable have been placed in escrow and are reflected in restricted cash in the Company's Consolidated Statements of Financial Position pending the outcome of certain claims and litigation.
     In the normal course of business, the Company may be a party to certain lawsuits and administrative proceedings before various courts and government agencies. These lawsuits and proceedings may involve personal injury, property damage, contractual issues and other matters. Management cannot predict the ultimate outcome of any pending or threatening litigation or of actual or possible claims; however, management believes resulting liabilities, if any, will not have a material adverse impact upon the Company's financial position or results of operations.

----------
61 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS


NOTE  14.  RESTRUCTURING  AND  DISCONTINUATION  OF  OPERATIONS

During the fourth quarter of 2001, the Company announced a redirection of its business strategy and began restructuring its corporate, business unit and operational structures. This involved the integration of the Company's Michigan and Alaska gas distribution divisions and the closure of the Company's Houston-based engineering and construction headquarters and related consolidation of administrative functions in Michigan. The redirection also involved the divestiture of the Company's engineering services business and the ceasing of operations in certain regions of the construction business that were not likely to contribute to shareholder value in the near term. The new strategy concentrates more on profitable growth within each line of business and less on acquisitions.
     The Company recorded $6.1 million of restructuring and impairment charges in the fourth quarter of 2001 for the planned restructuring activities and the ceasing of operations in certain regions of its construction business. The charges are included in operating expenses in the Consolidated Statements of Operations and include severance expense, costs associated with terminating leases, writedowns of certain construction operations and other related expenses. There was no material adjustment to the restructuring and impairment charges during 2002.
     The activities of the Company's engineering services business have been accounted for as a discontinued operation and, accordingly, the operating results and the loss on the disposal of this business segment are segregated and reported as discontinued operations in the Consolidated Statements of Operations. Operating results, net of income taxes, from the discontinued operations were $(1.1) million and $0.1 million for 2001 and 2000, respectively. In the fourth quarter of 2001, the Company recorded a loss of $5.0 million, net of income taxes, for the estimated loss the Company expected to incur on the disposal of its engineering business segment, including estimated losses from operations during the phase-out period. In November 2002, the Company sold its engineering services business. The sale resulted in a loss, net of income taxes, of $5.0 million, including actual operating losses during the phase-out period. There was a difference of $10 thousand between the actual losses and the estimated losses, which is included in discontinued operations for 2002.
     Components of amounts reflected in the Consolidated Statements of Income and Consolidated Statements of Financial Position for the engineering services business are presented in the following table.



                                                     2002     2001      2000
                                                     -----  --------  --------
(000's)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
  Revenues. . . . . . . . . . . . . . . . . . . . .  $   -  $12,247   $20,655
  Operating expenses. . . . . . . . . . . . . . . .      -   14,340    20,630
  Operating income (loss) . . . . . . . . . . . . .      -   (2,093)       25
  Other income (deductions) . . . . . . . . . . . .      -      257       122
  Income tax benefit (expense). . . . . . . . . . .      -      694       (52)
                                                     -----  --------  --------

  Income (loss) from discontinued operations. . . .  $   -  $(1,142)  $    95
                                                     -----  --------  --------

  Gain (loss) on divestiture of discontinued
    operations, including losses during
    phase-out period, net of income tax (expense)
    benefit of ($1,276), $2,429 and $0. . . . . . .  $  10   (4,980)        -
                                                     -----  --------  --------


CONSOLIDATED STATEMENTS OF FINANCIAL POSITION DATA
  Current assets. . . . . . . . . . . . . . . . . .  $   -  $ 4,050   $ 5,136
  Property, plant and equipment, net. . . . . . . .      -      250     1,233
  Deferred charges and other assets, net. . . . . .      -        2     2,468
  Current liabilities . . . . . . . . . . . . . . .      -   (4,880)   (3,401)
  Deferred credits and other liabilities. . . . . .      -        -      (911)
                                                     -----  --------  --------
  Net assets (liabilities) of discontinued
     operations held for sale . . . . . . . . . . .  $   -  $  (578)  $ 4,525
                                                     -----  --------  --------

----------
62 -- SEMCO ENERGY, INC. AND SUBSIDIARIES

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



Quarters                                            First     Second     Third     Fourth
--------                                           --------  ---------  --------  ---------
(000's, except per share amounts)
2002
        Operating revenues. . . . . . . . . . . .  $155,911  $106,100   $72,693   $146,261
        Operating income. . . . . . . . . . . . .    28,619    10,341      (346)    18,095
        Income (loss) from continuing operations.    11,330        45    (7,014)     4,578
        Net income (loss) available to common
          shareholders. . . . . . . . . . . . . .    11,330        45    (7,014)     4,588

        Earnings per share from income (loss)
          from continuing operations:
          -  basic. . . . . . . . . . . . . . . .      0.62         -     (0.38)      0.25
          -  diluted. . . . . . . . . . . . . . .      0.62         -     (0.38)      0.25

        Earnings per share from net income (loss)
          available to common shareholders:
          -  basic. . . . . . . . . . . . . . . .      0.62         -     (0.38)      0.25
          -  diluted. . . . . . . . . . . . . . .      0.62         -     (0.38)      0.25

        Cash dividends per share. . . . . . . . .      0.21      0.13      0.13       0.13
                                                   --------  ---------  --------  ---------


2001
        Operating revenues. . . . . . . . . . . .  $149,978  $ 86,512   $76,804   $132,529
        Operating income. . . . . . . . . . . . .    25,666     5,344       939     12,442
        Income (loss) from continuing operations.     9,478    (3,345)   (6,503)       131
        Net income (loss) available to common
          shareholders. . . . . . . . . . . . . .     9,056    (3,339)   (6,645)    (5,433)

        Earnings per share from income (loss)
          from continuing operations:
          -  basic. . . . . . . . . . . . . . . .      0.52     (0.19)    (0.36)      0.01
          -  diluted. . . . . . . . . . . . . . .      0.50     (0.19)    (0.36)      0.01

        Earnings per share from net income (loss)
          available to common shareholders:
          -  basic. . . . . . . . . . . . . . . .      0.50     (0.18)    (0.37)     (0.30)
          -  diluted. . . . . . . . . . . . . . .      0.48     (0.18)    (0.37)     (0.30)

        Cash dividends per share. . . . . . . . .      0.21      0.21      0.21       0.21
                                                   --------  ---------  --------  ---------

----------
63 -- SEMCO ENERGY, INC. AND SUBSIDIARIES


SELECTED  FINANCIAL  DATA


YEARS ENDED DECEMBER 31,                                             2002              2001             2000           1999
------------------------                                       ----------------  ---------------  ---------------  ------------
STATEMENT OF OPERATIONS DATA (000's)
  Operating revenue . . . . . . . . . . . . . . . . . . . . .  $480,965          $445,823         $410,325         $369,922
                                                               ---------         ---------        ---------        ---------
  Operating expenses
    Cost of gas sold. . . . . . . . . . . . . . . . . . . . .  $220,422          $184,973         $161,945         $117,789
    Cost of gas marketed. . . . . . . . . . . . . . . . . . .         -                 -                -           95,632
    Operations and maintenance. . . . . . . . . . . . . . . .   156,653           162,289         $140,236           85,696
    Depreciation. . . . . . . . . . . . . . . . . . . . . . .    35,337            36,505         $ 33,051           19,742
    Property and other taxes. . . . . . . . . . . . . . . . .    11,844            11,562            9,860            8,660
    Restructuring and impairment charges. . . . . . . . . . .         -             6,103                -                -
                                                               ---------         ---------        ---------        ---------
                                                               $424,256          $401,432         $345,092         $327,519
                                                               ---------         ---------        ---------        ---------
  Operating Income. . . . . . . . . . . . . . . . . . . . . .  $ 56,709          $ 44,391         $ 65,233         $ 42,403
  Other income (deductions) . . . . . . . . . . . . . . . . .   (29,030)          (29,449)         (32,077)         (16,750)
                                                               ---------         ---------        ---------        ---------
  Income (loss) before income taxes and
    dividends on trust preferred securities . . . . . . . . .  $ 27,679          $ 14,942         $ 33,156         $ 25,653
  Income taxes. . . . . . . . . . . . . . . . . . . . . . . .    10,139             6,578           11,554            7,631
  Dividends on trust preferred securities, net of income tax.     8,601             8,603            5,004                -
                                                               ---------         ---------        ---------        ---------
  Income (loss) from continuing operations. . . . . . . . . .  $  8,939          $   (239)        $ 16,598         $ 18,022
  Discontinued operations, extraordinary charges
    and changes in accounting methods . . . . . . . . . . . .        10 (f)        (6,122)(f)           95 (f)         (363)(f)
                                                               ---------         ---------        ---------        ---------
  Net income (loss) available to common shareholders. . . . .  $  8,949 (f)      $ (6,361)(f)     $ 16,693 (f)     $ 17,659 (f)
  Common dividends. . . . . . . . . . . . . . . . . . . . . .    10,776            15,193           15,033           15,272
                                                               ---------         ---------        ---------        ---------
  Earnings (deficit) reinvested in the business . . . . . . .  $ (1,827)         $(21,554)        $  1,660         $  2,387
                                                               ---------         ---------        ---------        ---------

COMMON STOCK DATA
  Average shares outstanding (000's) (a)
     Basic. . . . . . . . . . . . . . . . . . . . . . . . . .    18,472            18,106           17,999           17,697
     Diluted (b). . . . . . . . . . . . . . . . . . . . . . .    18,493            18,106           18,619           17,720
  Earnings per share on net income (loss) available
   to common shareholders (a)
     Basic. . . . . . . . . . . . . . . . . . . . . . . . . .  $   0.48 (f)      $  (0.35)(f)     $   0.93 (f)     $   1.00 (f)
     Diluted (b). . . . . . . . . . . . . . . . . . . . . . .  $   0.48 (f)      $  (0.35)(f)     $   0.90 (f)     $   1.00 (f)
  Dividends paid per share (a). . . . . . . . . . . . . . . .  $   0.59          $   0.84         $   0.84         $   0.87 (n)
  Dividends payout ratio. . . . . . . . . . . . . . . . . . .     120.4%              N/A             90.1%            86.5%
  Book value per share (a) (c). . . . . . . . . . . . . . . .  $   5.89          $   6.24         $   7.50         $   7.95
  Market value per share (a) (c) (d). . . . . . . . . . . . .  $   6.10          $  10.75         $  15.56         $  11.81
  Number of registered common shareholders (c). . . . . . . .     9,087             9,327            9,517            9,217

BALANCE SHEET DATA (000's) (c)
  Total assets. . . . . . . . . . . . . . . . . . . . . . . .  $876,514          $863,548         $851,223         $815,183
                                                               ---------         ---------        ---------        ---------
  Capitalization
  Long-term debt (e). . . . . . . . . . . . . . . . . . . . .  $366,026          $368,966         $307,930         $170,000
  Company-obligated mandatorily redeemable
     trust preferred securities of subsidiaries . . . . . . .   139,436           139,394          139,374               --
  Preferred stock . . . . . . . . . . . . . . . . . . . . . .        --                --               --               --
  Common equity . . . . . . . . . . . . . . . . . . . . . . .   110,022           113,810          135,472          142,340
                                                               ---------         ---------        ---------        ---------
                                                               $615,484          $622,170         $582,776         $312,340
                                                               ---------         ---------        ---------        ---------

FINANCIAL RATIOS
  Capitalization
  Long-term debt (e). . . . . . . . . . . . . . . . . . . . .      59.5%             59.3%            52.8%            54.4%
  Company-obligated mandatorily redeemable
     trust preferred securities of subsidiaries . . . . . . .      22.6%             22.4%            23.9%              --
  Preferred stock . . . . . . . . . . . . . . . . . . . . . .        --                --               --               --
  Common equity . . . . . . . . . . . . . . . . . . . . . . .      17.9%             18.3%            23.3%            45.6%
                                                               ---------         ---------        ---------        ---------
                                                                  100.0%            100.0%           100.0%           100.0%
                                                               ---------         ---------        ---------        ---------

  Return on average common equity . . . . . . . . . . . . . .       8.0%            (5.1)%            12.0%            12.9%
                                                               ---------         ---------        ---------        ---------


YEARS ENDED DECEMBER 31,                                             1998              1997             1996           1995
------------------------                                       ----------------  ---------------  ---------------  ------------
STATEMENT OF OPERATIONS DATA (000's)
  Operating revenue . . . . . . . . . . . . . . . . . . . . .  $596,548          $770,272         $544,949         $335,538
                                                               ---------         ---------        ---------        ---------
  Operating expenses
    Cost of gas sold. . . . . . . . . . . . . . . . . . . . .  $109,388          $150,967         $151,135         $120,619
    Cost of gas marketed. . . . . . . . . . . . . . . . . . .   386,691           518,157          308,619          130,087
    Operations and maintenance. . . . . . . . . . . . . . . .    55,064            50,562           40,669           36,217
    Depreciation. . . . . . . . . . . . . . . . . . . . . . .    15,167            12,863           11,317           12,035
    Property and other taxes. . . . . . . . . . . . . . . . .     8,981             9,334            8,648            7,966
    Restructuring and impairment charges. . . . . . . . . . .         -                 -                -                -
                                                               ---------         ---------        ---------        ---------
                                                               $575,291          $741,883         $520,388         $306,924
                                                               ---------         ---------        ---------        ---------
  Operating Income. . . . . . . . . . . . . . . . . . . . . .  $ 21,257          $ 28,389         $ 24,561         $ 28,614
  Other income (deductions) . . . . . . . . . . . . . . . . .    (8,986)(i)        (5,240)(j)      (44,672)(l)      (11,132)
                                                               ---------         ---------        ---------        ---------
  Income (loss) before income taxes and
    dividends on trust preferred securities . . . . . . . . .  $ 12,271          $ 23,149         $(20,111)        $ 17,482
  Income taxes. . . . . . . . . . . . . . . . . . . . . . . .     5,188             8,228           (7,308)           6,151
  Dividends on trust preferred securities, net of income tax.         -                 -                -                -
                                                               ---------         ---------        ---------        ---------
  Income (loss) from continuing operations. . . . . . . . . .  $  7,083          $ 14,921         $(12,803)        $ 11,331
  Discontinued operations, extraordinary charges
    and changes in accounting methods . . . . . . . . . . . .     2,957 (f)-(h)       504 (f)           41 (f)            -
                                                               ---------         ---------        ---------        ---------
  Net income (loss) available to common shareholders. . . . .  $ 10,040 (f)-(i)  $ 15,425 (f)(j)  $(12,762)(f)(l)  $ 11,331
  Common dividends. . . . . . . . . . . . . . . . . . . . . .    11,836            10,225            9,814            9,230
                                                               ---------         ---------        ---------        ---------
  Earnings (deficit) reinvested in the business . . . . . . .  $ (1,796)         $  5,200         $(22,576)        $  2,101
                                                               ---------         ---------        ---------        ---------

COMMON STOCK DATA
  Average shares outstanding (000's) (a)
     Basic. . . . . . . . . . . . . . . . . . . . . . . . . .    15,906            14,608           14,573           13,696
     Diluted (b). . . . . . . . . . . . . . . . . . . . . . .        (b)               (b)              (b)              (b)
  Earnings per share on net income (loss) available
   to common shareholders (a)
     Basic. . . . . . . . . . . . . . . . . . . . . . . . . .  $   0.63 (f)-(i)  $   1.06 (f)(j)  $  (0.88)(f)(l)  $   0.83
     Diluted (b). . . . . . . . . . . . . . . . . . . . . . .  $   0.63          $   1.06         $  (0.88)        $   0.83
  Dividends paid per share (a). . . . . . . . . . . . . . . .  $  0.744          $  0.700         $  0.673         $  0.674
  Dividends payout ratio. . . . . . . . . . . . . . . . . . .     117.9%             66.0%             N/A             81.5%
  Book value per share (a) (c). . . . . . . . . . . . . . . .  $   7.61          $   6.44         $   5.95         $   7.99
  Market value per share (a) (c) (d). . . . . . . . . . . . .  $  16.31          $  17.26         $  16.78         $  15.54
  Number of registered common shareholders (c). . . . . . . .     9,336             8,755            8,509            8,334

BALANCE SHEET DATA (000's) (c)
  Total assets. . . . . . . . . . . . . . . . . . . . . . . .  $489,662          $507,160         $479,037         $378,523
                                                               ---------         ---------        ---------        ---------
  Capitalization
  Long-term debt (e). . . . . . . . . . . . . . . . . . . . .  $170,000          $163,548         $108,112         $107,325
  Company-obligated mandatorily redeemable
     trust preferred securities of subsidiaries . . . . . . .        --                --               --               --
  Preferred stock . . . . . . . . . . . . . . . . . . . . . .     3,255             3,269            3,269            3,272
  Common equity . . . . . . . . . . . . . . . . . . . . . . .   132,228            95,131           86,678          109,511
                                                               ---------         ---------        ---------        ---------
                                                               $305,483          $261,948         $198,059         $220,108
                                                               ---------         ---------        ---------        ---------

FINANCIAL RATIOS
  Capitalization
  Long-term debt (e). . . . . . . . . . . . . . . . . . . . .      55.6%             62.4%            54.6%            48.8%
  Company-obligated mandatorily redeemable
     trust preferred securities of subsidiaries . . . . . . .        --                --               --               --
  Preferred stock . . . . . . . . . . . . . . . . . . . . . .       1.1%              1.3%             1.6%             1.5%
  Common equity . . . . . . . . . . . . . . . . . . . . . . .      43.3%             36.3%            43.8%            49.7%
                                                               ---------         ---------        ---------        ---------
                                                                  100.0%            100.0%           100.0%           100.0%
                                                               ---------         ---------        ---------        ---------

  Return on average common equity . . . . . . . . . . . . . .       8.8%             17.0%(k)       (13.0)%(m)         10.4%
                                                               ---------         ---------        ---------        ---------


YEARS ENDED DECEMBER 31,                                             1994              1993             1992
------------------------                                       ----------------  ---------------  ---------------
STATEMENT OF OPERATIONS DATA (000's)
  Operating revenue . . . . . . . . . . . . . . . . . . . . .  $372,430          $288,963         $251,526
                                                               ---------         ---------        ---------
  Operating expenses
    Cost of gas sold. . . . . . . . . . . . . . . . . . . . .  $135,669          $139,051         $121,643
    Cost of gas marketed. . . . . . . . . . . . . . . . . . .   153,973            67,474           52,347
    Operations and maintenance. . . . . . . . . . . . . . . .    35,558            34,496           33,590
    Depreciation. . . . . . . . . . . . . . . . . . . . . . .    11,549            12,468           12,344
    Property and other taxes. . . . . . . . . . . . . . . . .     8,186             8,446            7,729
    Restructuring and impairment charges. . . . . . . . . . .         -                 -                -
                                                               ---------         ---------        ---------
                                                               $344,935          $261,935         $227,653
                                                               ---------         ---------        ---------
  Operating Income. . . . . . . . . . . . . . . . . . . . . .  $ 27,495          $ 27,028         $ 23,873
  Other income (deductions) . . . . . . . . . . . . . . . . .   (11,658)          (11,612)         (11,022)
                                                               ---------         ---------        ---------
  Income (loss) before income taxes and
    dividends on trust preferred securities . . . . . . . . .  $ 15,837          $ 15,416         $ 12,851
  Income taxes. . . . . . . . . . . . . . . . . . . . . . . .     4,559             5,676            3,640
  Dividends on trust preferred securities, net of income tax.         -                 -                -
                                                               ---------         ---------        ---------
  Income (loss) from continuing operations. . . . . . . . . .  $ 11,278          $  9,740         $  9,211
  Discontinued operations, extraordinary charges
    and changes in accounting methods . . . . . . . . . . . .    (1,286)(g)          (177)(g)         (901)(g)
                                                               ---------         ---------        ---------
  Net income (loss) available to common shareholders. . . . .  $  9,992 (g)      $  9,563 (g)       $8,310 (g)
  Common dividends. . . . . . . . . . . . . . . . . . . . . .     8,656             7,419            6,875
                                                               ---------         ---------        ---------
  Earnings (deficit) reinvested in the business . . . . . . .  $  1,336          $  2,144         $  1,435
                                                               ---------         ---------        ---------

COMMON STOCK DATA
  Average shares outstanding (000's) (a)
     Basic. . . . . . . . . . . . . . . . . . . . . . . . . .    13,440            12,155           11,835
     Diluted (b). . . . . . . . . . . . . . . . . . . . . . .        (b)               (b)              (b)
  Earnings per share on net income (loss) available
   to common shareholders (a)
     Basic. . . . . . . . . . . . . . . . . . . . . . . . . .  $   0.74 (g)      $   0.79 (g)     $   0.70 (g)
     Diluted (b). . . . . . . . . . . . . . . . . . . . . . .  $   0.74          $   0.79         $   0.70
  Dividends paid per share (a). . . . . . . . . . . . . . . .  $  0.644          $  0.610         $  0.581
  Dividends payout ratio. . . . . . . . . . . . . . . . . . .      86.6%             77.6%            82.7%
  Book value per share (a) (c). . . . . . . . . . . . . . . .  $   7.86          $   6.94         $   6.45
  Market value per share (a) (c) (d). . . . . . . . . . . . .  $  14.80          $  17.24         $  14.19
  Number of registered common shareholders (c). . . . . . . .     8,149             7,261            6,892

BALANCE SHEET DATA (000's) (c)
  Total assets. . . . . . . . . . . . . . . . . . . . . . . .  $368,498          $348,813         $319,548
                                                               ---------         ---------        ---------
  Capitalization
  Long-term debt (e). . . . . . . . . . . . . . . . . . . . .  $104,910          $117,022         $102,728
  Company-obligated mandatorily redeemable
     trust preferred securities of subsidiaries . . . . . . .        --                --               --
  Preferred stock . . . . . . . . . . . . . . . . . . . . . .     3,288             3,290            3,320
  Common equity . . . . . . . . . . . . . . . . . . . . . . .   107,379            85,657           77,353
                                                               ---------         ---------        ---------
                                                               $215,577          $205,969         $183,401
                                                               ---------         ---------        ---------

FINANCIAL RATIOS
  Capitalization
  Long-term debt (e). . . . . . . . . . . . . . . . . . . . .      48.7%             56.8%            56.0%
  Company-obligated mandatorily redeemable
     trust preferred securities of subsidiaries . . . . . . .        --                --               --
  Preferred stock . . . . . . . . . . . . . . . . . . . . . .       1.5%              1.6%             1.8%
  Common equity . . . . . . . . . . . . . . . . . . . . . . .      49.8%             41.6%            42.2%
                                                               ---------         ---------        ---------
                                                                  100.0%            100.0%           100.0%
                                                               ---------         ---------        ---------

  Return on average common equity . . . . . . . . . . . . . .       9.5%             11.6%            11.1%
                                                               ---------         ---------        ---------

(a)  Adjusted to give effect to 5 percent stock dividends in May each year, 1992 through 1998.
(b)  Prior  to  1999,  diluted average common shares outstanding were not materially different than basic average common shares outstanding.  Therefore,  there  was  no  dilutive  impact  on  earnings  per  share.
(c)  At  year  end.
(d)  Amounts  prior  to  1997 based on closing bid price.  Amounts for 1997 and subsequent years, based on closing stock price.
(e)  Includes  current  maturities  of  long-term  debt.
(f)  Includes,  net  of  tax,  $10 or $.00 per share, ($6,122) or ($.34) per share, $95 or $.01 per share, ($363) or ($.02) per share,  $1,672  or  $.11 per share, $504 or $.03 per share and $41 or $.00 per share in 2002, 2001, 2000, 1999, 1998, 1997 and  1996,  respectively,  attributable  to  the  reclassification  of  the  operating results of the engineering services business  to  discontinued  operations.
(g)  Includes  $499 (net of tax) or $.03 per share, $1,286 (net of tax) or $.10 per share, $177 (net of tax) or $.01 per share, and  $901  (net of tax) or $.08 per share in 1998, 1994, 1993 and 1992, respectively, attributable to extraordinary losses on  the  early  extinguishment  of  debt.
(h)  Includes  income  of  $1,784  (net  of  tax)  or  $.11  per  share  attributable  to  a  change  in  accounting  method.
(i)  Includes  a  gain  of  $1,708  (net  of  tax)  or  $.11  per  share  from  the  sale  of  the  NOARK  Investment.
(j)  Includes  income  due  to  an  adjustment to the reserve for the NOARK investment - $5,025 (net of tax) or $.34 per share.
(k)  Excluding  the  adjustment  to  the  reserve  for  the  NOARK  investment,  return  on  average  common  equity was 11.8%.
(l)  Includes  the  write-down  of  the  NOARK  investment  -  $21,000  (net  of  tax)  or  $1.44  per  share.
(m)  Excluding  the  write-down  of  the  NOARK  investment,  return  on  average  common  equity  was  7.6%.
(n)  Includes  a  special  one-time  dividend  of  $0.05  per  share.

----------
64/65 -- SEMCO ENERGY, INC. AND SUBSIDIARIES